As filed with the Securities and Exchange Commission on December 15, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Exact name of Registrant as specified in its charter)

ADVANCED SEMICONDUCTOR ENGINEERING, INC.

(Translation of Registrant’s name into English)

Republic of China	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

26 Chin Third Road

Nantze Export Processing Zone

Nantze, Kaohsiung, Taiwan

Republic of China

(8867) 361-7131

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Show-Mao Chen, Esq. Davis Polk & Wardwell 18th Floor, The Hong Kong Club Building 3A Chater Road Hong Kong 852-2533-3300	William Y. Chua, Esq. Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong 852-2826-8688

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee

Common shares, par value NT$10 per share(3)		US$317,055,000		US$25,650

US$150,000,000 zero coupon convertible notes due 2009(4)		US$150,000,000		US$12,135

Total	US$	467,055,000	US$	37,785

(1)	All common shares and convertible notes initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. Neither the common shares nor the convertible notes are being registered for the purpose of sales outside the United States.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (i) under the Securities Act of 1933. In the case of the common shares, the registration fee is calculated on the basis of the average of the high and the low prices of the common shares represented by the American depositary shares on the New York Stock Exchange on December 9, 2003. In the case of the convertible notes, the registration fee is calculated on the basis of proposed offering price of the convertible notes.
(3)	Includes the registration of 45,000,000 common shares represented by 9,000,000 American depositary shares that the underwriters have the option to purchase to cover overallotments, if any. American depositary shares evidenced by American depositary receipts issuable upon deposit of the common shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 filed with the Commission on August 31, 2000 (File No. 333-12468). Each American depositary share represents five common shares.
(4)	Includes the registration of (a) US$15,000,000 aggregate principal amount of the convertible notes that the underwriters have the option to purchase to cover overallotments, if any; and (b) such currently indeterminate number of common shares as shall be issuable from time to time upon conversion of the convertible notes.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 15, 2003.

60,000,000 American Depositary Shares	Advanced Semiconductor Engineering, Inc.

Representing 300,000,000 Common Shares

and

US$135,000,000 Zero Coupon Convertible Notes due 2009

Advanced Semiconductor Engineering, Inc., or ASE Inc., is offering 60,000,000 American depositary shares, or ADSs. Each ADS represents five common shares, par value NT$10 per share. The ADSs are evidenced by American depositary receipts, or ADRs. Concurrently, ASE Inc. is offering US$135,000,000 zero coupon convertible notes due 2009. Neither the ADSs nor the convertible notes are being offered in the Republic of China. The ADSs offered by this prospectus will initially be issued as temporary ADSs, which are not fungible with our existing ADSs. For a period of five business days after the closing date, owners of temporary ADSs will not be able to withdraw the underlying common shares from our ADS facility.

Our outstanding common shares are listed on the Taiwan Stock Exchange under the symbol “2311”. The closing price of our common shares on the Taiwan Stock Exchange on December 12, 2003 was NT$31.50 per share, which is equivalent to approximately US$0.93, assuming an exchange rate of NT$34.03 = US$1.00. Our outstanding ADSs are listed on the New York Stock Exchange under the symbol “ASX”. The closing price of our ADSs on the New York Stock Exchange on December 12, 2003 was US$4.55 per ADS. Until the expiration of the five-business day period described above, the ADSs offered by this prospectus are expected to trade on the New York Stock Exchange under the temporary symbol “ASX Pr”. Application has been made to list the convertible notes on the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page 15 to read about factors you should consider before buying the ADSs or the convertible notes.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total (ADS Offering)	Per Convertible Note	Total (Convertible Note Offering)
Initial price to public	US$	US$	%	US$
Underwriting discount	US$	US$	%	US$
Proceeds, before expenses, to ASE Inc.	US$	US$	%	US$

ASE Enterprises Limited, or ASE Enterprises, has granted the underwriters an option exercisable within 30 days from the date of this prospectus to purchase up to an additional 9,000,000 ADSs at the initial price to public less the underwriting discount, solely to cover overallotments, if any. If the underwriters exercise this overallotment option, the proceeds, before expenses, to the selling shareholder will be US$                 per ADS. ASE Inc. has also granted the underwriters an option exercisable within 30 days from the date of this prospectus to purchase up to an additional US$15,000,000 aggregate principal amount of the convertible notes at the initial price to public less the underwriting discount, solely to cover overallotments, if any.

The underwriters expect to deliver the ADSs and the convertible notes through the book-entry transfer facilities of The Depository Trust Company, or DTC, against payment in U.S. dollars in New York, New York on                             , 2004.

Goldman Sachs International

Prospectus dated                     , 2004.

These securities may not be offered or sold, directly or indirectly, in the Republic of China, except as permitted by applicable laws of the Republic of China.

The ADSs and the convertible notes may only be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offerings may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

In connection with the offerings, Goldman Sachs International or any person acting for it may overallot or effect transactions with a view to supporting the market price of the ADSs or the convertible notes and, subject to applicable laws of the Republic of China, the common shares at a level higher than that which might otherwise prevail for a limited period of time after the issue date. However, there may be no obligation on Goldman Sachs International or its agent to do this. Such stabilization, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. See “Underwriting”.

Unless otherwise specified, the information contained herein assumes that the underwriters’ overallotment option has not been exercised. All references contained herein to the common shares outstanding include common shares held by our consolidated subsidiaries, unless otherwise specified.

This prospectus contains translations of NT dollar amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from NT dollars to U.S. dollars and from U.S. dollars to NT dollars were made at the noon buying rate in The City of New York for cable transfers in NT dollars per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of June 30, 2003, which was NT$34.61 to US$1.00. We make no representation that the NT dollar or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or NT dollars, as the case may be, at any particular rate or at all. On December 12, 2003, the noon buying rate was NT$34.03 to US$1.00.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the discussion of the risks of investing in our ADSs and convertible notes under “Risk Factors”, before deciding to buy our ADSs or convertible notes.

Business

We are the world’s largest independent provider of semiconductor packaging services and, together with our subsidiary ASE Test Limited, or ASE Test, the world’s largest independent provider of semiconductor testing services. Our services include semiconductor packaging, design and production of interconnect materials, front-end engineering testing, wafer probing and final testing services. We offer packaging and testing services on both stand-alone and turnkey bases. Turnkey services consist of the integrated packaging, testing and direct shipment of semiconductors to end users designated by our customers. As part of our integrated packaging solution, we also design and produce advanced and cost competitive interconnect materials for both internal use in our packaging operations and for sale to third-party customers.

We believe that we are better positioned than our competitors to meet the requirements of semiconductor companies worldwide for outsourced packaging and testing services across a wide range of end-use applications because of:

•	our ability to provide a broad range of advanced semiconductor packaging and testing services on a large scale turnkey basis;

•	our expertise in developing and providing advanced packaging, interconnect materials and testing technologies and solutions;

•	our scale of operations and financial position, which enable us to make significant investments in capacity expansion and research and development as well as to make selective acquisitions;

•	our geographic presence in key centers of outsourced semiconductor and electronics manufacturing; and

•	our long-term relationships with providers of complementary semiconductor manufacturing services, including our strategic alliance with Taiwan Semiconductor Manufacturing Company Limited, or TSMC, the world’s largest dedicated semiconductor foundry.

We believe that the trend for semiconductor companies to outsource their packaging and testing requirements is accelerating as semiconductor companies increasingly rely on independent providers of foundry and advanced packaging and testing services. In response to the increased pace of new product development and shortened product life and production cycles, semiconductor companies are increasingly seeking independent packaging and testing companies that can provide turnkey services in order to reduce time-to-market. We believe that our expertise and scale in advanced technology and our ability to integrate our broad range of solutions into turnkey services allow us to benefit from the accelerated outsourcing trend and better serve our existing and potential customers.

We believe that we have benefited, and will continue to benefit, from our geographic location in Taiwan. Taiwan is currently the largest center for outsourced semiconductor manufacturing in the world and, in addition, has a high concentration of electronics manufacturing service providers, which are the end users of our customers’ products. Our close proximity to foundries and other providers of complementary semiconductor manufacturing services is attractive to our customers who wish to take advantage of the efficiencies of a total semiconductor manufacturing solution by outsourcing several stages of their manufacturing requirements. Our close proximity to end users of our customers’ products is attractive to our customers who wish to take advantage of the logistical efficiencies of direct shipment services that we offer. We believe that, as a result, we are well positioned to meet the advanced semiconductor engineering and manufacturing requirements of our customers.

We have a global base of over 200 customers, including:

• Agilent Technologies, Inc.	• NVIDIA Corporation
• Altera Corporation	• ON Semiconductor Corp.
• ATI Technologies Inc.	• Qualcomm Incorporated
• Conexant Systems, Inc.	• RF Micro Devices, Inc.
• IBM Corporation	• Silicon Integrated Systems Corp.
• Koninklijke Philips Electronics N.V.	• STMicroelectronics N.V.
• LSI Logic Corporation	• Sunplus Technology Co., Ltd.
• Motorola, Inc.	• VIA Technologies, Inc.

Strategy

Our objective is to provide leading-edge semiconductor packaging and testing services and interconnect materials design and production capabilities which set industry standards and to lead and facilitate the industry trend towards outsourcing semiconductor manufacturing requirements. The principal elements of our strategy are to:

•	maintain our focus on providing a complete range of semiconductor packaging and testing services;

•	continue to focus on advanced technological, processing and interconnect materials capabilities;

•	strategically expand production capacity;

•	continue to leverage our presence in key centers of semiconductor and electronics manufacturing; and

•	strengthen and develop strategic relationships with providers of complementary semiconductor manufacturing services.

Our Corporate Structure

The following chart illustrates our corporate structure and our effective equity interest in each of our principal operating subsidiaries and affiliates as of October 31, 2003. The following chart does not include wholly-owned intermediate holding companies.

(1)	The common shares of ASE Inc. are listed on the Taiwan Stock Exchange under the symbol “2311”. The ADSs of ASE Inc. are listed on the New York Stock Exchange under the symbol “ASX”.
(2)	The ordinary shares of ASE Test are quoted for trading on the Nasdaq National Market under the symbol “ASTSF”. ASE Test’s Taiwan depositary shares, which represent its ordinary shares, are listed for trading on the Taiwan Stock Exchange under the symbol “9101”.
(3)	On October 28, 2003, we entered into a merger agreement with ASE (Chung Li) Inc. and ASE Material Inc. pursuant to which ASE (Chung Li) Inc. and ASE Material Inc. will be merged with and into ASE Inc., with ASE Inc. as the surviving corporation. For more information on the pending merger, see “Business—Recent Developments”.
(4)	The common shares of Universal Scientific Industrial Co., Ltd. are listed on the Taiwan Stock Exchange under the symbol “2350”.
(5)	The common shares of Hung Ching Development & Construction Co., Ltd. are listed on the Taiwan Stock Exchange under the symbol “2527”.
(6)	The remaining shares of ASE Material Inc. are owned by the management and employees of ASE Material Inc., the management and employees of ASE Inc. and its affiliates, as well as a strategic investor.

We are incorporated under the laws of the Republic of China, or the ROC. Our principal executive offices are located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, ROC and our telephone number at the above address is (8867) 361-7131.

Recent Developments

On October 28, 2003, we entered into a merger agreement with ASE (Chung Li) Inc., or ASE Chung Li, and ASE Material Inc., or ASE Material, pursuant to which ASE Chung Li and ASE Material will be merged with and into ASE Inc., with ASE Inc. as the surviving corporation. We currently own 72.4% of the common shares of ASE Chung Li and 61.4% of the common shares of ASE Material. The merger is to be consummated by means of a share exchange pursuant to which each common share of ASE Chung Li not directly owned by ASE Inc. will be exchanged for 0.85 ASE Inc. common share and each common share of ASE Material not directly owned by ASE Inc. will be exchanged for 0.5 ASE Inc. common share. The merger agreement has been approved by the board of directors of each of ASE Inc., ASE Chung Li and ASE Material and by the shareholders of ASE Chung Li and ASE Material. The completion of the merger is conditional upon, among other things, (1) approval of the shareholders of ASE Inc., (2) the receipt of the relevant regulatory approvals, including the approvals of the ROC Securities and Futures Commission in connection with the merger, (3) approval of the Taiwan Stock Exchange in connection with the issuance of ASE Inc. common shares pursuant to the share exchange, and (4) consent from lenders under certain loan agreements. Assuming receipt of all necessary approvals and consents, we expect that the merger will be completed by July 1, 2004. ASE Chung Li was established in April 1999 to acquire Motorola’s packaging and testing facilities in Chung Li, Taiwan. ASE Material was established in December 1997 to design and produce interconnect materials.

On October 28, 2003, we entered into a joint venture agreement with Compeq Manufacturing Co. Ltd., or Compeq, to establish ASE-Compeq Technologies, Inc., which will focus on the design and production of interconnect materials for packaging semiconductors. Pursuant to the joint venture agreement, we will own 60% of the equity interest in ASE-Compeq Technologies, Inc. and Compeq will own the remaining 40% of the equity interest. The joint venture is subject to the approval of the ROC Fair Trade Commission. We expect that ASE-Compeq Technologies, Inc. will focus on meeting our substrates requirements and gradually expand its customer base to include integrated device manufacturers and other independent semiconductor packaging and testing companies.

For more information on the pending merger and joint venture, see “Business—Recent Developments”.

The Offerings

The offerings described in this prospectus consist of the ADS offering and the convertible note offering. The closing of one offering is not conditional upon the closing of the other offering.

The following information assumes that, unless otherwise indicated, (1) the underwriters do not exercise the overallotment option of ADSs granted by ASE Enterprises, and (2) the underwriters do not exercise the overallotment option of convertible notes granted by us. See “Underwriting”.

The ADS Offering

Offering price	US$ per ADS

ADSs offered by ASE Inc.	60,000,000 ADSs

ADSs offered by the selling shareholder

If the underwriters exercise the overallotment option of ADSs, ASE Enterprises, a company organized under the laws of Hong Kong, which held 19.3% of our outstanding common shares as of October 31, 2003, will sell up to 9,000,000 ADS in the ADS offering.

ADSs outstanding as of December 12, 2003	18,476,873 ADSs

Common shares outstanding after the ADS offering	3,880,280,000 common shares

ADS : common share ratio	1 : 5

Overallotment option	ASE Enterprises has granted the underwriters an option, exercisable within 30 days from the date hereof, to purchase up to an additional 9,000,000 ADSs, solely to cover overallotments, if any.

ROC share issuance procedures and temporary limitation on withdrawal of common shares from the ADS facility

In connection with the issuance by an ROC company of newly-issued common shares for cash, such as the newly-issued common shares underlying the ADSs being offered by us in this offering, settlement is initially made by delivery to the persons purchasing the newly-issued common shares of a certificate of payment representing the irrevocable right to receive such newly-issued common shares. On the closing date, we will initially deliver to the custodian for the depositary a certificate of payment evidencing the irrevocable right to receive the common shares offered by us in connection with this offering. No later than the second business day in the ROC following the closing date, we are required to apply to the Taiwan Stock Exchange for listing of the master book-entry certificate of payment. It is expected that the Taiwan Stock Exchange will approve the listing of the master book-entry certificate of payment on the fourth business day in the ROC following the closing date. Immediately upon such listing, the certificate of payment we deliver to the custodian for the depositary on the closing date will be replaced by the master book-entry certificate of payment. When the master book-entry certificate of payment replaces the certificate of payment, DTC will be instructed to exchange the temporary ADSs initially issued in the ADS offering for ADSs which are fully fungible with existing ADSs. This process is expected to be completed within one New York business day of notice that the master book-entry certificate of has been received. As a result, for a period of five business days following the closing date, holders of ADSs offered by this prospectus will not be able to withdraw the underlying common shares from our ADS facility. Until the expiration of the five-business day period discussed above, the ADSs offered by this prospectus are expected to trade on the New York Stock Exchange under the temporary symbol “ASX Pr”. Except where the context otherwise requires, all references in this prospectus to the common shares represented by our ADSs assume that we have received the approval from the Taiwan Stock Exchange for the listing of the master book-entry certificate of payment, and during the period before receipt of the approval those references shall be deemed as references to the certificate of payment initially delivered to the custodian for the depositary.

Trading market for the common shares	The only trading market for the common shares is the Taiwan Stock Exchange. The common shares have been listed on the Taiwan Stock Exchange since 1989 under the symbol “2311”.

New York Stock Exchange symbol for ADSs	“ASX”

Temporary New York Stock Exchange symbol for ADSs offered by this prospectus

Until five business days after their initial delivery to investors, as described above, the ADSs offered by this prospectus are expected to trade on the New York Stock Exchange under the temporary symbol “ASX Pr”. A temporary symbol is necessary to distinguish the ADSs offered by this prospectus and the existing ADSs during the five-business day period.

Timing and settlement for ADSs	The ADSs are expected to be delivered against payment on , 2004. The ADRs evidencing the ADSs will be deposited with a custodian for, and registered in the name of a nominee of DTC in New York, New York. In general, beneficial interests in the ADSs will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

The Convertible Note Offering

The offering	US$135,000,000 aggregate principal amount of the convertible notes are being offered.

Offering price	100%

Maturity date	, 2009

Overallotment option	We have granted the underwriters an option to purchase an additional US$15,000,000 aggregate principal amount of the convertible notes, solely to cover overallotments. See “Underwriting”.

Interest	The convertible notes will not bear interest.

Ranking

The convertible notes will be our direct, unconditional, unsubordinated and unsecured obligations, and will rank at least pari passu among themselves and with all of our other direct, unconditional, unsubordinated and unsecured obligations.

Conversion rights

Subject to certain conditions, each holder of the convertible notes will have the right during the conversion period (as defined herein) to convert its convertible notes (or any portion thereof being US$1,000 in principal amount or an integral multiple thereof) into common shares and, upon conversion may, subject to obtaining the necessary approvals and compliance with the terms and conditions of the deposit agreement and in accordance with applicable law, direct that the common shares issuable upon conversion be deposited with the depositary for issuance of ADSs, provided, however, that the conversion right during any closed period (as defined in “Description of Convertible Notes—Conversion—Conversion Right”) shall be suspended and the conversion period shall not include any such closed period. We have received approval from the ROC Securities and Futures Commission to permit holders to deposit the common shares received upon conversion into the ADS facility.

Subject to changes in ROC laws and regulations, we shall as soon as practicable but in no event more than five trading days from the conversion date, issue common shares to the converting holders or Citibank, N.A., as depositary, as the case may be.

Conversion price	The initial conversion price will be NT$ per share with a fixed exchange rate applicable on conversion of convertible notes of NT$ = US$1.00.

Repurchase at the option of the holders

Unless the convertible notes have been previously redeemed, repurchased and canceled or converted, each holder shall have the right, at such holder’s option, to require us to repurchase all (or any portion of the principal amount thereof which is US$1,000 or any integral multiple thereof) of such holder’s convertible notes, on              at a price equal to             % of the outstanding principal amount thereof. See “Description of Convertible Notes—Repurchase of Convertible Notes—Repurchase at the Option of the Holders”.

Repurchase at the option of the holders upon a change of control

Unless the convertible notes have been previously redeemed, repurchased and canceled or converted, each holder shall have the right, at such holder’s option, to require us to repurchase all (or any portion of the principal amount thereof which is US$1,000 or any integral multiple thereof) of such holder’s convertible notes at a price equal to 100% of the principal amount of the convertible notes plus an amount that, together with the principal amount, would provide a holder of the convertible notes who purchased the convertible notes at the issue price on the original issue date with a gross compound yield of             % per annum, calculated on a semi-annual basis, upon the occurrence of a change of control (as defined in “Description of Convertible Notes—Repurchase of Convertible Notes in the Event of Change of Control”). See “Description of Convertible Notes—Repurchase of Convertible Notes—Repurchase in the Event of Change of Control”.

Repurchase in the event of delisting

Unless the convertible notes have been previously redeemed, repurchased and canceled or converted, in the event that the common shares cease to be listed or admitted to trading on the Taiwan Stock Exchange or the ADSs cease to be listed or admitted to trading on the New York Stock Exchange, each holder shall have the right, at such holder’s option, to require us to repurchase all (but not less than all) of such holder’s convertible notes on the 20th business day after the trustee mails to each holder a notice regarding such delisting at a price equal to 100% of the outstanding principal amount thereof.

Redemption at our option

The convertible notes may be redeemed at our option, in whole or in part, at any time on or after              at the early redemption price; provided that (a) the closing price (translated into U.S. dollars at the prevailing rate) of the common shares for a period

of 20 consecutive trading days is at least 130% of the conversion price (translated into U.S. dollars at the exchange rate of NT$             = US$            ) and (b) the applicable redemption date does not fall within a closed period.

Notwithstanding the foregoing, we may redeem all of the convertible notes at any time, on not less than 30 nor more than 60 days’ notice, at the early redemption price on the redemption date if at least 90% in aggregate principal amount of the convertible notes originally outstanding has been redeemed, repurchased and canceled or converted, provided that the applicable redemption date does not fall within a closed period.

Additional amounts

Payment of principal and interest and premium (if any) on the convertible notes will be made without withholding for or on account of certain taxes of the ROC or such other jurisdiction in which we are then organized or resident for tax purposes to the extent set forth under “Description of Convertible Notes—Additional Amounts”.

Tax redemption

If, as a result of certain changes relating to the tax laws in the ROC or such other jurisdiction in which we are then organized or resident for tax purposes, we become obligated to pay additional amounts, the convertible notes may be redeemed at our option, in whole but not in part, at the early redemption price, provided that such right cannot be exercised earlier than 45 days prior to the first date on which we would be obligated to make an additional amounts payment with respect to all or substantially all of the outstanding convertible notes.

Redemption amount at maturity

Unless the convertible notes have been previously redeemed, repurchased and canceled or converted, we will redeem the convertible notes on the maturity date at a redemption price equal to 100% of the outstanding principal amount thereof.

Negative pledge

Subject to certain exceptions, we will not, and will procure that none of our principal subsidiaries will, create or permit to subsist any lien to secure for the benefit of the holders of any international investment securities any sum owing in respect thereof or any guarantee or indemnity thereof without making effective provision to secure the convertible notes (a) equally and ratably with such international investment securities with a similar lien or (b) with such other security as shall be approved by a majority of the outstanding registered holders of the convertible notes. See “Description of Convertible Notes—Certain Covenants—Negative Pledge”.

Governing law	The indenture and the convertible notes will be governed by, and construed in accordance with, the laws of the State of New York.

Form and denomination

The convertible notes will be issued in the form of one or more fully registered global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC’s nominee. Interests in the global notes will be shown on, and transfers, conversions and redemptions thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, convertible notes in certificated form will not be issued in exchange for the global notes or interests therein. The convertible notes will be denominated in principal amounts of US$1,000 and integral multiples thereof. See “Description of Convertible Notes—Book Entry; Delivery and Form”.

Listing	Application has been made to list the convertible notes on the Luxembourg Stock Exchange.

Delivery of the convertible notes	Delivery of the convertible notes, against payment in same-day funds, is expected on or about , 2004.

Use of Proceeds

ADS offering

The net proceeds to us from the ADS offering after deducting the underwriting discount and commissions and estimated offering expenses are expected to be approximately US$264.6 million (assuming an initial offering price of US$4.55 per ADS, which is based on the closing price of the ADSs on the New York Stock Exchange on December 12, 2003). We will not receive any proceeds from the sale of ADSs by ASE Enterprises if the underwriters’ overallotment option to purchase additional ADSs is exercised. We intend to use the net proceeds from the ADS offering to purchase raw materials and machinery and equipment. See “Use of Proceeds”.

Convertible note offering

The net proceeds from the convertible note offering after deducting the underwriting discount and commissions and estimated offering expenses are expected to be approximately US$133.5 million. If the underwriters’ overallotment option to purchase additional convertible notes is exercised in full, we will receive approximately US$14.8 million in additional net proceeds, after we deduct the underwriting discount and commissions and estimated offering expenses. We intend to use the net proceeds from the convertible note offering to repay some of our outstanding indebtedness. See “Use of Proceeds”.

Summary Consolidated Financial Information

The summary consolidated income statement data and cash flow data for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003, and the summary consolidated balance sheet data as of December 31, 2001 and 2002 and as of June 30, 2003, set forth below are derived from our audited consolidated financial statements included in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 2000, 2001 and 2002 and our consolidated financial statements as of and for the six months ended June 30, 2003 have been audited by TN Soong & Co., independent public accountants, an associate member firm of Deloitte Touche Tohmatsu. TN Soong & Co. and Deloitte & Touche (Taiwan) combined to establish Deloitte & Touche effective June 1, 2003. The summary consolidated income statement data and cash flow data for the six months ended June 30, 2002, and the summary consolidated balance sheet data as of June 30, 2002, set forth below are derived from our unaudited consolidated financial statements included in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements. The summary consolidated income statement data and cash flow data for the years ended December 31, 1998 and 1999 and the summary consolidated balance sheet data as of December 31, 1998, 1999 and 2000 set forth below are derived from our audited consolidated financial statements not included in this prospectus. These consolidated financial statements have been audited by TN Soong & Co., independent public accountants, an associate member firm of Deloitte Touche Tohmatsu. Our consolidated financial statements have been prepared and presented in accordance with generally accepted accounting principles in the ROC, or ROC GAAP, which differ in material respects from generally accepted accounting principles in the United States, or U.S. GAAP. See notes 26 and 27 to our consolidated financial statements for a description of the principal differences between ROC GAAP and U.S. GAAP for the periods covered by these consolidated financial statements.

	As of and for the Year Ended December 31,						As of and for the Six Months Ended June 30,
	1998	1999	2000	2001	2002		2002	2003
	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
							(unaudited)
	(in millions, except earnings per share and per ADS data)
ROC GAAP:
Income Statement Data:
Net revenues	20,762.4	32,609.6	50,893.4	38,367.8	45,586.8	1,317.2	20,872.2	24,357.2	703.8
Cost of revenues	(15,468.1)	(23,959.6)	(35,567.3)	(32,957.0)	(38,492.2)	(1,112.2)	(17,984.4)	(20,875.9)	(603.2)

Gross profit	5,294.3	8,650.0	15,326.1	5,410.8	7,094.6	205.0	2,887.8	3,481.3	100.6
Total operating expenses	(2,453.4)	(3,801.4)	(5,449.0)	(5,872.9)	(7,779.8)	(224.8)	(3,085.3)	(3,523.6)	(101.8)

Operating income (loss)	2,840.9	4,848.6	9,877.1	(462.1)	(685.2)	(19.8)	(197.5)	(42.3)	(1.2)
Net non-operating income (expense)	(859.6)	4,213.8	(1,473.5)	(2,523.4)	(2,024.5)	(58.5)	(798.1)	(807.1)	(23.3)
Income tax benefit (expense)	150.8	(459.5)	(1,065.8)	199.2	1,140.3	32.9	313.0	511.8	14.8
Income before acquisition	—	(65.1)	—	—	—	—	—	—	—
Extraordinary loss	—	—	—	(144.6)	(34.6)	(1.0)	—	—	—
Minority interest in net loss (income) of subsidiary	(528.1)	(743.1)	(1,500.6)	788.7	1,733.0	50.1	526.0	350.0	10.1

Net income (loss)	1,604.0	7,794.7	5,837.2	(2,142.2)	129.0	3.7	(156.6)	12.4	0.4

Earnings per common share:
Basic(1)	0.51	2.49	1.84	(0.66)	0.04	0.00	(0.05)	0.00	0.00
Diluted(1)	0.49	2.45	1.80	(0.66)	0.04	0.00	(0.05)	0.00	0.00
Dividends per common share(2)	7.20	1.07	3.15	1.70	—	—	—	0.03	0.00
Earnings per pro forma equivalent ADS:
Basic(1)	2.56	12.43	9.22	(3.29)	0.21	0.01	(0.25)	0.02	0.00
Diluted(1)	2.43	12.27	9.01	(3.29)	0.21	0.01	(0.25)	0.02	0.00
Number of common shares(3)	3,135.2	3,135.2	3,166.8	3,254.8	3,090.7	3,090.7	3,090.7	3,116.6	3,116.6
Number of pro forma equivalent ADSs	627.0	627.0	633.4	651.0	618.1	618.1	618.1	623.3	623.3

	As of and for the Year Ended December 31,						As of and for the Six Months Ended June 30,
	1998	1999	2000	2001	2002		2002	2003
	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
							(unaudited)
	(in millions, except earnings per share and per ADS data)

Balance Sheet Data:
Current assets:
Cash and cash equivalents	8,173.9	11,809.1	14,166.5	11,770.7	10,381.9	300.0	7,608.4	11,553.5	333.8
Short-term investments	647.2	216.3	1,682.7	4,601.2	2,038.0	58.9	3,986.0	3,063.1	88.5
Notes and accounts receivable	3,636.7	7,463.4	9,260.6	7,126.1	8,998.5	260.0	7,685.4	9,026.9	260.8
Inventories	1,744.8	2,449.7	3,246.3	2,768.4	3,131.7	90.5	2,923.6	3,551.6	102.6
Other	771.9	1,411.8	2,431.6	3,383.2	2,481.7	71.7	5,783.2	7,229.2	208.9

Total	14,974.5	23,350.3	30,787.7	29,649.6	27,031.8	781.1	27,986.6	34,424.3	994.6
Long-term investments	7,317.0	9,674.4	10,712.2	9,530.4	6,566.7	189.7	6,746.1	6,473.8	187.0
Properties	20,356.8	38,107.5	60,566.2	60,555.1	63,088.9	1,822.8	59,986.8	64,820.0	1,872.9
Other assets	1,125.9	952.8	1,275.6	1,342.3	2,640.2	76.3	1,973.0	4,212.5	121.7
Consolidated debits	3,237.3	5,245.8	4,999.5	5,248.9	5,541.8	160.1	5,759.0	5,099.6	147.4

Total assets	47,011.5	77,330.8	108,341.2	106,326.3	104,869.4	3,030.0	102,451.5	115,030.2	3,323.6

Short-term bank borrowings/loans(4)	6,810.2	9,868.2	13,768.0	13,983.1	13,453.8	388.7	16,181.2	17,773.9	513.6
Long-term bank borrowings/loans(5)	12,235.0	24,551.5	25,976.9	30,674.3	30,553.7	882.8	27,010.8	32,798.0	947.6
Other liabilities and minority interest	6,091.5	12,854.1	24,927.1	19,722.6	21,431.2	619.2	20,517.5	21,846.9	631.2

Total liabilities and minority interest	25,136.7	47,273.8	64,672.0	64,380.0	65,438.7	1,890.7	63,709.5	72,418.8	2,092.4

Shareholders’ equity	21,874.8	30,057.0	43,669.2	41,946.3	39,430.7	1,139.3	38,742.0	42,611.4	1,231.2

Cash Flow Data:
Net cash outflow from acquisition of fixed assets	(6,945.0)	(9,869.2)	(30,063.6)	(11,565.7)	(12,657.9)	(365.7)	(2,798.7)	(8,022.0)	(231.8)
Depreciation and amortization	3,237.2	5,554.4	8,593.8	11,127.3	12,286.3	355.0	5,943.1	6,246.6	180.5
Net cash inflow from operations	5,194.2	7,017.2	17,459.9	11,578.4	11,313.8	326.9	5,218.7	6,585.1	190.3
Net cash inflow from sale of investments	290.5	7,889.3	—	195.3	—	—	—	2,850.5	82.4
Net cash outflow from investing activities(6)	(8,558.3)	(11,782.7)	(33,392.0)	(15,051.2)	(13,167.2)	(380.4)	(7,467.1)	(6,464.1)	(186.8)
Net cash inflow (outflow) from financing activities(7)	589.3	8,569.0	17,607.3	603.5	530.5	15.3	(1,523.5)	1,163.1	33.6

Segment Data:
Net revenues:
Packaging	16,867.4	24,523.0	38,028.8	28,898.2	35,515.4	1,026.2	16,252.0	19,008.1	549.2
Testing	3,131.3	7,793.2	12,768.4	9,459.2	10,060.6	290.7	4,617.9	5,287.0	152.8
Other	763.7	293.4	96.2	10.4	10.8	0.3	2.3	62.1	1.8
Gross profit:
Packaging	3,693.8	5,753.0	10,016.9	4,625.8	6,255.4	180.7	2,789.4	2,597.4	75.0
Testing	1,484.6	3,105.2	5,294.4	782.8	841.2	24.3	98.2	886.9	25.6
Other	115.9	(208.2)	14.8	2.2	(2.0)	(0.0)	0.2	(3.0)	(0.0)

	As of and for the Year Ended December 31,				As of and for the Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
	(in millions, except earnings per share and per ADS data)

U.S. GAAP:
Income Statement Data:
Net revenues	50,893.4	38,367.8	45,586.8	1,317.1	20,872.2	24,357.2	703.8
Cost of revenues	37,081.2	34,538.3	39,308.2	1,135.7	18,696.6	21,274.8	614.8

Gross profit	13,812.2	3,829.5	6,278.6	181.4	2,175.6	3,082.4	89.0
Total operating expenses	5,820.8	6,209.9	9,294.2	268.5	2,864.3	3,209.7	92.7

Operating income (loss)	7,991.4	(2,380.4)	(3,015.6)	(87.1)	(688.7)	(127.3)	(3.7)
Net non-operating income (expense)	(1,502.5)	(2,704.6)	(2.793.8)	(80.7)	(726.5)	(357.6)	(10.3)
Income tax benefit (expense)	(1,059.2)	254.4	1,162.6	33.6	318.3	517.2	14.9
Minority interest in net loss (income) of subsidiary	(1,499.7)	784.0	1,572.5	45.4	448.4	277.4	8.0

Net income (loss)	3,930.0	(4,046.6)	(3,074.3)	(88.8)	(648.5)	309.7	8.9

Earnings per common share:
Basic(1)	1.34	(1.32)	(0.99)	(0.03)	(0.21)	0.10	0.00
Diluted(1)	1.29	(1.32)	(0.99)	(0.03)	(0.21)	0.10	0.00
Earnings per pro forma equivalent ADS:
Basic(1)	6.69	(6.59)	(4.97)	(0.14)	(1.05)	0.50	0.01
Diluted(1)	6.47	(6.59)	(4.97)	(0.14)	(1.05)	0.50	0.01
Number of common shares(8)	2,938.0	3,071.2	3,090.7	3,090.7	3,090.7	3,116.6	3,116.6
Number of pro forma equivalent ADSs	587.6	614.2	618.1	618.1	618.1	623.3	623.3

Balance Sheet Data:
Current Assets:
Cash and cash equivalents		11,770.7	10.381.9	300.0	7,608.4	11,553.5	333.8
Short-term investments		4,642.1	2,040.0	58.9	4,002.8	3,067.9	88.7
Notes and accounts receivable		7,126.1	8,998.5	260.0	7,685.4	9,026.9	260.8
Inventories		2,768.4	3,131.7	90.5	2,923.6	3,551.6	102.6
Other		3,383.2	2,481.7	71.7	5,783.2	7,229.1	208.9

Total		29,690.5	27,033.8	781.1	28,003.4	34,429.0	994.8
Long-term investments		6,608.3	5,609.3	162.1	6,568.8	5,608.1	162.0
Properties		60,363.1	62,797.4	1,814.4	59,748.7	64,478.0	1,863.0
Other assets		1,371.0	2,679.7	77.4	2,007.2	4,257.5	123.0
Consolidated debits		4,331.6	3,227.0	93.2	5,248.8	3,198.0	92.4

Total assets		102,364.5	101,347.2	2,928.2	101,576.9	111,970.6	3,235.2

Short-term bank borrowings/loans(4)		13,983.1	13,453.8	388.7	16,181.2	17,773.9	513.6
Long-term bank borrowings/loans(5)		30,674.3	30,553.7	882.8	27,010.8	32,798.0	947.6
Other liabilities and minority interest		19,746.8	21,622.9	624.8	20,695.0	22,129.2	639.4

Total liabilities and minority interest		64,404.2	65,630.4	1,896.3	63,887.0	72,701.1	2,100.6

Shareholders’ equity		37,960.3	35,716.8	1,031.9	37,689.9	39,269.5	1,134.6

(1)	The numerator of both basic and diluted earnings per share is calculated with consideration of the adjustment of ASE Test’s basic and diluted earnings per share. See notes 19 and 28(i) to the consolidated financial statements.
(2)	Dividends per common share issued as a stock dividend.
(3)	Represents the weighted average number of shares after retroactive adjustments to give effect to stock dividends and employee stock bonuses. Beginning in 2002, common shares held by consolidated subsidiaries are classified for accounting purposes as “treasury stock”, and are deducted from the number of common shares outstanding.
(4)	Includes current portions of long-term debt and long-term payable for investments.
(5)	Excludes current portion of long-term debt and long-term payable for investments.
(6)	Includes proceeds from the sale of common shares, including common shares represented by global depositary shares or ADSs, by affiliates of ASE Inc. and proceeds from the sale of ordinary shares of ASE Test by ASE Inc.
(7)	Includes proceeds from primary offerings of common shares represented by ADSs by ASE Inc., and of ordinary shares by ASE Test.
(8)	Represents the weighted average number of shares after retroactive adjustments to give effect to stock dividends.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for the periods indicated, our ratio of earnings to fixed charges.

	Year Ended December 31,							Six Months Ended June 30,
	1998	1999	2000	2001		2002		2003
Ratio of Earnings to Fixed Charges:
in accordance with ROC GAAP	2.24	6.07	4.11	—	(1)	—	(2)	—	(3)
in accordance with U.S. GAAP	1.14	4.19	3.33	—	(4)	—	(5)	—	(6)

(1)	Under ROC GAAP our earnings were insufficient to cover our fixed charges by NT$1,346.7 million during the year ended December 31, 2001.
(2)	Under ROC GAAP our earnings were insufficient to cover our fixed charges by NT$731.5 million (US$21.1 million) during the year ended December 31, 2002.
(3)	Under ROC GAAP our earnings were insufficient to cover our fixed charges by NT$422.6 million (US$12.2 million) during the six months ended June 30, 2003.
(4)	Under U.S. GAAP our earnings were insufficient to cover our fixed charges by NT$2,767.9 million during the year ended December 31, 2001.
(5)	Under U.S. GAAP our earnings were insufficient to cover our fixed charges by NT$4,121.3 million (US$119.1 million) during the year ended December 31, 2002.
(6)	Under U.S. GAAP our earnings were insufficient to cover our fixed charges by NT$149.8 million (US$4.3 million) during the six months ended June 30, 2003.

The following table sets forth, for the periods indicated, our ratio of earnings to fixed charges on an as adjusted basis to give effect to the use of proceeds from the convertible bond offering to repay some of our outstanding indebtedness.

	Year Ended December 31,		Six Months Ended June 30,
	2002		2003
Ratio of Earnings to Fixed Charges:
in accordance with ROC GAAP	—	(1)	—	(2)
in accordance with U.S. GAAP	—	(3)	—	(4)

(1)	Under ROC GAAP our earnings were insufficient to cover our fixed charges by NT$709.2 million (US$20.5 million) during the year ended December 31, 2002, on an as adjusted basis.
(2)	Under ROC GAAP our earnings were insufficient to cover our fixed charges by NT$451.6 million (US$13.0 million) during the six months ended June 30, 2003, on an as adjusted basis.
(3)	Under U.S. GAAP our earnings were insufficient to cover our fixed charges by NT$4,099.0 million (US$118.4 million) during the year ended December 31, 2002, on an as adjusted basis.
(4)	Under U.S. GAAP our earnings were insufficient to cover our fixed charges by NT$178.8 million (US$5.2 million) during the six months ended June 30, 2003, on an as adjusted basis.

Fixed charges consist of interest expense on all indebtedness and capitalized interest.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. In particular, as we are a non-U.S. company, there are risks associated with investing in our ADSs or convertible notes that are not typical with investments in the shares of U.S. companies. Before making an investment decision, you should carefully consider all of the information contained in this prospectus, including the following risk factors.

Risks Relating to Our Business

Since we are dependent on the highly cyclical semiconductor industry and conditions in the markets for the end-use applications of our products, our revenues and earnings may fluctuate significantly.

Our semiconductor packaging and testing business is affected by market conditions in the highly cyclical semiconductor industry. All of our customers operate in this industry, and variations in order levels from our customers and service fee rates may result in volatility in our revenues and earnings. From time to time, the semiconductor industry has experienced significant, and sometimes prolonged, downturns. As our business is, and will continue to be, dependent on the requirements of semiconductor companies for independent packaging and testing services, any future downturn in the semiconductor industry would reduce demand for our services. For example, a worldwide slowdown in demand for semiconductors led to excess capacity and increased competition beginning in early 1998. As a result, price declines in 1998 accelerated more rapidly and, together with a significant decrease in demand, adversely affected our operating results in 1998. Prices for packaging and testing services improved due to an upturn in the industry in the second half of 1999 that continued through the third quarter of 2000, but have fallen since an industry downturn that commenced in the fourth quarter of 2000. This most recent worldwide downturn resulted in an even more significant deterioration in the average selling prices, as well as demand, for our services in 2001, and significantly and adversely affected our operating results in 2001. Although there has been a modest recovery in the semiconductor industry during 2002 and 2003, we expect the market conditions to continue to exert downward pressure on the average selling prices for our packaging and testing services. If we cannot reduce our costs to sufficiently offset any decline in average selling prices, our profitability will suffer and we may incur losses.

Market conditions in the semiconductor industry depend to a large degree on conditions in the markets for the end-use applications of semiconductor products, such as communications, personal computer and consumer electronics products. Any deterioration of conditions in the markets for the end-use applications of the semiconductors we package and test would reduce demand for our services, and would likely have a material adverse effect on our financial condition and results of operations. In the six months ended June 30, 2003, approximately 36.2%, 34.6% and 28.0% of our net revenues were attributable to the packaging and testing of semiconductors used in communications, personal computer, and consumer electronics applications, respectively. In 2002, approximately 34.4%, 35.4% and 28.8% of our net revenues were attributable to the packaging and testing of semiconductors used in communications, personal computer, and consumer electronics applications, respectively. Each of the markets for end-use applications is subject to intense competition and significant shifts in demand, which could put pricing pressure on the packaging and testing services provided by us and adversely affect our revenues and earnings.

A reversal or slowdown in the outsourcing trend for semiconductor packaging and testing services could adversely affect our growth prospects and profitability.

In recent years, semiconductor manufacturers that have their own in-house packaging and testing capabilities, known as integrated device manufacturers, have increasingly outsourced stages of the semiconductor production process, including packaging and testing, to independent companies to reduce costs and shorten production cycles. In addition, the availability of advanced independent semiconductor manufacturing services has also enabled the growth of so-called “fabless” semiconductor companies that focus exclusively on design and marketing, and that outsource their manufacturing, packaging and testing requirements to independent companies. We cannot assure you that these integrated device manufacturers and fabless semiconductor companies will continue to outsource their packaging and testing requirements to third parties like us. A reversal of, or a slowdown in, this outsourcing trend could result in reduced demand for our services and adversely affect our growth prospects and profitability.

If we are unable to compete favorably in the highly competitive semiconductor packaging and testing markets, our revenues and earnings may decrease.

The semiconductor packaging and testing markets are very competitive. We face competition from a number of sources, including other independent semiconductor packaging and testing companies, especially those which offer turnkey packaging and testing services. We believe that the principal competitive factors in the markets for our products and services are:

•	ability to provide total solutions to customers;

•	technological expertise;

•	range of package types and testing platforms available;

•	ability to design and produce advanced and cost competitive interconnect materials;

•	ability to work closely with customers at the product development stage;

•	responsiveness and flexibility;

•	capacity;

•	production cycle time;

•	production yield; and

•	price.

We face increasing competition from other packaging and testing companies, as most of our customers obtain packaging or testing services from more than one source. In addition, some of our competitors may have access to more advanced technologies and greater financial and other resources than we do. Many of our competitors have shown a willingness to quickly and sharply reduce prices, as they did in 1998 and in 2001, in order to maintain capacity utilization in their facilities during periods of reduced demand. Although prices have stabilized, any renewed erosion in the prices for our packaging and testing services could cause our revenues and earnings to decrease and have a material adverse effect on our financial condition and results of operations.

Our profitability depends on our ability to respond to rapid technological changes in the semiconductor industry.

The semiconductor industry is characterized by rapid increases in the diversity and complexity of semiconductors. As a result, we expect that we will need to constantly offer more sophisticated packaging and testing technologies and processes in order to respond to competitive industry conditions and customer requirements. If we fail to develop, or obtain access to, advances in packaging or testing technologies or processes, we may become less competitive and less profitable. In addition, advances in technology typically lead to declining average selling prices for semiconductors packaged or tested with older technologies or processes. As a result, if we cannot reduce the costs associated with our services, the profitability on a given service, and our overall profitability, may decrease over time.

Our operating results are subject to significant fluctuations, which could adversely affect the market value of your investment.

Our operating results have varied significantly from period to period and may continue to vary in the future. Downward fluctuations in our operating results may result in decreases in the market price of the common shares, the ADSs and the convertible notes. Among the more important factors affecting our quarterly and annual operating results are the following:

•	changes in general economic and business conditions, particularly given the cyclical nature of the semiconductor industry and the markets served by our customers;

•	our ability to quickly adjust to unanticipated declines or shortfalls in demand and market prices for our packaging and testing services, due to our high percentage of fixed costs;

•	timing of capital expenditures in anticipation of future orders;

•	changes in prices of our packaging and testing services;

•	volume of orders relative to our packaging and testing capacity;

•	our ability to design and produce advanced and cost competitive interconnect materials;

•	our ability to obtain adequate packaging and testing equipment on a timely basis;

•	changes in costs and availability of raw materials, equipment and labor; and

•	earthquakes, drought and other natural disasters, as well as industrial accidents.

Due to the factors listed above, it is possible that our future operating results or growth rates may be below the expectations of research analysts and investors. If so, the market price of the common shares, the ADSs and the convertible notes, and thus the market value of your investment, may fall.

If we are not successful in developing and enhancing our in-house interconnect materials capabilities, our margins and profitability may be adversely affected.

We expect that interconnect materials will become an increasingly important value-added component of the semiconductor packaging business as technology migrates from the traditional wirebonding process towards the flip-chip wafer bumping process and interconnect materials such as advanced substrates represent a higher percentage of the cost of the packaging process. As a result, we expect that we will need to offer more advanced interconnect materials designs and production processes in order to respond to competitive industry conditions and customer requirements. In particular, our competitive position will depend to a significant extent on our ability to design and produce interconnect materials that are comparable to or better than those produced by independent suppliers and others. Many of these independent suppliers have dedicated greater resources than we have for the research and development and design and production of interconnect materials. In addition, we may not be able to acquire the technology and personnel that would enable us to further develop our in-house expertise and enhance our design and production capabilities. We intend to enhance our interconnect materials capabilities through our merger with ASE Material and our joint venture with Compeq. See “Business—Recent Developments”. If we are unable to maintain and enhance our in-house interconnect materials expertise to offer advanced interconnect materials that meet the requirements of our customers, we may become less competitive and our margins and profitability may suffer as a result.

If our joint venture with Compeq is not successful or our pending merger with ASE Chung Li and ASE Material is not completed as planned or is not otherwise successful, we may not be able to realize the anticipated benefits of the joint venture and the merger and our business prospects and profitability may be adversely affected.

On October 28, 2003, we entered into a joint venture agreement with Compeq to establish ASE-Compeq Technologies, Inc., which will focus on the design and production of interconnect materials for packaging semiconductors. The joint venture is subject to the approval of the ROC Fair Trade Commission. The joint venture with Compeq is intended to provide us with access to Compeq’s advanced production capacity, experience in advanced substrates production and engineering capabilities. Pursuant to the joint venture agreement, either party can terminate the relationship at any time with 90 days’ prior written notice. The success of our joint venture is dependent on a number of factors, some of which are unforeseen, including the ability of Compeq to meet the design and production requirements of the customers of the joint venture, the ability of the management of the two companies to work effectively together and the effectiveness of the sales and marketing strategy of ASE-Compeq Technologies, Inc. The joint venture can be terminated for any reason. If the joint venture with Compeq is not successful, and we are not able to enter into a similar joint venture agreement with another interconnect materials joint venture partner, our interconnect materials design and production capability may be adversely affected and we may not be able to meet our customers’ demand for advanced interconnect materials, which could have an adverse effect on our profitability.

On October 28, 2003, we also entered into a merger agreement with ASE Chung Li and ASE Material pursuant to which ASE Chung Li and ASE Material will be merged with and into ASE Inc., with ASE Inc. as the surviving corporation. Upon the completion of the merger, all of the assets and liabilities of ASE Chung Li and ASE Material will be owned and assumed by ASE Inc., and the operations of ASE Chung Li and ASE Material will be integrated with the operations of ASE Inc. The merger of ASE Chung Li and ASE Material is intended to enhance our ability to provide turnkey packaging and testing services to our customers, further strengthen our ability to provide turnkey services that incorporate interconnect materials to our customers, increase our economies of scale, improve our operating efficiency and simplify our corporate structure.

We cannot assure you that we will be able to complete the merger as planned or that we will be successful in achieving the anticipated benefits of the merger. The merger is expected to become effective on July 1, 2004, subject to (1) approval of the shareholders of ASE Inc., (2) receipt of the relevant regulatory approvals, including the approvals of the ROC Securities and Futures Commission in connection with the merger, (3) approval of the Taiwan Stock Exchange in connection with the issuance of ASE Inc. common shares pursuant to the share exchange, and (4) consent from lenders under certain loan agreements. In addition, the success of the merger will depend on a number of factors, many of which are unforeseen, including our ability to integrate the operations of ASE Chung Li and ASE Material with those of ASE Inc. and retention of select management personnel. If the merger with ASE Chung Li and ASE Material is not completed for any reason, including the failure to obtain the required approvals and consents, or we are not otherwise successful in integrating the operations of the merged companies, we may not be able to realize the anticipated benefits of the merger and our business prospects and profitability may be adversely affected.

Due to our high percentage of fixed costs, we will be unable to maintain our gross margin at past levels if we are unable to achieve relatively high capacity utilization rates.

Our operations, in particular our testing operations, are characterized by relatively high fixed costs. We expect to continue to incur substantial depreciation and other expenses as a result of our previous acquisitions of packaging and testing equipment and facilities. Our profitability depends in part not only on absolute pricing levels for our services, but also on utilization rates for our packaging and testing equipment, commonly referred to as “capacity utilization rates”. In particular, increases or decreases in our capacity utilization rates can have a significant effect on gross margins since the unit cost of packaging and testing services generally decreases as fixed costs are allocated over a larger number of units. In periods of low demand, we experience relatively low capacity utilization rates in our operations due to relatively low growth in demand, which leads to reduced margins during that period. During 2001, we experienced lower than anticipated utilization rates in our operations due to a significant decline in worldwide demand for our packaging and testing services, which led to reduced margins during that period. Although our capacity utilization rates have improved recently, we cannot assure you that we will be able to maintain or surpass our past gross margin levels if we cannot consistently achieve or maintain relatively high capacity utilization rates.

If we are unable to manage our expansion effectively, our growth prospects may be limited and our future profitability may be affected.

We have significantly expanded our packaging and testing operations in recent years, and expect to continue to expand our operations in the future, including the expansion of our interconnect materials operations. In particular, we intend to provide total solutions covering all stages of the semiconductor manufacturing process to attract new customers and broaden our product range to include products packaged and tested for a variety of end-use applications. In the past, we have expanded through both internal growth and the acquisition of new operations. Rapid expansion puts strain on our managerial, technical, financial, operational and other resources. As a result of our expansion, we have implemented and will continue to need to implement additional operational and financial controls and hire and train additional personnel. Any failure to manage our growth effectively could lead to inefficiencies and redundancies and result in reduced growth prospects and profitability.

Because of the highly cyclical nature of our industry, our capital requirements are difficult to plan. If we cannot obtain additional capital when we need it, our growth prospects and future profitability may be adversely affected.

Our capital requirements are difficult to plan in our highly cyclical and rapidly changing industry. We will need capital to fund the expansion of our facilities as well as research and development activities in order to remain competitive. We believe that our existing cash and cash equivalents, short-term investments, expected cash flow from operations and existing credit lines under our short-term loan facilities will be sufficient to meet our capital expenditures, working capital, cash obligations under our existing debt and lease arrangements, and other requirements for at least the next twelve months. However, future capacity expansions or market or other developments may cause us to require additional funds. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by semiconductor companies; and

•	economic, political and other conditions in Taiwan and elsewhere.

If we are unable to obtain funding in a timely manner or on acceptable terms, our growth prospects and future profitability may decline.

Restrictive covenants and broad default provisions in the agreements governing our existing debt may materially restrict our operations as well as adversely affect our liquidity, financial condition and results of operations.

We are a party to numerous loan and other agreements relating to the incurrence of debt, many of which include restrictive covenants and broad default provisions. In general, covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments and encumber or dispose of assets. In the event of a prolonged downturn in the demand for our services as a result of a downturn in the worldwide semiconductor industry or otherwise, we cannot assure you that we will be able to remain in compliance with our financial covenants which, as a result, may lead to a default. Furthermore, a default under one agreement by us or one of our subsidiaries may also trigger cross-defaults under other agreements. In the event of default, we may not be able to cure the default or obtain a waiver on a timely basis, and our operations would be significantly disrupted or harmed and our liquidity would be adversely affected. An event of default under any agreement governing our existing or future debt, if not cured or waived, would have a material adverse effect on our liquidity, financial condition and results of operations.

As a result of the reduced levels of operating cash flow due primarily to the recent downturn in the worldwide semiconductor industry, we had on occasion during 2001 failed to comply with certain financial covenants in some of our loan agreements. Such non-compliance may also have, through broadly worded cross-default provisions, resulted in default under some of the agreements governing our other existing debt. We have obtained waivers from the relevant lenders relating specifically to such non-compliance. In addition, we have repaid or refinanced all amounts owed under agreements containing cross-default provisions that we have identified which may have been triggered by such non-compliance. Such non-compliance has not had any significant effect on our ability to repay or refinance amounts due in respect of our existing debt. For these and other reasons, including our financial condition and our relationship with our lenders, no lender has to date sought and we do not believe that any of our lenders would seek to declare a default or enforce remedies in respect of our existing debt, as a result of cross-default provisions or otherwise, although we cannot provide any assurance in this regard.

We depend on select personnel and could be affected by the loss of their services.

We depend on the continued service of our executive officers and skilled technical and other personnel. Our business could suffer if we lose the services of any of these personnel and cannot adequately replace them. Although some of these management personnel have entered into employment agreements with us, they may nevertheless leave before the expiration of these agreements. We are not insured against the loss of any of our personnel. In particular, we may be required to increase substantially the number of these employees in connection with our expansion plans, and there is intense competition for their services in the semiconductor industry. We may not be able to either retain our present personnel or attract additional qualified personnel as and when needed. In addition, we may need to increase employee compensation levels in order to attract and retain our existing officers and employees and the additional personnel that we expect to require. A portion of the workforce at our facilities in Taiwan are foreign workers employed by us under work permits which are subject to government regulations on renewal and other terms. Consequently, our business could also suffer if the Taiwan regulations relating to the import of foreign workers were to become significantly more restrictive or if we are otherwise unable to attract or retain these workers at a reasonable cost.

Criminal charges were brought in December 1998 by the district attorney for Taipei against Jason C.S. Chang, our Chairman and Chief Executive Officer, Richard H.P. Chang, our Vice Chairman and President and the Chairman of ASE Test, and Chang Yao Hung-ying, our former director and a former director of ASE Test, and others for alleged breach of fiduciary duties owed to Hung Ching Development & Construction Co. Ltd., or Hung Ching, an affiliate of ASE Inc., in their capacity as directors and officers of Hung Ching, relating to a sale of land. ASE Inc. is not a party to these proceedings and we do not expect that these charges will result in any liability to us. In January 2001, the District Court of Taipei rendered a judgment finding Jason C.S. Chang and Chang Yao Hung-ying guilty of forgery of corporate and other documents and breach of fiduciary duties and Richard H.P. Chang not guilty. In January 2002, the High Court of Taiwan, the ROC, rendered a judgment relating to the appeal of the judgment by the District Court, and found Jason C.S. Chang and Chang Yao Hung-ying guilty and Richard H.P. Chang not guilty. In order to comply with the Singapore Companies Act, Jason C.S. Chang and Chang Yao Hung-ying have both resigned as directors of our subsidiary, ASE Test. Neither Jason C.S. Chang nor Chang Yao Hung-ying believes that he or she committed any offense in connection with such transactions, and they appealed the decision to the Supreme Court of Taiwan, the ROC. On January 23, 2003, the Supreme Court reversed the judgment of the High Court with respect to Jason C.S. Chang and Chang Yao Hung-ying and remanded the case to the High Court for retrial. We have been advised by counsel to each of Jason C.S. Chang and Chang Yao Hung-ying that a judgment in these proceedings may be rendered by the High Court as early as January 2004, although there can be no certainty as to the exact timing. If a final adverse judgment is rendered against Jason C.S. Chang, he may be required under ROC law to resign as Chairman and a director of ASE Inc. See “Business—Legal Proceedings”.

If we are unable to obtain additional packaging and testing equipment or facilities in a timely manner and at a reasonable cost, our competitiveness and future profitability may be adversely affected.

The semiconductor packaging and testing business is capital intensive and requires significant investment in expensive equipment manufactured by a limited number of suppliers. The market for semiconductor packaging and testing equipment is characterized, from time to time, by intense demand, limited supply and long delivery cycles. Our operations and expansion plans depend on our ability to obtain a significant amount of such equipment from a limited number of suppliers, including, in the case of wire bonders, Kulicke & Soffa Industries Inc., and in the case of testers, Advantest Corporation, Agilent Technologies, Inc., Credence Systems Corporation, LTX Corporation, NP Test Inc. and Teradyne, Inc. We have no binding supply agreements with any of our suppliers and acquire our packaging and testing equipment on a purchase order basis, which exposes us to changing market conditions and other substantial risks. For example, shortages of capital equipment could result in an increase in the price of equipment and longer delivery times. Semiconductor packaging and testing also requires us to operate sizeable facilities. If we are unable to obtain equipment or facilities in a timely manner, we may be unable to fulfill our customers’ orders, which could adversely affect our growth prospects as well as financial condition and results of operations.

Fluctuations in exchange rates could result in foreign exchange losses.

Currently, the majority of our revenues from packaging and testing services are denominated in U.S. dollars and NT dollars. Our costs of revenues and operating expenses associated with packaging and testing services, on the other hand, are incurred in several currencies, primarily in NT dollars and U.S. dollars, as well as, to a lesser extent, Malaysian ringgit, Korean won and Japanese yen. In addition, a substantial portion of our capital expenditures, primarily for the purchase of packaging and testing equipment, has been, and is expected to continue to be, denominated in U.S. dollars with much of the remainder in Japanese yen. Fluctuations in exchange rates, primarily among the U.S. dollar, the NT dollar and the Japanese yen, will affect our costs and operating margins. In addition, these fluctuations could result in exchange losses and increased costs in NT dollar and other local currency terms. Despite hedging and mitigating techniques implemented by us, fluctuations in exchange rates have affected, and may continue to affect, our financial condition and results of operations.

The loss of a major customer or termination of our strategic alliance and other commercial arrangements with semiconductor foundries and providers of other complementary semiconductor manufacturing services may result in a decline in our revenues and profitability.

Although we have over 200 customers, due in part to the concentration of market share in the semiconductor industry, we have derived and expect to continue to derive a large portion of our revenues from a small group of customers during any particular period. Our five largest customers together accounted for approximately 38.2% and 36.2% of our net revenues in the six months ended June 30, 2002 and 2003, respectively. Our five largest customers together accounted for approximately 44.0%, 41.2% and 39.6% of our net revenues in 2000, 2001 and 2002, respectively. Other than Motorola, Inc., no other customer accounted for more than 10% of our net revenues in the six months ended June 30, 2002 and 2003. Other than Motorola, Inc. and VIA Technologies, Inc. in 2000 and 2001, and Motorola, Inc. in 2002, no other customer accounted for more than 10% of our net revenues in 2000, 2001 and 2002. The demand for our services from each customer is directly dependent upon that customer’s level of business activity, which could vary significantly from year to year. The loss of a major customer may adversely affect our revenues and profitability.

Our strategic alliance with TSMC, the world’s largest dedicated semiconductor foundry, as well as our other commercial arrangements with providers of other complementary semiconductor manufacturing services, enable us to offer total semiconductor manufacturing solutions to our customers. This strategic alliance and any of our other commercial arrangements may be terminated at any time. A termination of this strategic alliance and other commercial arrangements, and our failure to enter into substantially similar alliances and commercial arrangements, may adversely affect our competitiveness and our revenues and profitability. All of our key customers operate in the cyclical semiconductor business and have varied in the past, and may vary in the future, order levels significantly from period to period. Some of these companies are relatively small, have limited operating histories and financial resources, and are highly exposed to the cyclicality of the industry. We cannot assure you that these customers or any other customers will continue to place orders with us in the future at the same levels as in prior periods. The loss of one or more of our significant customers, or reduced orders by any one of them, and our inability to replace these customers or make up for such orders could reduce our profitability. In addition, we have in the past reduced, and may in the future be requested to reduce, our prices to limit the level of order cancellations. Any price reduction would likely reduce our margins and profitability.

We depend on our agents for sales and customer service in North America and Europe. Any serious interruption in our relationship with these agents, or substantial loss in their effectiveness, could significantly reduce our revenues and profitability.

We depend on non-exclusive agents for sales and customer service in North America and Europe. Our sales agents help us identify customers, monitor delivery acceptance and payment by customers and, within parameters set by us, help us negotiate price, delivery and other terms with our customers. Purchase orders are placed directly with us by our customers. Our customer service agents provide customer service and after-sales support to our customers.

Currently, our sales and customer service agents perform services only for us and our subsidiaries but they are not owned or controlled by us. These agents are free to perform sales and support services for others, including our competitors. In particular, we may not be able to find an adequate replacement for these agents or to develop sufficient capabilities internally on a timely basis. Any serious interruption in our relationship with these agents or substantial loss in their effectiveness in performing their sales and customer service functions could significantly reduce our revenues and profitability.

Our revenues and profitability may decline if we are unable to obtain adequate supplies of raw materials in a timely manner and at a reasonable price.

Our packaging operations require that we obtain adequate supplies of raw materials on a timely basis. Shortages in the supply of raw materials experienced by the semiconductor industry have in the past resulted in occasional price increases and delivery delays. For example, in 1999 and the first half of 2000, the industry experienced a shortage in the supply of advanced substrates used in ball grid array, or BGA, packaging. Raw materials such as advanced substrates are prone to supply shortages since such materials are produced by a limited number of suppliers such as Kinsus Interconnect Technology Corporation, Ibiden Co., Ltd. and Japan Circuit Industrial Co., Ltd. Our merger with ASE Material and our joint venture with Compeq to establish ASE-Compeq Technologies, Inc. are expected to help improve our ability to obtain advanced substrates on a timely basis and at a reasonable cost. However, we do not expect that our internal substrates operations, even after the effectiveness of the ASE Material merger and the formation of ASE-Compeq Technologies, Inc. to be able to meet all of our raw materials requirements. Consequently, we will remain dependent on market supply and demand for our raw materials. We cannot assure you that we will be able to obtain adequate supplies of raw materials in a timely manner and at a reasonable price. Our revenues and earnings could decline if we were unable to obtain adequate supplies of high quality raw materials in a timely manner or if there were significant increases in the costs of raw materials that we could not pass on to our customers.

Any environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may materially and adversely affect our financial condition and results of operations.

We are subject to a variety of laws and regulations relating to the use, storage, discharge and disposal of chemical by-products of, and water used in, our packaging and interconnect materials production process. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production or a cessation of our operations. New regulations could require us to acquire costly equipment or to incur other significant expenses. Any failure on our part to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to future liabilities that may have a material adverse effect on our financial condition and results of operations.

Our controlling shareholders may take actions that are not in, or may conflict with, our public shareholders’ best interest.

Members of the Chang family own, directly or indirectly, a controlling interest in our outstanding common shares. See “Principal Shareholders”. Accordingly, these shareholders will continue to have the ability to exercise a controlling influence over our business, including matters relating to:

•	our management and policies;

•	the timing and distribution of dividends; and

•	the election of our directors and supervisors.

Members of the Chang family may take actions that you may not agree with or that are not in our or our public shareholders’ best interests.

We are an ROC company and, because the rights of shareholders under ROC law differ from those under U.S. law and the laws of certain other countries, you may have difficulty protecting your shareholder rights.

Our corporate affairs are governed by our Articles of Incorporation and by the laws governing corporations incorporated in the ROC. The rights of shareholders and the responsibilities of management and the members of the board of directors under ROC law are different from those applicable to a corporation incorporated in the United States and certain other countries. As a result, public shareholders of ROC companies may have more difficulty in protecting their interest in connection with actions taken by management or members of the board of directors than they would as public shareholders of a corporation in the U.S. or certain other countries.

Any required impairment charges may have a material adverse effect on our financial condition and results of operations.

Under currently effective accounting principles, we are required to evaluate our equipment, goodwill and other indefinite-lived assets for impairment whenever there is an indication of impairment. If certain criteria are met, we are required to record an impairment charge. We can give no assurance that impairment charges will not be required in periods subsequent to June 30, 2003.

As a result of new standards under U.S. GAAP that became effective on January 1, 2002, we are no longer permitted to amortize remaining goodwill. Total goodwill amortization expense amounted to NT$815.6 million (US$23.6 million) and NT$413.1 million (US$11.9 million) under ROC GAAP for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. Starting from January 2002, all goodwill must be periodically tested for impairment under U.S. GAAP. As a result of our impairment test as of December 31, 2002, we wrote off the remaining goodwill associated with our purchase of shares of ASE Test of NT$2,213.0 million (US$63.8 million) under U.S. GAAP. As a result of our impairment test as of June 30, 2003, we determined there had been no impairment. As of December 31, 2002 and June 30, 2003, goodwill under U.S. GAAP amounted to NT$3,227.0 million (US$93.2 million) and NT$3,198.0 million (US$92.4 million), respectively. We currently are not able to estimate the extent and timing of any goodwill impairment charge for future periods. Any goodwill impairment charge required under U.S. GAAP may have a material adverse effect on our financial condition and results of operations on a U.S. GAAP reconciled basis.

The determination of an impairment charge at any given time is based significantly on our expected results of operations over a number of years subsequent to that time. As a result, an impairment charge is more likely to occur during a period when our operating results are otherwise already depressed.

Risks Relating to Taiwan, ROC

Strained relations between the ROC and the People’s Republic of China could negatively affect our business and the market value of your investment.

Our principal executive offices and our principal packaging and testing facilities are located in Taiwan and approximately 77.4% and 76.2% of our net revenues in 2002 and the six months ended June 30, 2003, respectively, were derived from our operations in Taiwan. The ROC has a unique international political status. The People’s Republic of China, or the PRC, asserts sovereignty over all of China, including Taiwan. The PRC government does not recognize the legitimacy of the ROC government. Although significant economic and cultural relations have been established in recent years between the ROC and the PRC, relations have often been strained and the government of the PRC has indicated that it may use military force to gain control over Taiwan in some circumstances, such as the declaration of independence by the ROC. Relations between the ROC and the PRC have been particularly strained in recent years. Moreover, we cannot predict the impact of the upcoming ROC presidential elections, which will be held in March 2004, on relations between the two governments. Past developments in relations between the ROC and the PRC have on occasion depressed the market price of the securities of ROC companies. Relations between the ROC and the PRC and other factors affecting the political or economic conditions in Taiwan could have a material adverse effect on our financial condition and results of operations, as well as the market price and the liquidity of the common shares, the ADSs and the convertible notes.

In July 2000, our shareholders approved a resolution which authorized our board of directors to make investments in the PRC. However, the ROC government currently restricts certain types of investments by ROC companies in the PRC, including investments in facilities for the packaging and testing of semiconductors. We do not know when or if such laws and policies governing investment in the PRC will be amended, and we cannot assure you that any such amendments to the ROC investment laws and policies will permit us to make an investment that we consider beneficial to us in the PRC in the future. As a result, our growth prospects and profitability may be adversely affected if we are restricted from making certain investments in the PRC and are not able to fully capitalize on the growth of the semiconductor industry in the PRC.

As a substantial portion of our business and operations are located in Taiwan, we are vulnerable to earthquakes, typhoons, drought and other natural disasters, which could severely disrupt the normal operation of our business and adversely affect our earnings.

Taiwan is susceptible to earthquakes and has experienced severe earthquakes which caused significant property damage and loss of life, particularly in the central and eastern parts of Taiwan. These earthquakes damaged production facilities and adversely affected the operations of many companies involved in the semiconductor and other industries. We experienced no structural damage to our facilities and no damage to our machinery and equipment as a result of these earthquakes. There were, however, interruptions to our production schedule primarily as a result of power outages caused by the earthquakes.

Taiwan is also susceptible to typhoons, which may cause damage and business interruption to companies with facilities located in Taiwan. In 2001, Taiwan experienced severe damage from typhoons, including a typhoon on September 16 that caused over 100 deaths, severe flooding and extensive damage to property and businesses. We have not experienced any material damage or business interruption from the increased typhoon activity in Taiwan.

In May 2002, Taiwan experienced a severe drought. Although our manufacturing process does not rely on an adequate supply of water and we were not affected by the May 2002 drought directly, a drought may interrupt the manufacturing process of the foundries located in Taiwan, in turn disrupting some of our customers’ production, and this could result in a decline in the demand for our services. In addition, any temporary or sustained adverse impact from any future droughts may adversely affect Taiwan’s economic, social or political conditions and may lead to fluctuations in the market price of the common shares, the ADSs and the convertible notes.

While we maintain several insurance policies relating to our business, we do not currently carry any insurance coverage for interruptions in public utility services or any other business interruption insurance except in connection with fire. Should these interruptions occur, we will be exposed to substantial risks and may be liable for the full amount of any losses.

Our production facilities as well as many of our suppliers and customers and providers of complementary semiconductor manufacturing services, including foundries, are located in Taiwan. If our customers are affected by an earthquake, a typhoon, a drought or other natural disasters, it could result in a decline in the demand for our packaging and testing services. If our suppliers and providers of complementary semiconductor manufacturing services are affected, our production schedule could be interrupted or delayed. As a result, a major earthquake, typhoon, drought, or other natural disasters in Taiwan could severely disrupt the normal operation of business and have a material adverse effect on our financial condition and results of operations.

The recent and any future outbreak of SARS may have an adverse effect on the economies of certain Asian countries and may adversely affect our results of operations.

In the first half of 2003, the PRC, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries encountered an outbreak of severe acute respiratory syndrome, or SARS, which is a highly contagious form of atypical pneumonia. Such SARS outbreak had an adverse effect on our results of operations for the first half of 2003, primarily due to the lower than expected demand for our packaging and testing services that resulted from the adverse effect of such SARS outbreak on the level of economic activity in the affected regions. There is no guarantee that SARS or SARS-like outbreaks will not occur again in the future and no guarantee that any future SARS or SARS-like outbreaks, or the measures taken by the governments of the ROC, Hong Kong, the PRC or other countries against SARS or SARS-like outbreaks, will not seriously interrupt our production operations or those of our suppliers and customers, which may have a material adverse effect on our results of operations.

While the long-term impact of the SARS outbreak is unclear at this time, the perception that such SARS outbreak may recur may have an adverse effect on the economic conditions of certain countries in Asia. Each of the governments of the ROC, Hong Kong and Singapore revised downward its gross domestic product growth forecasts for 2003 due to SARS. Such economic fallout of the SARS outbreak may result in further decrease in the demand for our packaging and testing services which would have a material adverse effect on our results of operations.

Risks Relating to Ownership of the Common Shares, the ADSs and the Convertible Notes

The market for the common shares, the ADSs and the convertible notes may not be liquid.

Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors, compared to less active and less liquid markets. Liquidity of a securities market is often a function of the volume of the underlying shares that are publicly held by unrelated parties. Although ADS holders are entitled to withdraw the common shares underlying the ADSs from the depositary at any time, ROC law requires that the common shares be held in an account in the ROC or sold for the benefit of the holder on the Taiwan Stock Exchange. In connection with any withdrawal of common shares from our ADS facility, the ADSs evidencing these common shares will be cancelled. Unless additional ADSs are issued, the effect of withdrawals will be to reduce the number of outstanding ADSs. If a significant number of withdrawals are effected, the liquidity of our ADSs will be substantially reduced. We cannot assure you that the ADS depositary will be able to arrange for a sale of deposited shares in a timely manner or at a specified price, particularly during periods of illiquidity or volatility.

There has been no trading market for the common shares outside the ROC and the only trading market for the common shares will be the Taiwan Stock Exchange. The outstanding ADSs are listed on the New York Stock Exchange. There is no assurance that the market for the common shares or the ADSs will be active or liquid.

Prior to the convertible note offering, there has been no market for the convertible notes. Application has been made to list the convertible notes on the Luxembourg Stock Exchange. However,

there can be no assurance that we will be able to obtain or maintain such a listing or that, if listed, a trading market will develop on such exchange.

The market value of your investment may fluctuate due to the volatility of the ROC securities market.

The ROC securities market is smaller and more volatile than the securities markets in the United States and in many European countries. The Taiwan Stock Exchange has experienced substantial fluctuations in the prices and volumes of sales of listed securities and there are currently limits on the range of daily price movements on the Taiwan Stock Exchange. The Taiwan Stock Exchange Index peaked at 12,495.3 in February 1990, and subsequently fell to a low of 2,560.5 in October 1990. On December 12, 2003, the Taiwan Stock Exchange Index closed at 5,858.3. The Taiwan Stock Exchange has experienced problems such as market manipulation, insider trading and payment defaults. The recurrence of these or similar problems could have a material adverse effect on the market price and liquidity of the securities of ROC companies, including the common shares, the ADSs and the convertible notes, in both the domestic and the international markets.

Holders of common shares and ADSs may incur dilution as a result of the practice among ROC technology companies of issuing stock bonuses and stock options to employees.

Similar to other ROC technology companies, we issue bonuses from time to time in the form of common shares valued at par under our employee stock bonus plan. In addition, under the revised ROC Company Law we may, upon approval from our board of directors and the ROC Securities and Futures Commission, establish employee stock option plans. On August 13, 2002, we adopted an employee stock option plan pursuant to which our full-time employees and the full-time employees of our domestic and foreign subsidiaries are eligible to receive stock option grants. As of October 31, 2003, 159,968,000 options have been issued. See “Management—Compensation of Directors, Supervisors and Executive Officers—ASE Inc. Employee Bonus and Stock Option Plans”. The issuance of our common shares pursuant to stock bonuses or stock options may have a dilutive effect on the holders of outstanding common shares and ADSs.

Restrictions on the ability to deposit our common shares into our ADS facility may adversely affect the liquidity and price of our ADSs.

The ability to deposit common shares into our ADS facility is restricted by ROC law. A significant number of withdrawals of common shares underlying our ADSs would reduce the liquidity of the ADSs by reducing the number of ADSs outstanding. As a result, the prevailing market price of our ADSs may differ from the prevailing market price of our common shares on the Taiwan Stock Exchange. Under current ROC law, no person or entity, including you and us, may deposit our common shares in our ADS facility without specific approval of the ROC Securities and Futures Commission, unless:

•	we pay stock dividends on our common shares;

•	we make a free distribution of common shares;

•	holders of ADSs exercise preemptive rights in the event of capital increases for cash; or

•	to the extent permitted under the deposit agreement and the custodian agreement, holders of ADSs purchase our common shares, directly or through the depositary, on the Taiwan Stock Exchange, and deliver such common shares or deliver our common shares held by such holders to the custodian for deposit into our ADS facility. The depositary may issue ADSs against the deposit of those common shares only if the total number of ADSs outstanding following the deposit will not exceed the number of ADSs previously approved by the ROC Securities and Futures Commission, plus any ADSs issued pursuant to the events described in the first three bulleted points above.

The depositary will not offer holders of ADSs preemptive rights unless both the distribution of the rights and the underlying common shares to our ADS holders are either registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, or exempt from registration under the Securities Act.

In addition, in the case of a deposit of common shares requested as described above, the depositary may refuse to accept our common shares for deposit if such deposit is not permitted under any restriction notified by us to the depositary from time to time. These restrictions may include blackout periods during which deposits may not be made as well as limitations on the size and frequencies of deposits.

Holders of ADSs will not have the same voting rights as our shareholders, which may affect the value of their ADSs.

The voting rights of a holder of ADSs as to the common shares represented by its ADSs are governed by the deposit agreement. Holders of ADSs will not be able to exercise voting rights on an individual basis. If holders representing at least 51% of the ADSs outstanding at the relevant record date instruct the depositary to vote in the same manner regarding a resolution, including the election of directors and supervisors, the depositary will cause all common shares represented by the ADSs to be voted in that manner. If the depositary does not receive timely instructions representing at least 51% of the ADSs outstanding at the relevant record date to vote in the same manner for any resolution, including the election of directors and supervisors, holders of ADSs will be deemed to have instructed the depositary or its nominee to authorize all the common shares represented by the ADSs to be voted at the discretion of our Chairman or his designee, which may not be in the interest of holders of ADSs. See “Description of American Depositary Receipts—Voting Rights”.

The right of holders of ADSs to participate in our rights offerings is limited, which could cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement, the depositary will not offer holders of ADSs those rights unless both the distribution of the rights and the underlying securities to all our ADS holders are either registered under the Securities Act, or exempt from registration under the Securities Act. Although we may be eligible to take advantage of certain exemptions under the Securities Act available to certain foreign issuers for rights offerings, we can give no assurances that we will be able to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement for any of these rights. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings.

If the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case holders of ADSs will receive no value for these rights.

Changes in exchange controls which restrict your ability to convert proceeds received from your ownership of ADSs may have an adverse effect on the value of your investment.

Under current ROC law, the depositary, without obtaining further approvals from the Central Bank of China or any other governmental authority or agency of the ROC, may convert NT dollars into other currencies, including U.S. dollars, for:

•	the proceeds of the sale of common shares represented by ADSs or received as stock dividends from the common shares and deposited into the depositary receipt facility; and

•	any cash dividends or distributions received from the common shares.

In addition, the depositary may also convert into NT dollars incoming payments for purchases of common shares for deposit in the ADS facility against the creation of additional ADSs. The depositary may be required to obtain foreign exchange approval from the Central Bank of China on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although it is expected that the Central Bank of China will grant this approval as a routine matter, we cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

Under current ROC law, a holder of the ADSs, without obtaining further approval from the Central Bank of China, may convert from NT dollars into other currencies, including U.S. dollars, the following:

•	the proceeds of the sale of any underlying common shares withdrawn from the depositary receipt facility or received as a stock dividend; and

•	any cash dividends or distribution received.

However, such holder may be required to obtain foreign exchange approval from the Central Bank of China on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although the Central Bank of China is generally expected to grant this approval as a routine matter, we cannot assure you that you will actually obtain this approval in a timely manner, or at all.

Under the ROC Foreign Exchange Control Law, the Executive Yuan of the ROC government may, without prior notice but subject to subsequent legislative approval, impose foreign exchange controls in the event of, among other things, a material change in international economic conditions. We cannot assure you that foreign exchange controls or other restrictions will not be introduced in the future.

The value of your investment may be reduced by possible future sales of common shares or ADSs by us or our shareholders.

We and the selling shareholder have agreed with the underwriters and the purchasers not to dispose of any of our common shares or securities convertible into or exchangeable for common shares, including ADSs, during the period beginning from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman Sachs International. Each of Jason C.S. Chang, Richard H.P. Chang, Chang Yao Hung-ying, Feng Mei-Jean and Hung Ching has also entered into a similar 90-day lock-up agreement. In addition, we have agreed, subject to certain exceptions, not to issue any of our common shares, including common shares represented by ADSs, during the period beginning from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman Sachs International. We have also agreed to cause each of our subsidiaries and controlled affiliates not to dispose of any of our common shares or securities convertible into or exchangeable for common shares, including ADSs, during the period beginning from the date of the prospectus continuing through the date 90 days after the date of this prospectus, except with the written consent of Goldman Sachs International. These restrictions do not apply to, among other things, the sale of any of our common shares held by the selling shareholder subsequent to 30 days after the date of this prospectus. Goldman Sachs International may, in its discretion, waive or terminate these restrictions. See “Common Shares Eligible for Future Sale” for a more detailed discussion of restrictions that may apply to future sales of our ADSs or common shares.

While we are not aware of any plans by any major shareholders to dispose of significant numbers of common shares, we cannot assure you that one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our common shares or ADSs will not dispose of significant numbers of common shares or ADSs. In addition, following completion of this offering, several of our subsidiaries and affiliates will continue to hold common shares, depositary shares representing common shares and options to purchase common shares or ADSs. We or they may decide to sell those securities in the future. See “Principal Shareholders” for a description of our significant shareholders and affiliates that hold our common shares. We cannot predict the effect, if any, that future sales of common shares or ADSs, or the availability of common shares or ADSs for future sale, will have on the market price of the common shares, the ADSs or the convertible notes prevailing from time to time. Sales of substantial amounts of ADSs or common shares in the public market, or the perception that such sales may occur, could depress the prevailing market prices of the common shares, the ADSs or the convertible notes.

There are limitations on the ability of holders of the convertible notes to exercise conversion rights.

Investors in the convertible notes will not be able to exercise their conversion right during the following closed periods: (1) the 60-day period immediately prior to the date of any of our general shareholders’ meetings; (2) the 30-day period immediately prior to the date of any of our special shareholders’ meetings; (3) the period from the third trading day prior to the date of our notification to the Taiwan Stock Exchange of the record date for the determination of shareholders entitled to the receipt of dividends, subscription of new common shares due to capital increase or other benefits and bonuses to such record date; and (4) such other periods during which we may be required to close our stock transfer books under ROC laws and regulations applicable from time to time.

Under current ROC law, regulations and policy, PRC persons are not permitted to convert the convertible notes or to register as shareholders of our company. See “Description of Convertible Notes—Conversion—Restrictions on Shareholdings by PRC Persons”.

Holders of the convertible notes will bear the risk of fluctuations in the price of the common shares or the ADSs.

The market price of the convertible notes at any time will be affected by fluctuations in the price of the common shares or the ADSs. It is impossible to predict how the price of the common shares or the ADSs will change. Trading prices of the common shares or the ADSs will be influenced by, among other things, our financial condition and results of operations and political, economic, financial and other factors that affect capital markets generally. Any decline in the price of the common shares or the ADSs would adversely affect the market price of the convertible notes.

Fluctuations in the exchange rate between the NT dollar and the U.S. dollar may have a material adverse effect on the value of the convertible notes in U.S. dollar terms.

Although the principal amount of the convertible notes is denominated in U.S. dollars, the common shares are listed on the Taiwan Stock Exchange, which quotes and trades the common shares in NT dollars. As a result, fluctuations in the exchange rate between the NT dollar and the U.S. dollar will affect, among other things, the market price of the convertible notes and the U.S. dollar equivalent of the common shares received upon conversion of the convertible notes.

Holders of the convertible notes will have no rights as shareholders until they acquire the common shares upon conversion of the convertible notes.

Unless and until the holders of the convertible notes acquire the common shares upon conversion of the convertible notes, the holders of the convertible notes will have no rights as shareholders, including any voting rights or rights to receive any dividends or other distributions with respect to the common shares. Holders of the convertible notes who acquire the common shares upon the exercise of their conversion rights will be entitled to exercise the rights of shareholders only after the conversion date.

Holders of the convertible notes or their designee requesting the conversion of the convertible notes into the common shares may be required to provide certain information to us, and failure to provide such information on a timely basis may result in a delay in the conversion.

A holder of the convertible notes or its designee requesting the conversion of the convertible notes into the common shares may be required to provide certain information to us or the conversion agent, including the name and nationality of the person to be registered as the shareholder, the number of common shares to be acquired by such person and the number of common shares acquired by such person in the past through the conversion date. Under applicable ROC laws, we are required to report to the ROC Securities and Futures Commission if the person to be registered as a shareholder (1) is a “related party” of us as defined in the ROC Statement of Financial Accounting Standards No. 6, or (2) will hold, immediately following such conversion, more than 10% of the total number of our outstanding common shares. Failure to provide such information on a timely basis may result in a delay in the conversion of the convertible notes.

If a non-ROC holder of ADSs withdraws the common shares or a non-ROC holder of the convertible notes converts convertible notes, such holder of the ADSs or holder of the convertible notes will be required to appoint a tax guarantor, local agent and custodian bank in the ROC and register with the Taiwan Stock Exchange in order to buy and sell securities on the Taiwan Stock Exchange.

When a non-ROC holder of ADSs elects to withdraw common shares represented by ADSs or a non-ROC holder of the convertible notes exercises its conversion rights to receive common shares and register as our shareholder, such holder of the ADSs or the convertible notes will be required to appoint an agent for filing tax returns and making tax payments, or a tax guarantor, in the ROC. The tax guarantor will be required to meet the qualifications set by the ROC Ministry of Finance and will act as the guarantor of the withdrawing or converting holder’s tax payment obligations. Evidence of the appointment of a tax guarantor, the approval of such appointment by the ROC tax authorities and tax clearance certificates or evidentiary documents issued by such tax guarantor may be required as conditions to such holder repatriating the profits derived from the sale of common shares. We cannot assure you that a withdrawing or converting holder will be able to appoint and obtain approval for a tax guarantor in a timely manner.

In addition, under current ROC law, such withdrawing holder or converting holder is required to appoint a local agent in the ROC to, among other things, open a securities trading account with a local securities brokerage firm, remit funds and exercise such holder’s rights as a shareholder. Furthermore, such withdrawing or converting holder must appoint a local bank to act as custodian for confirmation and settlement of trades, safekeeping of securities and cash proceeds and reporting and declaration of information. Without satisfying these requirements, non-ROC holders of ADSs that withdraw and hold the common shares represented thereby or converting holders that receive common shares would not be able to hold or otherwise transfer the common shares on the Taiwan Stock Exchange or otherwise.

In addition, non-ROC holders will be required to register with the Taiwan Stock Exchange in order to buy and sell securities on the Taiwan Stock Exchange (and if you are an offshore foreign institutional investor, you will also be required to obtain the approval of the Central Bank of China) prior to withdrawing common shares.

We may be unable to repurchase our convertible notes when requested by the holders or on the date of maturity.

On each of the repurchase dates indicated in the indenture and on the date of maturity, the holders of our convertible notes may require us to repurchase all or a portion of the convertible notes. However, we cannot assure you that we will have enough funds or would be able to arrange financing to pay the purchase price for all convertible notes that are tendered. Our ability to repurchase the convertible notes may be limited by applicable law or the terms of other debt instruments.

FORWARD-LOOKING STATEMENTS

This prospectus and information incorporated by reference includes “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. Our forward-looking statements contain information regarding, among other things, our financial condition, results of operations, future expansion plans and business strategy. We have based these forward-looking statements on our current expectations about future events. Although we believe these expectations are reasonable, these forward-looking statements are inherently subject to risks, uncertainties and assumptions about us and events and circumstances that affect our business, including:

•	the highly competitive semiconductor industry;

•	our ability to introduce new packaging, interconnect materials and testing technologies in order to remain competitive;

•	our ability to successfully integrate pending and future mergers and acquisitions;

•	risks associated with international business activities;

•	our business strategy;

•	general economic and political conditions;

•	possible disruptions in commercial activities caused by natural disasters or industrial accidents;

•	our future expansion plans and capital expenditures;

•	fluctuations in foreign currency exchange rates; and

•	other risks identified in the “Risk Factors” section of this prospectus.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions, as they relate to us, are intended to identify these forward-looking statements in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are based on our own information and on information from other sources we believe to be reliable. Some of these forward-looking statements are derived from projections made and published by Gartner Dataquest and Semiconductor Industry Association. We were not involved in the preparation of these projections. Our actual results may be materially less favorable than those expressed or implied by these forward-looking statements as a result of risks and other factors noted above and throughout this prospectus. We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds to us from the ADS offering after deducting the underwriting discount and commissions and estimated offering expenses are expected to be approximately US$264.6 million (assuming an initial offering price of US$4.55 per ADS, which is based on the closing price of the ADSs on the New York Stock Exchange on December 12, 2003.) We will not receive any proceeds from the sale of ADSs by ASE Enterprises if the underwriters’ overallotment option to purchase additional ADSs is exercised. We intend to use the net proceeds from the ADS offering to purchase raw materials and machinery and equipment.

The net proceeds to us from the convertible note offering after deducting the underwriting discount and commissions and estimated offering expenses are expected to be approximately US$133.5 million. If the underwriters’ overallotment option to purchase additional convertible notes is exercised in full, we will receive approximately US$14.8 million in additional net proceeds, after we deduct the underwriting discount and commissions and estimated offering expenses. We intend to use the net proceeds from the convertible note offering to repay some of our outstanding indebtedness.

The following table sets forth the aggregate principal amount, the interest rate, the maturity and the amount to be repaid of each borrowing to be repaid using the net proceeds from the sale of the convertible notes.

Aggregate Principal Amount	Interest Rate	Maturity	Amount to be Repaid
NT$ (in millions)			NT$ (in millions)
7,000	2.529%	within three years	3,170
500	4.500%	within two years	198
400	4.450%	within three years	188
400	4.000%	within five years	376
500	4.500%	within three years	375
500	4.680%	within two years	313

With respect to our NT$7 billion loan with an interest rate of 2.529%, which was entered into on December 24, 2002, NT$5,200 million was used to repay existing indebtedness and NT$1,800 million was used to purchase equipment. The proceeds of our NT$400 million loan with an interest rate of 4.000%, which was entered into on December 30, 2002, were used to purchase equipment.

MARKET PRICE INFORMATION FOR OUR COMMON SHARES

Our common shares were first issued in March 1984 and have been listed on the Taiwan Stock Exchange since July 1989. The Taiwan Stock Exchange is an auction market where the securities traded are priced according to supply and demand through announced bid and ask prices. As of December 12, 2003, there was an aggregate of 3,580,280,000 of our common shares outstanding. The following table sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the Taiwan Stock Exchange for the common shares and the high and low of the daily closing values of the Taiwan Stock Exchange Index. The closing price for our common shares on the Taiwan Stock Exchange on December 12, 2003 was NT$31.50 per share.

	Closing Price per Share		Adjusted Closing Price per Share(1)		Average Daily Trading Volume	Taiwan Stock Exchange Index
	High	Low	High	Low		High	Low
	NT$	NT$	NT$	NT$	(in thousands of shares)
1998	191.00	47.00	59.78	25.09	60,200	9,277.1	6,251.4
1999	117.00	51.00	66.18	27.22	47,782	8,608.9	5,474.8
2000	123.00	22.60	72.68	17.56	24,507	10,202.2	4,614.6
2001	38.80	14.00	31.09	12.73	25,079	6,104.2	3,446.3
First Quarter	38.80	22.50	30.15	17.48	37,753	6,104.2	4,743.9
Second Quarter	29.60	21.00	23.00	16.32	17,902	5,797.9	4,768.6
Third Quarter	22.60	14.00	18.36	12.73	15,674	4,886.9	3,493.8
Fourth Quarter	34.20	14.40	31.09	13.09	29,961	5,551.2	3,446.3
2002	38.50	15.90	35.00	14.45	24,798	6,462.3	3,850.0
First Quarter	35.80	26.00	32.55	23.64	35,735	6,242.6	5,488.3
Second Quarter	38.50	20.80	35.00	18.91	19,479	6,462.3	5,071.8
Third Quarter	24.50	17.10	22.27	15.55	17,232	5,416.5	4,185.9
Fourth Quarter	24.30	15.90	22.09	14.45	28,264	4,823.7	3,850.0
2003 (through December 12)	35.50	16.90	35.50	15.36	25,177	6,142.3	4,139.5
First Quarter	22.50	16.90	20.45	15.36	16,422	5,078.8	4,260.4
Second Quarter	22.50	17.80	20.45	16.18	27,240	5,048.9	4,139.5
June	22.50	19.10	20.45	16.73	54,797	5,048.9	4,678.1
Third Quarter	27.80	21.50	27.80	19.55	33,764	5,757.9	5,017.8
July	26.80	21.50	24.36	19.55	42,319	5,451.8	5,017.8
August	27.00	23.50	26.50	21.36	29,498	5,686.9	5,214.6
September	27.80	26.00	27.80	26.00	28,662	5,757.9	5,611.4
Fourth Quarter (through December 12)	35.50	26.30	35.50	26.30	21,372	6,142.3	5,581.7
October	32.70	26.30	32.70	26.30	22,957	6,108.1	5,581.7
November	35.50	30.10	35.50	30.10	23,643	6,142.3	5,740.6
December (through December 12)	33.00	31.20	33.00	31.20	12,982	5,920.5	5,803.4

(1)	As adjusted retroactively by the Taiwan Stock Exchange to give effect to stock dividends paid in the periods indicated. See “Dividends and Dividend Policy”.

The performance of the Taiwan Stock Exchange has in recent years been characterized by extreme price volatility. There are currently limits on the range of daily price movements on the Taiwan Stock Exchange. See “Annex A—The Securities Markets of the ROC—The Taiwan Stock Exchange”.

MARKET PRICE INFORMATION FOR OUR ADSs

Our ADSs have been listed on the New York Stock Exchange under the symbol “ASX” since September 26, 2000. The outstanding ADSs are identified by the CUSIP number 00756M404. As of December 12, 2003, a total of 18,476,873 ADSs were outstanding. The table below shows, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the New York Stock Exchange for our ADSs and the highest and lowest of the daily closing values of the New York Stock Exchange Composite Index. The closing price for our ADSs on the New York Stock Exchange on December 12, 2003 was US$4.55 per ADS.

	Closing Price per ADS		Adjusted Closing Price per ADS(1)		Average Daily Trading Volume	New York Stock Exchange Composite Index
	High	Low	High	Low		High	Low
	US$	US$	US$	US$	(in thousands of ADSs)
2000	6.75	3.06	5.24	2.38	31	7,164.55	6,094.91
Fourth Quarter	6.75	3.06	5.24	2.38	31	7,061.88	6,599.28
2001	6.05	1.75	4.70	1.59	106	7,048.13	5,331.38
First Quarter	6.05	3.06	4.70	2.38	99	7,048.13	5,988.43
Second Quarter	4.55	2.99	3.54	2.32	141	7,016.30	6,049.02
Third Quarter	3.25	1.75	2.73	1.59	52	6,632.58	5,331.38
Fourth Quarter	5.07	2.15	4.61	1.95	126	6,284.81	5,731.49
2002	5.54	2.21	5.04	2.01	111	6,445.01	4,452.49
First Quarter	5.35	3.75	4.86	3.41	135	6,445.01	5,894.75
Second Quarter	5.54	3.05	5.04	2.77	130	6,327.11	5,543.28
Third Quarter	3.70	2.39	3.36	2.17	110	5,598.68	4,549.66
Fourth Quarter	3.50	2.21	3.18	2.01	72	5,247.64	4,452.49
2003 (through December 12)	5.27	2.45	5.27	2.23	197	6,196.29	4,486.70
First Quarter	3.23	2.45	2.94	2.23	40	5,255.39	4,486.70
Second Quarter	3.22	2.50	2.93	2.27	229	5,722.85	4,793.56
June	3.22	2.68	2.93	2.44	583	5,722.85	5,470.02
Third Quarter	4.11	3.17	4.11	2.88	257	5,855.97	5,451.02
July	3.83	3.17	3.48	2.88	274	5,642.44	5,483.61
August	4.02	3.48	4.02	3.16	227	5,660.16	5,451.02
September	4.11	3.75	4.11	3.75	269	5,855.97	5,644.03
Fourth Quarter (through December 12)	5.27	3.88	5.27	3.88	268	6,196.29	5,768.32
October	4.97	3.88	4.97	3.88	214	5,960.28	5,768.32
November	5.27	4.48	5.27	4.48	388	6,073.02	5,924.78
December (through December 12)	4.73	4.38	4.73	4.38	162	6,196.29	6,108.65

(1)	As adjusted retroactively to give effect to stock dividends paid in the periods indicated. See “Dividends and Dividend Policy”.

DIVIDENDS AND DIVIDEND POLICY

To date we have not paid cash dividends on our common shares, and we expect that we will continue to pay a substantial portion, if not all, of our dividends in the form of stock. We have paid annual stock dividends on our common shares since 1989 except in 2002, in which we did not pay any dividend due to the losses we incurred in the 2001 fiscal year.

The following table sets forth the aggregate number of outstanding common shares entitled to dividends, as well as the stock dividends paid during each of the years indicated. The stock dividends per common share represent dividends paid in the fiscal year for common shares outstanding on the record date applicable to the payment of these dividends.

	Stock Dividends Per Common Share(1)		Total Common Shares Issued as Stock Dividends	Outstanding Common Shares on Record Date(2)		Percentage of Outstanding Common Shares Represented by Stock Dividends
	NT$	US$
1995	3.60	0.14	93,600,000	260,000,000		36.0%
1996	8.00	0.29	319,840,000	399,800,000	(3)	80.0%
1997	3.80	0.14	277,020,000	729,000,000		38.0%
1998	7.20	0.21	732,240,000	1,017,000,000		72.0%
1999	1.07	0.03	190,460,000	1,780,000,000		10.7%
2000	3.15	0.10	623,811,852	1,980,355,086		31.5%
2001	1.70	0.05	467,840,000	2,752,000,000		17.0%
2002	—	—	—	3,254,800,000		—
2003	1.00	0.03	325,480,000	3,254,800,000		10.0%

(1)	Holders of common shares receive as a stock dividend the number of common shares equal to the NT dollar value per common share of the dividend declared multiplied by the number of common shares owned and divided by the par value of NT$10 per share. Fractional shares are not issued but are paid in cash.
(2)	Aggregate number of common shares outstanding on the record date applicable to the dividend payment. Includes common shares issued in the previous year under our employee bonus plan.
(3)	Includes 43,000,000 common shares issued in connection with an offering of global depositary shares in July 1995.

We have historically paid stock dividends on our common shares with respect to the results of the preceding year after approval by our shareholders at the annual general meeting of shareholders. The form, frequency and amount of future cash or stock dividends on our common shares and ADSs will depend upon our earnings, cash flow, financial condition and other factors. See “Description of Common Shares—Dividends and Distributions”.

In general, we are not permitted to distribute dividends or make other distributions to shareholders for any year where we did not record net income or retained earnings (excluding reserves). The ROC Company Law also requires that 10% of annual net income (less prior years’ losses, if any) be set aside as a legal reserve until the accumulated legal reserve equals our paid-in capital. In addition, our Articles of Incorporation require that before a dividend is paid out of our annual net income:

•	up to 2% of our annual net income (less prior years’ losses and legal and special reserves, if any) should be paid to our directors and supervisors as compensation; and

•

between 5% and 7% of the annual net income (less prior years’ losses and legal and special reserves, if any) should be paid to our employees as bonuses; the 5% portion is to be distributed to all employees in accordance with our employee bonus distribution rules, while any portion exceeding 5% is to be distributed in accordance with rules established by our board of directors to individual employees who have been recognized as having made special contributions to our company.

In order to meet the needs of our present and future capital expenditures, our dividend distribution will be primarily in the form of common shares. Cash dividends may also be distributed in certain circumstances. However, the percentage of cash dividends generally will not exceed 20% in any dividend distribution, provided further that cash dividends will not be paid if the dividend per share is less than NT$0.10.

Holders of ADSs will be entitled to receive dividends, subject to the terms of the deposit agreement, to the same extent as the holders of the common shares. Cash dividends will be paid to the depositary in NT dollars and, except as otherwise described under “Description of American Depositary Receipts—Dividends and Distributions—Distributions of Cash”, will be converted by the depositary into U.S. dollars and paid to holders of ADSs according to the terms of the deposit agreement. Stock dividends will be distributed to the depositary and, except as otherwise described under “Description of American Depositary Receipts—Dividends and Distributions—Distributions of Shares”, will be distributed by the Depositary, in the form of additional ADSs, to holders of ADSs according to the terms of the deposit agreement.

Holders of outstanding common shares on a dividend record date will be entitled to the full dividend declared without regard to any prior or subsequent transfer of common shares. Accordingly, holders of outstanding ADSs on the relevant dividend record date will, subject to the terms of the deposit agreement, be entitled to the full amount of any dividend declared at our next general meeting of the shareholders.

For information relating to ROC withholding taxes payable on dividends, see “Taxation—ROC Taxation—Common Shares and ADSs—Dividends on Common Shares and ADSs”. For information relating to ROC foreign exchange approvals required for the conversion by the depositary of dividends on common shares from NT dollars into U.S. dollars for the payment to holders of ADSs, see “Annex B—Foreign Investment and Exchange Controls in the ROC—Depositary Receipts”.

EXCHANGE RATES

Fluctuations in the exchange rate between NT dollars and U.S. dollars will affect the U.S. dollar equivalent of the NT dollar price of the common shares on the Taiwan Stock Exchange and, as a result, will likely affect the market price of the ADSs and the convertible notes. Fluctuations will also affect the U.S. dollar conversion by the depositary of cash dividends paid in NT dollars on, and the NT dollar proceeds received by the depositary from any sale of, common shares represented by ADSs, in each case, according to the terms of the deposit agreement.

The following table sets forth, for the periods indicated, information concerning the number of NT dollars for which one U.S. dollar could be exchanged based on the noon buying rate for cable transfers in NT dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	NT Dollars per U.S. Dollar Noon Buying Rate
	Average	High	Low	Period-End
1998	33.50	35.00	32.05	32.27
1999	32.28	33.40	31.39	31.39
2000	31.37	33.25	30.35	33.17
2001	33.91	35.13	32.23	35.00
2002	34.53	34.79	34.70	34.70
2003 (through December 12)	34.44	34.98	33.72	34.03
June	34.63	34.71	34.52	34.61
July	34.39	34.58	34.41	34.41
August	34.31	34.47	34.12	34.12
September	33.99	34.15	33.72	33.78
October	33.87	34.05	33.72	33.98
November	34.00	34.06	33.95	34.20
December (through December 12)	34.04	34.05	34.03	34.03

Source: Federal Reserve Statistical Release H10(512), 1997-2003, Board of Governors of the Federal Reserve System.

On December 12, 2003, the noon buying rate was NT$34.03 = US$1.00.

For information relating to ROC foreign exchange approvals required for the conversion by the Depositary of dividends on common shares or proceeds from the sale of common shares from NT dollars into U.S. dollars and the payment to holders of ADSs, see “Annex B—Foreign Investment and Exchange Controls in the ROC—Depositary Receipts”.

CAPITALIZATION

The following table sets forth our consolidated short-term debt and capitalization as of June 30, 2003 on an actual basis and on an as adjusted basis to give effect to the net proceeds received by us from the sale of the ADSs and the convertible notes, after deducting underwriting and estimated offering expenses (assuming an initial offering price of US$4.55 per ADS, which is based on the closing price of the ADSs on the New York Stock Exchange on December 12, 2003). Except as noted in this prospectus, there has been no material change in our consolidated capitalization since June 30, 2003. The following table should be read in conjunction with our consolidated financial statements included in this prospectus.

	As of June 30, 2003
	Actual		As Adjusted
	NT$	US$	NT$	US$
	(in millions)
Short-term debt (including current portions of long-term debt, long-term bonds payable and long-term payable for investments)	17,773.9	513.5	17,773.9	513.5

Long-term debt (excluding current portion of long-term debt)
Unguaranteed and unsecured long-term debt	15,347.9	443.5	16,797.9	485.4
Unguaranteed and secured long-term debt	4,397.4	127.1	3,448.4	99.6
Guaranteed and unsecured long-term debt	9,307.2	268.9	9,307.2	268.9
Guaranteed and secured long-term debt	1,392.0	40.2	891.0	25.8
Long-term payable for investments	2,353.5	68.0	2,353.5	68.0
Shareholders’ equity:
Capital stock, par value NT$10, 5,150.0 million shares authorized, 3,254.8 million shares issued and outstanding	32,548.0	940.4	35,548.0	1,027.1
Capital surplus	7,173.9	207.3	13,331.7	385.2
Retained earnings	1,175.6	34.0	1,175.6	34.0
Unrealized loss on long-term investments in shares of stock	(68.9)	(2.0)	(68.9)	(2.0)
Treasury stock	(10.0)	(0.3)	(10.0)	(0.3)
Cumulative translation adjustments	1,792.8	51.8	1,792.8	51.8

Total shareholders’ equity	42,611.4	1,231.2	51,769.2	1,495.8

Total capitalization	93,183.3	2,692.4	102,341.1	2,957.0

In August 2003, ASE Test redeemed US$159.9 million aggregate principal amount of its US$160 million 1% guaranteed convertible notes due 2004. In September 2003, we entered into a NT$7.0 billion five-year unsecured syndicated credit facility, for which Citibank, N.A., Taipei Branch acted as the lead manager. In September 2003, we issued US$200 million in aggregate principal amount of unsecured zero coupon convertible bonds due 2008.

SELLING SHAREHOLDER

In the event the underwriters exercise the overallotment option to purchase additional ADSs, ASE Enterprises, a company organized under the laws of Hong Kong, which held 19.3% of our outstanding common shares as of October 31, 2003, will sell up to a total of 9,000,000 additional ADSs. The table below sets forth the beneficial ownership of our common shares of the selling shareholder prior to the ADS offering and after giving effect to the sale of all of the ADSs offered in the ADS offering.

	Before the ADS Offering (as of October 31, 2003)		After the ADS Offering (Assuming the Overallotment Option is Not Exercised)		After the ADS Offering (Assuming the Overallotment Option is Fully Exercised)
Name	Number of Common Shares	Percentage of Total Outstanding Common Shares	Number of Common Shares	Percentage of Total Outstanding Common Shares	Number of Common Shares	Percentage of Total Outstanding Common Shares
ASE Enterprises	691,235,417	19.3%	691,235,417	17.8%	646,235,417	16.7%

The principal executive offices of ASE Enterprises are located at 1408 Worldwide House, 19 Des Voeux Road Central, Hong Kong.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated income statement data and cash flow data for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003, and the selected consolidated balance sheet data as of December 31, 2001 and 2002 and as of June 30, 2003, set forth below are derived from our audited consolidated financial statements included in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 2000, 2001 and 2002 and our consolidated financial statements as of and for the six months ended June 30, 2003 have been audited by TN Soong & Co., independent public accountants, an associate member firm of Deloitte Touche Tohmatsu. TN Soong & Co. and Deloitte & Touche (Taiwan) combined to establish Deloitte & Touche effective June 1, 2003. The selected consolidated income statement data and cash flow data for the six months ended June 30, 2002, and the selected consolidated balance sheet data as of June 30, 2002, set forth below are derived from our unaudited consolidated financial statements included in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements. The selected consolidated income statement data and cash flow data for the years ended December 31, 1998 and 1999 and the selected consolidated balance sheet data as of December 31, 1998, 1999 and 2000 set forth below are derived from our audited consolidated financial statements not included in this prospectus. These consolidated financial statements have been audited by TN Soong & Co., independent public accountants, an associate member firm of Deloitte Touche Tohmatsu. Our consolidated financial statements have been prepared and presented in accordance with ROC GAAP, which differ in material respects from U.S. GAAP. See notes 26 and 27 to our consolidated financial statements for a description of the principal differences between ROC GAAP and U.S. GAAP for the periods covered by these consolidated financial statements.

	As of and for the Year Ended December 31,						As of and for the Six Months Ended June 30,
	1998	1999	2000	2001	2002		2002	2003
	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
							(unaudited)
	(in millions, except earnings per share and per ADS data)
ROC GAAP:
Income Statement Data:
Net revenues	20,762.4	32,609.6	50,893.4	38,367.8	45,586.8	1,317.2	20,872.2	24,357.2	703.8
Cost of revenues	(15,468.1)	(23,959.6)	(35,567.3)	(32,957.0)	(38,492.2)	(1,112.2)	(17,984.4)	(20,875.9)	(603.2)

Gross profit	5,294.3	8,650.0	15,326.1	5,410.8	7,094.6	205.0	2,887.8	3,481.3	100.6
Total operating expenses	(2,453.4)	(3,801.4)	(5,449.0)	(5,872.9)	(7,779.8)	(224.8)	(3,085.3)	(3,523.6)	(101.8)

Operating expenses:
Selling	(744.7)	(924.3)	(1,020.5)	(877.9)	(909.4)	(26.3)	(427.3)	(530.5)	(15.3)
General and administrative(1)	(909.4)	(1,655.0)	(2,606.2)	(2,797.6)	(4,005.8)	(115.7)	(1,335.5)	(1,486.8)	(43.0)
Goodwill amortization(2)	(345.7)	(507.8)	(559.8)	(692.9)	(815.6)	(23.6)	(407.1)	(413.1)	(11.9)
Research and development	(453.6)	(714.3)	(1,262.5)	(1,504.5)	(2,049.0)	(59.2)	(915.4)	(1,093.2)	(31.6)

Operating income (loss)	2,840.9	4,848.6	9,877.1	(462.1)	(685.2)	(19.8)	(197.5)	(42.3)	(1.2)
Net non-operating income (expense):
Investment income (loss) on long-term investment—net(1)(3)	54.6	329.9	195.7	(868.8)	(162.4)	(4.7)	(46.7)	(48.3)	(1.4)
Goodwill amortization(4)	(155.1)	(279.3)	(363.0)	(378.0)	(247.9)	(7.2)	(111.5)	(110.3)	(3.2)
Gain (loss) on sale of investments—net	606.9	5,544.2	91.7	50.7	101.3	2.9	58.7	(328.0)	(9.5)
Foreign exchange gain (loss)—net	(935.5)	(538.4)	302.7	247.5	(397.9)	(11.5)	(264.7)	(39.6)	(1.1)
Interest income (expense)—net(5)	(380.4)	(1,046.6)	(1,538.0)	(1,739.3)	(1,578.6)	(45.5)	(775.4)	(235.7)	(6.8)
Others—net(6)	(50.1)	204.0	(162.6)	164.5	261.0	7.5	341.5	(45.2)	(1.3)

Income (loss) before tax	1,981.3	9,062.4	8,403.6	(2,985.5)	(2,709.7)	(78.3)	(995.6)	(849.4)	(24.5)
Income tax benefit (expense)	150.8	(459.5)	(1,065.8)	199.2	1,140.3	32.9	313.0	511.8	14.8

Income (loss) before minority interest	2,132.1	8,602.9	7,337.8	(2,786.3)	(1,569.4)	(45.4)	(682.6)	(337.6)	(9.7)
Income before acquisition	—	(65.1)	—	—	—	—	—	—	—
Extraordinary loss	—	—	—	(144.6)	(34.6)	(1.0)	—	—	—
Minority interest in net loss (income) of subsidiary	(528.1)	(743.1)	(1,500.6)	788.7	1,733.0	50.1	526.0	350.0	10.1

Net income (loss)	1,604.0	7,794.7	5,837.2	(2,142.2)	129.0	3.7	(156.6)	12.4	0.4

Earnings per common share:
Basic(7)	0.51	2.49	1.84	(0.66)	0.04	0.00	(0.05)	0.00	0.00
Diluted(7)	0.49	2.45	1.80	(0.66)	0.04	0.00	(0.05)	0.00	0.00
Dividends per common share(8)	7.20	1.07	3.15	1.70	—	—	—	0.03	0.00

	As of and for the Year Ended December 31,						As of and for the Six Months Ended June 30,
	1998	1999	2000	2001	2002		2002	2003
	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
							(unaudited)
	(in millions, except earnings per share and per ADS data)
Earnings per pro forma equivalent ADS:
Basic(7)	2.56	12.43	9.22	(3.29)	0.21	0.01	(0.25)	0.02	0.00
Diluted(7)	2.43	12.27	9.01	(3.29)	0.21	0.01	(0.25)	0.02	0.00
Number of common shares(9)	3,135.2	3,135.2	3,166.8	3,254.8	3,090.7	3,090.7	3,090.7	3,116.6	3,116.6
Number of pro forma equivalent ADSs	627.0	627.0	633.4	651.0	618.1	618.1	618.1	623.3	623.3

Balance Sheet Data:
Current assets:
Cash and cash equivalents	8,173.9	11,809.1	14,166.5	11,770.7	10,381.9	300.0	7,608.4	11,553.5	333.8
Short-term investments	647.2	216.3	1,682.7	4,601.2	2,038.0	58.9	3,986.0	3,063.1	88.5
Notes and accounts receivable	3,636.7	7,463.4	9,260.6	7,126.1	8,998.5	260.0	7,685.4	9,026.9	260.8
Inventories	1,744.8	2,449.7	3,246.3	2,768.4	3,131.7	90.5	2,923.6	3,551.6	102.6
Other	771.9	1,411.8	2,431.6	3,383.2	2,481.7	71.7	5,783.2	7,229.2	208.9

Total	14,974.5	23,350.3	30,787.7	29,649.6	27,031.8	781.1	27,986.6	34,424.3	994.6
Long-term investments	7,317.0	9,674.4	10,712.2	9,530.4	6,566.7	189.7	6,746.1	6,473.8	187.0
Properties	20,356.8	38,107.5	60,566.2	60,555.1	63,088.9	1,822.8	59,986.8	64,820.0	1,872.9
Other assets	1,125.9	952.8	1,275.6	1,342.3	2,640.2	76.3	1,973.0	4,212.5	121.7
Consolidated debits	3,237.3	5,245.8	4,999.5	5,248.9	5,541.8	160.1	5,759.0	5,099.6	147.4

Total assets	47,011.5	77,330.8	108,341.2	106,326.3	104,869.4	3,030.0	102,451.5	115,030.2	3,323.6

Short-term bank borrowings/loans(10)	6,810.2	9,868.2	13,768.0	13,983.1	13,453.8	388.7	16,181.2	17,773.9	513.6
Long-term bank borrowings/loans(11)	12,235.0	24,551.5	25,976.9	30,674.3	30,553.7	882.8	27,010.8	32,798.0	947.6
Other liabilities and minority interest	6,091.5	12,854.1	24,927.1	19,722.6	21,431.2	619.2	20,517.5	21,846.9	631.2

Total liabilities and minority interest	25,136.7	47,273.8	64,672.0	64,380.0	65,438.7	1,890.7	63,709.5	72,418.8	2,092.4

Shareholders’ equity	21,874.8	30,057.0	43,669.2	41,946.3	39,430.7	1,139.3	38,742.0	42,611.4	1,231.2

Cash Flow Data:
Net cash outflow from acquisition of fixed assets	(6,945.0)	(9,869.2)	(30,063.6)	(11,565.7)	(12,657.9)	(365.7)	(2,798.7)	(8,022.0)	(231.8)
Depreciation and amortization	3,237.2	5,554.4	8,593.8	11,127.3	12,286.3	355.0	5,943.1	6,246.6	180.5
Net cash inflow from operations	5,194.2	7,017.2	17,459.9	11,578.4	11,313.8	326.9	5,218.7	6,585.1	190.3
Net cash inflow from sale of investments	290.5	7,889.3	—	195.3	—	—	—	2,850.5	82.4
Net cash outflow from investing activities(12)	(8,558.3)	(11,782.7)	(33,392.0)	(15,051.2)	(13,167.2)	(380.4)	(7,467.1)	(6,464.1)	(186.8)
Net cash inflow (outflow) from financing activities(13)	589.3	8,569.0	17,607.3	603.5	530.5	15.3	(1,523.5)	1,163.1	33.6

Segment Data:
Net revenues:
Packaging	16,867.4	24,523.0	38,028.8	28,898.2	35,515.4	1,026.2	16,252.0	19,008.1	549.2
Testing	3,131.3	7,793.2	12,768.4	9,459.2	10,060.6	290.7	4,617.9	5,287.0	152.8
Other	763.7	293.4	96.2	10.4	10.8	0.3	2.3	62.1	1.8
Gross profit:
Packaging	3,693.8	5,753.0	10,016.9	4,625.8	6,255.4	180.7	2,789.4	2,597.4	75.0
Testing	1,484.6	3,105.2	5,294.4	782.8	841.2	24.3	98.2	886.9	25.6
Other	115.9	(208.2)	14.8	2.2	(2.0)	(0.0)	0.2	(3.0)	(0.0)

	As of and for the Year Ended December 31,				As of and for the Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
	(in millions, except earnings per share and per ADS data)

U.S. GAAP:
Income Statement Data:
Net revenues	50,893.4	38,367.8	45,586.8	1,317.1	20,872.2	24,357.2	703.8
Cost of revenues	37,081.2	34,538.3	39,308.2	1,135.7	18,696.6	21,274.8	614.8

Gross profit	13,812.2	3,829.5	6,278.6	181.4	2,175.6	3,082.4	89.0
Total operating expenses	5,820.8	6,209.9	9,294.2	268.5	2,864.3	3,209.7	92.7

Operating income (loss)	7,991.4	(2,380.4)	(3,015.6)	(87.1)	(688.7)	(127.3)	(3.7)
Net non-operating income (expense)	(1,502.5)	(2,704.6)	(2,793.8)	(80.7)	(726.5)	(357.6)	(10.3)
Income tax benefit (expense)	(1,059.2)	254.4	1,162.6	33.6	318.3	517.2	14.9
Minority interest in net loss (income) of subsidiary	(1,499.7)	784.0	1,572.5	45.4	448.4	277.4	8.0

Net income (loss)	3,930.0	(4,046.6)	(3,074.3)	(88.8)	(648.5)	309.7	8.9

Earnings per common share:
Basic(7)	1.34	(1.32)	(0.99)	(0.03)	(0.21)	0.10	0.00
Diluted(7)	1.29	(1.32)	(0.99)	(0.03)	(0.21)	0.10	0.00
Earnings per pro forma equivalent ADS:
Basic(7)	6.69	(6.59)	(4.97)	(0.14)	(1.05)	0.50	0.01
Diluted(7)	6.47	(6.59)	(4.97)	(0.14)	(1.05)	0.50	0.01
Number of common shares(14)	2,938.0	3,071.2	3,090.7	3,090.7	3,090.7	3,116.6	3,116.6
Number of pro forma equivalent ADSs	587.6	614.2	618.1	618.1	618.1	623.3	623.3

Balance Sheet Data:
Current Assets
Cash and cash equivalents		11,770.7	10.381.9	300.0	7,608.4	11,553.5	333.8
Short-term investments		4,642.1	2,040.0	58.9	4,002.8	3,067.9	88.7
Notes and accounts receivable		7,126.1	8,998.5	260.0	7,685.4	9,026.9	260.8
Inventories		2,768.4	3,131.7	90.5	2,923.6	3,551.6	102.6
Other		3,383.2	2,481.7	71.7	5,783.2	7,229.1	208.9

Total		29,690.5	27,033.8	781.1	28,003.4	34,429.0	994.8
Long-term investments		6,608.3	5,609.3	162.1	6,568.8	5,608.1	162.0
Properties		60,363.1	62,797.4	1,814.4	59,748.7	64,478.0	1,863.0
Other assets		1,371.0	2,679.7	77.4	2,007.2	4,257.5	123.0
Consolidated debits		4,331.6	3,227.0	93.2	5,248.8	3,198.0	92.4

Total assets		102,364.5	101,347.2	2,928.2	101,576.9	111,970.6	3,235.2

Short-term bank borrowings/loans(10)		13,983.1	13,453.8	388.7	16,181.2	17,773.9	513.6
Long-term bank borrowings/loans(11)		30,674.3	30,553.7	882.8	27,010.8	32,798.0	947.6
Other liabilities and minority interest		19,746.8	21,622.9	624.8	20,695.0	22,129.2	639.4

Total liabilities and minority interest		64,404.2	65,630.4	1,896.3	63,887.0	72,701.1	2,100.6

Shareholders’ equity		37,960.3	35,716.8	1,031.9	37,689.9	39,269.5	1,134.6

(1)	Excludes goodwill amortization for purposes of this table only.
(2)	Included in general and administrative expense in our consolidated financial statements.
(3)	Derived by netting “investment income under equity method” in non-operating income and “investment loss under equity method” in non-operating expenses in our consolidated financial statements.
(4)	Included in “investment loss under equity method” in non-operating expenses in our consolidated financial statements.
(5)	Derived by netting “interest” in non-operating income and “interest” in non-operating expenses in our consolidated financial statements.
(6)	Derived by netting “others” in non-operating income and “others” in non-operating expenses in our consolidated financial statements.
(7)	The numerator of both basic and diluted earnings per share is calculated with consideration of the adjustment of ASE Test’s basic and diluted earnings per share. See notes 19 and 28(i) to the consolidated financial statements.
(8)	Dividends per common share issued as a stock dividend.
(9)	Represents the weighted average number of shares after retroactive adjustments to give effect to stock dividends and employee stock bonuses. Beginning in 2002, common shares held by consolidated subsidiaries are classified for accounting purposes as “treasury stock”, and are deducted from the number of common shares outstanding.
(10)	Includes current portions of long-term debt and long-term payable for investments.
(11)	Excludes current portion of long-term debt and long-term payable for investments.
(12)	Includes proceeds from the sale of common shares, including common shares represented by global depositary shares or ADSs, by affiliates of ASE Inc., and proceeds from the sale of ordinary shares of ASE Test by ASE Inc.
(13)	Includes proceeds from primary offerings of common shares represented by ADSs by ASE Inc., and of ordinary shares by ASE Test.
(14)	Represents the weighted average number of shares after retroactive adjustments to give effect to stock dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion of our business, financial condition and results of operations should be read in conjunction with our consolidated financial statements, which are included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of any number of factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus. See “Forward-Looking Statements”.

Overview

We offer a broad range of semiconductor packaging and testing services. In addition to offering each service separately, we also offer turnkey services, which consist of the integrated packaging, testing and direct shipment of semiconductors to end users designated by our customers. Our net revenues decreased from NT$50,893.4 million in 2000 to NT$38,367.8 million in 2001, primarily as a result of a severe downturn in the semiconductor industry, but increased to NT$45,586.8 million (US$1,317.2 million) in 2002. Our net revenues increased to NT$24,357.2 million (US$703.8 million) in the six months ended June 30, 2003 from NT$20,872.2 million in the same period in 2002. The increase in our net revenues in 2002 and in the six months ended June 30, 2003 reflected a modest recovery in the semiconductor industry and increased outsourcing of the packaging of advanced package types such as BGA. The decrease in our net revenues from 2000 to 2001 was across each of the principal end-use applications of the semiconductors that we packaged and tested—communications, personal computers and consumer electronics. In 2002 and the six months ended June 30, 2003, we experienced a gradual improvement in our net revenues compared to 2001 and the six months ended June 30, 2002, respectively, across each of the end-use applications of the semiconductors that we packaged and tested. This improvement was generally concentrated in the packaging of more advanced package types and the testing of more complex, high-performance semiconductors.

Pricing and Revenue Mix

We price our services on a cost-plus basis, taking into account the actual costs involved in providing these services, with reference to prevailing market prices. The majority of our prices and revenues are denominated in U.S. dollars. However, as more than half of our costs, including most of our labor and overhead costs, are denominated in NT dollars, we consider the NT dollar to be our functional currency. Furthermore, the majority of our financing costs are denominated in NT dollars.

The semiconductor industry is characterized by a general trend towards declining prices for products and services of a given technology over time. In addition, during periods of intense competition and adverse conditions in the semiconductor industry, the pace of this decline may be more rapid than that experienced in other years. The average selling prices of our packaging and testing services have experienced sharp declines during such periods as a result of intense price competition from other independent packaging and testing companies that attempt to maintain high capacity utilization levels in the face of reduced demand. During the industry downturn commencing in the fourth quarter of 2000, we experienced a significant deterioration in average selling prices which resulted in our company incurring a net loss in 2001 and a significant decrease in net income in 2002, as compared with the years prior to 2001. As a result of the modest recovery in the semiconductor industry and a gradual upturn in the outsourcing trend in 2002 and 2003, our average selling prices for packaging and testing services stabilized in 2002 and the first half of 2003 as compared to the average selling price in 2000 and 2001. We expect this pricing environment to continue in the first half of 2004.

In 2000, 2001 and 2002, packaging revenues accounted for 74.7%, 75.3% and 77.9% while testing revenues accounted for 25.1%, 24.7% and 22.1%, respectively, of our net revenues. In the six months ended June 30, 2002 and 2003, packaging revenues accounted for 77.9% and 78.0%, respectively, while testing revenues accounted for 22.1% and 21.7%, respectively, of our net revenues. Testing revenues as a percentage of our net revenues decreased in 2001 and 2002 and the six months ended June 30, 2003 as the average selling prices of our testing services are more severely affected by the downturn in the semiconductor industry than the average selling prices of our packaging services. In periods of an industry downturn, the decline in the average selling prices of our testing services is often exacerbated by the decrease in demand from our integrated device manufacturer customers, who typically maintain larger in-house testing capacity than in-house packaging capacity. These price declines are also exacerbated by the intense price competition from other independent testing service providers, who typically offer large price discounts during periods of depressed demand, such as in 2001, in order to maintain higher capacity utilization rates to defray the high fixed costs associated with testing operations.

Although the growth rate for outsourced semiconductor testing services slowed down as a result of the industry downturn in 2000 and 2001, we expect this growth rate to improve due to the modest recovery in the semiconductor industry in 2002 and 2003. We believe that the market for outsourced semiconductor testing services has more potential for growth than the market for outsourced semiconductor packaging services over the long term for two reasons. First, the portion of the semiconductor testing market that is currently accounted for by independent testing service providers is smaller than that for packaging. Second, the large capital expenditures needed for increasingly sophisticated testing equipment, as compared to less expensive packaging equipment, are also a driver for further outsourcing of testing services by integrated device manufacturers.

Declines in average selling prices have been partially offset over the last three years by a change in our revenue mix. In particular, revenues derived from packaging more advanced package types, such as BGA, higher density packages with finer lead-to-lead spacing, or pitch, and testing of more complex, high-performance semiconductors have increased as a percentage of total revenues. We intend to continue focusing on packaging more advanced package types, such as BGA and flip-chip BGA, developing and offering new technologies in packaging and testing services and expanding our capacity to achieve economies of scale, as well as improving production efficiencies for older technology, in order to mitigate the effects of declining average selling prices on our profitability.

High Fixed Costs

Our operations, in particular our testing operations, are characterized by relatively high fixed costs. We expect to continue to incur substantial depreciation and other expenses as a result of our previous acquisitions of packaging and testing equipment and facilities. Our profitability depends in part not only on absolute pricing levels for our services, but also on utilization rates for our packaging and testing equipment, commonly referred to as “capacity utilization rates”. In particular, increases or decreases in our capacity utilization rates could have a significant effect on gross margins since the unit cost of packaging and testing services generally decreases as fixed costs are allocated over a larger number of units.

The current generation of advanced testers typically cost between US$2.0 million and US$5.0 million each, while wire bonders used in packaging typically cost approximately US$100,000 each. In 2000, 2001 and 2002, our depreciation expense as a percentage of net revenues was 15.7%, 27.0% and 25.0%, respectively. In the six months ended June 30, 2002 and 2003, depreciation expense as a percentage of our net revenues was 26.9% and 23.9%, respectively. The significant increase in depreciation expense as a percentage of net revenues in 2001 and 2002 compared to 2000 was primarily a result of the lower net revenues during 2001 and 2002 compared to 2000 and our capacity expansion in 2000. We begin depreciating our equipment when it is placed into service. There may sometimes be a time lag between when our equipment is placed into service and when it achieves high levels of utilization. In periods of depressed industry conditions such as 2000 and 2001, we may experience lower than expected demand from customers and a sharp decline in the average selling price of our testing services, resulting in an increase in depreciation expense relative to net revenues. In particular, the capacity utilization rates for our testing equipment are more severely affected during an industry downturn as a result of the decrease in outsourcing demand from integrated device manufacturers, which typically maintain larger in-house testing capacity than in-house packaging capacity. We expect that our capacity utilization rate will improve in the first half of 2004 as a result of the modest recovery in the semiconductor industry and a gradual upturn in the outsourcing trend.

In 2003, we entered into operating leases with leasing companies to lease advanced testers, generally for a term of three years. We believe that these operating leases will allow us to better manage our capacity utilization rate and cash flow. Since testers operated under operating leases could be replaced with more advanced testers upon the expiration of the lease, we expect that these operating leases would improve our capacity utilization rate by reducing the number of testers with lower utilization. As of October 31, 2003, we leased 33 testers.

Raw Material Costs

Substantially all of our raw material costs are accounted for by packaging and the production of interconnect materials, as testing requires minimal raw materials. In 2000, 2001 and 2002, raw material cost as a percentage of our net revenues was 28.7%, 30.7% and 30.2%, respectively. In the six months ended June 30, 2002 and 2003, raw material cost as a percentage of our net revenues was 29.9% and 29.3%, respectively. We expect interconnect materials to become an increasingly important component of the cost of our packaging revenues and we plan to continue to develop and enhance our in-house interconnect materials capabilities in order to maintain and enhance our profitability, ensure an adequate supply of interconnect materials at competitive prices and reduce production time. On October 28, 2003, we entered into a merger agreement to merge ASE Material with and into ASE Inc., with ASE Inc. as the surviving corporation. In addition, on October 28, 2003, we entered into a joint venture agreement with Compeq to establish ASE-Compeq Technologies, Inc., which will focus on the design and production of interconnect materials for packaging semiconductors. We believe that our merger with ASE Material and our joint venture with Compeq will enhance our interconnect materials capabilities.

Goodwill Amortization

Our operating income and non-operating income in recent years have been affected by goodwill amortization charges in connection with the restructuring of our investment holdings and other share repurchases. Under ROC GAAP, additional purchases of shares of consolidated subsidiaries (majority owned) or of companies accounted for using the equity method (less than majority but at least 20% owned) will generate goodwill in an amount equal to the difference between the purchase price and the book value per share of those shares. The goodwill generated is amortized over ten years. Goodwill amortization from the purchases of shares of consolidated subsidiaries are recognized under general and administrative expense. Goodwill amortization from the purchases of shares of companies accounted for using the equity method are recognized as a debit under investment income. Transactions which created significant goodwill charges were (1) the purchase of additional ordinary shares of ASE Test in the open market in 2002, (2) the purchase of additional ordinary shares of ASE Test in 2001 from two of our directors at the prevailing market price, (3) the purchase of a total of 26,250,000 shares of ISE Labs in 1999, 2000 and 2002 and (4) the open market purchase of shares of Universal Scientific between 1999 and 2000. See “Related Party Transactions” and note 10 to the consolidated financial statements.

Pending Merger of ASE Chung Li and ASE Material

On October 28, 2003, we entered into a merger agreement with ASE Chung Li and ASE Material pursuant to which ASE Chung Li and ASE Material will be merged with and into ASE Inc., with ASE Inc. as the surviving corporation. The merger is to be consummated by means of a share exchange pursuant to which the respective shareholders (other than ASE Inc.) of ASE Chung Li and ASE Material will receive common shares of ASE Inc. in exchange for the common shares of each of ASE Chung Li and ASE Material. The planned share exchange pursuant to the merger agreement between ASE Inc. and entities under the control of ASE Inc. will be treated as a transaction between entities under common control, and all assets and liabilities exchanged will be transferred at their carrying amounts. With respect to the share exchange between ASE Inc. and the outstanding minority interests, the purchase method of accounting will be applied as the exchange represents the acquisition of non-controlling equity interests in a subsidiary. To the extent that the fair value of the ASE Inc. common shares (based on the closing price of NT$31.00 per ASE Inc. common share on the Taiwan Stock Exchange on October 28, 2003) exchanged for the non-controlling equity interests exceeds the fair value of the acquired net assets (as determined on July 1, 2004, the effective date of the merger), the merger will generate goodwill. For more information on the pending merger, see “Business—Recent Developments”.

Critical Accounting Policies and Estimates

Preparation of our consolidated financial statements requires us to make estimates and judgments in applying our critical accounting policies which have a significant impact on the results we report in our consolidated financial statements. We continually evaluate these estimates, including those related to revenue recognition, allowances for doubtful accounts, inventories, allowances for deferred income tax assets, useful lives of properties, realizability of long-term assets, goodwill and the valuation of marketable securities and long-term investments. We base our estimates on historical experience and other assumptions which we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions. We have identified below the accounting policies that are the most critical to our consolidated financial statements.

Revenue recognition.    Revenues from semiconductor packaging services that we provide are recognized upon shipment. Revenues from testing services that we provide are recognized upon completion of the services. We do not take ownership of: (1) bare semiconductor wafers received from customers that we package into finished semiconductors, and (2) packaged semiconductors received from customers that we test. The title and risk of loss remains with the customer for those bare semiconductors and/or packaged semiconductors. Accordingly, the cost of customer-supplied semiconductors materials is not included in our consolidated financial statements. Other criteria that we use to determine when to recognize revenue are: (1) persuasive evidence that the services provided exist, (2) the selling price is fixed or determinable and (3) collectibility is reasonably assured. These policies are consistent with provisions in the Staff Accounting Bulletin No. 101 issued by the United States Securities and Exchange Commission, or SEC. We do not provide warranties to our customers except in cases of defects in the packaging services provided and deficiencies in testing services provided. An appropriate sales allowance is recognized in the period during which the sale is recognized, and is estimated based on historical experience.

Allowance for Doubtful Accounts.    We periodically record a provision for doubtful accounts based on our evaluation of the collectibility of our accounts receivable. The total amount of this provision is determined by us as follows. We first identify the receivables of customers that are of a higher credit risk based on their current overdue accounts with us, difficulties collecting from these customers in the past or their overall financial condition. For each of these customers, we estimate the extent to which the customer will be able to meet its financial obligations to us, and we record an allowance that reduces our accounts receivable for that customer to the amount that we reasonably believe will be collected. For all other customers, we maintain an allowance for doubtful accounts equal to a percentage of their aggregate accounts receivable. Based on our experience, we currently maintain an allowance for the account receivables of these other customers which average between 3% and 4%, on a consolidated basis, of our net revenues. Additional allowances may be required in the future if the financial condition of our customers or general economic conditions deteriorate, and this additional allowance would reduce our net income.

Inventories.    Inventories are recorded at cost when acquired and stated at the lower of weighted average cost or market value. Market value for finished goods and work in process is the net realized value. Market value for raw materials, supplies and spare parts is the replacement cost. An allowance for loss on decline in market value and obsolescence is provided based on the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. An additional inventory provision may be required if actual market conditions are less favorable than those projected.

Allowances for Deferred Income Tax Assets.    Tax benefits arising from deductible temporary differences, unused tax credits and net operating loss carryforwards are recognized as deferred tax assets. We record a valuation allowance to reduce our deferred income tax assets to an amount that we believe will more likely than not be realized. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need and amount for the valuation allowance. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of our net recorded amount, an adjustment to our deferred income tax assets would increase income in the period such determination was made. Alternatively, should we determine that we would not be able to realize all or part of our net deferred income tax assets in the future, an adjustment to our deferred income tax assets would decrease income in the period such determination was made.

Useful Lives of Properties.    Our properties primarily consist of machinery and equipment, buildings and improvements and land and land improvements. As our operations are capital intensive, we have significant investments in expensive packaging and testing equipment. Properties represented 55.9%, 57.0% and 60.2% of our total assets as of December 31, 2000, 2001 and 2002, respectively. Properties represented 58.6% and 56.4% of our total assets as of June 30, 2002 and 2003, respectively. We depreciate our properties based on our estimate of their economic useful lives to us, which is in turn based on our judgment, historical experience and the potential obsolescence of our existing equipment brought about by the introduction of more sophisticated packaging and testing technologies and processes. If we subsequently determine that the actual useful life of properties is shorter than what we had estimated, we will depreciate the remaining undepreciated value of that asset over its remaining economic useful life. This would result in increased depreciation expense and decreased net income during those periods. Similarly, if the actual lives of properties are longer than what we had estimated, we would have a smaller depreciation expense and higher net income in subsequent periods. As a result, if our estimations of the useful lives of our properties are not accurate or are required to be changed in the future, our net income in future periods would be affected.

Realizability of Long-Term Assets.    We are required to evaluate our equipment, goodwill and other long-lived assets for impairment whenever there is an indication of impairment. If certain criteria are met, we are required to record an impairment charge. We have adopted U.S. Statement of Financial Accounting Standards, or U.S. SFAS, No. 144, “Accounting for the Impairment for Disposal of Long-Lived Assets” to account for the impairment of our long-lived assets under both ROC GAAP and U.S. GAAP. In accordance with U.S. SFAS No. 144, long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed by comparing undiscounted net cash flows of the assets against the net book value of the assets. If the recoverability test indicates that an impairment has occurred, the impairment loss is the amount of the asset’s net book value in excess of the related fair value. For example, we took a NT$1,225.6 million (US$35.3 million) impairment charge in 2002 against some of our testing equipment to reflect the decline in economic value of these equipment. In the six months ended June 30, 2003, we did not take any impairment charges against long-lived assets.

Goodwill.    The U.S. Financial Accounting Standards Board, or FASB, recently issued U.S. SFAS No. 142, “Goodwill and Other Intangible Assets”. U.S. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under U.S. SFAS No. 142, goodwill and intangibles are evaluated at least annually to determine if an impairment writedown is required. Under U.S. GAAP, we realized an impairment charge at December 31, 2002 related to the goodwill from the acquisition of ASE Test. See “—U.S. GAAP Reconciliation”. We continue to carry goodwill resulting from the acquisition of ASE Korea and the purchase of shares of ISE Labs and Universal Scientific, and will have to assess such goodwill for impairment on at least an annual basis in the future. If events and circumstances deteriorate in the future, the value of the goodwill could be further impaired under U.S. GAAP. The merger of ASE Chung Li and ASE Material may generate goodwill to the extent that the fair value of the ASE Inc. common shares exchanged for the non-controlling equity interests exceeds the fair value of the acquired net assets. See “—Pending Merger of ASE Chung Li and ASE Material”.

Valuation of Marketable Securities and Long-term Investments.    Under ROC GAAP, marketable equity securities are carried at the lower of aggregate cost or market value and are classified as trading or long-term investments depending on management’s intent to hold the security for long-term investment purposes. Trading securities are primarily mutual funds with readily determinable market values. We hold significant long-term investments in public and nonpublic entities. We periodically evaluate these long-term investments based on market prices, if available, the financial condition of the investee company, economic conditions in the industry, and our intent and ability to hold the investment for a long period of time. These assessments usually require a significant amount of judgment as a significant decline in the market price may not be the best indicator of impairment. Under U.S. GAAP, we evaluate long-term investments using the above mentioned criteria and to the extent any decline in the value of a long-term investment is determined to be other than temporary, an impairment charge is recorded in the current period. The methods to measure the amount of impairment under ROC GAAP and U.S. GAAP may be based on different estimates of fair value depending on the circumstances. Under U.S. GAAP, market price is to be used, if available, to determine the fair value. Under ROC GAAP, however, if the market price is deemed to be a result of an inactive market, other measures of fair value may be used. Several of the long-term investments held by us are accounted for under the equity method. Any significant decline in the operations of an equity method investee could affect the value of the long-term investment and an impairment charge may occur.

In determining whether an other-than-temporary impairment occurred in our long-term investments as of June 30, 2003, no amount was recorded under ROC GAAP based on the difference between the carrying value and the net-asset value of the investee with adjustments made to significant assets of the investee using appraised values and other appropriate information. In the six months ended June 30, 2003, no impairment charge was incurred under U.S. GAAP. See “—U.S. GAAP Reconciliation”.

Results of Operations

The following table sets forth, for the periods indicated, financial data from our consolidated statements of income, expressed as a percentage of net revenues.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)
	(percentage of net revenues)
ROC GAAP:
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Packaging	74.7	75.3	77.9	77.9	78.0
Testing	25.1	24.7	22.1	22.1	21.7
Other	0.2	0.0	0.0	0.0	0.3
Cost of revenues	(69.9)	(85.9)	(84.4)	(86.2)	(85.7)
Gross profit	30.1	14.1	15.6	13.8	14.3
Operating expenses	(10.7)	(15.3)	(17.1)	(14.7)	(14.5)
Operating income (loss)	19.4	(1.2)	(1.5)	(0.9)	(0.2)
Non-operating income (expenses)	(2.9)	(6.6)	(4.4)	(3.9)	(3.3)
Income (loss) before income tax and minority interest	16.5	(7.8)	(5.9)	(4.8)	(3.5)
Income tax benefit (expense)	(2.1)	0.5	2.5	1.5	2.1
Income (loss) before minority interest	14.4	(7.3)	(3.4)	(3.3)	(1.4)
Extraordinary loss	—	(0.4)	(0.1)	—	—
Minority interest in net (income) loss of subsidiary	(2.9)	2.1	3.8	2.5	1.5

Net income (loss)	11.5%	(5.6)%	0.3%	(0.8)%	0.1%

The following table sets forth, for the periods indicated, the gross margins for our packaging and testing services and our total gross margin.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)
	(percentage of net revenues)
ROC GAAP:
Gross margin
Packaging	26.3%	16.0%	17.6%	17.2%	13.7%
Testing	41.5	8.3	8.4	2.1	16.8

Total	30.1%	14.1%	15.6%	13.8%	14.3%

The following table sets forth, for the periods indicated, a breakdown of our total cost of revenues and operating expenses, expressed as a percentage of net revenues.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)
	(percentage of net revenues)
ROC GAAP:
Cost of revenues
Raw materials	28.7%	30.7%	30.2%	29.9%	29.3%
Labor	12.9	14.6	14.8	14.9	16.4
Depreciation	15.7	27.0	25.0	26.9	23.9
Other	12.6	13.6	14.4	14.5	16.1

Total cost of revenues	69.9%	85.9%	84.4%	86.2%	85.7%

Operating expenses
Selling	2.0%	2.3%	2.0%	1.9%	2.2%
General and administrative(1)	5.1	7.3	8.8	6.4	6.1
Goodwill amortization(2)	1.1	1.8	1.8	2.0	1.7
Research and development	2.5	3.9	4.5	4.4	4.5

Total operating expenses	10.7%	15.3%	17.1%	14.7%	14.5%

(1)	Excludes goodwill amortization for purposes of this table only.
(2)	Included in general and administrative expense in the consolidated financial statements.

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002 (Unaudited)

Net Revenues.    Net revenues increased 16.7% to NT$24,357.2 million (US$703.8 million) in the six months ended June 30, 2003 from NT$20,872.2 million in the comparable period in 2002. Packaging revenues increased 17.0% to NT$19,008.1 million (US$549.2 million) in the six months ended June 30, 2003 from NT$16,252.0 million in the comparable period in 2002. Testing revenues increased 14.5% to NT$5,287.0 million (US$152.8 million) in the six months ended June 30, 2003 from NT$4,617.9 million in the comparable period in 2002. The increase in packaging revenues was primarily due to an increase in packaging volume. The increase in testing revenues was primarily due to an increase in testing volume, which was partially offset by a decrease in the averaging selling prices for testing services. The increase in packaging and testing volume resulted primarily from the modest recovery in the semiconductor industry since the second quarter of 2002 and the increase in outsourcing of the packaging and testing of semiconductor devices. This increase was tempered in part by adverse global political and economic conditions as well as the impact of the outbreak of SARS in the first half of 2003. The decrease in the average selling prices for testing services reflected the general trend in the semiconductor industry of declining prices for testing services.

Gross Profit.    Gross profit increased 20.6% to NT$3,481.3 million (US$100.6 million) in the six months ended June 30, 2003 from NT$2,887.8 million in the comparable period in 2002. Our gross margin increased to 14.3% in the six months ended June 30, 2003 compared to 13.8% in the comparable period in 2002. This increase was primarily a result of a decrease in depreciation expense, which was partially offset by an increase in labor costs, all as a percentage of net revenues. Our gross margin for packaging decreased to 13.7% in the six months ended June 30, 2003 from 17.2% in the comparable period in 2002. This decrease was primarily due to an increase in labor costs and factory supplies as a percentage of packaging revenues. Our gross margin for testing increased to 16.8% in the six months ended June 30, 2003 from 2.1% in the comparable period in 2002. This increase was primarily due to a decrease in depreciation expense as a percentage of testing revenues. Labor costs in the six months ended June 30, 2003 were NT$4,005.0 million (US$115.7 million), or 16.4% of net revenues, compared to NT$3,106.6 million, or 14.9% of net revenues, in the comparable period in 2002. The increase in labor costs was largely a result of an increase in the number of our employees for both direct and indirect labor in anticipation of increased packaging and testing volume. Factory supplies cost in the six months ended June 30, 2003 was NT$1,965.6 million (US$56.8 million), or 8.1% of net revenues, compared to NT$1,571.0 million, or 7.5% of net revenues, in the comparable period in 2002. The increase in factory supplies cost was largely a result of the increase in factory supplies used in our flip-chip and wafer bumping production processes. Depreciation expense in the six months ended June 30, 2003 was NT$5,826.2 million (US$168.3 million), compared to NT$5,619.5 million in the comparable period in 2002. As a percentage of net revenues, however, depreciation expense decreased to 23.9% in the six months ended June 30, 2003 from 26.9% in the comparable period in 2002, reflecting higher capacity utilization rates.

Operating Income (Loss).    We incurred an operating loss of NT$42.3 million (US$1.2 million) in the six months ended June 30, 2003, compared to an operating loss of NT$197.5 million in the comparable period in 2002. Operating margin was negative 0.2% in the six months ended June 30, 2003, compared to negative 0.9% in the comparable period in 2002. Operating expenses increased 14.2% to NT$3,523.6 million (US$101.8 million) in the six months ended June 30, 2003, compared to NT$3,085.3 million in the comparable period in 2002. The increase in operating expenses was primarily due to higher research and development, general and administrative, and selling expenses. Selling expense increased 24.2% to NT$530.5 million (US$15.3 million) in the six months ended June 30, 2003 from NT$427.3 million in the comparable period in 2002. This increase was primarily due to increased commission and fee payments to our sales and customer service agents, reflecting increased sales. Selling expense represented 2.2% of our net revenues in the six months ended June 30, 2003, compared to 1.9% in the comparable period in 2002. General and administrative expense, excluding goodwill amortization, increased 11.3% to NT$1,486.8 million (US$43.0 million) in the six months ended June 30, 2003 from NT$1,335.5 million in the comparable period in 2002, primarily due to increased salaries and bonuses as a result of an increase in the number of our employees. General and administrative expense, excluding goodwill amortization, represented 6.1% of our net revenues in the six months ended June 30, 2003, compared to 6.4% in the comparable period in 2002. Goodwill amortization expense was NT$413.1 million (US$11.9 million) in the six months ended June 30, 2003 compared to NT$407.1 million in the comparable period in 2002. Goodwill amortization expense represented 1.7% of our net revenues in the six months ended June 30, 2003, compared to 2.0% in the comparable period in 2002. Research and development expense increased 19.4% to NT$1,093.2 million (US$31.6 million) in the six months ended June 30, 2003 from NT$915.4 million in the comparable period in 2002. This increase was primarily a result of an increase in the number of our research and development employees. Research and development expense accounted for 4.5% of our net revenues in the six months ended June 30, 2003, compared to 4.4% of our net revenues in the comparable period in 2002.

Net Non-Operating Income (Expense).    We recorded a net non-operating loss of NT$807.1 million (US$23.3 million) in the six months ended June 30, 2003, compared to a net non-operating loss of NT$798.1 million in the comparable period in 2002. This was primarily a result of an increase in loss on long-term investments and a decrease in other net non-operating income, which was partially offset by decreases in net interest expense and net exchange loss. We recorded a realized loss on long-term investments of NT$354.8 million (US$10.3 million) in the six months ended June 30, 2003 due to the recognition of a loss for the sale of our common shares by our wholly-owned subsidiary ASE Capital Inc. in connection with our ADS offering in June 2003. We recorded net other non-operating expense of NT$45.2 million (US$1.3 million) in the six months ended June 30, 2003, compared to a net other non-operating income of NT$341.5 million in the comparable period in 2002. This reversal was primarily due to a decrease in gain on the disposal of our short-term investments on bond funds and a reversal of accumulated accrued interest by ASE Chung Li as a result of the renegotiation of our agreement with Motorola relating to the acquisition of its semiconductor packaging and testing businesses. See “Business—History and Development of the Company” and note 25 to the consolidated financial statements. Net interest expense decreased 69.6% to NT$235.7 million (US$6.8 million) in the six months ended June 30, 2003 from NT$775.4 million in the comparable period in 2002, primarily due to lower interest rates on our bank loans and NT$511.5 million in interest income recognized in connection with the redemption of the US$160 million 1% guaranteed convertible notes due 2004 issued by ASE Test through its finance subsidiary. Net exchange loss decreased 85.0% to NT$39.6 million (US$1.1 million) in the six months ended June 30, 2003 from NT$264.7 million in the comparable period in 2002, primarily as a result of the effect of appreciation of NT dollar on our U.S. dollar- and Japanese yen-denominated liabilities.

Net Income (Loss).    As a result of the foregoing, we had a loss before minority interest of NT$337.6 million (US$9.7 million) in the six months ended June 30, 2003, compared to a loss before minority interest of NT$682.6 million in the comparable period in 2002. After excluding minority interest in the net losses of our subsidiaries of NT$350.0 million (US$10.1 million), we had net income of NT$12.4 million (US$0.4 million) in the six months ended June 30, 2003. In the six months ended June 30, 2002, we recorded a net loss, after excluding minority interest in the net loss of our subsidiaries of NT$526.0 million, of NT$156.6 million. The net income per common share was NT$0.00 in the six months ended June 30, 2003 compared with a net loss of NT$0.05 per common share in the comparable period in 2002. We had an income tax benefit of NT$511.8 million (US$14.8 million) in the six months ended June 30, 2003, compared to an income tax benefit of NT$313.0 million in the comparable period in 2002, primarily as a result of the additional tax credit generated from qualifying equipment purchases made for our facilities in Kaohsiung.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Revenues.    Net revenues increased 18.8% to NT$45,586.8 million (US$1,317.2 million) in 2002 from NT$38,367.8 million in 2001. Packaging revenues increased 22.9% to NT$35,515.4 million (US$1,026.2 million) in 2002 from NT$28,898.2 million in 2001. Testing revenues increased 6.4% to NT$10,060.6 million (US$290.7 million) in 2002 from NT$9,459.2 million in 2001. The increase in packaging and testing revenues was primarily due to an increase in packaging and testing volume, which was partly offset by a decrease in the average selling prices for packaging and testing services. The increase in volume resulted primarily from the modest recovery in the semiconductor industry and the increase in outsourcing of the packaging and testing of semiconductor devices. The decrease in the average selling prices reflected the general trend in the semiconductor industry of declining prices for each input/output lead on a semiconductor device. This decrease was partially offset by a change in the revenue mix as our BGA packages and fine-pitch packages, which typically command higher average selling prices, accounted for a greater portion of the packaging volume, and as we tested more complicated semiconductor devices, which generally command higher prices.

Gross Profit.    Gross profit increased 31.1% to NT$7,094.6 million (US$205.0 million) in 2002 from NT$5,410.8 million in 2001. Our gross margin increased to 15.6% in 2002 compared to 14.1% in 2001, primarily as a result of decreased depreciation expense as a percentage of net revenues. Our gross margin for packaging increased to 17.6% in 2002 from 16.0% in 2001. This increase was primarily due to a decrease in depreciation expense as a percentage of packaging revenues as a result of improved capacity utilization rates, as well as a decrease in raw material costs as a result of an increase in our sourcing of packaging materials from ASE Material. Our gross margin for testing increased to 8.4% in 2002 from 8.3% in 2001. This slight increase was primarily due to higher capacity utilization rates, which was partially offset by a decrease in average selling prices. Depreciation expense in 2002 was NT$11,398.3 million (US$329.3 million), compared to NT$10,375.0 million in 2001. This increase was due to increased capital expenditures in 2002. As a percentage of net revenues, depreciation expense decreased to 25.0% in 2002 from 27.0% in 2001, reflecting higher capacity utilization rates in 2002.

Operating Income (Loss).    We had an operating loss of NT$685.2 million (US$19.8 million) in 2002 compared to operating loss of NT$462.1 million in 2001. Operating margin decreased to negative 1.5% in 2002 compared to negative 1.2% in 2001. This decrease was primarily due to an asset impairment charge of NT$1,225.6 million (US$35.4 million) booked under general and administrative expense. Operating expenses increased 32.5% to NT$7,779.8 million (US$224.8 million) in 2002 compared to NT$5,872.9 million in 2001. The increase in operating expenses was primarily due to higher general and administrative, goodwill amortization and research and development expenses. Selling expense increased 3.6% to NT$909.4 million (US$26.3 million) in 2002 from NT$877.9 million in 2001. Selling expense amounted to 2.0% of our net revenues in 2002 compared to 2.3% in 2001. General and administrative expense, excluding goodwill amortization, increased 43.2% to NT$4,005.8 million (US$115.7 million) in 2002 from NT$2,797.6 million in 2001. This increase was primarily due to the asset impairment charge of NT$1,225.6 million (US$35.4 million) booked under general and administrative expense. General and administrative expense, excluding goodwill amortization, amounted to 8.8% of our net revenues in 2002 compared to 7.3% in 2001. Goodwill amortization expense increased 17.7% to NT$815.6 million (US$23.6 million) in 2002 from NT$692.9 million in 2001. This increase was primarily due to additional goodwill amortization expense resulting from our purchase of shares of ASE Test and ISE Labs in 2001 and 2002. Goodwill amortization expense amounted to 1.8% of our net revenues in 2002 compared to 1.8% in 2001. Research and development expense increased 36.2% to NT$2,049.0 million (US$59.2 million) in 2002 from NT$1,504.5 million in 2001. This increase was largely a result of an increase in the number of research and development employees, an increase in factory supplies expense as well as an increase in depreciation charges associated with testers and other equipment dedicated to research and development uses. Research and development expense amounted to 4.5% of our net revenues in 2002 compared to 3.9% in 2001.

Net Non-Operating Income (Expense).    We recorded a net non-operating loss of NT$2,024.5 million (US$58.5 million) in 2002 compared to a net non-operating loss of NT$2,523.4 million in 2001. This decrease was primarily a result of a decrease in net long-term investment loss and a decrease in net interest expense, which were partially offset by our incurring of a net foreign exchange loss. Net investment loss decreased 67.1% to NT$410.3 million (US$11.9 million) in 2002 from NT$1,246.8 million in 2001. The significantly larger net investment loss in 2001 was primarily due to a one-time write down of goodwill arising from our investment in Hung Ching as a result of the prolonged weakness of Hung Ching’s stock price, as well as the improvement in the financial performance of Hung Ching and Universal Scientific in 2002 compared to 2001. Net interest expense decreased 9.2% to NT$1,578.6 million (US$45.6 million) in 2002 from NT$1,739.3 million in 2001, primarily due to lower market interest rates in 2002 as well as the refinancing of certain of our long-term debt. We recorded a net foreign exchange loss of NT$397.9 million (US$11.5 million) in 2002 compared to net foreign exchange gain of NT$247.5 million in 2001. The net foreign exchange loss in 2002 was primarily due to the depreciation of the NT dollar, which had a negative impact on our U.S. dollar-denominated and Japanese yen-denominated liabilities.

Net Income (Loss).    As a result of the foregoing, we had a loss before minority interest of NT$1,569.4 million (US$45.3 million) in 2002 compared to a loss before minority interest of NT$2,786.3 million in 2001. After excluding minority interest in the net losses of our subsidiaries of NT$1,733.0 million (US$50.1 million) and taking into account an extraordinary loss of NT$34.6 million (US$1.0 million) due to our repurchase of US$68 million in aggregate principal amount of our US$200 million zero coupon convertible bonds due 2002, we had net income of NT$129.0 million (US$3.7 million) in 2002. In 2001, we recorded a net loss, after excluding minority interest in the net loss of our subsidiaries of NT$788.7 million and taking into account an extraordinary loss of NT$144.6 million due to our repurchase of US$131 million in aggregate principal amount of our US$200 million zero coupon convertible bonds due 2002, of NT$2,142.2 million. The net income per ADS was NT$0.21 in 2002 compared with net loss per ADS of NT$3.29 in 2001. We had an income tax benefit of NT$1,140.3 million (US$32.9 million) in 2002 compared to an income tax benefit of NT$199.2 million in 2001, primarily as a result of the additional tax credits generated by ASE Inc. in 2002 from qualifying equipment purchases. See “—Taxation”.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net Revenues.    Net revenues decreased 24.6% to NT$38,367.8 million in 2001 from NT$50,893.4 million in 2000. Packaging revenues decreased 24.0% to NT$28,898.2 million in 2001 from NT$38,028.8 million in 2000. Testing revenues decreased 25.9% to NT$9,459.2 million in 2001 from NT$12,768.4 million in 2000. The decreases in packaging and testing revenues were primarily due to an industry downturn commencing in the fourth quarter of 2000, resulting in a decrease in the average selling prices and volumes for packaging and testing services. This decrease was partially offset by a change in the revenue mix as our BGA packages and finepitch packages, which typically command higher average selling prices, accounted for a greater portion of the packaging volume, and as we tested more complex high-performance semiconductors, which generally command higher prices.

Gross Profit.    Gross profit decreased 64.7% to NT$5,410.8 million in 2001 from NT$15,326.1 million in 2000. Our gross margin decreased to 14.1% in 2001 from 30.1% in 2000, primarily as a result of increased depreciation expense and increased raw materials costs, all as a percentage of net revenues. Our gross margin for packaging decreased to 16.0% in 2001 from 26.3% in 2000. This decrease was primarily due to increases in depreciation expense and raw materials costs, all as a percentage of packaging revenues. Our gross margin for testing decreased to 8.3% in 2001 from 41.5% in 2000. This decrease was primarily due to increases in depreciation expense and plant and machine rental costs, all as a percentage of testing revenues. Raw material costs in 2001 were NT$11,776.2 million, or 30.7% of net revenues, compared to NT$14,620.4 million, or 28.7% of net revenues, in 2000. The increase in raw material costs was largely a result of products with higher raw material costs, such as BGA packages, accounting for a larger proportion of our packaging services. Depreciation for 2001 was NT$10,375.0 million, compared to NT$7,992.3 million in 2000. This increase was primarily due to the full year effect of our capacity expansion in 2000. As a percentage of net revenues, depreciation increased to 27.0% in 2001 from 15.7% in 2000, principally as a result of the significant decrease in our net revenues and higher depreciation in 2001.

Operating Income (Loss).    We incurred an operating loss of NT$462.1 million in 2001 compared to an operating income of NT$9,877.1 million in 2000. Operating margin decreased to negative 1.2% in 2001 compared to 19.4% in 2000. Operating expenses increased 7.8% to NT$5,872.9 million in 2001 compared to NT$5,449.0 million in 2000. This was primarily due to higher general and administrative, goodwill amortization and research and development expenses, partially offset by lower selling expense. Selling expense decreased 14.0% to NT$877.9 million in 2001 from NT$1,020.5 million in 2000. This decrease reflected decreased sales in 2001. Selling expense represented 2.3% of our net revenues in 2001 compared to 2.0% in 2000. General and administrative expense, excluding goodwill amortization, increased 7.3% to NT$2,797.6 million in 2001 from NT$2,606.2 million in 2000. This increase was primarily due to increases in cash bonuses and directors’ compensation of our subsidiaries paid in 2001 with respect to the preceding fiscal year. General and administrative expense, excluding goodwill amortization, represented 7.3% of our net revenues in 2001 compared to 5.1% in 2000. Goodwill amortization expense increased 23.8% to NT$692.9 million in 2001 from NT$559.8 million in 2000. This increase was primarily due to additional goodwill amortization expense resulting from our purchase of additional shares of ASE Test in 2001. Goodwill amortization expense represented 1.8% of our net revenues in 2001 compared to 1.1% in 2000. Research and development expense increased 19.2% to NT$1,504.5 million in 2001 from NT$1,262.5 million in 2000. This increase was largely a result of an increase in the number of research and development employees as well as an increase in depreciation charges associated with testers and other equipment dedicated to research and development uses. Research and development expense accounted for 3.9% of our net revenues in 2001 compared to 2.5% in 2000.

Net Non-Operating Income (Expense).    We recorded a net non-operating loss of NT$2,523.4 million in 2001 compared to a net non-operating loss of NT$1,473.5 million in 2000. This was primarily a result of an increase in net interest expense, an increase in net investment loss on long-term investments and a decrease in net foreign exchange gain. Net interest expense increased 13.1% to NT$1,739.3 million in 2001 from NT$1,538.0 million in 2000. This increase was primarily a result of increased debt financing incurred in 2001, which was partially offset by higher interest income resulting from higher cash balances resulting from our offering of ADSs in September 2000. We recorded a net investment loss of NT$1,246.8 million in 2001 as compared to a net investment loss of NT$167.3 million in 2000. The loss was principally a result of a one-time write down of goodwill in the amount of NT$475.6 million arising from our investment in Hung Ching due to the prolonged weakness of Hung Ching’s stock price, as well as the goodwill amortization associated with our purchase of the shares of, and the net investment losses incurred by, Hung Ching and Universal Scientific. We recorded a net foreign exchange gain of NT$247.5 million in 2001 compared to net foreign exchange gain of NT$302.7 million in 2000. These foreign exchange gains were primarily due to the Japanese yen’s depreciation, which reduced the NT dollar value of our Japanese yen denominated liabilities.

Net Income (Loss).    As a result of the foregoing, we had a loss before minority interest of NT$2,786.3 million in 2001 compared to income before minority interest of NT$7,337.8 million in 2000. After excluding minority interest in the net losses of our subsidiaries of NT$788.7 million and taking into account an extraordinary loss of NT$144.6 million due to our repurchase of US$131 million in aggregate principal amount of our US$200 million zero coupon bonds due 2002, we had a net loss of NT$2,142.2 million in 2001. In 2000, we recorded net income, after excluding minority interest in the net income of our subsidiaries of NT$1,500.6 million, of NT$5,837.2 million. The net loss per ADS was NT$3.29 for 2001 compared with net income per ADS of NT$9.01 for 2000. As a result of our net loss in 2001, we had an income tax benefit of NT$199.2 million in 2001 compared to an income tax expense of NT$1,065.8 million in 2000.

Quarterly Net Revenues, Gross Profit and Gross Margin

The following table sets forth our unaudited consolidated net revenues, gross profit and gross margin for the quarterly periods indicated. You should read the following table in conjunction with the consolidated financial statements and related notes included in this prospectus. Our net revenues, gross profit and gross margin for any quarter are not necessarily indicative of the results for any future period. Our quarterly net revenues, gross profit and gross margin may fluctuate significantly.

	Quarter Ended
	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	Jun. 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	Jun. 30, 2003
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
	(in millions)
Consolidated Net Revenues
Packaging	6,406.8	8,075.5	7,814.5	8,437.5	9,205.8	10,057.5	9,021.5	9,986.6
Testing	1,970.3	2,179.1	2,227.5	2,390.4	2,654.8	2,788.0	2,534.7	2,752.3
Other	3.7	—	1.7	0.6	0.3	8.2	28.2	33.9

Total	8,380.8	10,254.6	10,043.7	10,828.5	11,860.9	12,853.7	11,584.4	12,772.8

Consolidated Gross Profit
Packaging	846.7	1,493.5	1,281.9	1,507.5	1,598.2	1,867.8	1,159.9	1,437.5
Testing	(138.9)	(57.7)	(34.2)	132.4	287.1	455.9	355.3	531.6
Other	0.6	1.4	0.2	—	(0.1)	(2.1)	(4.1)	1.1

Total	708.4	1,437.2	1,247.9	1,639.9	1,885.2	2,321.6	1,511.1	1,970.2

Consolidated Gross Margin
Packaging	13.2%	18.5%	16.4%	17.9%	17.4%	18.6%	12.9%	14.4%
Testing	(7.0)%	(2.6)%	(1.5)%	5.5%	10.8%	16.4%	14.0%	19.3%
Total	8.5%	14.0%	12.4%	15.1%	15.9%	18.1%	13.0%	15.4%

Our results of operations have been adversely affected by the global semiconductor industry downturn which commenced in the fourth quarter of 2000 and continued through the fourth quarter of 2001. Beginning the second quarter of 2002, we experienced an improvement in our net revenues as a result of a modest recovery in the semiconductor industry. However, in the first quarter of 2003, our net revenues were adversely affected by global political and economic conditions. To a lesser extent, our results of operations have also been affected by seasonality. Our first quarter net revenues have historically decreased over the preceding fourth quarter, primarily due to the combined effects of holidays in the United States, Taiwan and Malaysia. Moreover, the increase or decrease in net revenues of a particular quarter as compared with the immediately preceding quarter varies significantly. See “Risk Factors—Risks Relating to Our Business—Our operating results are subject to significant fluctuations, which could adversely affect the market value of your investment”.

Our testing operations historically have higher gross margins than our packaging operations. However, during periods of lower-than-normal capacity utilization, such as the last three quarters of 2001 and the full year of 2002, our testing operations have experienced lower gross margins than our packaging operations.

Liquidity and Capital Resources

We have historically been able to satisfy our working capital needs from cash flow from operations. We have historically funded our capacity expansion from internally generated cash and, to the extent necessary, the issuance of equity securities and long-term borrowings. If adequate funds are not available on satisfactory terms, we may be forced to curtail our expansion plans. Moreover, our ability to meet our working capital needs from cash flow from operations will be affected by the demand for our packaging and testing services, which in turn may be affected by several factors. Many of these factors are outside of our control, such as economic downturns and declines in the prices of our services caused by a downturn in the semiconductor industry. See “Risk Factors—Risks Relating to Our Business—Our operating results are subject to significant fluctuations, which could adversely affect the market value of your investment”. The average selling prices of our packaging and testing services are likely to be subject to further downward pressure in the future. To the extent we do not generate sufficient cash flow from our operations to meet our cash requirements, we will have to rely on external financing. Other than as described in “—Off-Balance Sheet Arrangements”, we have not historically relied, and we do not plan to rely in the foreseeable future, on off-balance sheet financing arrangements to finance our working capital or capacity expansion.

Net cash provided by operating activities amounted to NT$6,585.1 million (US$190.3 million) in the six months ended June 30, 2003, partly as a result of adjusting for non-cash depreciation and amortization, including amortization of consolidated debits, of NT$6,659.7 million (US$192.4 million). Net cash provided by operating activities amounted to NT$5,218.7 million in the six months ended June 30, 2002, partly as a result of adjusting for non-cash depreciation and amortization, including amortization of consolidated debts, of NT$6,350.3 million. The increase in net cash generated by operating activities in the six months ended June 30, 2003 compared to the six months ended June 30, 2002 was primarily due to significant decreases in adjustments for exchange gain on long-term foreign bonds payable and long-term foreign investment payable from NT$484.0 million in the six months ended June 30, 2002 to NT$39.6 million (US$1.1 million) in the six months ended June 30, 2003, and adjustments for loss on long-term investments of NT$354.8 million (US$10.3 million) in the six months ended June 30, 2003 due to the recognition of a loss for the sale of our common shares by our wholly-owned subsidiary ASE Capital Inc. in connection with our ADS offering in June 2003. Depreciation and amortization increased in the six months ended June 30, 2003 compared to the six months ended June 30, 2002, primarily due to an increase in capital expenditure in the first half of 2003. Net cash provided by operating activities amounted to NT$11,313.8 million (US$326.9 million) in 2002, partly as a result of adjusting for non-cash depreciation and amortization, including amortization of consolidated debits, of NT$13,101.9 million (US$378.6 million). Our net cash provided by operating activities amounted to NT$11,578.4 million in 2001, partly as a result of adjusting for non-cash depreciation and amortization, including amortization of consolidated debits, of NT$11,820.2 million. Our net cash provided by operating activities amounted to NT$17,459.9 million in 2000, partly as a result of adjusting for non-cash depreciation and amortization, including amortization of consolidated debits, of NT$9,153.6 million. The decline in net cash provided by operating activities in 2002 and 2001 compared to 2000 was primarily due to the significant decreases in our net income in 2002 and 2001 compared to a net profit of NT$5,837.2 million in 2000. Depreciation and amortization increased in 2002 compared to 2001, primarily due to an increase in capital expenditures in 2002. Depreciation and amortization increased in 2001 compared to 2000, primarily as a result of the full-year effect of our capacity expansion in 2000.

Net cash used in investing activities was NT$6,464.1 million (US$186.8 million) in the six months ended June 30, 2003, primarily as a result of the acquisition of properties, such as machinery and equipment for our packaging, testing and interconnect materials operations, of NT$8,022.0 million (US$231.8 million), and for short-term investments of NT$998.3 million (US$28.8 million), which was partially offset by cash proceeds from the sale of ASE Inc. common shares of NT$2,850.5 million (US$82.4 million). Net cash used in investing activities amounted to NT$7,467.1 million in the six months ended June 30, 2002, primarily due to the increase in pledged time deposits and other assets of NT$3,272.3 million, the acquisition of properties of NT$2,798.7 million and purchases of ASE Test shares and ISE Labs shares of NT$2,072.1 million. Net cash used in investing activities decreased to NT$13,167.2 million (US$380.4 million) in 2002 from NT$15,051.2 million in 2001. This decrease reflected a decline in short-term investments of NT$2,664.5 million (US$77.0 million) in 2002, as compared to an increase of NT$2,913.6 million in 2001, and a decline in the acquisition of ASE Test shares to NT$317.0 million (US$9.2 million) in 2002 from NT$1,202.2 million in 2001, partially offset by an increase in the acquisition of properties to NT$12,657.9 million (US$365.7 million) in 2002 from

NT$11,565.7 million in 2001, and the purchase of NT$1,755.1 million (US$50.7 million) of ISE Labs shares in 2002. Net cash used in investing activities decreased to NT$15,051.2 million in 2001 from NT$33,392.0 million in 2000. This decrease was primarily due to a significant decrease in the acquisition of properties from NT$30,063.6 million in 2000 to NT$11,565.7 million in 2001.

Net cash provided by financing activities was NT$1,163.1 million (US$33.6 million) in the six months ended June 30, 2003. This amount reflected proceeds from our long-term debt financing of NT$4,009.8 million (US$115.9 million), which was partially offset by repayments of short-term borrowings totaling NT$2,610.2 million (US$75.4 million). Net cash used by financing activities was NT$1,523.5 million in the six months ended June 30, 2002. This was principally due to the repayment of long-term debt of NT$1,845.5 million and the contribution to a sinking fund of NT$781.5 million in connection with our US$200 million zero coupon convertible bonds due 2002, which was partially offset by the increase in short-term borrowings of NT$862.4 million and minority interest of NT$663.3 million. Net cash provided by financing activities in 2002 amounted to NT$530.5 million (US$15.3 million). This amount reflected proceeds from short-term and long-term debt of NT$3,536.8 million (US$102.2 million), which was partially offset by the reduction in commercial papers and bank acceptances payable of NT$1,739.3 million (US$50.3 million), and payment of NT$1,674.1 million (US$48.4 million) for the repurchase of the remaining outstanding portion of our US$200 million zero coupon convertible bonds due 2002. Net cash provided by financing activities in 2001 was NT$603.5 million. This amount primarily reflected proceeds from long-term debt of NT$9,746.6 million, which was partially offset by the payment of NT$6,066.0 million for the repurchase of a portion of our US$200 million zero coupon convertible bonds due 2002 and the decrease in payable for properties of NT$2,250.9 million and the contribution to a sinking fund in connection with our US$200 million zero coupon convertible bonds due 2002 of NT$1,568.1 million. Net cash provided by financing activities in 2000 amounted to NT$17,607.3 million, primarily reflecting the increase of NT$9,854.5 million in minority interest resulting from the offering of ordinary shares by ASE Test in 2000 and proceeds of NT$4,151.3 million from our ADS offering in September 2000.

As of June 30, 2003, our primary source of liquidity was NT$11,553.5 million (US$333.8 million) of cash and cash equivalents and NT$3,063.1 million (US$88.5 million) of short-term investments. Our short-term investments primarily consisted of investments in fixed income mutual funds. As of June 30, 2003, we had total unused short-term credit lines of NT$5,954.9 million (US$172.1 million), and total unused long-term credit lines of NT$2,254.7 million (US$65.1 million). We believe that our existing credit lines under our short-term loan facilities, together with cash generated from our operations, are sufficient to finance our working capital needs for the next 12 months. As of June 30, 2003, we had working capital of NT$4,973.1 million (US$143.7 million).

As of June 30, 2003, we had total borrowings of NT$46,906.8 million (US$1,355.3 million), NT$4,385.5 million (US$126.7 million) of which were short-term borrowings and NT$42,521.3 million (US$1,228.6 million) of which were long-term borrowings. The interest rate for borrowings under our short-term borrowings ranged from 0.86% to 7.00% per year as of June 30, 2003. All of our short-term loans are revolving facilities with a term of one year, each of which may be extended on an annual basis with lender consent. Our long-term borrowings consist primarily of bank loans and bonds payable. As of June 30, 2003, we had outstanding long-term borrowings, less current portion, of NT$30,255.0 million (US$874.2 million). As of June 30, 2003, the current portion of our long-term borrowings was NT$12,266.3 million (US$354.4 million) and the current portion of our long-term bonds payable was NT$5,377.9 million (US$155.4 million). Our long-term borrowings carried variable interest rates which ranged between 0.73% and 7.92% per year as of June 30, 2003.

We have pledged a portion of our assets, with a carrying value of NT$13,516.8 million (US$390.5 million) as of June 30, 2003, to secure our obligations under our short-term and long-term facilities.

In September 2003, we issued US$200 million in aggregate principal amount of unsecured zero coupon convertible bonds due 2008. The convertible bonds are convertible into our common shares and ADSs. As of October 31, 2003, these convertible bonds are convertible into our common shares at a conversion price of NT$37.716 per common share.

In September 2003, we entered into a NT$7.0 billion (US$202.3 million) five-year syndicated credit facility, for which Citibank, N.A., Taipei Branch acted as the lead manager.

In August 2003, ASE Test redeemed US$159.9 million aggregate principal amount of its US$160 million 1% guaranteed convertible notes due 2004. The early redemption of the US$160 million 1% guaranteed convertible notes due 2004 was financed in part through a five-year syndicated credit facility entered into in June 2003 by ASE Test Finance Limited, a wholly-owned finance subsidiary of ASE Test. The total commitments under the facility totaled US$150 million. ASE Inc., ASE Test and ASE Test’s wholly-owned subsidiary, ASE Test, Inc., provided guarantees for ASE Test Finance Limited’s payment obligations under the facility.

In June 2003, we completed an offering of ADSs by our wholly-owned subsidiaries, ASE Investment Inc. and ASE Capital Inc. The net proceeds from the offering were approximately NT$2,850.5 million (US$82.4 million). We used the net proceeds to repay borrowings of ASE Inc. in an aggregate principal amount of NT$6.0 billion (US$173.4 million), borrowings of ASE Investment Inc. in an aggregate principal amount of NT$1.2 billion (US$34.7 million) and borrowings of ASE Capital Inc. in an aggregate principal amount of NT$150 million (US$4.3 million). In addition, pursuant to a merger agreement dated July 17, 2002, ASE Investment Inc. and ASE Capital Inc. merged with and into ASE Inc. in July 2003, and ASE Inc. has assumed all of the assets and liabilities of both ASE Investment Inc. and ASE Capital Inc.

In December 2002, we entered into a NT$7.0 billion (US$202.2 million) three-year syndicated credit facility, for which Citibank, N.A., Taipei Branch acted as the lead arranger. We used NT$5.2 billion (US$150.2 million) of the amount available under the facility to refinance a NT$5.2 billion (US$150.2 million) syndicated credit facility, for which Citibank, N.A., Taipei Branch acted as the lead arranger, entered into on June 22, 2001. The remaining NT$1.8 billion (US$51.9 million) was used to repay a portion of our existing revolving credit lines.

In November 1997, we issued US$200 million in aggregate principal amount of zero coupon convertible bonds due 2002. These bonds had an implied interest rate of 6.37%, and were convertible into our common shares. These bonds, which matured in November 2002, were convertible at the option of the holders from December 1997 through October 2002. As of November 2002, we had repurchased in the open market all of the outstanding bonds.

Our long-term loans and facilities contain various financial and other covenants that could trigger a requirement for early payment. Among other things, these covenants require the maintenance of certain financial ratios, such as liquidity ratio, indebtedness ratio, interest coverage ratio and other technical requirements. In general, covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments and encumber or dispose of assets. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on our liquidity, as well as our financial condition and operations.

The reduced levels of operating cash flow as a result of the downturn in the semiconductor industry resulted in our failure on June 30, 2001 to comply with the interest coverage ratio under our NT$5.2 billion three-year syndicated credit facility. We successfully obtained a waiver for the breach and an amendment to the interest coverage ratio from Citibank, N.A., as manager on behalf of the syndicate, in November 2001. We cannot assure you that we will be able to remain in compliance with our financial covenants under our loan agreements. In the event of default, we may not be able to cure the default or obtain a waiver, and our operations could be significantly disrupted and harmed. See “Risk Factors—Risks Relating to Our Business—Restrictive covenants and broad default provisions in the agreements governing our existing debt may materially restrict our operations as well as adversely affect our liquidity, financial condition and results of operations”.

The following table sets forth the maturity of our contractual obligations as of June 30, 2003.

	Payments Due by Period
	Total	Under 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
	NT$	NT$	NT$	NT$	NT$
	(in millions)
Contractual Obligations:
Long-term debt	42,522.9	12,267.9	24,925.3	5,287.7	42.0
Capital lease obligations	351.8	162.3	189.5	—	—
Operating leases	1,883.1	415.7	731.9	705.6	29.9
Payable for investment	3,311.8	958.3	2,353.5	—	—

Total	48,069.6	13,804.2	28,200.2	5,993.3	71.9

The payable for investment category set forth above relates to our earn-out arrangement with Motorola in connection with our acquisition of ASE Chung Li and ASE Korea in 1999. Under the arrangement, a portion of the purchase price would be paid in installments ending in July 2004 contingent upon certain targets of revenues from packaging and testing services provided to Motorola being met. See note 25 to the consolidated financial statements. In addition to the contractual obligations set forth above, as of June 30, 2003, we had made commitments to purchase approximately NT$13,340.2 million (US$385.4 million) of machinery and equipment, which may be canceled subject to the payment of certain penalties. We also have continuing obligations to make cash royalty payments under our technology license agreements for the procurement of the manufacturing technology for certain products. Under these agreements, we are obligated to pay royalties equal to a specified percentage of quantities. The royalties we paid amounted to NT$199.8 million, NT$151.2 million and NT$176.7 million (US$5.1 million) in 2000, 2001 and 2002, respectively. The royalties we paid amounted to NT$73.9 million and NT$67.2 million (US$1.9 million) in the six months ended June 30, 2002 and 2003, respectively.

Our contingent obligations consist of guarantees provided by us to our subsidiaries. As of June 30, 2003, we endorsed and guaranteed the promissory notes of our subsidiaries in the amount of NT$11,570.3 million (US$334.3 million). Other than such guarantees, we have no other contingent obligations. See note 21 to the consolidated financial statements.

We have made, and expect to continue to make, substantial capital expenditures in connection with the expansion of our production capacity. The table below sets forth our principal capital expenditures incurred for the periods indicated.

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
	(in millions)
Machinery and equipment	27,154.2	8,024.9	13,786.8	397.3	3,641.3	6,989.2	201.9
Building and improvements	4,309.3	3,540.8	1,963.0	56.6	557.6	1,331.6	38.5

We have budgeted capital expenditures of approximately NT$13,844.0 million (US$400.0 million) to NT$17,305.0 million (US$500.0 million) for 2003, primarily to purchase machinery and equipment in connection with the expansion of our packaging, testing, and interconnect materials operations. We may adjust the amount of our capital expenditures upward or downward based on market conditions, the progress of our expansion plans and cash flow from operations. Due to the rapid changes in technology in the semiconductor industry, we frequently need to invest in new machinery and equipment, which may require us to raise additional capital. We cannot assure you that we will be able to raise additional capital should it become necessary on terms acceptable to us or at all. See “Risk Factors—Risks Relating to Our Business—Because of the highly cyclical nature of our industry, our capital requirements are difficult to plan. If we cannot obtain additional capital when we need it, our growth prospects and future profitability may be adversely affected”.

We believe that our existing cash and cash equivalents, short-term investments, expected cash flow from operations and existing credit lines under our short-term loan facilities will be sufficient to meet our capital expenditures, working capital, cash obligations under our existing debt and lease arrangements, and other requirements for at least the next twelve months. As of June 30, 2003, we had contractual obligations of NT$42,004.4 million (US$1,213.6 million) due in the next three years. We intend to meet our payment obligations through the expected cash flow from operations, long-term borrowings and the issuance of additional equity or equity-linked securities. We will continue to evaluate our capital structure and may decide from time to time to increase or decrease our financial leverage through equity offerings or borrowings. The issuance of additional equity or equity-linked securities may result in additional dilution to our shareholders.

From time to time, we evaluate possible investments, acquisitions or divestments and may, if a suitable opportunity arises, make an investment, acquisition or divestment. We currently have no commitments to make any material investment, acquisition or divestment. In July 2000, our shareholders approved a resolution which authorizes our board of directors to make investments in the PRC. However, the ROC government currently restricts certain types of investments by ROC companies in the PRC. We intend to consider establishing semiconductor packaging, testing and interconnect materials operations in the PRC if ROC investment law and policy is amended to permit such investments, and if suitable opportunities are available at that time.

Off-Balance Sheet Arrangements

We have, from time to time, entered into interest rate swap transactions to hedge our interest rate exposure. As of June 30, 2003, there were no outstanding interest rate swap transactions. We have entered into foreign currency option contracts and foreign exchange contracts to hedge our existing assets and liabilities denominated in foreign currencies and identifiable foreign currency purchase commitments. As of June 30, 2003, we had no foreign currency option contracts or foreign exchange contracts outstanding. In October 2003, we entered into foreign currency derivative contracts to hedge against reductions in value caused by changes in foreign currency exchange rates in connection with the proceeds received from our offering of US$200 million unsecured zero coupon convertible bonds due 2008. See “—Market Risk”.

Inflation

We do not believe that inflation in the ROC has had a material impact on our results of operations.

Taxation

The regular corporate income tax rate in the ROC applicable to us is 25%. We have obtained preferential tax treatment under the tax laws of the ROC and Malaysia. Under the ROC Statute of Upgrading Industries, which gives certain preferential tax treatment to companies that qualify as operating in an “important technology industry”, we have a tax exemption on income derived from the packaging of BGA products which expires at the end of 2005. In addition, ASE Electronics (M) Sdn., Bhd., or ASE Test Malaysia, qualified as a “pioneer” company in Malaysia and enjoyed a tax exemption which expired on June 30, 1999. ASE Test Malaysia subsequently obtained the status as “high-tech pioneer” and was granted a five-year tax exemption which expires on June 30, 2004. These tax exemptions resulted in tax savings for us of approximately NT$35.3 million and NT$59.1 million (US$1.7 million) in the six months ended June 30, 2002 and 2003, respectively. These tax exemptions resulted in tax savings for us of approximately NT$700.7 million, NT$26.4 million and NT$52.1 million (US$1.5 million) in 2000, 2001 and 2002, respectively.

We also have tax credits under the ROC Statute of Upgrading Industries. Under the previous tax credit rules, we obtained a tax credit of 20% for the purchase of equipment manufactured in Taiwan and 10% for the purchase of equipment manufactured outside Taiwan. In April 2002, the ROC Executive Yuan amended the tax credit rules and adopted a 13% rate of tax credit to be applied to the purchase of equipment regardless of where it was manufactured.

Under ROC tax laws, we may apply for additional tax holidays upon receipt of cash infusion from our shareholders, including through rights offerings, if the proceeds of which are used to purchase eligible machinery and equipment. We may also apply for this tax holiday after the capitalization of retained earnings through the issuance of stock dividends. See note 18 to the consolidated financial statements.

In addition, since we have facilities located in special export zones such as the Nantze Export Processing Zone in Taiwan and the Bayan Lepas Free Industrial Zone in Malaysia, we enjoy exemptions from various import duties and commodity taxes on imported machinery, equipment, raw materials and components. Goods produced by companies located in these zones and exported or sold to others within the zones are exempt from otherwise applicable commodity or business taxes.

Our effective income tax rate was 0% in the six months ended June 30, 2002 and 2003, because we incurred a net loss before income tax and minority interests in those periods, which resulted in an income tax benefit of NT$313.0 million and NT$511.8 million (US$14.8 million) in the six months ended June 30, 2002 and 2003, respectively. Our effective income tax rate was 12.7%, 0% and 0% in 2000, 2001 and 2002, respectively. Our effective tax rate was 0% in 2001 and 2002 because we incurred a net loss before income tax, minority interests and extraordinary loss in those periods, which resulted in income tax benefits of NT$199.2 million and NT$1,140.3 million (US$32.9 million) in 2001 and 2002, respectively. In 2000 we had an income tax expense of NT$1,065.8 million.

The net deferred tax assets in 2001 consisted primarily of tax credit that we utilized in 2002 and expect to utilize thereafter. These tax credits were generated primarily as a result of our purchase of packaging equipment for our facilities in Kaohsiung, Taiwan. In 2002, we generated sufficient taxable income to utilize these tax credits, and thus realized the current portion of the net deferred tax assets recorded at December 31, 2001. We generated additional tax credits in 2002 and in the six months ended June 30, 2003 and believe that the future estimated taxable income will be sufficient to realize the current and long-term portion of our net deferred tax assets recorded as of December 31, 2002 and June 30, 2003.

In 1997, the ROC Income Tax Law was amended whereby, effective from January 1, 1998, all retained earnings generated in a year which are not distributed to shareholders as dividends in the following year will be assessed a 10% retained earnings tax. As a result, if we do not distribute all of our annual retained earnings generated after January 1, 1998 as either cash or stock dividends in the following year, these earnings will be subject to the 10% retained earnings tax.

Market Risk

Our exposure to financial market risks relates primarily to changes in interest rates and foreign currency exchange rates. To mitigate these risks, we utilize derivative financial instruments, the application of which is primarily to manage these exposures, and not for speculative purposes.

Interest Rate Risk.    Our exposure to interest rate risks relates primarily to our long-term floating rate debt, which is normally incurred to support our corporate activities and capital expenditures. We currently do not enter into derivative transactions with regard to interest rates, but would consider engaging in currency interest rate swaps to lock in favorable currency and interest rate levels from time to time, if available, on terms considered attractive by us. No interest rate derivative contracts were outstanding as of June 30, 2003.

The following table provides information about our significant obligations that are sensitive to interest rate fluctuations as of June 30, 2003.

	Expected Maturity Date
	2003	2004	2005	2006	2007	2008	Total	Fair Value
	(in millions, except percentage)
Short-term debt:
Variable rate (NT$)	1,722.6	—	—	—	—	—	1,722.6	1,722.6
Average interest rate	1.75%	—	—	—	—	—	1.75%
Variable rate (US$)	43.6	—	—	—	—	—	43.6	43.6
Average interest rate	2.29%	—	—	—	—	—	2.29%
Variable rate (JP)	1,861.0	3.6	—	—	—	—	1,864.6	1,864.6
Average interest rate	1.16%	0.93%	—	—	—	—	1.16%
Variable rate (EUR)	0.1	—	—	—	—	—	0.1	0.1
Average interest rate	2.38%	—	—	—	—	—	2.38%
Variable rate (KRW)	—	13,000.0	—	—	—	—	13,000.0	13,000.0
Average interest rate	—	5.30%	—	—	—	—	5.30%
Variable rate (GBP)	0.0	—	—	—	—	—	0.0	0.0
Average interest rate	3.60%	—	—	—	—	—	3.60%
Variable rate (RMB)	—	56.5	—	—	—	—	56.5	56.5
Average interest rate	—	4.60%	—	—	—	—	4.60%
Long-term debt:
Variable rate (NT$)	2,909.5	12,017.4	9,014.7	927.7	158.1	533.2	25,560.5	25,560.5
Average interest rate	4.84%	4.16%	3.94%	5.52%	6.01%	4.02%	4.22%
Fixed rate (NT$)	2.9	2.1	0.4	—	—	—	5.4	5.4
Average interest rate	6.50%	3.23%	3.23%	—	—	—	4.98%
Variable rate (US$)	1.7	63.6	28.8	98.5	67.1	30.0	289.7	289.7
Average interest rate	4.21%	3.69%	5.23%	5.70%	6.22%	6.43%	5.40%
Fixed rate (US$)	157.9	5.3	3.6	0.5	0.5	0.5	168.3	168.3
Average interest rate	7.27%	8.27%	8.25%	7.92%	7.92%	7.92%	7.32%
Variable rate (JP)	—	4,733.0	—	—	—	—	4,733.0	4,733.0
Average interest rate	—	1.05%	—	—	—	—	1.05%
Variable rate (EUR)	—	1.2	—	—	—	—	1.2	1.2
Average interest rate	—	4.09%	—	—	—	—	4.09%
Variable rate (CHF)	—	1.6	—	—	—	—	1.6	1.6
Average interest rate	—	1.98%	—	—	—	—	1.98%
Variable rate (GBP)	—	0.0	—	—	—	—	0.0	0.0
Average interest rate	—	7.54%	—	—	—	—	7.54%

Foreign Currency Exchange Rate Risk.    Our foreign currency exposures give rise to market risk associated with exchange rate movements against the NT dollar, our functional currency. Currently, the majority of our revenues from packaging and testing services are denominated in U.S. dollars, with a portion denominated in NT dollars. Our costs of revenues and operating expenses associated with packaging and testing services are incurred in several currencies, primarily in NT dollars and U.S. dollars, as well as, to a lesser extent, Malaysian ringgit, Korean won and Japanese yen. Fluctuations in exchange rates, primarily among the U.S. dollar, the NT dollar and the Japanese yen, will affect our costs and operating margins and could result in exchange losses and increased costs in NT dollar and other local currency terms. In 2000, 2001 and 2002, the average exchange rate of the NT dollar to the U.S. dollar was 31.37, 33.91 and 34.53, respectively. In the six months ended June 30, 2002 and 2003, the average exchange rate of the NT dollar to the U.S. dollar was 34.73 and 34.70, respectively. In addition, a substantial portion of our capital expenditures, primarily for the purchase of packaging and testing equipment, has been, and is expected to continue to be, denominated primarily in U.S. dollars with the remainder in Japanese yen.

Foreign currency denominated liabilities as of June 30, 2003 include U.S. dollar debt and Japanese yen debt. As of June 30, 2003, approximately 60.3% of our cash and accounts receivable were denominated in U.S. dollars, with a substantial portion of the remainder denominated in NT dollars. As of June 30, 2003, approximately 79.4% of our accounts payable and payable for fixed assets were denominated in currencies other than the NT dollar. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign currency exchange rates, we may utilize currency forward contracts from time to time to reduce the impact of foreign currency fluctuations on our results of operations. Our policy is to account for these contracts on a mark-to-market rate basis, and the premiums are amortized on a straight-line basis over the life of the contract.

In October 2003, we entered into foreign currency derivative contracts to hedge against reductions in value caused by changes in foreign currency exchange rates in connection with the proceeds received from our offering of US$200 million unsecured zero coupon convertible bonds due 2008. The table below sets forth our outstanding cross currency swap contracts as of October 31, 2003.

Cross Currency Swap Contracts	Notional Amount (in millions)	Maturity
Contract to swap NT$ for US$	US$157.0 NT$5,330.2	October 20, 2007

The table below sets forth our outstanding foreign currency option contracts as of October 31, 2003.

Foreign Currency Option Contracts	Notional Amount (in millions)	Strike Price (US$/NT$)	Maturity
Contract to buy NT$ call/US$ put	Call currency and amount: NT$5,330.2 Put currency and amount: US$157.0	US$1 = NT$33.95	April 16, 2004

Contract to sell NT$ call/US$ put	Call currency and amount: NT$5,253.2 Put currency and amount: US$157.0	US$1 = NT$33.46	October 18, 2004

U.S. GAAP Reconciliation

Our financial statements are prepared in accordance with ROC GAAP, which differ in significant respects from U.S. GAAP. The following table sets forth a comparison of our net income and shareholders’ equity in accordance with ROC GAAP and U.S. GAAP as of and for the periods indicated.

	As of and for the Year Ended December 31,				As of and for the Six Months Ended June 30,
	2000	2001	2002	2002	2002	2003	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
	(in millions)
Net income (loss) in accordance with:
ROC GAAP	5,837.2	(2,142.2)	129.0	3.7	(156.6)	12.4	0.4
U.S. GAAP	3,930.0	(4,046.6)	(3,074.3)	(88.8)	(648.5)	309.7	8.9
Shareholders’ equity in accordance with:
ROC GAAP	43,669.2	41,946.3	39,430.7	1,139.3	38,742.0	42,611.4	1,231.2
U.S. GAAP	40,729.1	37,960.3	35,716.8	1,031.9	37,689.9	39,269.5	1,134.6

Note 27 to the consolidated financial statements provides a description of the principal differences between ROC GAAP and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of select items, including net income and shareholders’ equity. Differences between ROC GAAP and U.S. GAAP, which primarily affect our net income as reported under ROC GAAP, relate to impairment of goodwill and long-term investments and compensation expense pertaining to bonuses to employees, directors and supervisors.

Effective January 1, 2002, we adopted U.S. SFAS No. 142, “Goodwill and Other Intangible Assets”, which requires that goodwill no longer be amortized, and instead, be tested for impairment on a periodic basis. In conjunction with the implementation of U.S. SFAS No. 142, we completed a goodwill impairment review as of January 1, 2002 using a fair value based approach in accordance with the provision of the standard and found no impairment. Based on acquisitions completed as of June 30, 2001, application of the goodwill non-amortization provisions resulted in a decrease in amortization of approximately NT$815.6 million (US$23.6 million) in 2002 which continues to be recorded for ROC GAAP purposes. As a result of our impairment test as of June 30, 2003, we determined there had been no impairment. We completed our annual goodwill impairment test as of December 31, 2002 and determined impairment of NT$2,213.0 million (US$63.9 million) of the remaining goodwill associated with our purchase of shares of ASE Test.

ROC GAAP and U.S. GAAP require an assessment of impairment of long-term investments whenever events or circumstances indicate a decline in value may be other-than-temporary. The criteria for determination are similar under ROC GAAP and U.S. GAAP. However, the methods to measure the amount of impairment may be based on different estimates of fair values depending on the circumstances. When impairment is determined to have occurred, U.S. GAAP requires the market price to be used, if available, to determine the fair value of the long-term investment and measure the amount of impairment at the reporting date. Under ROC GAAP, if the market price is deemed to be a result of an inactive market, another measure of fair value may be used. As such, when determining whether an other-than-temporary impairment occurred in our long-term investment in Hung Ching as of December 31, 2002, the fair value, under ROC GAAP, was based on the difference between the carrying value and the net-asset value of Hung Ching with adjustments made to significant assets of Hung Ching using appraised values and other appropriate information. Using this method under ROC GAAP, we determined that no impairment occurred in our long-term investment in Hung Ching in 2002. Under U.S. GAAP, we determined an other-than-temporary impairment occurred in our long-term investment in Hung Ching as of December 31, 2002 in the amount of NT$883.6 million (US$25.5 million). We did not record any impairment charge for long-term investments for the six months ended June 30, 2003.

In 2001, we purchased 2,480,000 shares of ASE Test from two of our directors following their exercise of employee stock options in ASE Test shares. We entered into the transaction in order to maintain our investment in ASE Test at a level above 50% of the outstanding shares of ASE Test. We purchased these shares directly from these two directors based on a 10-day average of the market price of the shares. Although we entered into the transaction in order to maintain our majority ownership of ASE Test and not for compensation purposes, under U.S. GAAP, all shares issued upon the exercise of employee incentive stock options which are repurchased by the ASE Test or ASE Test’s affiliates within six months of exercise results in compensation expense, which in our case equals the excess of the purchase price over the exercise price. The transaction resulted in a US$26.7 million increase in ASE Test’s compensation expense and a corresponding increase in ASE Test’s capital surplus, which in turn led to a NT$908.7 million increase in ASE Inc.’s compensation expense. See “Related Party Transactions”.

In 1999, three of our consolidated subsidiaries sold an aggregate of 32.5 million ASE Inc’s. common shares in open market sales. Under U.S. GAAP, when a subsidiary holds its parent’s common shares as investments, the common shares are treated as treasury stock and are presented in the consolidated balance sheet as a deduction to shareholders’ equity. The capital gain or loss from the sale of treasury stock is added to or deducted from the balance of treasury stock. Under ROC GAAP, this treatment is not required and, as a result, the investment in ASE Inc. common shares by its subsidiaries is presented as long-term investment in the consolidated balance sheet and the capital gain or loss from the sale of treasury stock is recognized as income or loss. As a result of these transactions, we recognized under ROC GAAP capital gains on sale of investments of NT$1,388.5 million in 1999. Under U.S. GAAP, these investments in ASE Inc.’s common shares should be classified as treasury stock and the capital gain is not recognized as income but is deducted from treasury stock under capital surplus. Effective January 1, 2002, we adopted the ROC Statement of Financial Accounting Standards No. 30, “Accounting for Treasury Stock”, which is similar to the accounting and financial statement presentation under U.S. GAAP except the minority ownership portion is deducted from the gross amount of treasury stock for ROC GAAP reporting purposes.

We paid employee bonuses in 2000 and 2001 in the form of common shares with respect to the results of the preceding fiscal years. We did not pay any employee bonuses in 2002 because we incurred a net loss in 2001. We typically pay all or a portion of employee bonuses in the form of common shares. The number of common shares distributed as part of employee bonuses is obtained by dividing the total nominal NT dollar amount of the bonus to be paid in the form of common shares by the par value of the common shares, or NT$10 per share, rather than their market value, which has generally been substantially higher than par value. Under ROC GAAP, the distribution of employee bonus shares is treated as an allocation from retained earnings, and we are not required to, and do not, charge the value of the employee bonus shares to employee compensation expense. Under U.S. GAAP, however, we are required to charge the market value of the employee bonus shares to employee compensation expense in the period to which they relate, and correspondingly reduce our net income and income per common share. See “Management—Compensation of Directors, Supervisors and Executive Officers—ASE Inc. Employee Bonus and Stock Option Plans”.

The amount and the form of the payment of this compensation is subject to approval at our annual general shareholders’ meeting. Under U.S. GAAP, the compensation expense is initially accrued at the nominal NT dollar amount of the aggregate bonus in the period to which it relates. For U.S. GAAP purposes, the difference between the amount initially accrued and the market value of the common shares issued as payment of all or any part of the bonus is recorded as employee compensation expense in the period in which shareholders’ approval is obtained, which normally occurs during the second quarter of each year. The amount of the adjustment for market price for the purpose of U.S. GAAP reconciliation for the special stock bonus paid in 2000 was allocated over a period of three years commencing in the second quarter of the year following the year in which the bonus was paid, reflecting the additional length of service required from employees who received the special stock bonus.

Recent U.S. GAAP Accounting Pronouncements

In June 2001, the FASB issued U.S. SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement requires, among other provisions, retirement obligations to be recognized when they are incurred and displayed as liabilities, with a corresponding amount capitalized as part of the related long-lived asset. The capitalized element is required to be expensed using a systematic and rational method over its useful life. We adopted U.S. SFAS No. 143 on January 1, 2003 which did not have a material impact on our U.S. GAAP financial results.

In April 2002, the FASB issued U.S. SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Among other things, this statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, which required all gains and losses from the early extinguishment of debt to be aggregated and, if material, classified as extraordinary. This statement now requires those gains and losses to be classified as unusual and infrequently occurring events and transactions. The statement was effective upon issuance in April 2002 for prospective transactions. The adoption of this statement would require us to reclassify the extraordinary loss recognized for ROC GAAP to unusual and unfrequent events for U.S. GAAP for any future transactions. We believe there is no impact on other financial information under U.S. GAAP.

In November 2002, the FASB issued FASB Interpretation, or FIN, No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. The interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information on its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of recognition and initial measurement requirements of FIN No. 45 did not have a material effect on our financial condition and results of operations.

In November 2002, the FASB Emerging Issues Task Force, or EITF, reached a consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables”, related to the timing of revenue recognition for arrangements in which goods or services or both are delivered separately in a bundled sales arrangement. The EITF requires that when the deliverables included in this type of arrangement meet certain criteria, they should be individually accounted for as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenue recognized in a bundled sales arrangement. The allocation of revenue to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items, the residual method may be used under certain circumstances. Otherwise, revenue should be recognized at such time that all services have been performed and all products have been delivered. This method requires the full fair value amount to be allocated to the undelivered items. This would result in a discount, if any, being allocated to the delivered items. This consensus is effective for bundled sales arrangements entered into in fiscal periods beginning after June 15, 2003. This consensus will not have a significant impact on our results of operations, financial position and cash flows.

In December 2002, the FASB issued U.S. SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, and amended U.S. SFAS No. 123, “Accounting for Stock Based Compensation”. This statement provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. This statement is effective January 1, 2003. We have elected not to account for stock-based employee compensation using the fair value based method of accounting set forth in U.S. SFAS No. 123 and U.S. SFAS No. 148, but to continue to provide the disclosure requirements under U.S. SFAS No. 123. Accordingly, this statement will not affect our consolidated financial statements until we decide to adopt the fair value based method of accounting set forth in U.S. SFAS No. 123 and U.S. SFAS No. 148.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin No. 51”. FIN No. 46 requires a primary beneficiary to consolidate a variable interest entity, or VIE, if it has a VIE that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. FIN No. 46 applies immediately to VIEs created after January 31, 2003, and to VIEs in which the entity obtains an interest after that date. For VIEs acquired before February 1, 2003, the effective date for compliance is January 1, 2004. Beginning February 1, 2003, we adopted FIN No. 46, which had no impact on our results of operations, financial position and cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003. We do not expect the adoption of SFAS No. 149 to have an impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires that certain financial instruments that, under previous guidance, could be accounted for as equity be classified as liabilities, or assets in some circumstances. This statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. We do not expect the adoption of SFAS No. 150 to have an impact on our financial statements.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by TN Soong & Co., our principal external auditors, for the periods indicated. TN Soong & Co. and Deloitte & Touche (Taiwan) combined to establish Deloitte & Touche effective June 1, 2003. We did not pay any other fees to our auditors during the periods indicated below.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2001	2002		2003
	NT$	NT$	US$	NT$	US$
	(in thousands)
Audit fees(1)	14,710.0	23,421.0	676.7	9,070.0	262.1
Audit-related fees(2)	310.0	10,430.0	301.4	—	—
Tax fees(3)	829.1	105.0	3.0	285.0	8.2
Other fees(4)	2,460.0	1,900.0	54.9	—	—

(1)	“Audit fees” means the aggregate fees billed in each of the fiscal years listed for professional services rendered by our principal auditors for the audit of our annual financial statements or services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.
(2)	“Audit-related fees” means the aggregate fees billed in each of the fiscal years listed for assurance and related services by our principal auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit fees”. Services comprising the fees disclosed under the category of “Audit-related fees” involve principally the issuance of agreed upon procedure letters.
(3)	“Tax fees” means the aggregate fees billed in each of the fiscal years listed for professional services rendered by our principal auditors for tax compliance, tax advice, and tax planning. Services comprising the fees disclosed under the category of “Tax fees” involve tax advice.
(4)	“Other fees” means risk management consulting fees.

BUSINESS

We are the world’s largest independent provider of semiconductor packaging services and, together with our subsidiary ASE Test, the world’s largest independent provider of semiconductor testing services. Our services include semiconductor packaging, design and production of interconnect materials, front-end engineering testing, wafer probing and final testing services. We believe that we are better positioned than our competitors to meet the requirements of semiconductor companies worldwide for outsourced packaging and testing services across a wide range of end-use applications because of:

•	our ability to provide a broad range of advanced semiconductor packaging and testing services on a large scale turnkey basis;

•	our expertise in developing and providing advanced packaging, interconnect materials and testing technologies and solutions;

•	our scale of operations and financial position which enable us to make significant investments in capacity expansion and research and development as well as to make selective acquisitions;

•	our geographic presence in key centers of outsourced semiconductor and electronics manufacturing; and

•	our long-term relationships with providers of complementary semiconductor manufacturing services, including our strategic alliance with TSMC, the world’s largest dedicated semiconductor foundry.

We believe that the trend for semiconductor companies to outsource their packaging and testing requirements is accelerating as semiconductor companies increasingly rely on independent providers of foundry and advanced packaging and testing services. In response to the increased pace of new product development and shortened product life and production cycles, semiconductor companies are increasingly seeking independent packaging and testing companies that can provide turnkey services in order to reduce time-to-market. We believe that our expertise and scale in advanced technology and our ability to integrate our broad range of solutions into turnkey services allow us to benefit from the accelerated outsourcing trend and better serve our existing and potential customers.

We believe that we have benefited, and will continue to benefit, from our geographic location in Taiwan. Taiwan is currently the largest center for outsourced semiconductor manufacturing in the world and, in addition, has a high concentration of electronics manufacturing service providers, which are the end users of our customers’ products. Our close proximity to foundries and other providers of complementary semiconductor manufacturing services is attractive to our customers who wish to take advantage of the efficiencies of a total semiconductor manufacturing solution by outsourcing several stages of their manufacturing requirements. Our close proximity to end users of our customers’ products is attractive to our customers who wish to take advantage of the logistical efficiencies of direct shipment services that we offer. We believe that, as a result, we are well positioned to meet the advanced semiconductor engineering and manufacturing requirements of our customers.

Our global base of over 200 customers includes leading semiconductor companies across a wide range of end-use applications:

• Agilent Technologies, Inc.	• NVIDIA Corporation
• Altera Corporation	• ON Semiconductor Corp.
• ATI Technologies Inc.	• Qualcomm Incorporated
• Conexant Systems, Inc.	• RF Micro Devices, Inc.
• IBM Corporation	• Silicon Integrated Systems Corp.
• Koninklijke Philips Electronics N.V.	• STMicroelectronics N.V.
• LSI Logic Corporation	• Sunplus Technology Co., Ltd.
• Motorola,Inc.	• VIA Technologies, Inc.

Recent Developments

Pending Merger with ASE Chung Li and ASE Material

On October 28, 2003, we entered into a merger agreement with ASE Chung Li and ASE Material, pursuant to which ASE Chung Li and ASE Material will be merged with and into ASE Inc., with ASE Inc. as the surviving corporation. Upon the completion of the merger, all of the assets and liabilities of ASE Chung Li and ASE Material will be owned and assumed by ASE Inc., and the operations of ASE Chung Li and ASE Material will be integrated with the operations of ASE Inc.

The merger is to be consummated by means of a share exchange pursuant to which the respective shareholders (other than ASE Inc.) of ASE Chung Li and ASE Material will receive common shares of ASE Inc. in exchange for the common shares of each of ASE Chung Li and ASE Material. We expect to issue 282,315,437 common shares, or approximately 7.9% of our outstanding shares as of October 28, 2003, in connection with the merger.

The merger agreement has been approved by the board of directors of each of ASE Inc., ASE Chung Li and ASE Material and by the shareholders of ASE Chung Li and ASE Material. The completion of the merger is conditional upon, among other things, (1) approval of the shareholders of ASE Inc., (2) the receipt of the relevant regulatory approvals, including the approvals of the ROC Securities and Futures Commission in connection with the merger, (3) approval of the Taiwan Stock Exchange in connection with the issuance of ASE Inc. common shares pursuant to the share exchange, and (4) consent from lenders under certain loan agreements. Assuming receipt of all necessary approvals and consents, we expect that the merger will be completed by July 1, 2004.

Merger with ASE Chung Li

ASE Chung Li was established in April 1999 to acquire Motorola’s testing and packaging operations in Chung Li, Taiwan. ASE Chung Li focuses on the packaging and testing of semiconductors used principally in communications applications. We believe that our merger with ASE Chung Li will increase our economies of scale, improve our operating efficiency, allow us to better manage our production capacity and resources in Taiwan and simplify our corporate structure. As a result, we believe that the merger will enhance our ability to provide turnkey packaging and testing services to our customers.

As of October 28, 2003, 57.6% of the outstanding common shares of ASE Chung Li was held by ASE Inc., 14.8% was held by J&R Holding Limited, our wholly-owned subsidiary, and 27.6% was held by ASE Test, our consolidated subsidiary. Pursuant to the merger agreement, all of the common shares of ASE Chung Li held by shareholders of ASE Chung Li (other than ASE Inc.) will be exchanged for ASE Inc. common shares at an exchange ratio of 0.85 ASE Inc. common share per ASE Chung Li common share. In connection with the merger, we will issue 79,914,225 common shares to J&R Holding Limited, 149,175,000 common shares to ASE Test and four common shares to certain individuals who were the original shareholders of ASE Chung Li. The merger with ASE Chung Li has transaction value of approximately NT$7,101.8 million (US$205.2 million), based on the closing price of NT$31.00 per ASE Inc. common share on the Taiwan Stock Exchange on October 28, 2003. The number of shares to be issued will not be adjusted on account of any stock dividend paid by us prior to the completion of the merger.

Merger with ASE Material

ASE Material was established in December 1997 to design and manufacture packaging materials. We expect that interconnect materials will become an increasingly important value-added component of the semiconductor packaging business, as packaging technology migrates from the traditional wirebonding process towards the flip-chip wafer bumping process. We believe that our merger with ASE Material will further strengthen our ability to provide turnkey services that incorporate interconnect materials to our customers, finance the growth of the interconnect materials business, and simplify our corporate structure.

As of October 28, 2003, 61.4% of the outstanding common shares of ASE Material was held by ASE Inc., with the remaining 38.6% held by other affiliates of the ASE group, employees of ASE Material and a strategic investor. Pursuant to the merger agreement, all of the common shares of ASE Material held by these shareholders will be exchanged for ASE Inc. common shares at an exchange ratio of 0.5 ASE Inc. common share per ASE Material common share. In connection with the merger, we will issue 53,226,208 common shares to these shareholders of ASE Material. The merger with ASE Material has a transaction value of approximately NT$1,650.0 million (US$47.7 million), based on the closing price of NT$31.0 per ASE Inc. common share on the Taiwan Stock Exchange on October 28, 2003. The number of shares to be issued will not be adjusted on account of any stock dividend paid by us prior to the completion of the merger.

Joint Venture with Compeq Manufacturing Co. Ltd.

On October 28, 2003, we entered into a joint venture agreement with Compeq to establish ASE-Compeq Technologies, Inc., which will focus on the design and production of interconnect materials for packaging semiconductors. Pursuant to the joint venture agreement, we will own 60% of the equity interest in ASE-Compeq Technologies, Inc. and Compeq will own the remaining 40% of the equity interest. Our Chairman, Jason C.S. Chang, will serve as the Chairman, and C.C. Tong, the Executive Vice President of Compeq, will be the General Manager, of ASE-Compeq Technologies, Inc. The joint venture is subject to the approval of the ROC Fair Trade Commission. We expect that our joint venture with Compeq will further strengthen our capabilities in interconnect materials by providing us access to Compeq’s advanced production capacity, experience in advanced substrates production and engineering capabilities. We expect that ASE-Compeq Technologies, Inc. will initially focus on meeting our substrates requirements and gradually expand its customer base to include integrated device manufacturers and other backend subcontractors. The new company will initially utilize Compeq’s existing facilities in Ta Yuan, Taiwan, and is expected to establish new facilities as the existing facilities reach full capacity.

Closure of ASE Philippines

In order to consolidate our operations and improve operating efficiency across our various locations, we closed our facilities and discontinued our operations in the Philippines in October 2003, which had been conducted through ASE Philippines. ASE Philippines was established in 1996 to conduct packaging and testing services. We estimate that the charges associated with the closure of our operations in the Philippines will amount to approximately NT$138.2 million (US$4.0 million).

History and Development of the Company

We were established in 1984 as a packaging and testing company, with facilities in the Nantze Export Processing Zone. Our business grew and we were listed on the Taiwan Stock Exchange in 1989. In 1990, we acquired ASE Test Taiwan, which provides our customers with testing services. In 1991, we established ASE Test Malaysia, which provides our customers with testing and packaging services. In 1997, we established ASE Material, which designs and produces interconnect materials. In 1997, we constructed a new facility in Kaohsiung for packaging services and established a research and development laboratory.

ASE Chung Li and ASE Korea

In July 1999, we purchased Motorola’s Semiconductor Products Sector operations in Chung Li, Taiwan and Paju, South Korea for the packaging and testing of semiconductors with principally communications, consumer and automotive applications. The businesses are now operated by ASE Chung Li and ASE Korea. We acquired substantially all of the assets of ASE Chung Li for a base price of US$150.0 million in cash, consisting of an initial payment of US$80.0 million at closing and an additional US$70.0 million in three annual installments ending in July 2002, contingent upon certain targets of revenue from packaging and testing services provided to Motorola being met. These targets were met for the first two years. The last installment of US$23.3 million was due in July 2002. In 2002, we and Motorola re-negotiated the agreement for the payment of the final installment to take place in three installments ending in July 2004 contingent upon certain targets of revenue for packaging and testing services provided to Motorola being met. On October 28, 2003, we entered into a merger agreement to merge ASE Chung Li with and into ASE Inc., with ASE Inc. as the surviving corporation. Assuming receipt of all necessary approvals and consents, we expect the merger will be completed by July 1, 2004. See “—Recent Developments”.

We acquired 100% of the outstanding shares of ASE Korea for a base price of US$140.0 million in cash, consisting of an initial payment of US$36.0 million and an additional US$104.0 million payable over five years. In addition to the combined base price of US$290.0 million, we also paid an aggregate of approximately US$60.1 million in cash to purchase capital assets at both facilities which were acquired after January 1, 1999 and specified inventories and cash positions at both facilities. Under the acquisition agreements, ASE Inc. acquired a 70.0% interest in each of the two businesses, and ASE Test acquired the remaining 30.0% interest. This division of the investment reflected in part our estimate of the relative packaging and testing values at the facilities. Both facilities provide semiconductor packaging and testing services for Motorola’s Semiconductor Products Sector.

ISE Labs

In May 1999, we acquired 70.0% of the outstanding shares of ISE Labs, a semiconductor testing company with principal facilities located in Fremont and Santa Clara, California. The total purchase price for our 70.0% equity interest in ISE Labs was US$100.1 million.

In April, July and November 2000, we purchased additional shares of ISE Labs at an aggregate purchase price of US$70.9 million. As a result of these purchases, we owned 80.4% of the outstanding shares of ISE Labs as of December 31, 2000. In January 2002, we purchased the remaining portion of the shares of ISE Labs for a purchase price of US$50.2 million. The total investment for our acquisition of 100% of the outstanding shares of ISE Labs amounted to US$221.2 million.

Universal Scientific

From February through July of 1999, we purchased 22.6% of the outstanding shares of Universal Scientific for approximately NT$3,532.5 million (US$102.1 million), principally through open market purchases on the Taiwan Stock Exchange. We subsequently increased our holding to 23.3% following the open market purchase of additional shares in July and August of 2000. As of October 31, 2003, we held 23.5% of Universal Scientific’s outstanding equity shares. Six out of the nine directors on the Universal Scientific board of directors, including the chairman, are our representatives.

Industry Background

General

Semiconductors are the basic building blocks used to create an increasing variety of electronic products and systems. Continuous improvements in semiconductor manufacturing processes and design technologies have led to smaller, more complex and more reliable semiconductors at a lower cost per function. These improvements have resulted in significant performance and price benefits to manufacturers of electronic systems. As a result, semiconductor demand has grown substantially in our primary markets of communications, personal computers and consumer electronics, and has experienced increased growth in other markets such as automotive products, industrial automation and control systems.

The semiconductor industry is characterized by strong long-term growth, with periodic and sometimes severe cyclical downturns. The Semiconductor Industry Association estimates that worldwide sales of semiconductors increased from approximately US$50.5 billion in 1990 to US$154.9 billion in 2003. The semiconductor industry experienced strong growth between 1992 and 1995 and between 1998 and 2000, with declines between 1996 and first half of 1997 as well as in 1998. Starting from the fourth quarter of 2000, the semiconductor industry experienced a severe downturn due to a slowdown in the global economy, overcapacity in the semiconductor industry and worldwide inventory adjustment. The semiconductor industry started to show signs of a modest recovery in 2002, primarily as a result of inventory replenishment and the introduction of new products. This modest recovery has continued in 2003. We believe that the pattern of long-term growth and cyclical fluctuations will continue in the semiconductor industry.

Outsourcing Trends in Semiconductor Manufacturing

Historically, semiconductor companies designed, manufactured, packaged and tested semiconductors primarily in their own facilities. Over the past several years, there has been a trend in the industry to outsource stages in the manufacturing process. Virtually every significant stage of the manufacturing process can be outsourced. Wafer foundry services and semiconductor packaging services are currently the largest segments of the independent semiconductor manufacturing services market. Most of the world’s major integrated device manufacturers use some independent manufacturing services to maintain a strategic mix of internal and external manufacturing capacity.

The availability of technologically advanced independent manufacturing services has also enabled the growth of “fabless” semiconductor companies that focus on semiconductor design and marketing and outsource their fabrication, packaging and testing requirements to independent semiconductor manufacturing companies. The growth in the number and scale of fabless semiconductor companies that rely solely on independent companies to meet their manufacturing requirements will continue to be a driver of growth in the market for independent foundry, packaging and testing services. Similarly, the availability of technologically advanced independent manufacturing services has encouraged integrated device manufacturers, which had traditionally relied on in-house semiconductor manufacturing capacity, to increasingly outsource their manufacturing requirements to independent semiconductor manufacturing companies.

We believe the outsourcing of semiconductor manufacturing services will increase in the future from current levels for many reasons, including the following:

Technological Expertise and Significant Capital Expenditure.    Semiconductor manufacturing processes have become highly complex, requiring substantial investment in specialized equipment and facilities and sophisticated engineering and manufacturing expertise. Technical expertise becomes increasingly important as the industry transitions from one generation of technology to another, as evidenced by the current migration of fabrication technology from 8-inch to 12-inch wafers. In addition, product life cycles have been shortening, magnifying the need to continuously upgrade or replace manufacturing equipment to accommodate new products. As a result, new investments in in-house packaging, testing and fabrication facilities are becoming less desirable to integrated device manufacturers because of the high investment costs as well as the inability to achieve sufficient economies of scale and utilization rates necessary to be competitive with the independent service providers. Independent packaging, testing and foundry companies, on the other hand, are able to realize the benefits of specialization and achieve economies of scale by providing services to a large base of customers across a wide range of products. This enables them to reduce costs and shorten production cycles through high capacity utilization and process expertise. In the process, they are also able to focus on discrete stages of semiconductor manufacturing and deliver services of superior quality.

Since the recent industry downturn in 2001, semiconductor companies have significantly reduced their investment in in-house packaging and testing technologies and capacity. As a result, some semiconductor companies may have limited in-house expertise and capacity to accommodate large orders following a recovery in demand, particularly in the area of advanced technology. We expect semiconductor companies to increasingly outsource their packaging and testing requirements to take advantage of the advanced technology and scale of operations of independent packaging and testing companies.

Focus on Core Competencies.    As the semiconductor industry becomes more competitive, semiconductor companies are expected to further outsource their semiconductor manufacturing requirements in order to focus their resources on core competencies, such as semiconductor design and marketing.

Time-to-Market Pressure.    The increasingly short product life cycle has accelerated time-to-market pressure for semiconductor companies, leading them to rely increasingly on outsourced suppliers as a key source for effective manufacturing solutions.

Gartner Dataquest forecasts that the total outsourced semiconductor packaging market will grow from US$6.8 billion in 2002 to US$16.2 billion in 2007. Gartner Dataquest also forecasts that the total outsourced semiconductor testing market will grow from US$1.6 billion in 2002 to US$4.5 billion in 2007.

The Semiconductor Industry in Taiwan

The semiconductor industry in Taiwan has been a leader in, and a major beneficiary of, the trend in outsourcing. The growth of the semiconductor industry in Taiwan has been the result of several factors. First, semiconductor manufacturing companies in Taiwan typically focus on one or two stages of the semiconductor manufacturing process. As a result, these companies tend to be more efficient and are better able to achieve economies of scale and maintain higher capacity utilization rates. Second, semiconductor manufacturing companies in Taiwan that provide the major stages of the manufacturing process are located close to each other and typically enjoy close working relationships. This close network is attractive to customers who wish to outsource several stages of the semiconductor manufacturing process. For instance, a customer could reduce production cycle time and unit cost and streamline logistics by outsourcing its foundry, packaging, testing and drop shipment services to semiconductor manufacturing companies in Taiwan. Third, Taiwan also has an educated labor pool and a large number of engineers suitable for sophisticated manufacturing industries such as semiconductors.

As a result of the growth of the global semiconductor market, the semiconductor industry in Taiwan has in recent years made significant capital expenditures to expand capacity and technological capabilities. The ROC government has also provided tax incentives, long-term loans at favorable rates and research and development support, both directly and indirectly through support of research institutes and universities. As a result of investments made in recent years, Taiwan has achieved substantial market share in the outsourced semiconductor manufacturing industry. Furthermore, the growth of Taiwan’s electronics manufacturing industry, particularly in personal computer design and manufacturing, has created substantial local demand for semiconductors.

The Semiconductor Industry in Other Asian Regions

Many of the factors that contributed to the growth of the semiconductor industry in Taiwan have also contributed to the recent development of the semiconductor industry in Southeast Asia. Access to expanding semiconductor foundry services in Singapore, convenient proximity to major downstream electronics manufacturing operations in Malaysia, Singapore and Thailand, government sponsored infrastructure support, tax incentives and pools of skilled engineers and labor at relatively low cost have all encouraged the development of back-end semiconductor service operations in Southeast Asia. The downstream electronics manufacturers in Southeast Asia have typically focused on products used in the communications, industrial and consumer electronics and personal computer peripheral sectors. The proximity to both semiconductor foundries and end users has influenced local and international semiconductor companies increasingly to obtain packaging, testing and drop shipment services from companies in Southeast Asia.

In addition, the world’s leading electronics manufacturing service providers, many of them from Taiwan, are increasingly establishing manufacturing facilities in the PRC in order to take advantage of lower labor costs, government incentives for investment and the potential size of the domestic market for end users of electronics products. Many of the factors that contributed to the growth of the semiconductor industry in Taiwan are beginning to emerge in the PRC and may play an increasingly important role in the growth of its semiconductor industry over the long term.

Overview of Semiconductor Manufacturing Process

The manufacturing of semiconductors is a complex process that requires increasingly sophisticated engineering and manufacturing expertise. The manufacturing process may be divided into the following stages from circuit design to shipment:

We are involved in all stages of the semiconductor manufacturing process except circuit design and wafer fabrication.

Process	Description
Circuit Design	The design of a semiconductor is developed by laying out circuit components and interconnections. A complex circuit may be designed with as many as 20 layers of patterns or more.

Front-End Engineering Test	Throughout and following the design process, prototype semiconductors undergo front-end engineering testing, which involves software development, electrical design validation, reliability and failure analysis.

Wafer Fabrication	Process begins with the generation of a photomask through the definition of the circuit design pattern on a photographic negative, known as a mask, by an electron beam or laser beam writer. These circuit patterns are transferred to the wafers using various advanced processes.

Wafer Probe	Each individual die is electrically tested, or probed, for defects. Dies that fail this test are marked to be discarded.

Packaging	Packaging, also called assembly, is the processing of bare semiconductors into finished semiconductors and serves to protect the die and facilitate electrical connections and heat dissipation. The patterned silicon wafer received from our customers are diced by means of diamond saws into separate dies, also called chips. Each die is attached to a leadframe or a laminate (plastic or tape) substrate by epoxy resin. A leadframe is a miniature sheet of metal, generally made of copper and silver alloys, on which the pattern of input/output leads has been cut. On a laminate substrate, typically used in ball grid array packages, the leads take the shape of small bumps or balls. Leads on the leadframe or the substrate are connected by extremely fine gold wires or bumps to the input/output terminals on the chips, through the use of automated machines known as “wire bonders”. Each chip is then encapsulated, generally in a plastic casing molded from a molding compound, with only the leads protruding from the finished casing, either from the edges of the package as in the case of the leadframe-based packages, or in the form of small bumps on a surface of the package as in the case of ball grid array or other substrate-based packages.

Final Test	Final testing is conducted to ensure that the packaged semiconductor meets performance specifications. Final testing involves using sophisticated testing equipment and customized software to electrically test a number of attributes of packaged semiconductors, including functionality, speed, predicted endurance and power consumption. The final testing of semiconductors is categorized by the functions of the semiconductors tested into logic/mixed-signal final testing and memory final testing. Memory final testing typically requires simpler test software but longer testing time per device tested.

Strategy

Our objective is to provide advanced semiconductor packaging and testing services and interconnect materials design and production capabilities which set industry standards and to lead and facilitate the industry trend towards outsourcing semiconductor manufacturing requirements. The principal elements of our strategy are to:

Maintain Our Focus on Providing a Complete Range of Semiconductor Packaging and Testing Services

We believe that an important factor in our ability to attract leading semiconductor companies as our customers has been our ability to provide turnkey services on a large scale. Turnkey services consist of the integrated packaging, testing and direct shipment of semiconductors to end users designated by our customers. As part of our integrated packaging solution, we also design and produce advanced and cost competitive interconnect materials for both internal use in our packaging operations and for sale to third-party customers. As a result of our technical expertise and large production capacity in both packaging and testing, we are able to provide turnkey services on a large scale. As product lives and production cycles shorten and packaging and testing technologies advance more rapidly, our customers increasingly value our ability, to work with them as an integral and strategic partner in the development of their products. The front-end engineering testing expertise of ISE Labs has greatly enhanced our ability to participate in the earlier stages of circuit design and the semiconductor manufacturing process. Our establishment of ASE Material in 1997 for the design and production of interconnect materials, such as substrates and leadframes, has provided us with expertise in interconnect materials technology, which has become increasingly critical for our customers both in terms of cost and production cycle time.

Continue to Focus on Advanced Technological, Processing and Interconnect Materials Capabilities

We intend to continue our focus on developing advanced process and product technologies in order to meet the advanced packaging and testing requirements of our customers. Our expertise in packaging technology has enabled us to develop advanced solutions such as fine-pitch bonding, stacked die packaging and bump chip carrier packaging. We are continuously investing in research and development in response to and in anticipation of migrations in technology and intend to continue to acquire access to new technologies through strategic alliances and licensing arrangements.

We intend to continue to focus on developing and enhancing our existing interconnect materials capabilities, both through the operations of ASE Material, which will be integrated with our packaging operations upon the completion of our merger with ASE Material, and through our joint venture with Compeq. We expect that interconnect materials will become an increasingly important value-added component of the semiconductor packaging business as packaging technology migrates from the traditional wire bonding process towards the flip-chip wafer bumping process and interconnect materials such as advanced substrates represent a higher percentage of the cost of the packaging process. By focusing on the design and production of interconnect materials, we plan to capture most of the value-added components of the packaging business and lead the migration in packaging technology. In the six months ended June 30, 2003, ASE Material supplied approximately one-half of our substrate requirements by value. We intend to capture more of the value-added components of the packaging business by increasing the percentage of our substrates requirements obtained from our own operations and through our joint venture with Compeq. We believe that our merger with ASE Material will further strengthen our ability to provide turnkey services that incorporate interconnect materials to our customers and finance the growth of the interconnect materials business. In addition, we expect that our joint venture with Compeq will further strengthen our capabilities in the interconnect materials business by providing us access to Compeq’s capacity and expertise in advanced substrates design and production.

We intend to continue to strengthen our capabilities in testing complex, high-performance semiconductors. In particular, we plan to focus on testing logic/mixed-signal semiconductors that are characterized by very high clock speeds, high pin count and high levels of integration.

The increasing miniaturization of semiconductors and the growing complexity of interconnect technology have also resulted in the blurring of the traditional distinctions among assembly at different levels of integration: chip, module, board and system. Our controlling interest in Universal Scientific has provided us with access to process and product technologies at the levels of module, board and system assembly and test, which helps us to better anticipate industry trends and take advantage of potential growth opportunities.

Strategically Expand Production Capacity

We intend to strategically expand our production capacity, both through internal growth and through selective acquisitions and joint ventures, with a focus on providing more advanced packaging and testing services, which we believe present greater opportunities to achieve higher growth in our revenues and higher margins. We believe that the demand for advanced semiconductor packaging and testing services will grow at a faster pace than demand for traditional packaging and testing services. The gradual upturn in the demand for advanced packaging and testing services is partly due to the trend of integrated device manufacturers outsourcing their manufacturing requirements for advanced packaging and testing services rather than undertaking the high capital investment costs of maintaining in-house advanced packaging and testing capabilities. Packaging and testing services for more advanced semiconductors also generally have higher margins for two reasons. First, as the packaging and testing of advanced semiconductors become more complex, requiring greater expertise in process and technology, such services typically command higher average selling prices. Second, we have been able to achieve higher utilization rates for the equipment we use for more advanced packaging and testing, compared to other equipment that we maintain. We believe that our technical expertise, as well as our scale of operations and financial position, which had enabled us to continue to make investments in more advanced packaging and testing equipment even in times of market downturn, have enabled us to attract a greater proportion of the demand for more advanced packaging and testing services.

We evaluate acquisition opportunities on the basis of access to new markets and technology, the enhancement of our production capacity, economies of scale and management resources, and closer proximity to existing and potential customers. In 1999, we acquired ISE Labs, an independent testing company with operations in California, Hong Kong and Singapore. Through combining the front-end engineering testing capabilities of ISE Labs with our existing final testing capabilities, we are able to provide our customers with complete semiconductor testing solutions. We acquired ASE Chung Li and ASE Korea in 1999, formerly the semiconductor packaging and testing operations of Motorola, Inc. located in Chung Li, Taiwan and Paju, South Korea, which allowed us to expand our capacity and gain access to specialized packaging and testing technologies with a focus on wireless communications and automotive end-products.

On October 28, 2003, we entered into a joint venture agreement with Compeq to establish ASE-Compeq Technologies, Inc. We expect that our joint venture with Compeq will further strengthen our capabilities in the interconnect materials business by providing us access to Compeq’s advanced production capacity and expertise in advanced substrates design and production.

Continue to Leverage Our Presence in Key Centers of Semiconductor and Electronics Manufacturing

We intend to continue leveraging our presence in key centers of semiconductor and electronics manufacturing to further grow our business. We have significant packaging and testing operations in Taiwan, currently the largest center for outsourced semiconductor manufacturing in the world. This presence enables our engineers to work closely with our customers as well as foundries and other providers of complementary semiconductor manufacturing services early in the semiconductor design process, enhances our responsiveness to the requirements of our customers and shortens production cycles. In addition, as a provider of turnkey services, we are able to offer in Taiwan packaging and testing services, including interconnect materials solutions, all within relatively close geographic proximity to our customers, other service providers and the end users of our customers’ products. In addition to our expansion plans in Kaohsiung, Taiwan, we intend to expand our packaging, testing and interconnect materials operations in Chung Li, Taiwan to better serve our customers located in northern Taiwan and customers who request that we maintain the capability of packaging and testing their products at more than one location in Taiwan.

In addition to our locations in Taiwan, we have operations in the following locations:

•	Korea — an increasingly important center for the manufacturing of memory and communications devices with a concentration of integrated device manufacturers specializing in these products;

•	Malaysia and Singapore — an emerging center for outsourced semiconductor manufacturing in Southeast Asia with a concentration of integrated device manufacturers; and

•	Silicon Valley in California — the preeminent center for semiconductor design with a concentration of fabless customers.

Strengthen and Develop Strategic Relationships with Providers of Complementary Semiconductor Manufacturing Services

We intend to strengthen existing and develop new strategic relationships with providers of other complementary semiconductor manufacturing services, such as foundries, as well as equipment vendors, raw material suppliers and technology research institutes, in order to offer our customers total semiconductor manufacturing solutions covering all stages of the manufacturing of their products from design to shipment.

Since 1997, we have maintained a strategic alliance with TSMC, the world’s largest dedicated semiconductor foundry, which designates us as the non-exclusive preferred provider of packaging and testing services for semiconductors manufactured by TSMC. Through our strategic alliance with and close geographic proximity to TSMC, we are able to offer our customers a total semiconductor manufacturing solution that includes access to foundry services in addition to our packaging, testing and direct shipment services.

Principal Products and Services

We offer a broad range of advanced semiconductor packaging and testing services. Our package types employ either leadframes or substrates as interconnect materials. The semiconductors we package are used in a wide range of end-use applications, including communications, personal computers, consumer electronics, industrial, automotive and other applications. Our testing services include front-end engineering testing, which is performed during and following the initial circuit design stage of the semiconductor manufacturing process, wafer probe, final testing and other related semiconductor testing services. We focus on packaging and testing logic semiconductors. We offer our customers turnkey services which consist of packaging, testing and direct shipment of semiconductors to end users designated by our customers. In the six months ended June 30, 2002 and 2003, our packaging revenues accounted for 77.9% and 78.0% of our net revenues, respectively, and our testing revenues accounted for 22.1% and 21.7% of our net revenues, respectively. In 2001 and 2002, our packaging revenues accounted for 75.3% and 77.9% of our net revenues, respectively, and our testing revenues accounted for 24.7% and 22.1% of our net revenues, respectively.

Packaging Services

We offer a broad range of package types to meet the requirements of our customers, with a focus on advanced packaging solutions. Within our portfolio of package types, we focus on the packaging of semiconductors for which there is expected to be strong demand. These include advanced leadframe-based package types such as quad flat package, thin quad flat package, bump chip carrier and quad flat no-lead package, and package types based on substrates, such as BGA, including flip-chip BGA. We are among the leaders in such advanced packaging process and technologies and are well-positioned to lead the technology migration in the semiconductor packaging industry.

The semiconductor packaging industry has evolved to meet the advanced packaging requirements of high-performance semiconductors. The development of high-performance electronics products has spurred the innovation of semiconductor packages that have higher interconnect density and better electrical performance. As a part of this technology migration, semiconductor packages have evolved from leadframe-based packages to substrate-based packages. The key differences of these package types are:

•	the size of the package;

•	the density of electrical connections the package can support; and

•	the thermal and electrical characteristics of the package.

Leadframe-Based Packages.    Leadframe-based packages are packaged by connecting the die, using wire bonders, to the leadframe with gold wire. As packaging technology improves, the number of leads per package increases. Packages have evolved from the lower pin-count plastic dual in-line packages to higher pin-count quad flat packages. In addition, improvements in leadframe-based packages have reduced the footprint of the package on the circuit board and improved the electrical performance of the package. The following table sets forth our principal leadframe-based packages.

Package Types	Number of Leads	Description	End-Use Applications
Quad Flat Package (QFP)/Thin Quad Flat Package (TQFP)	44-256	Designed for advanced processors and controllers, application specific integrated circuits and digital signal processors.	Multimedia applications, cellular phones, personal computers, automotive and industrial products, hard disk drives, communication boards such as ethernet, integrated services digital network, and notebook computers.

Package Types	Number of Leads	Description	End-Use Applications
Quad Flat No-Lead Package (QFN)/ Microchip Carrier (MCC)	16-84	QFN or MCC uses half-encapsulation technology to expose the rear side of the die pad and the tiny fingers, which are used to connect the chip and bonding wire with printed circuit boards.	Cellular phones, wireless local access network, or wireless LAN, personal digital assistant devices and digital cameras.

Bump Chip Carrier (BCC)	16-144	BCC packages use plating metal pads to connect with printed circuit boards, creating enhanced thermal and electrical performance.	Cellular phones, wireless LAN, personal digital assistant devices and digital cameras.

Small Outline Plastic Package (SOP)/ Thin Small Outline Plastic Package (TSOP)	8-56	Designed for memory devices including static random access memory, or SRAM, dynamic random access memory, or DRAM, fast static RAM, also called FSRAM, and flash memory devices.	Consumer audio/video and entertainment products, cordless telephones, pagers, fax machines, printers, copiers, personal computer peripherals, automotive parts, telecommunications products, recordable optical disks and hard disk drives.

Small Outline Plastic J-Bend Package (SOJ)	20-44	Designed for memory and low pin-count applications.	DRAM memory devices, microcontrollers, digital analog conversions and audio/video applications.

Plastic Leaded Chip Carrier (PLCC)	28-84	Designed for applications that do not require low profile package with high density of interconnects.	Personal computers, scanners, electronic games and monitors.

Plastic Dual In-line Package (PDIP)	8-64	Designed for consumer electronic products.	Telephones, televisions, audio/video applications and computer peripherals.

Substrate-Based Packages.    Substrate-based packages generally employ the ball grid array design which utilizes a substrate rather than a leadframe. Whereas traditional leadframe technology places the electrical connection around the perimeter of the package, the BGA package type places the electrical connection at the bottom of the package surface in the form of small bumps or balls. These small bumps or balls are typically distributed evenly across the bottom surface of the package, allowing greater distance between individual leads and higher pin-counts.

The BGA package type was developed in response to the requirements of advanced semiconductors. The benefits of the BGA package type include:

•	smaller package size;

•	higher pin-count;

•	greater reliability;

•	superior electrical signal transmission; and

•	better heat dissipation.

The industry demand for BGA packages has grown significantly in recent years. BGA packages are generally used in applications where size, density and performance are important considerations, such as cellular handsets and high pin-count graphic chipsets. Our expertise in BGA packages also includes capabilities in stacked-die BGA, which assembles multiple dies into a single package. As an extension to stacked-die BGA, we also assemble systems-in-a-package products, which involve the integration of more than one chip into the same package. We believe that we are among the leaders in these packaging technologies.

We believe that there will continue to be growing demand for packaging solutions with increased input/output density, smaller size and better heat dissipation characteristics. In anticipation of this demand, we have focused on developing our capabilities in some advanced packaging solutions, such as flip-chip BGA. Flip-chip BGA technology replaces wire bonding with wafer bumping for interconnections within the package. Wafer bumping involves the placing of tiny solder balls, instead of wires, on top of dies for connection to substrates. As compared with more traditional packages which allow input/output connection only on the boundaries of the dies, flip-chip packages significantly enhance the input/output flow by allowing input/output connection over the entire surface of the dies. We commenced volume production of flip-chip packages in July 2000.

The following table sets forth our principal substrate-based packages.

Package Types	Number of Leads	Description	End-Use Applications
Plastic BGA	5-1156	Designed for semiconductors which require the enhanced performance provided by plastic BGA, including personal computer chipsets, graphic controllers and microprocessors, application specific integrated circuits, digital signal processors and memory devices.	Wireless products, cellular phones, global positioning systems, notebook computers, disk drives and video cameras.

Film BGA	100-280	Substrate-based package that has higher performance and lower profile than plastic BGA.	Cellular phones, pagers, wireless communications, digital signal processors and micro-controller applications and high performance disk drives.

Cavity Down BGA	256-854	Designed for memory devices such as flash memory devices, SRAM, DRAM and FSRAM, microprocessors/controllers and high value application specific integrated circuits requiring a low profile, light and small package.	Cellular and other telecommunications products, wireless and consumer systems, personal digital assistants, or PDAs, disk drives, notebook computers and memory boards.

Package Types	Number of Leads	Description	End-Use Applications
Stacked-Die BGA	44-569	Combination of multiple dies in a single package enables package to have multiple functions within a small surface area.	Cellular phones, local area networks, graphic processors, digital cameras and pagers.

Flip-Chip BGA	16-2401	Using advanced interconnect technology, flip-chip BGA package allows higher density of input/output connection over the entire surface of the dies. Designed for high-performance semiconductors that require high density of interconnects in a small package.	High-performance networking, graphics and processor applications.

System-in-Package	148-972	Integrated combination of microprocessor, logic controller and memory chips assembled in one package.	Digital televisions, fax modems, personal computer peripherals, compact disc players and copiers.

Land Grid Array	10-72	Leadless package which is essentially a BGA package without the solder balls. Based on laminate substrate, land grid array packages allow flexible routing and are capable of multichip module functions.	High frequency integrated circuits such as wireless communications products, computer servers and personal computer peripherals.

Module Assembly.    We also offer module assembly, which is the integrated combination of one or more packages with one or more components to enable increased functionality. End-use applications for modules include PDAs, wireless LAN applications, Bluetooth applications, camera modules, automotive applications and toys.

The following table sets forth, for the periods indicated, the percentage of our packaging revenues accounted for by each package type.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
	(percentage of packaging revenues)
Package Types:
BGA and other substrate-based package types	44.2%	52.0%	53.5%	51.4%	52.8%
TQFP/LQFP	18.2	14.3	15.2	16.6	14.9
QFP	14.6	12.7	12.1	13.9	10.9
SOJ/SOP	9.9	6.7	5.8	8.3	6.6
PLCC	3.0	2.1	1.8	1.8	1.5
PDIP	3.0	3.0	3.4	2.9	2.5
Module	0.0	0.8	2.7	1.4	7.4
Other	7.1	8.4	5.5	3.7	3.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Interconnect Materials.    Interconnect materials connect the input/output on the semiconductor dies to the printed circuit board. Interconnect materials include leadframe, which is a miniature sheet of metal, generally made of copper and silver alloys, on which the pattern of input /output leads has been cut, and substrate, which is a multi-layer miniature printed circuit board. Interconnect materials are an important element of the electrical characteristics and overall performance of semiconductors. We produce both leadframes and substrates for our packaging operations through ASE Material. In the six months ended June 30, 2003, ASE Material supplied approximately one-fourth, by value, of the leadframes and one-half, by value, of the substrates used in our operations.

We expect substrates will become an increasingly important value-added component of the semiconductor packaging business. The demand for higher performance semiconductors in smaller packages will continue to spur the development of advanced substrates that can support the advancement in circuit design and fabrication. As a result, we believe that the market for substrates will grow and the cost of substrates as a percentage of the total packaging process will increase, especially for advanced packages such as flip-chip BGA packages. In the past, substrates we designed for our customers were produced by independent substrate manufacturers. In anticipation of the migration in packaging technology, we established ASE Material in 1997 to develop our capabilities in the design and production of interconnect materials for use in our packaging operations. On October 28, 2003, we entered into a merger agreement to merge ASE Material with and into ASE Inc., with ASE Inc. as the surviving corporation. In addition, on October 28, 2003, we entered into a joint venture agreement with Compeq to establish ASE-Compeq Technologies Inc., which will focus on the design and production of interconnect materials for packaging semiconductors. Through our merger with ASE Material and our joint venture with Compeq, we believe we can capture the growth opportunities in the interconnect materials business as well as reduce the production cycle time for our customers by integrating substrate design and production into our packaging services. See “Risk Factors—Risk Relating to Our Business—If we are not successful in developing and enhancing our in-house interconnect materials capabilities, our margins and profitability may be adversely affected”.

Testing Services

We provide a complete range of semiconductor testing services, including front-end engineering testing, wafer probing, final testing of logic/mixed-signal and memory semiconductors and other test-related services.

The testing of semiconductors requires technical expertise and knowledge of the specific applications and functions of the semiconductors tested as well as the testing equipment utilized. We believe that our testing services employ technology and expertise which are among the most advanced in the semiconductor industry. In addition to maintaining different types of testing equipment, which enables us to test a variety of semiconductor functions, we work closely with our customers to design effective testing and conversion programs on multiple equipment platforms for particular semiconductors.

In recent years, complex, high-performance logic/mixed-signal semiconductors have accounted for an increasing portion of our testing revenues. As the testing of complex, high-performance semiconductors requires a large number of functions to be tested using more advanced testing equipment, these products generate higher revenues per unit of testing time, as measured in central processing unit seconds.

Front-End Engineering Testing.    We provide front-end engineering testing services, including customized software development, electrical design validation, and reliability and failure analysis.

•	Customized Software Development. Test engineers develop customized software to test the semiconductor using advanced testing equipment. A customized software, developed on specific testing platforms, is required to test the conformity of each particular semiconductor type to its unique functionality and specification.

•	Electrical Design Validation. A prototype of the designed semiconductor is subjected to electrical tests using advanced test equipment and customized software. These tests assess whether the prototype semiconductor complies with a variety of different operating specifications, including functionality, frequency, voltage, current, timing and temperature range.

•	Reliability Analysis. Reliability analysis is designed to assess the long-term reliability of the semiconductor and its suitability of use for intended applications. Reliability testing can include “burn-in” services, which electrically stress a device, usually at high temperature and voltage, for a period of time long enough to cause the failure of marginal devices.

•	Failure Analysis. In the event that the prototype semiconductor does not function to specifications during either the electrical design validation or reliability testing processes, it is typically subjected to failure analysis to determine why it did not perform as anticipated. As part of this analysis, the prototype semiconductor may be subjected to a variety of analyses, including electron beam probing and electrical testing.

Wafer Probing.    Wafer probing is the step immediately before the packaging of semiconductors and involves visual inspection and electrical testing of the processed wafer for defects to ensure that it meets our customers’ specifications. Wafer probing services require expertise and testing equipment similar to that used in final testing, and most of our testers can also be used for wafer probing.

Logic/Mixed-Signal Final Testing.    We conduct final tests of a wide variety of logic/mixed-signal semiconductors, with the number of leads ranging from the single digits to over one thousand and operating frequencies of over 800 MHz for digital semiconductors and 6 GHz for radio frequency semiconductors, which are at the high end of the range for the industry. The products we test include semiconductors used for networking and wireless communications, graphics and disk controllers for home entertainment and personal computer applications, as well as a variety of application specific integrated circuits for various specialized applications.

Memory Final Testing.    We provide final testing services for a variety of memory products, such as SRAM, DRAM, single-bit erasable programmable read-only memory semiconductors and flash memory semiconductors.

Other Test-Related Services.    We provide a broad range of additional test-related services, including:

•	Burn-in Testing. Burn-in testing is the process of electrically stressing a device, usually at high temperature and voltage, for a period of time to simulate the continuous use of the device to determine whether this use would cause the failure of marginal devices.

•	Dry Pack. Process which involves heating semiconductors in order to remove moisture before packaging and shipping to customers.

•	Tape and Reel. Process which involves transferring semiconductors from a tray or tube into a tape-like carrier for shipment to customers.

Drop Shipment Services.    We offer drop shipment services for shipment of semiconductors directly to end users designated by our customers. Drop shipment services are provided mostly in conjunction with logic/mixed-signal testing. We provide drop shipment services to a significant percentage of our testing customers. A substantial portion of our customers at each of our facilities have qualified these facilities for drop shipment services. Since drop shipment eliminates the additional step of inspection by the customer before shipment to the end user, quality of service is a key consideration. We believe that our ability to successfully execute our full range of services, including drop shipment services, is an important factor in maintaining existing customers as well as attracting new customers.

The following table sets forth, for the periods indicated, the percentage of our testing revenues accounted for by each type of testing service.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
	(percentage of packaging revenues)
Testing Services:
Front-end engineering test	4.5%	8.7%	7.4%	8.9%	5.3%
Wafer probe	9.9	9.0	8.9	6.6	12.3
Final test	85.6	82.3	83.7	84.5	82.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Facilities

We operate a number of packaging and testing facilities in Asia and the United States. Our facilities provide varying types or levels of services with respect to different end-product focus, customers, technologies and geographic locations. Our facilities range from our large-scale turnkey facilities in Taiwan and Malaysia to our specialized Korea facility dedicated to wireless communications and automotive end-products. With our diverse facilities we are able to tailor our packaging and testing solutions closely to our customers’ needs. The following table sets forth the location, commencement of operation, primary use, approximate floor space of our facilities as of October 31, 2003.

Facility	Location	Commencement of Operation	Primary Use	Approximate Floor Space (in sq. ft.)
ASE Inc.	Kaohsiung, Taiwan	March 1984	Our primary packaging facility. Offers complete semiconductor manufacturing solutions in conjunction with ASE Test Taiwan and foundries located in Taiwan. Focuses primarily on advanced packaging services, including flip-chip, wafer bumping and fine-pitch wire bonding.	2,160,000

ASE Test, Inc.	Kaohsiung, Taiwan Chung Li, Taiwan	December 1987	Our primary testing facility. Offers complete semiconductor solutions in conjunction with ASE Inc.’s facility in Kaohsiung and foundries located in Taiwan. Focuses primarily on advanced logic/mixed-signal testing for integrated device manufacturers, fabless design companies and system companies.	750,000

ASE Material(1)	Kaohsiung, Taiwan Chung Li, Taiwan	December 1997	Design and production of interconnect materials such as leadframes and substrates used in packaging of semiconductors.	690,000

ASE Test Malaysia	Penang, Malaysia	February 1991	An integrated packaging and testing facility which focuses primarily on the requirements of integrated device manufacturers and system companies.	703,000

ASE Chung Li(1)(2)	Chung Li, Taiwan	April 1985	An integrated packaging and testing facility which specializes in semiconductors for communications and consumer applications.	900,000

ASE Korea(3)	Paju, Korea	March 1967	An integrated packaging and testing facility which specializes in semiconductors for radio frequency, sensor and automotive applications.	470,000

Facility	Location	Commencement of Operation	Primary Use	Approximate Floor Space (in sq. ft.)

ISE Labs(4)	Fremont, California Hong Kong Singapore	November 1983	Front-end engineering and final testing facilities located in northern California in close proximity to several of the world’s largest fabless design companies. Testing facilities located in close proximity to integrated device manufacturers and fabless companies in Hong Kong and Southeast Asia.	370,000

(1)	On October 28, 2003, we entered into a merger agreement with ASE Chung Li and ASE Material pursuant to which ASE Chung Li and ASE Material will be merged with and into ASE Inc., with ASE Inc. as the surviving corporation. For more information on the pending merger, see “—Recent Developments”.
(2)	We acquired a 70.0% interest in ASE Chung Li and ASE Test acquired the remaining 30.0% interest in July 1999. As of October 31, 2003, we held a 72.4% interest in ASE Chung Li and ASE Test held a 27.6% interest in ASE Chung Li.
(3)	We acquired a 70.0% interest in ASE Korea and ASE Test acquired the remaining 30.0% interest in July 1999.
(4)	We acquired a 70.0% interest in ISE Labs in May 1999, which was subsequently increased to 80.4% following ASE Test’s purchase of additional shares of ISE Labs in 2000. In January 2002, we purchased the remaining outstanding shares of ISE Labs.

Expansion

We plan to construct a new building in Chung Li, Taiwan. The new building is expected to have an estimated floor space of approximately 925,000 square feet, and is intended to house a part of our testing operations and a part of our interconnect materials operations. Construction commenced in September 2003 and we expect it to be completed by the second half of 2004. The total cost of the construction project is estimated to be approximately NT$1,200.0 million (US$34.7 million). We are currently in discussions with Hung Ching, our affiliate engaged in the development and management of commercial, residential and industrial real estate in Taiwan, on the terms of the construction agreement.

We are in the process of constructing a new building in Kaohsiung, Taiwan. The new building is expected to have approximately 1,162,000 square feet of floor space. Upon completion of the development, which is currently expected to be in the second half of 2004, we will own the first two floors of the building with floor space of approximately 237,000 square feet, and Hung Ching will own remaining floors of the building with floor space of approximately 925,000 square feet. We plan to use our floor space to house part of our operations in Kaohsiung. We and our affiliates will have priority in purchasing the remaining floor space from Hung Ching. The total value of the project, including land and the completed building, is estimated at NT$1,400.0 million (US$40.5 million). See “Related Party Transactions”.

Our Consolidated Subsidiaries

ASE Test

ASE Test is the largest independent testing company in the world, providing a complete range of semiconductor testing services to leading international semiconductor companies. ASE Test also provides semiconductor packaging services. ASE Test has testing operations in Taiwan, the United States, Hong Kong and Singapore, and also maintains testing and packaging operations in Malaysia.

ASE Test was incorporated in 1995 and its ordinary shares have been quoted for trading on the Nasdaq National Market since June 1996 under the symbol “ASTSF”. ASE Test’s Taiwan depositary shares representing its ordinary shares have been listed for trading on the Taiwan Stock Exchange under the symbol “9101” since January 1998. As of October 31, 2003, we held 50.5% of the outstanding shares of ASE Test.

ASE Test is a holding company incorporated in Singapore whose significant assets are its ownership interests in the following operating companies as of October 31, 2003:

•	100% of ASE Test, Inc., also called ASE Test Taiwan;

•	100% of ASE Test Malaysia;

•	100% of ISE Labs;

•	27.6% of ASE Chung Li (the remaining 72.4% of which is owned by ASE Inc.); and

•	30% of ASE Korea (the remaining 70% of which is owned by ASE Inc.).

In the six months ended June 30, 2003, ASE Test recorded net revenues of US$162.9 million, an operating loss of US$10.6 million and a net loss of US$17.4 million. In 2002, ASE Test recorded net revenues of US$302.0 million, an operating loss of US$76.0 million and a net loss of US$81.3 million. In 2001, ASE Test recorded net revenues of US$298.5 million, an operating loss of US$24.1 million and a net loss of US$45.8 million.

ASE Material

ASE Material, which is an ROC company, was established in 1997 for the design and production of interconnect materials, such as leadframes and substrates, used in the packaging of semiconductors. See “—Strategy—Continue to Focus on Advanced Technological, Processing and Interconnect Materials Capabilities”. ASE Material currently supplies our packaging facilities in Kaohsiung, Taiwan with a substantial portion of our leadframe and substrate requirements. See “—Raw Materials and Suppliers—Packaging”. As of October 31, 2003, we held 61.4% of the outstanding shares of ASE Material, comprising 57.4% held by ASE Inc. and 4.0% held by ASE Test Taiwan. The remaining shares of ASE Material are owned by the management and employees of ASE Material, the management and employees of ASE Inc. and its affiliates, as well as a strategic investor. As of November 11, 2003, the supervisors and two of the four directors of ASE Material are representatives of ASE Inc. and one director of ASE Material is a representative of ASE Test Taiwan. The remaining director of ASE Material is Richard H.P. Chang, our Vice Chairman and President, who serves in his individual capacity.

ASE Material’s facilities are located in the Nantze Export Processing Zone near our packaging and testing facilities in Kaohsiung, and in Chung Li, Taiwan. In the six months ended June 30, 2003, ASE Material recorded net revenues of NT$1,990.7 million (US$57.5 million), an operating loss of NT$246.6 million (US$7.1 million) and a net loss of NT$135.2 million (US$3.9 million). In 2002, ASE Material recorded net revenues of NT$3,136.4 million (US$90.6 million), an operating loss of NT$583.6 million (US$16.9 million) and a net loss of NT$854.3 million (US$24.7 million). In 2001, ASE Material recorded net revenues of NT$2,458.4 million, operating income of NT$273.5 million and net income of NT$181.6 million. Substantially all of ASE Material’s sales are to us and our affiliates. Accordingly, substantially all of its sales and net income are eliminated in the preparation of our consolidated financial statements.

On October 28, 2003, we entered into a merger agreement to merge ASE Material with and into ASE Inc., with ASE Inc. as the surviving corporation. Assuming receipt of all necessary approvals and consents, we expect the merger will be completed by July 1, 2004. See “—Recent Developments”.

Our Unconsolidated Affiliates

As of October 31, 2003, we held approximately 23.5% of the outstanding shares of Universal Scientific and 26.4% of the outstanding shares of Hung Ching.

Universal Scientific

Universal Scientific, which is an ROC company, manufactures electronics products in varying degrees of system integration principally on a contract basis for original equipment manufacturers, including:

•	electronic components such as thick film mixed-signal devices, thick film resistors, high frequency devices and automotive and power electronic devices;

•	board and sub-system assemblies such as customized surface mount technology board assemblies, mother boards for personal computers, wireless local area network cards and fax control boards; and

•	system assemblies such as portable computers, desktop personal computers, network computers and servers.

We are the largest shareholder in Universal Scientific and six out of the nine directors on its board of directors, including the chairman, are representatives of ASE Inc.

Universal Scientific’s principal manufacturing facilities are located in Nantou, Taiwan. In the six months ended June 30, 2003, Universal Scientific recorded net revenues of NT$16,268.9 million (US$470.1 million), an operating loss of NT$116.7 million (US$3.4 million) and net income of NT$421.4 million (US$12.2 million). In 2002, Universal Scientific recorded net revenues of NT$28,310.0 million (US$815.9 million), operating income of NT$638.5 million (US$18.4 million) and net income of NT$276.0 million (US$8.0 million). In 2001, Universal Scientific recorded net revenues of NT$28,866.6 million, operating income of NT$1,157.7 million and a net loss of NT$163.1 million. The shares of Universal Scientific are listed on the Taiwan Stock Exchange under the symbol “2350”. As of June 30, 2003, Universal Scientific had a market capitalization of NT$10,878.3 million (US$313.5 million).

Hung Ching

Hung Ching is an ROC company engaged in the development and management of commercial, residential and industrial real estate properties in Taiwan. Hung Ching’s completed development projects include the ASE Design Center commercial project and the Earl Village residential project, both located in Hsichih, Taiwan. Hung Ching was founded in 1986 by Chang Yao Hung-ying. Chang Yao Hung-ying is the mother of both Jason C.S. Chang, our Chairman and Chief Executive Officer, and Richard H.P. Chang, our Vice Chairman and President, and was a director of ASE Inc. from 1984 to June 2003. Jason C.S. Chang, Richard H.P. Chang, Chang Yao Hung-ying and other members of the Chang family are controlling shareholders of Hung Ching.

In the six months ended June 30, 2003, Hung Ching recorded net revenues of NT$132.6 million (US$3.8 million), an operating loss of NT$81.9 million (US$2.4 million) and a net loss of NT$441.7 million (US$12.8 million). In 2002, Hung Ching recorded net revenues of NT$235.1 million (US$6.8 million), an operating loss of NT$177.8 million (US$5.1 million) and a net loss of NT$512.7 million

(US$14.8 million). In 2001, Hung Ching recorded net revenues of NT$1,784.1 million, an operating income of NT$12.2 million and a net loss of NT$811.3 million. The shares of Hung Ching are listed on the Taiwan Stock Exchange under the symbol “2527”. As of June 30, 2003, Hung Ching had a market capitalization of NT$1,417.9 million (US$41.0 million).

Sales and Marketing

Sales and Marketing Offices

We maintain sales and marketing offices in Taiwan, the United States, Europe and Malaysia. Our Hsinchu and Kaohsiung offices in Taiwan are staffed with employees from both ASE Inc. and ASE Test Taiwan. In addition, the sales agent for our packaging and testing services maintains sales and marketing offices in Austria, Belgium, Germany, Japan, Korea, Malaysia and the United States. We conduct marketing research through our customer service personnel and those of our sales agent and through our relationships with our customers and suppliers to keep abreast of market trends and developments. We also provide advice in the area of production process technology to our major customers planning the introduction of new products. In placing orders with us, our customers specify which of our facilities these orders will go to. Our customers conduct separate qualification and correlation processes for each of our facilities that they use. See “—Sales and Marketing—Qualification and Correlation by Customers”.

Sales and Customer Service Agents

Under commission agreements, each of ASE Inc., ASE Test Taiwan, ASE Korea, ASE Chung Li and ASE Test Malaysia has appointed Gardex International Limited, or Gardex, as the non-exclusive sales agent for its services and products worldwide, excluding Asia. Gardex helps us identify customers, monitor delivery acceptance and payment by customers and, within parameters set by us, negotiate price, delivery and other terms with our customers. Purchase orders are placed directly with us by our customers. We pay Gardex a commission of between 0.5% and 1.0% of our sales outside of Asia, payable monthly, depending on the amount of these sales. In 2001, 2002 and the six months ended June 30, 2003, we paid US$5.9 million, US$5.6 million and US$3.1 million, respectively, in commissions to Gardex.

Under service agreements, each of ASE Inc., ASE Test Taiwan, ASE Korea, ASE Chung Li and ASE Test Malaysia has appointed ASE (U.S.) Inc. as its non-exclusive agent to provide customer service and after-sales support to its customers in Europe and North America. We pay ASE (U.S.) Inc. a monthly fee based on its monthly associated costs and expenses plus a commission set by reference to the lower of a percentage of sales or a fixed fee. In 2001, 2002 and the six months ended June 30, 2003, we paid US$15.8 million, US$15.6 million and US$10.1 million, respectively, in fees and service charges to ASE (U.S.) Inc.

Both Gardex and ASE (U.S.) Inc. are wholly owned by Y.C. Hsu, who has had a long personal relationship with Jason C.S. Chang, our Chairman and Chief Executive Officer, that pre-dates the founding of our company. We have maintained business relationships with Gardex, ASE (U.S.) Inc. and their predecessors since 1985. Gardex and ASE (U.S.) Inc. currently perform services only for us.

Customers

Our global base of over 200 customers includes leading semiconductor companies across a wide range of end-use applications:

• Agilent Technologies, Inc.	• NVIDIA Corporation
• Altera Corporation	• ON Semiconductor Corp.
• ATI Technologies Inc.	• Qualcomm Incorporated
• Conexant Systems, Inc.	• RF Micro Devices, Inc.
• IBM Corporation	• Silicon Integrated Systems Corp.
• Koninklijke Philips Electronics N.V.	• STMicroelectronics N.V.
• LSI Logic Corporation	• Sunplus Technology Co., Ltd.
• Motorola, Inc.	• VIA Technologies, Inc.

Our five largest customers together accounted for approximately 38.2% and 36.2% of our net revenues in the six months ended June 30, 2002 and 2003, respectively. Our five largest customers together accounted for approximately 44.0%, 41.2% and 39.6% of our net revenues in 2000, 2001 and 2002, respectively. Other than Motorola, Inc. and VIA Technologies, Inc. in 2000 and 2001 and Motorola, Inc. in 2002, no customer accounted for more than 10% of our net revenues in 2000, 2001 and 2002.

We package and test for our customers a wide range of products with end-use applications in the communications, personal computers, consumer electronics, industrial and automotive sectors. The following table sets forth a breakdown of the percentage of our net revenues, for the periods indicated, by the principal end-use applications of the products which we packaged and tested.

	Year Ended December 31,		Six Months Ended June 30,
	2001	2002	2002	2003
End-Use Applications:
Communications	36.0%	34.4%	32.1%	36.2%
Personal computers	35.5	35.4	36.2	34.6
Consumer electronics/ industrial/ automotive	27.7	28.8	30.3	28.0
Other	0.8	1.4	1.4	1.2

Total	100.0%	100.0%	100.0%	100.0%

Many of our customers are leaders in their respective end-use markets. For example, we provide Motorola, an industry leader in automotive and wireless communications semiconductor products, with most of its outsourced packaging and testing requirements. The following table sets forth some of our largest customers, in alphabetical order, categorized by the principal end-use applications of the products which we package and test for them.

Communications	Personal Computers	Consumer Electronics/ Industrial/Automotive
Agilent Technologies, Inc.	ATI Technologies, Inc.	Altera Corporation

Conexant Systems, Inc.	IBM Corporation	LSI Logic Corporation

Koninklijke Philips Electronics N.V.	NVIDIA Corporation	Motorola, Inc.

Motorola, Inc.	Silicon Integrated Systems Corp.	ON Semiconductor Corp.

Qualcomm Incorporated	VIA Technologies, Inc.	STMicroelectronics N.V.

RF Micro Devices, Inc. STMicroelectronics N.V.	Winbond Electronics Corporation	Sunplus Technology Co., Ltd.

We categorize our packaging and testing revenues geographically based on the country in which the customer is headquartered. The following table sets forth, for the periods indicated, the percentage breakdown by geographic regions of our packaging and testing revenues.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
North America	65.0%	65.0%	59.1%	62.6%	62.4%
Taiwan	24.8	26.7	24.9	24.3	25.1
Europe	3.8	3.9	6.1	5.0	7.8
Others	6.4	4.4	9.9	8.1	4.7

Total	100.0%	100.0%	100.0%	100.0%	100.0%

In the six months ended June 30, 2003, approximately 86% of the testing revenues of ASE Taiwan and 88% of the testing revenues of ASE Test Malaysia were accounted for by the testing of semiconductors packaged at our packaging facilities in Kaohsiung, Taiwan and Malaysia, respectively. In 2002, approximately 83% of the testing revenues of ASE Test Taiwan and 79% of the testing revenues of ASE Test Malaysia were accounted for by the testing of semiconductors packaged at our packaging facilities in Kaohsiung, Taiwan and Malaysia, respectively. The balance represented testing revenues from customers who delivered packaged semiconductors directly to ASE Test Taiwan or ASE Test Malaysia for testing. In the six months ended June 30, 2003, approximately 34% of our packaging revenues in Kaohsiung, Taiwan and 52% of our packaging revenues in Malaysia were accounted for by the packaging of semiconductors which were subsequently tested at ASE Test Taiwan and ASE Test Malaysia, respectively. In 2002, approximately 34% of our packaging revenues in Kaohsiung, Taiwan and 62% of our packaging revenues in Malaysia were accounted for by the packaging of semiconductors which were subsequently tested at ASE Test Taiwan and ASE Test Malaysia, respectively. We expect that more customers of our packaging facilities in Kaohsiung, Taiwan and Malaysia will begin to contract for our packaging and testing services on a turnkey basis.

Qualification and Correlation by Customers

Customers generally require that our facilities undergo a stringent qualification process during which the customer evaluates our operations and production processes, including engineering, delivery control and testing capabilities. The qualification process typically takes up to eight weeks, but can take longer depending on the requirements of the customer. In the case of our testing operations, after we have been qualified by a customer and before the customer delivers semiconductors to us for testing in volume, a process known as correlation is undertaken. During the correlation process, the customer provides us with sample semiconductors to be tested and either provides us with the test program or requests that we develop a conversion program. In some cases, the customer also provides us with a data log of results of any testing of the semiconductors which the customer may have conducted previously. The correlation process typically takes up to two weeks, but can take longer depending on the requirements of the customer. We believe our ability to provide turnkey services reduces the amount of time spent by our customers in the qualification and correlation process. As a result, customers utilizing our turnkey services are able to achieve shorter production cycles.

Pricing

We price our packaging services primarily on a cost-plus basis with reference to prevailing market prices. We price our testing services primarily on the basis of the amount of time, measured in central processing unit seconds, taken by the automated testing equipment to execute the test programs specific to the products being tested, as well as the cost of the equipment, with reference to prevailing market prices. Prices for our packaging and testing services are confirmed at the time firm orders are received from customers, which is typically four to eight weeks before delivery.

Raw Materials and Suppliers

Packaging

The principal raw materials used in our packaging processes are interconnect materials such as leadframes and substrates, gold wire and molding compound. Interconnect materials, such as leadframes and substrates, gold wire and molding compound represented approximately 56.6%, 22.2% and 8.7%, respectively, of our total cost of packaging materials in the six months ended June 30, 2003. Interconnect materials, such as leadframes and substrates, gold wire and molding compound represented approximately 57.5%, 21.2% and 9.6%, respectively, of our total cost of packaging materials in 2002.

The silicon die, which is the functional unit of the semiconductor to be packaged, is supplied in the form of silicon wafers. Each silicon wafer contains a number of identical dies. We receive the wafers from the customers or the foundries on a consignment basis. Consequently, we generally do not incur inventory costs relating to the silicon wafers used in our packaging process.

We do not maintain large inventories of leadframes, substrates, gold wire or molding compound, but generally maintain sufficient stock of each principal raw material for approximately one month’s production based on blanket orders and rolling forecasts of near-term requirements received from customers. In addition, several of our principal suppliers dedicate portions of their inventories, typically in amounts equal to the average monthly amounts supplied to us, as reserves to meet our production requirements. However, shortages in the supply of materials experienced by the semiconductor industry have in the past resulted in occasional price adjustments and delivery delays. For example, in 1999 and first half of 2000, the industry experienced a shortage in the supply of advanced substrates used in BGA packages, which, at the time, were only available from a limited number of suppliers located primarily in Japan. In these instances, we generally negotiate an extension of the delivery date from our customers. See “—Strategy—Continue to Focus on Advanced Technological, Processing and Interconnect Materials Capabilities”.

Testing

Apart from packaged semiconductors, no other raw materials are needed for the functional and burn-in testing of semiconductors. For the majority of our testing equipment, we often base our purchases on prior discussions with our customers about their forecast requirements. The balance consists of testing equipment on consignment from customers and which are dedicated exclusively to the testing of these customers’ specific products.

Equipment

Packaging

The most important equipment used in the semiconductor packaging process is the wire bonder. The number of wire bonders at a given facility is commonly used as a measure of the packaging capacity of the facility. The wire bonders connect the input/output terminals on the silicon die using extremely fine gold wire to leads on leadframes or substrates. Typically, wire bonders may be used, with minor modifications, for the packaging of different products. We purchase our wire bonders principally from Kulicke & Soffa Industries Inc. As of October 31, 2003, we operated an aggregate of 4,913 wire bonders, of which 3,755 were fine-pitch wire bonders. As of the same date, 28 of the wire bonders operated by us were consigned by customers. In addition to wire bonders, we maintain a variety of other types of packaging equipment, such as wafer grind, wafer mount, wafer saw, die bonders, automated molding machines, laser markers, solder plate, pad printers, dejunkers, trimmers, formers, substrate saw and scanners.

Testing

Testing equipment is the most capital intensive component of the testing process. We generally seek to purchase testers from different suppliers with similar functionality and the ability to test a variety of different semiconductors. We purchase testing equipment from major international manufacturers, including Advantest Corporation, Agilent Technologies, Inc., Credence Systems Corporation, LTX Corporation, NP Test Inc. and Teradyne, Inc. Upon acquisition of new testing equipment, we install, configure, calibrate, perform burn-in diagnostic tests on and establish parameters for the testing equipment based on the anticipated requirements of existing and potential customers and considerations relating to market trends. As of October 31, 2003, we operated an aggregate of 1,193 testers, 217 of which were consigned by customers and 33 of which were leased under operating leases. In addition to testers, we maintain a variety of other types of testing equipment, such as automated handlers and probers (special handlers for wafer probing), scanners, reformers and computer workstations for use in software development. Each tester may be attached to a handler or prober. Handlers attach to testers and transport individual packaged semiconductor to the tester interface. Probers similarly attach to the tester and align each individual die on a wafer with the interface to the tester.

Test programs, which are the software that drive the testing of specific semiconductors, are written for a specific testing platform. We often perform test program conversions that enable us to test semiconductors on multiple test platforms. This portability between testers enables us to allocate semiconductors tested across our available test capabilities and thereby improve capacity utilization rates. In cases where a customer requires the testing of a semiconductor product that is not yet fully developed, the customer may provide personal computer workstations to us to test specific functions. In cases where a customer has specified testing equipment that was not widely applicable to other products which we test, we have required the customer to furnish the equipment on a consignment basis.

Research and Development

In the six months ended June 30, 2002 and 2003, our research and development expenditures totaled approximately NT$915.4 million and NT$1,093.2 million (US$31.6 million), respectively. These expenditures represented approximately 4.4% and 4.5% of net revenues in the six months ended June 30, 2002 and 2003, respectively. For 2000, 2001 and 2002, our research and development expenditures totaled approximately NT$1,262.5 million, NT$1,504.5 million and NT$2,049.0 million (US$59.2 million), respectively. These expenditures represented approximately 2.5%, 3.9% and 4.5% of net revenues in 2000, 2001 and 2002, respectively. We have historically expensed all research and development costs as incurred and none is currently capitalized. As of June 30, 2003, we employed 1,495 employees in research and development.

Packaging

We centralize our research and development efforts in packaging technology in our Kaohsiung, Taiwan facilities. After initial phases of development, we conduct pilot runs in one of our facilities before the new technologies or processes are implemented commercially at other sites. Facilities with special product expertise, such as ASE Korea, also conduct research and development of these specialized products and technologies at their sites. One of the areas of emphasis for our research and development efforts is improving the efficiency and technology of our packaging processes. We expect these efforts to continue. We are now also putting significant research and development efforts into the development and adoption of new technology. We work closely with the manufacturers of our packaging equipment, including Kulicke & Soffa Industries Inc., in designing and modifying the equipment used in our production process. We also work closely with our customers to develop new product and process technology.

A significant portion of our research and development efforts is also focused on the development of advanced substrate production technology for BGA packaging through ASE Material. Substrate is the principal raw material for BGA packages. Development and production of advanced substrates involve complex technology and, as a result, high quality substrates are currently available only from a limited number of suppliers, located primarily in Japan. We believe that the successful development of substrate production capability by ASE Material will, among other things, enable us to capture an increasingly important value-added component of the packaging process, help ensure a stable and cost-effective supply of substrates for our BGA packaging operations and shorten production time. In 2002, ASE Material supplied approximately one-half of our substrate requirements by value. On October 28, 2003, we entered into a merger agreement to merge ASE Material with and into ASE Inc., with ASE Inc. as the surviving corporation. In addition, on October 28, 2003, we entered into a joint venture agreement with Compeq to establish ASE-Compeq Technologies, Inc., which will focus on the design and production of interconnect materials for packaging semiconductors.

Testing

Our research and development efforts in the area of testing have focused primarily on improving the efficiency and technology of our testing processes. The efforts include developing software for parallel testing of logic semiconductors, rapid automatic generation and cross-platform conversion of test programs to test logic/mixed-signal semiconductors, automatic code generation for converting and writing testing programs, testing new products using existing machines and providing customers remote access to monitor test results. We are also continuing the development of interface designs to provide for high-frequency testing by minimizing electrical noise. We work closely with our customers in designing and modifying testing software and with equipment vendors to increase the efficiency and reliability of testing equipment. Our research and development operations also include a mechanical engineering group, which currently designs handler kits for semiconductor testing and wafer probing, as well as software to optimize capacity utilization.

Intellectual Property

As of October 31, 2003, we held 312 Taiwan patents and 105 U.S. patents related to various semiconductor packaging technologies. In addition, we registered “ASE” as a trademark and as a servicemark in Taiwan.

We have also entered into various non-exclusive technology license agreements with other companies involved in the semiconductor manufacturing process, including Tessera Inc., Fujitsu Limited, Flip Chip Technologies, L.L.C., Motorola, Inc. and LSI Logic Corporation. We paid royalties under these license agreements in the amount of NT$73.9 million and NT$67.2 million (US$1.9 million) in the six months ended June 30, 2002 and 2003, respectively. We paid royalties under these license agreements in the amount of NT$199.8 million, NT$151.2 million and NT$176.7 million (US$5.1 million) in 2000, 2001 and 2002, respectively. The technology we license from these companies includes solder bumping, redistribution, ultraCSP assembly and other technologies used in the production of package types, such as BCC, flip-chip BGA and film BGA. The license agreement with Tessera Inc. will not expire until the expiration of the Tessera Inc. patents licensed by the agreement. The license agreements with Motorola, Inc., Flip Chip Technologies, L.L.C. and LSI Logic Corporation

will expire on December 31, 2010, March 1, 2009 and January 1, 2010, respectively. The license agreement with Fujitsu Limited expired on April 12, 2003 and we are in the process of negotiating the renewal of this license agreement with Fujitsu.

Quality Control

We believe that our advanced process technology and reputation for high quality and reliable services have been important factors in attracting and retaining leading international semiconductor companies as customers for our packaging and testing services. We have maintained an average packaging yield rate of 99.8% or greater in each of the last three years. We maintain a quality control staff at each of our facilities. Our quality control staff typically includes engineers, technicians and other employees who monitor packaging and testing processes in order to ensure high quality. Our quality assurance systems impose strict process controls, statistical in-line monitors, supplier control, data review and management, quality controls and corrective action systems. Our quality control employees operate quality control stations along production lines, monitor clean room environment and follow up on quality through outgoing product inspection and interaction with customer service staff. We have established quality control systems which are designed to ensure high quality service to customers, high product and testing reliability and high production yields at our facilities. In addition, our packaging and testing facilities have been qualified by all of our major customers after satisfying stringent quality standards prescribed by these customers.

Our packaging and testing operations are undertaken in clean rooms where air purity, temperature and humidity are controlled. To ensure stability and integrity of our operations, we maintain clean rooms at our facilities that meet U.S. Federal 209E class 1,000, 10,000 and 100,000 standards. All of our facilities have been certified as meeting the ISO 9002 quality standards by the International Standards Organization, or ISO. In addition, our packaging facilities in Kaohsiung and Chung Li have been certified as meeting the ISO 9001 quality standards and our facilities in Taiwan, Korea and Malaysia have been certified as meeting the ISO 14001 quality standards. The ISO certifications are required by many countries in connection with sales of industrial products in these countries. Our facilities in Taiwan, Korea and Malaysia have also been certified as meeting the Quality System 9000, also known as QS-9000, quality standards. The QS-9000 quality standards provide for continuous improvement with an emphasis on the prevention of defects and reduction of variation and waste in the supply chain. Like the ISO 9002 certification, the QS-9000 certification is required by some semiconductor manufacturers as a threshold indicating a company’s quality control standards. Furthermore, our testing and packaging facilities in Kaohsiung have received the SAC Level-1 certification for quality assurance from the Semiconductor Assembly Council. The Semiconductor Assembly Council is an organization of semiconductor manufacturers, subcontractors, end-users, materials and service providers established to certify subcontract quality systems and process control practices. In addition, we have received various vendor awards from our customers for the quality of our products and services.

Competition

We compete in the highly competitive independent semiconductor packaging and testing markets. We face competition from a number of sources, including other independent semiconductor packaging and testing companies, especially those that also offer turnkey packaging and testing services. More importantly, we compete for the business of integrated device manufacturers with in-house packaging and testing capabilities and fabless semiconductor design companies with their own in-house testing capabilities. Some of these integrated device manufacturers have commenced, or may commence, in-house packaging and testing operations in Asia. Furthermore, several independent packaging and testing companies have established their packaging operations in Taiwan.

Integrated device manufacturers that use our services continuously evaluate our performance against their own in-house packaging and testing capabilities. These integrated device manufacturers may have access to more advanced technologies, and greater financial and other resources than we do. We believe, however, that we can offer greater efficiency and lower costs while maintaining equivalent or higher quality for several reasons. First, as we benefit from specialization and economies of scale by providing services to a large base of customers across a wide range of products, we are better able to reduce costs and shorten production cycles through high capacity utilization and process expertise. Second, as a result of our customer base and product offerings, our equipment generally has a longer useful life. Third, as a result of the continuing reduction of investments in in-house packaging and testing capacity and technology at integrated device manufacturers, we are better positioned to meet the advanced packaging and testing requirements on a large scale.

Environmental Matters

Our packaging and interconnect materials operations generate environmental wastes, including gaseous chemical, liquid and solid industrial wastes. We have installed various types of anti-pollution equipment for the treatment of liquid and gaseous chemical waste, generated at all of our semiconductor packaging facilities. We believe that we have adopted adequate anti-pollution measures for the effective maintenance of environmental protection standards that are consistent with the industry practice in the countries in which our facilities are located. In addition, we believe we are in compliance in all material respects with present environmental laws and regulations applicable to our operations and facilities.

Employees

The following table sets forth, for the periods indicated, certain information concerning our employees for the dates indicated.

	As of December 31,			As of June 30,
	2000	2001	2002	2002	2003
Total	18,121	15,681	20,401	18,449	21,767
Function
Direct labor	12,011	9,690	13,059	11,761	13,930
Indirect labor (manufacturing)	3,577	3,366	4,264	3,856	4,715
Indirect labor (administration)	1,370	1,350	1,517	1,444	1,627
Research and development	1,163	1,275	1,561	1,388	1,495
Location
Taiwan	12,430	10,811	15,061	13,188	16,205
Malaysia	3,407	2,854	3,140	3,184	3,434
Korea	965	885	1,305	1,084	1,405
United States	523	438	361	392	286
Philippines(1)	568	571	461	511	357
Singapore	104	68	65	67	72
Hong Kong	124	54	8	23	8

(1)	In October 2003, we closed our facilities and discontinued our operations in the Philippines.

Eligible employees may participate in the ASE Inc. Employee Share Bonus Plan and Stock Option Plans and the ASE Test Share Option Plans. See “ Management—Compensation of Directors, Supervisors and Executive Officers—ASE Inc. Employee Bonus and Stock Option Plans” and “Management—Compensation of Directors, Supervisors and Executive Officers—ASE Test Share Option Plans”.

With the exception of ASE Korea’s employees, our employees are not covered by any collective bargaining arrangements. We believe that our relationship with our employees is good.

Legal Proceedings

We are not involved in material legal proceedings the outcome of which we believe would have a material adverse effect on us.

Criminal charges were brought in December 1998 by the district attorney for Taipei against Jason C.S. Chang, our Chairman and Chief Executive Officer, Richard H.P. Chang, our Vice Chairman and President and the Chairman of ASE Test, and Chang Yao Hung-ying, our former director and a former director of ASE Test, and four others for alleged breach of fiduciary duties owed to Hung Ching, an affiliate of ASE Inc., in their capacity as directors and officers of Hung Ching in connection with a land sale transaction in 1992 valued at approximately NT$1.7 billion. ASE Inc. is not a party to these proceedings and we do not expect that these charges will result in any liability to us. It was alleged that the transaction in which Jason C.S. Chang sold the land to Hung Ching unfairly benefited Jason C.S. Chang to the detriment of Hung Ching. Hung Ching at that time was a privately-owned company whose principal shareholders were members of the Chang family. Ancillary charges were brought against Jason C.S. Chang, Chang Yao Hung-ying and another person for alleged forgery of Hung Ching board resolutions relating to that transaction. In January 2001, the District Court of Taipei rendered a judgment finding Jason C.S. Chang and Chang Yao Hung-ying guilty of forgery of corporate and other documents and breach of fiduciary duties and Richard H.P. Chang not guilty. In January 2002, the High Court of Taiwan, the ROC rendered a judgment relating to the appeal of the judgment by the District Court, and found Jason C.S. Chang and Chang Yao Hung-ying guilty and Richard H.P. Chang not guilty, and reduced the sentences rendered by the District Court relating to Jason C.S. Chang and Chang Yao Hung-ying from six years to four years and three years, respectively. In order to comply with the particular requirements of the Singapore Companies Act, Jason C.S. Chang and Chang Yao Hung-ying have both resigned as directors of ASE Test.

Neither Jason C.S. Chang nor Chang Yao Hung-ying believes that he or she committed any offense in connection with such transactions, and they appealed the decision to the Supreme Court of Taiwan, the ROC. On January 23, 2003, the Supreme Court reversed the judgment of the High Court with respect to Jason C.S. Chang and Chang Yao Hung-ying and remanded the case to the High Court for retrial. We have been advised by counsel to each of Jason C.S. Chang and Chang Yao Hung-ying that a judgment in these proceedings may be rendered by the High Court as early as January 2004, although there can be no certainty as to the exact timing. If a final adverse judgment is rendered against Jason C.S. Chang, he may be required under ROC law to resign as Chairman and a director of ASE Inc. See “Risks Factors—Risks Relating to Our Business—We depend on select personnel and could be affected by the loss of their services”.

Insurance

We have insurance policies covering property damage and damage to our production facilities, buildings and machinery. In addition, we have insurance policies covering our liabilities in connection with certain accidents. Significant damage to any of our production facilities would have a material adverse effect on our results of operations. We are not insured against the loss of key personnel.

MANAGEMENT

Directors

Our board of directors is elected by our shareholders in a general meeting at which a quorum, consisting of a majority of all issued and outstanding common shares, is present. The Chairman is elected by the board from among the directors. Our seven-member board of directors is responsible for the management of our business.

The term of office for our directors is three years from the date of election. The current board of directors began serving on June 19, 2003. The terms of the current directors will expire on June 18, 2006. Directors may serve any number of consecutive terms and may be removed from office at any time for a valid reason by a resolution adopted at a general meeting of shareholders. Normally, all board members are elected at the same time, except where the posts of one-third or more of the directors are vacant, at which time a special meeting of shareholders shall be convened to elect directors to fill the vacancies.

The following table sets forth the name of each of our directors, his or her position in ASE Inc., the year they were elected as director and other significant positions of our affiliates held by them.

Name	Position	Director Since	Age	Other Significant Positions Held
Jason C.S. Chang(1)	Director, Chairman and Chief Executive Officer	1984	59	Chairman of ASE Test Taiwan

Richard H.P. Chang(1)	Director, Vice Chairman and President	1984	56	Chairman of ASE Test; Chairman of Universal Scientific

Joseph Tung(2)	Director and Chief Financial Officer	1997	45	Supervisor of Universal Scientific; Director of ASE Test

Chin Ko-Chien(2)	Director and Executive Vice President	1997	57	Director of ASE Test

David Pan(2)	Director	1997	58	Director and President of ASE Test

Jeffrey Chen(2)	Director and Vice President	2003	39	Director of ASE Test

Tien Wu(2)	Director	2003	46	Chief Executive Officer of ISE Labs

(1)	Jason C.S. Chang and Richard H.P. Chang are brothers.
(2)	Representative of ASE Enterprises, a company organized under the laws of Hong Kong, which held 19.3% of our outstanding common shares as of October 31, 2003. All of the outstanding shares of ASE Enterprises are held by a company organized under the laws of the British Virgin Islands in trust for the benefit of the family of our Chairman and Chief Executive Officer, Jason C.S. Chang, who is the sole shareholder and director of that company.

Supervisors

We currently have five supervisors, each serving a three-year term. Supervisors are typically elected at the time that directors are elected. The current supervisors began serving on June 1, 2001,

and their terms will expire on May 31, 2004. The supervisors’ duties and powers include investigation of our business condition, inspection of our corporate records, verification and review of financial statements presented by our board of directors at shareholders’ meetings, convening of shareholders’ meetings, representing us in negotiations with our directors and notification, when appropriate, to the board of directors to cease acting in contravention of any applicable law or regulation or in contravention of our Articles of Incorporation. Each supervisor is elected by our shareholders and cannot concurrently serve as a director, managerial officer or other staff member. The ROC Company Law requires at least one supervisor be appointed at all times, or two supervisors for a company with publicly issued equity shares, and that a supervisor’s term of office be no more than three years.

The following table sets forth the name of each of our supervisors, the year they were elected as supervisor and other significant positions of our affiliates held by them.

Name	Position	Supervisor Since	Age	Other Significant Positions Held
Feng Mei-Jean(1)	Supervisor	1984	49	Supervisor of ASE Chung Li
Yen-Yi Tseng(2)	Supervisor	2000	62	Chairman of Hung Ching
Alan Cheng(2)	Supervisor	1997	58	Director of ASE Test
John Ho(2)	Supervisor	1998	48	Director of Universal Scientific
Raymond Lo(2)	Supervisor	2000	49	President of ASE Test Taiwan

(1)	Feng Mei-Jean is the wife of Richard H.P. Chang.
(2)	Representative of ASE Enterprises.

In accordance with ROC law, each of our directors and supervisors is elected either in the capacity as an individual or as an individual representative of a corporation or government. Persons designated to represent corporate or government shareholders as directors are typically nominated by such shareholders at the annual general meeting. Of the current directors and supervisors, nine represent ASE Enterprises. The remaining directors and supervisors serve in their capacity as individual shareholders.

Executive Officers

The following table sets forth information relating to our executive officers.

Name	Position	Years with the Company	Age
Jason C.S. Chang	Chairman and Chief Executive Officer	19	59
Richard H.P. Chang	Vice Chairman and President	19	56
Chin Ko-Chien	Executive Vice President and General Manager, Kaohsiung packaging facility	19	57
David Pan	President, ASE Test	9	58
Raymond Lo	President, ASE Test Taiwan	17	49
Kanapathi A/L Kuppusamy	President, ASE Test Malaysia	4	52
James Stilson	President, ASE Korea	4	56
Joseph Tung	Chief Financial Officer	9	45
Tien Wu	Chief Executive Officer, ISE Labs	3	46

Biographies of Directors, Supervisors and Executive Officers

Jason C.S. Chang has served as Chairman of ASE Inc. since its founding in March 1984 and as its Chief Executive Officer since May 2003. He holds a degree in electrical engineering from National

Taiwan University and a master’s degree from the Illinois Institute of Technology. He is the brother of Richard H.P. Chang, our Vice Chairman and President.

Richard H.P. Chang has served as Vice Chairman of ASE Inc. since November 1999 after having served as President of ASE Inc. since its founding in March 1984, and served as Chief Executive Officer of ASE Inc. from July 2000 to April 2003. In February 2003, he was again appointed President of ASE Inc. upon the retirement of Mr. Leonard Y. Liu. Mr. Chang is also the Chairman of ASE Test. He holds a degree in industrial engineering from Chung Yuan Christian University of Taiwan. He is the brother of Jason C.S. Chang, our Chairman and Chief Executive Officer.

Joseph Tung has served as a director of ASE Inc. since April 1997 and Chief Financial Officer since December 1994. He is also a director of ASE Test. Before joining ASE Inc., Mr. Tung was a Vice President at Citibank, N.A. He received a degree in economics from the National Chengchi University of Taiwan and a master’s degree in business administration from the University of Southern California.

Chin Ko-Chien has served as a director of ASE Inc. since March 1984 and Executive Vice President and General Manager of our packaging facility in Kaohsiung since March 1990. Mr. Chin is also a director of ASE Test. Before joining ASE Inc., he held managerial positions at Fu Hua Construction Co. Ltd. and De Ji Trading Company. He holds a degree in bearings technology from Taiwan Ocean University.

David Pan has served as a director of ASE Inc. since April 1997 and President and a director of ASE Test since November 1995. Before joining ASE Test, Mr. Pan was the Vice President responsible for research and development at Ultratech Stepper Inc. He holds a degree in physics from the University of Illinois and master’s and doctorate degrees in physics from the University of California at Berkeley.

Jeffrey Chen has served as a director of ASE Inc. since June 2003 and a director of ASE Test since 1998. He is also a Vice President of ASE Inc. and a Special Assistant to the Chairman of ASE Inc. He was the Chief Financial Officer of ASE Test from July 1998 to August 2002. Prior to joining ASE Inc., he worked in the corporate banking department of Citibank, N.A., in Taipei and as the Vice President of corporate finance at Bankers Trust in Taipei. He holds a degree in finance and economics from Simon Fraser University in Canada and a master’s degree in business administration from the University of British Columbia in Canada.

Tien Wu has served as a director of ASE Inc. since June 2003 and the Chief Executive Officer of ISE Labs since March 2003. He also serves as the Vice President of Worldwide Marketing and Strategy of ASE Group. Prior to joining ASE Inc. in March 2000, Mr. Wu held various managerial positions with IBM. He holds a B.S.C.E. degree from the National Taiwan University and a M.S. degree in mechanical engineering and a Ph.D. degree in applied mechanics from University of Pennsylvania.

Feng Mei-Jean has served as a supervisor of ASE Inc. since March 1984. She holds a degree in economics from National Taiwan University. She is the wife of Richard H.P. Chang, our Vice Chairman and President.

Yen-Yi Tseng has served as a supervisor of ASE Inc. since July 2000 and Chairman of Hung Ching since July 2002. Mr. Tseng served as President of Ret-Ser Engineering Agency from 1991 to 1998. He holds a degree in civil engineering from National Taiwan University and a master’s degree in system engineering from Asian Institute of Technology in Thailand. He was also a participant in the Program for Management Development at Harvard Business School.

Alan Cheng has served as a supervisor of ASE Inc. since April 1997. Mr. Cheng served as the Chairman of Hung Ching from April 1997 to July 2002. He holds a degree in industrial engineering from Chung-Yuan University.

John Ho has served as a supervisor of ASE Inc. since April 1998. He is also a director of Universal Scientific. He served as Chief Financial Officer of ASE Inc. from 1988 until 1995. He holds a degree in business administration from National Taiwan University and a master’s degree in business administration from the University of Iowa.

Raymond Lo has served as a supervisor of ASE Inc. since July 2000 and President of ASE Test Taiwan since December 1999, after serving as Vice President of Operations of ASE Inc. since July 1993. Before joining ASE Inc., Mr. Lo was the Director of Quality Assurance at Zeny Electronics Co. He holds a degree in electronic physics from the National Chiao Tung University of Taiwan.

Kanapathi A/L Kuppusamy has served as President of ASE Test Malaysia since July 1999. Before joining ASE Test Malaysia, Mr. Kanapathi was President of Motorola Asia Final Manufacturing. He holds a master’s degree in business administration from the University of East Asia in Kuala Lumpur, Malaysia.

James Stilson has served as President of ASE Korea since July 1999. Before joining ASE Korea, Mr. Stilson served as President of Motorola, Inc.’s Semiconductor Products Sector Businesses in Paju, Korea before we acquired the company. He holds a degree in chemistry and a master’s degree in business administration from the University of California.

The business address of our directors, supervisors and executive officers is our registered office.

Compensation of Directors, Supervisors and Executive Officers

In the six months ended June 30, 2003, we paid approximately NT$41.8 million (US$1.2 million) in cash remuneration to our executive officers. We did not pay any cash remuneration to our directors or supervisors in this period. In 2002, we paid to our directors, supervisors and executive officers approximately NT$134.7 million (US$3.9 million) in cash remuneration, which includes NT$1.3 million (US$0.04 million) to our directors, NT$1.0 million (US$0.03 million) to our supervisors and NT$132.4 million (US$3.8 million) to our executive officers. In August 2003, we granted an aggregate of 750,000 options to our directors, supervisors and executive officers under our employee stock option plan at an initial exercise price of NT$24.60 per share. We did not grant any common shares of ASE Inc. in 2003 to our directors, supervisors and executive officers. An aggregate of 14,000,000 options were granted to our directors, supervisors and executive officers in 2002 under our employee stock option plan at an initial exercise price of NT$20.80 per share. We did not grant any common shares of ASE Inc. in 2002 to our directors, supervisors and executive officers. In the six months ended June 30, 2003, we also set aside an aggregate of NT$0.8 million (US$0.02 million) to provide pension, retirement and similar benefits for our executive officers pursuant to existing plans provided by or contributed to by our company or its subsidiaries. In 2002, we also set aside an aggregate of NT$2.7 million (US$0.08 million) to provide pension, retirement and similar benefits for our executive officers pursuant to existing plans provided by or contributed to by our company or its subsidiaries.

ASE Inc. Employee Bonus and Stock Option Plans

We award bonuses to employees of ASE Inc. and its affiliates who are located in Taiwan based on overall income and individual performance targets. These employees are eligible to receive bonuses in the form of common shares of ASE Inc. valued at par. Actual amounts of bonuses to individual employees are determined based upon the employee meeting specified individual performance objectives. We granted an aggregate of 47,833,062 common shares, 34,960,000 common shares in 2000 and 2001, respectively, as stock bonuses to employees of ASE Inc. and its affiliates with a fair market value at the date of grant of NT$3,429.2 million and NT$830.6 million, respectively. We did not grant any stock bonuses to employees of ASE Inc. or its affiliates in 2002 or 2003.

On August 13, 2002, we adopted an employee stock option plan. We filed a report with the ROC Securities and Futures Commission for the issuance of employee stock options, which report became effective on August 28, 2002. Pursuant to such plan, full-time employees of ASE Inc. as well as the full-time employees of our domestic and foreign subsidiaries are eligible to receive stock option grants. Under this plan, for a period of one year from August 28, 2002, we may issue up to 160,000,000 options on one or more occasions. Each option entitles the holder to purchase one common share of ASE Inc. at a price equal to the closing market price on the date of the option issuance. Each option is exercisable upon vesting for five years. 40% of the options originally granted vest upon the second anniversary of the grant date, and an additional 10% of the options originally granted vest every six months thereafter. Each option expires at the end of the 10th year following its issue date. The options are generally not transferable. As of October 31, 2003, a total of 159,968,000 options have been issued, 145,989,000 of which were issued at an initial exercise price of NT$20.80 per share and 13,979,000 of which were issued at an initial exercise price of NT$24.60 per share.

ASE Test Share Option Plans

ASE Test currently maintains five option plans which include plans adopted in each year from 1996 to 2000. Under ASE Test’s share option plans, its directors, employees, advisors and consultants and those of its affiliates may, at the discretion of a committee of its directors administering the plan, be granted options to purchase its shares at an exercise price of no less than their market value on the date of grant. The committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each grant, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding, up to a maximum term of five years, or in the case of the 1999 and 2000 option plans, ten years. ASE Test’s board of directors may amend or modify the plans at any time. As of October 31, 2003, an aggregate of 28,800,000 of ASE Test’s shares had been reserved for issuance and 11,752,968 options to purchase its shares remained outstanding under its various option plans. An aggregate of 7,030,000 options had been granted to the directors and executive officers of ASE Test. Options granted under the various plans are exercisable at an exercise price ranging from US$3.50 to US$25.00 per share. Options granted under the 1996, 1997 and 1998 option plans will expire five years from the date of grant, and in the case of the 1999 and 2000 plans, ten years from the date of grant.

Interests of Management in Related Party Transactions

Several of our directors, supervisors and executive officers also serve as directors, supervisors or executive officers of companies with which we do business. These companies include our affiliates. See “Principal Shareholders” and “Related Party Transactions”. We conduct these transactions on an arms’ length commercial basis.

PRINCIPAL SHAREHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of our common shares, as of October 31, 2003, by (1) each shareholder known by us to own beneficially more than 5% of our common shares and (2) all directors, supervisors and executive officers as a group.

Name of Shareholder or Group	Common Shares Beneficially Owned
	Number	Percentage
ASE Enterprises(1)	691,235,417	19.3%
Directors, supervisors and executive officers as a group(2)	820,219,360	22.9%

(1)	ASE Enterprises is a company organized under the laws of Hong Kong. All of the outstanding shares of ASE Enterprises are held by a company organized under the laws of the British Virgin Islands in trust for the benefit of the family of our Chairman and Chief Executive Officer, Jason C.S. Chang, who is the sole shareholder and director of that company.
(2)	Includes shareholding of ASE Enterprises.

The following table sets forth information relating to our common shares held by our consolidated subsidiaries and unconsolidated affiliates as of October 31, 2003.

Name of Shareholder	Common Shares Beneficially Owned
	Number	Percentage
ASE Test Taiwan(1)	717,984	0.02%
Hung Ching(2)	43,489,404	1.2%

(1)	ASE Test Taiwan is a subsidiary of ASE Test, our subsidiary.
(2)	As of October 31, 2003, we held 26.4% of the outstanding shares of Hung Ching. Chang Yao Hung-ying, who was our director from 1984 to June 2003, our Chairman and Chief Executive Officer Jason C.S. Chang, our Vice Chairman and President Richard H.P. Chang and other members of the Chang family are controlling shareholders of Hung Ching. See “Business—Our Unconsolidated Affiliates”.

None of our major shareholders has different voting rights from those of our other shareholders. In June 2003, we completed an offering of ADSs in which our wholly-owned subsidiaries ASE Investment Inc. and ASE Capital Inc. together sold 163,788,000 of our common shares. ASE Investment Inc. and ASE Capital Inc. also sold an additional 1,144 of our common shares on the Taiwan Stock Exchange following the ADS offering. There were no significant changes in the percentage ownership of any of our major shareholders in 2000, 2001 and 2002.

As of October 31, 2003, a total of 3,580,280,000 common shares were outstanding. With certain limited exceptions, holders of common shares that are not ROC persons are required to hold their common shares through a brokerage account in the ROC. As of October 31, 2003, 112,937,815 common shares were registered in the name of a nominee of Citibank, N.A., the depositary under our ADS deposit agreement. Citibank, N.A., has advised us that, as of October 31, 2003, 22,586,996 ADSs, representing 112,934,980 common shares, were held of record by Cede & Co., and 567 ADSs, representing 2,835 common shares, were held by five other U.S. persons. We have no further information as to common shares held, or beneficially owned, by U.S. persons.

RELATED PARTY TRANSACTIONS

In recent years, ASE Inc. has made awards of ASE Inc.’s common shares to the employees of affiliates of ASE Inc. as part of their compensation, based in part on the consolidated net income of ASE Inc. and the affiliates’ contribution to the consolidated income. ASE Inc. granted an aggregate of 13,510,250 common shares in 2000 and 9,872,725 common shares in 2001 as stock awards to employees of affiliates of ASE Inc. with a fair market value at the time of grant of NT$968.5 million and NT$234.6 million, respectively. ASE Inc. expects this practice to continue in future periods.

ASE Material sold interconnect materials in the aggregate amount of NT$1,416.4 million and NT$1,696.3 million (US$49.0 million) to ASE Inc. in the six months ended June 30, 2002 and 2003, respectively. ASE Material sold interconnect materials in the aggregate amount of NT$1,765.6 million, NT$2,346.9 million and NT$2,885.6 million (US$83.4 million) to ASE Inc. in 2000, 2001 and 2002, respectively. In the six months ended June 30, 2003, we purchased approximately 49% of our substrate requirements by value for our packaging facilities from ASE Material. In 2002, we purchased approximately 39% of our substrate requirements by value for our packaging facilities from ASE Material. We purchase materials from ASE Material at prevailing market prices.

On October 28, 2003, we entered into a merger agreement with ASE Chung Li and ASE Material pursuant to which ASE Chung Li and ASE Material will be merged with and into ASE Inc., with ASE Inc. as the surviving corporation. The merger is to be consummated by means of a share exchange pursuant to which the respective shareholders (other than ASE Inc.) of ASE Chung Li and ASE Material will receive shares of ASE Inc. in exchange for the common shares of each of ASE Chung Li and ASE Material. We expect to issue 282,315,437 common shares, or approximately 7.9% of our outstanding shares as of October 28, 2003, in connection with the merger. In connection with our merger with ASE Chung Li, we will issue 149,175,000 of our common shares to ASE Test, our consolidated subsidiary, 79,914,225 of our common shares to J&R Holding, our wholly-owned subsidiary, and four common shares to certain individuals who were the original shareholders of ASE Chung Li. The merger with ASE Chung Li has a transaction value of approximately NT$7,101.8 million (US$205.2 million), based on the closing price of NT$31.00 per ASE Inc. common share on the Taiwan Stock Exchange on October 28, 2003. In connection with our merger with ASE Material, we will issue 5,000,000 of our common shares to ASE Test Taiwan, a consolidated subsidiary of ASE Test, 1,086,800 of our common shares to Hung Ching, our affiliate, and 47,139,409 of our common shares to employees and other shareholders (other than ASE Inc.) of ASE Material and a strategic investor. The merger with ASE Material has a transaction value of approximately NT$1,650.0 million (US$47.7 million), based on the closing price of NT$31.00 per ASE Inc. common share on the Taiwan Stock Exchange on October 28, 2003. In connection with our merger with ASE Material, Richard H.P. Chang, our Vice Chairman and President, in his individual capacity as a shareholder and director of ASE Material, will also receive common shares of ASE Inc. in exchange for common shares of ASE Material held by him.

Upon the completion of the merger, all of the assets and liabilities of ASE Chung Li and ASE Material will be owned and assumed by ASE Inc. and the operations of ASE Chung Li and ASE Material will be integrated with the operations of ASE Inc. The merger agreement has been approved by the board of directors of each of ASE Inc., ASE Chung Li and ASE Material and by the shareholders of ASE Chung Li and ASE Material. The merger is expected to become effective on July 1, 2004, subject to receipt of all necessary approvals and consents.

ASE Test Taiwan has historically charged ASE Inc. fees for the testing of semiconductors packaged for a small number of customers that prefer to be billed through ASE Inc. for testing services performed by ASE Test Taiwan. These fees amounted to NT$200.9 million and NT$7.0 million (US$0.2 million) in the six months ended June 30, 2002 and 2003, respectively. These fees amounted to NT$142.7 million, NT$178.3 million and NT$232.5 million (US$6.7 million) in 2000, 2001 and 2002, respectively. ASE Inc. sold to ASE Test Taiwan at book value a building at an aggregate price of NT$18.4 million in 2000.

ASE Test Malaysia and ASE Philippines have historically purchased a portion of the raw materials used in their packaging operations, principally leadframes, from ASE Inc. when they face a shortage in the supply of these types of raw materials. These types of raw materials are typically resold by ASE Inc. to ASE Test Malaysia and ASE Philippines at book value. Purchases of raw materials by ASE Test Malaysia amounted to NT$6.9 million and NT$4.8 million (US$0.1 million) in the six months ended June 30, 2002 and 2003, respectively. Purchases of raw materials by ASE Test Malaysia amounted to NT$3.6 million, NT$17.2 million and NT$11.7 million (US$0.3 million) in 2000, 2001 and 2002, respectively. Purchases of raw materials by ASE Philippines amounted to NT$1.5 million and NT$0.7 million (US$0.02 million) in the six months ended June 30, 2002 and 2003, respectively. Purchases of raw materials by ASE Philippines amounted to NT$2.1 million, NT$4.7 million and NT$2.3 million (US$0.1 million) in 2000, 2001 and 2002, respectively. In addition, ASE Inc. purchased raw materials, principally leadframes, from ASE Test Malaysia in an amount of NT$0.1 million in the six months ended June 30, 2002. ASE Inc. did not purchase any raw materials from ASE Test Malaysia in the six months ended June 30, 2003. ASE Inc. purchased raw materials, principally leadframes, from ASE Test Malaysia in an amount of NT$11.9 million, NT$12.8 million and NT$0.1 million in 2000, 2001 and 2002, respectively.

In the six months ended June 30, 2002 and 2003, ASE Test Malaysia purchased raw materials, primarily leadframes and substrates, from ASE Material in the aggregate amount of NT$112.3 million and NT$159.8 million (US$4.6 million), respectively. In 2002, ASE Test Malaysia purchased raw materials, primarily leadframes and substrates, from ASE Material in the aggregate amount of NT$181.6 million (US$5.2 million). These types of raw materials are typically sold by ASE Material to ASE Test Malaysia at the prevailing market price.

ASE Inc. has historically guaranteed the short-term borrowing of many of its subsidiaries. As of June 30, 2003, ASE Inc. has endorsed and guaranteed an aggregate amount of NT$11,570.3 million (US$334.3 million) of the outstanding promissory notes of its subsidiaries.

In 2000, 2001 and 2002, ASE Inc. sold to ASE Philippines at book value machinery and equipment for the packaging of plastic dual in-line packages at an aggregate price of NT$22.8 million, NT$30.5 million and NT$0.1 million, respectively.

In April 2003, ASE Inc. and Hung Ching entered into an agreement for the development of a building in the Nantze Export Processing Zone on land currently leased by ASE Inc. Under the agreement, Hung Ching will bear all costs relating to the development. Upon completion of the development, which is currently expected to be in the second half of 2004, ASE Inc. will own the first two floors of the building with floor space of approximately 237,000 square feet, and Hung Ching will own remaining floors of the building with floor space of approximately 925,000 square feet. ASE Inc. plans to use its floor space to house part of its operations in Kaohsiung. ASE Inc. and its affiliates will have priority in purchasing the remaining floor space from Hung Ching. The total value of the project, including land and the completed building, is estimated at NT$1,400.0 million (US$40.5 million).

In January 2000, ASE Chung Li and Hung Ching, our affiliate, entered into an agreement for the development of buildings on land currently owned by ASE Chung Li. Under the agreement, Hung Ching will bear all costs relating to the development. Upon completion of the development, floor space in the buildings will be sold by Hung Ching at prices to be negotiated between Hung Ching and the buyers. ASE Chung Li and its affiliates will have priority in the purchase of the floor space. In the event that floor space is sold to persons other than ASE Chung Li, ASE Chung Li will receive 25% of the selling price. The first phase of the development project is the construction of a building with aggregate floor space of approximately 800,000 square feet, which was completed in September 2000. The total value of the first phase of the project, including land and the completed building, is estimated at NT$2.0 billion. The new building houses ASE Chung Li’s testing operations as well as part of the operations of other subsidiaries of ASE Inc.

We are currently in discussions with Hung Ching, our affiliate, on the terms of a construction agreement in connection with the construction of a new building in Chung Li, Taiwan. The new building is expected to have an estimated floor space of approximately 925,000 square feet and is intended to house a part of our testing operations and a part of our interconnect materials operations. Construction commenced in September 2003 and we expect it to be completed by the second half of 2004. The total cost of the construction project is estimated to be approximately NT$1,200.0 million (US$34.7 million).

ASE Chung Li entered into two leases with ASE Material and one lease with ASE Test Taiwan to lease floor space in a building located at 550-5, Section 1, Chung-hwa Road, Fu-hwa Li, Chung Li, Taiwan. An area of approximately 48,000 square feet per floor was leased, with two floors leased to ASE Material and one floor leased to ASE Test Taiwan. The leased area will be used for production facilities.

In October 1997, J&R Holding entered into agreements with Swiss Bank Corporation to purchase call options on a portion of our US$200 million zero coupon convertible bonds due 2002. The call options were offered by Swiss Bank Corporation as a part of the repackaging of our convertible bonds by SBC Warburg, an affiliate of Swiss Bank Corporation, into two separate instruments consisting of: (1) US$200 million callable floating rate notes secured by the convertible bonds and (2) call options on the convertible bonds. SBC Warburg decided to repackage the convertible bonds because the adverse market conditions resulting from the Asian financial crisis during the second half of 1997 made it difficult to market the convertible bonds. SBC Warburg was able to obtain commitments for the entire issue of the floating rate notes but, as a result of the adverse market conditions described above, was able to obtain commitments for only a portion of the call options. As a result, Swiss Bank Corporation approached a number of large institutional investors, including J&R Holding, with a proposal to sell a portion of the call options.

J&R Holding decided to purchase the call options because its management considered the call options to be a good investment. Under the first agreement with Swiss Bank Corporation, J&R Holding was required to make four cash payments to Swiss Bank Corporation in November 1998, 1999, 2000 and 2001. In return, J&R Holding had the right to call the convertible bonds back at any time during the period from November 1998 through November 2002. Under the second agreement, Swiss Bank Corporation paid US$200,000 to J&R Holding. In return, Swiss Bank Corporation had the right to sell a portion of the call options to J&R Holding at any time between November 4, 1997 and November 1, 1998. These options were terminated by agreement on December 11, 2001. As of November 2002, we had repurchased in the open market all of the remaining bonds.

ASE Holding Limited, one of our subsidiaries through which we hold ASE Test shares, entered into a share purchase agreement dated as of May 19, 2001 with two of our directors under which ASE Holding Limited agreed to purchase 2,480,000 shares of ASE Test from these directors upon the exercise of certain options granted to them under ASE Test’s 1996 option plan for an aggregate purchase price of US$35,389,600. The closing date of this acquisition of shares was May 22, 2001. We engaged in this acquisition principally to maintain our investment in ASE Test at a level above 50% of the outstanding shares of ASE Test. For more information relating to the transaction, see “Item 7. Major Shareholders—Related Party Transactions” of our annual report on Form 20-F for the fiscal year ended December 31, 2001 publicly filed with the SEC.

DESCRIPTION OF COMMON SHARES

Set forth below is a summary of information relating to our share capital, including brief summaries of the relevant provisions of our Articles of Incorporation, the ROC Securities and Exchange Law and the ROC Company Law.

General

We were incorporated on March 23, 1984 as a company limited by shares under the ROC Company Law. Our authorized capital was NT$51,500,000,000, divided into 5,150,000,000 common shares, of which 3,580,280,000 common shares were issued in registered form and outstanding, as of December 12, 2003. We do not have any equity in the form of preference shares or otherwise outstanding as of the date of this prospectus.

Dividends and Distributions

In general, we are not permitted to distribute dividends or make other distributions to shareholders in any year in which we did not record net income or retained earnings (excluding reserves). The ROC Company Law also requires that 10% of annual net income (less prior years’ losses, if any) be set aside as a legal reserve until the accumulated legal reserve equals our paid-in capital. In addition, our Articles of Incorporation require that before a dividend is paid out of our annual net income:

•	up to 2% of our annual net income (less prior years’ losses and legal and special reserves, if any) should be paid to our directors and supervisors as compensation; and

•	between 5% and 7% of the annual net income (less prior years’ losses and legal and special reserves, if any) should be paid to our employees as bonuses. The 5% portion is to be distributed to all employees in accordance with our employee bonus distribution rules, while any portion exceeding 5% is to be distributed in accordance with rules established by our board of directors to individual employees who have been recognized as having made special contributions to our company. Such employees include those of our affiliated companies who meet the criteria set by our board of directors.

At the annual general shareholders’ meeting, our board of directors submits to the shareholders for their approval any proposal for the distribution of a dividend or the making of any other distribution to shareholders from our net income for the preceding fiscal year. All common shares outstanding and fully paid as of the relevant record date are entitled to share equally in any dividend or other distribution so approved. Dividends may be distributed in cash, in the form of common shares or a combination of the two, as determined by the shareholders at the meeting. Cash dividends should not exceed 20% of the distribution for any given year; provided that cash dividends will not be paid if the dividend per share is less than NT$0.10.

We are also permitted to make distributions to our shareholders of additional common shares by capitalizing reserves. However, the capitalized portion payable out of our legal reserve is limited to 50% of the total accumulated legal reserve and the capitalization can only be effected when the accumulated legal reserve exceeds 50% of our paid-in capital.

For information on the dividends we paid in recent years, see “Dividends and Dividend Policy”. For information as to ROC taxes on dividends and distributions, see “Taxation—ROC Taxation—Common Shares and ADSs—Dividends on Common Shares and ADSs”.

Changes in Share Capital

Under ROC Company Law, any change in the authorized share capital of a company limited by shares requires an amendment to its Articles of Incorporation. In the case of a public company such as ASE Inc., the approval of the ROC Securities and Futures Commission and the ROC Ministry of Economic Affairs is also required. Authorized but unissued common shares may be issued, subject to applicable ROC law, upon terms as our board of directors may determine.

Preemptive Rights

Under the ROC Company Law, when an ROC company issues new shares for cash, existing shareholders who are listed on the shareholders’ register as of the record date have preemptive rights to subscribe for the new issue in proportion to their existing shareholdings, while a company’s employees, whether or not they are shareholders of the company, have rights to subscribe for 10% to 15% of the new issue. Any new shares that remain unsubscribed at the expiration of the subscription period may be offered by us to the public or privately placed.

In addition, in accordance with the ROC Securities and Exchange Law, a public company that intends to offer new shares for cash must offer to the public at least 10% of the shares to be sold. This percentage can be increased by a resolution passed at a shareholders’ meeting, which would diminish the number of new shares subject to the preemptive rights of existing shareholders.

According to the amended ROC Securities and Exchange Law, which was passed by the Legislative Yuan on January 15, 2002 and became effective on February 8, 2002, the preemptive rights provisions will not apply to offerings of new shares through a private placement approved at a shareholders meeting.

In connection with the offering, our shareholders have waived their preemptive rights with respect to the common shares represented by the ADSs offered by this prospectus.

Under ROC laws and regulations, the common shares issuable upon conversion of the convertible notes issued in this offering are not subject to preemptive rights of our shareholders or employees.

Meetings of Shareholders

We are required to hold an ordinary meeting of our shareholders within six months following the end of each fiscal year. These meetings are generally held in Kaohsiung, Taiwan. Extraordinary shareholders’ meetings may be convened by resolution of the board of directors or by the board of directors upon the written request of any shareholder or shareholders who have held 3% or more of the outstanding common shares for more than one year. Extraordinary shareholders’ meetings may also be convened by a supervisor. Notice in writing of general meetings of shareholders, stating the place, time and purpose, must be dispatched to each shareholder at least 30 days, in the case of ordinary meetings, and 15 days, in the case of extraordinary meetings, before the date set for each meeting. A majority of the holders of all issued and outstanding common shares present at a shareholders’ meeting constitutes a quorum for meetings of shareholders.

Voting Rights

Under the ROC Company Law, a shareholder has one vote for each common share held. As previously required by law, our Articles of Incorporation provide that a holder of common shares has one vote for each common share, except that a holder of more than 3% of the total outstanding common shares is not permitted to vote 0.1% of the number of common shares held by the holder in excess of 3%. Such voting discount requirement has been eliminated under the newly amended ROC Company Law, and we amended the Articles of Incorporation to comply with the law in the shareholders’ meeting held on June 21, 2002. Under the ROC Company Law, the election of our directors and supervisors at a shareholders’ meeting is through cumulative voting.

In general, a resolution can be adopted by the holders of at least a majority of the common shares represented at a shareholders’ meeting at which the holders of a majority of all issued and outstanding common shares are present. Under ROC Company Law, the approval by at least a majority of the common shares represented at a shareholders meeting in which a quorum of at least two-thirds of all issued and outstanding common shares are represented is required for major corporate actions, including:

•	amendment to the Articles of Incorporation, including increase of authorized share capital and any changes of the rights of different classes of shares;

•	transfer of the company’s entire business or assets or substantial part of its business or assets;

•	execution, amendment or termination of any contract through which the company leases its entire business to others, or the company appoints others to operate its business or the company operates its business with others on a continuous basis;

•	acquisition of the entire business or assets of any other company, which would have a significant impact on the company’s operations;

•	distribution of any stock dividend;

•	dissolution, merger or spin-off of the company; and

•	removal of the directors or supervisors.

A shareholder may be represented at an ordinary or extraordinary meeting by proxy if a valid proxy form is delivered to us five days before the commencement of the ordinary or extraordinary shareholders’ meeting.

Holders of ADSs will not have the right to exercise voting rights with respect to the underlying common shares, except as described in “Description of American Depositary Receipts—Voting Rights”.

Register of Shareholders and Record Dates

Our share registrar, President Securities Corp., maintains our register of shareholders at its offices in Taipei, Taiwan, and enters transfers of common shares in our register upon presentation of, among other documents, certificates representing the common shares transferred. Under the ROC Company Law and our Articles of Incorporation, we may, by giving advance public notice, set a record date and close the register of shareholders for a specified period in order for us to determine the shareholders or pledgees that are entitled to rights pertaining to the common shares. The specified period required is as follows:

•	ordinary shareholders’ meeting—60 days;

•	extraordinary shareholders’ meeting—30 days; and

•	relevant record date—five days.

Annual Financial Statements

At least 10 days before the annual ordinary shareholders’ meeting, our annual financial statements must be available at our principal executive office in Kaohsiung, Taiwan for inspection by the shareholders.

Transfer of Common Shares

The transfer of common shares in registered form is effected by endorsement and delivery of the related share certificates but, in order to assert shareholders’ rights against us, the transferee must have his name and address registered on our register of shareholders. Shareholders are required to file their respective specimen seals, also known as chops, with us. Chops are official stamps widely used in Taiwan by individuals and other entities to authenticate the execution of official and commercial documents.

Acquisition of Common Shares by ASE Inc.

Under the ROC Securities and Exchange Law, we may purchase our own common shares for treasury stock in limited circumstances, including:

•	to transfer common shares to our employees;

•	to deliver shares upon the conversion or exercise of bonds with warrants, preferred shares with warrants, convertible notes, convertible preferred shares or warrants issued by us; and

•	to maintain our credit and our shareholders’ equity, provided that the shares so purchased shall be canceled.

We may purchase our common shares on the Taiwan Stock Exchange or by means of a public tender offer. These transactions require the approval of a majority of our board of directors at a meeting in which at least two-thirds of the directors are in attendance. The total amount of common shares purchased for treasury stock may not exceed 10% of the total outstanding shares. In addition, the total cost of the purchased shares shall not exceed the aggregate amount of our retained earnings, any premium from share issuances and the realized portion of our capital reserve.

Pursuant to the amended ROC Company Law, effective from November 14, 2001, our subsidiaries are not permitted to acquire our common shares. This restriction does not affect any acquisition of our common shares made by our subsidiaries prior to November 14, 2001.

Liquidation Rights

In the event of our liquidation, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed pro rata to the shareholders in accordance with the relevant provisions of the ROC Company Law and our Articles of Incorporation.

Substantial Shareholders and Transfer Restrictions

The ROC Securities and Exchange Law currently requires (1) each director, supervisor, manager or substantial shareholder (that is, a shareholder who together with his or her spouse, minor children or nominees, holds more than 10% of the shares of a public company) to report any change in that person’s shareholding to the issuer of the shares and the ROC Securities and Futures Commission and (2) each director, supervisor, manager or substantial shareholder, after acquiring its status of director, supervisor, manager or substantial shareholder for a period of six months, to report his or her intent to transfer any shares on the Taiwan Stock Exchange to the ROC Securities and Futures

Commission at least three days before the intended transfer, unless the number of shares to be transferred is less than 10,000 shares.

In addition, the number of shares that can be sold or transferred on the Taiwan Stock Exchange by any person subject to the restrictions described above on any given day may not exceed:

•	0.2% of the outstanding shares of the company in the case of a company with no more than 30 million outstanding shares; or

•	0.2% of 30 million shares plus 0.1% of the outstanding shares exceeding 30 million shares in the case of a company with more than 30 million outstanding shares; or

•	in any case, 5% of the average trading volume (number of shares) on the Taiwan Stock Exchange for the ten consecutive trading days preceding the reporting day on which the director, supervisor, manager or substantial shareholder reports the intended share transfer to the ROC Securities and Futures Commission.

These restrictions do not apply to sales or transfers of our ADSs.

Stock Options

With the approval of our board of directors and the ROC Securities and Futures Commission, we may issue stock options to our employees, provided that the shares to be issued under any option plan shall not exceed 10% of our outstanding common shares and the total number of shares to be issued under all option plans shall not exceed 15% of our outstanding common shares. The exercise price of an option shall not be less than the closing price of our common shares on the Taiwan Stock Exchange on the issue date of the option. As of October 31, 2003, we have issued 159,968,000 options to our full-time employees as well as full-time employees of our domestic and foreign subsidiaries pursuant to an employee stock option plan established on August 13, 2002. See “Management—Compensation of Directors, Supervisors and Executive Officers—ASE Inc. Employee Bonus and Stock Option Plans”. We have 300,000,000 common shares reserved for issuance under our employee stock options.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

The following summary describes certain material terms of the ADSs and certain material rights of an owner of ADSs and is qualified in its entirety by the deposit agreement. We have received approval from the ROC Securities and Futures Commission to permit holders of the convertible notes to deposit the common shares received upon conversion into the ADS facility. Only if and when the ROC Securities and Futures Commission grants its approval of our application will you be able to convert your convertible notes into ADSs, subject to the terms and conditions of the deposit agreement.

Citibank, N.A., acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10043. American Depositary Shares are commonly referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are normally represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., Taipei Branch, currently located at B1, No. 16 Nanking E. Road, Section 4, Taipei, Taiwan, ROC.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-12468 when retrieving your copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that your rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not to this summary. We urge you to review the deposit agreement in its entirety. Statements printed in italics in this description are provided for your information but are not contained in the deposit agreement.

Each ADS represents five common shares on deposit with the custodian. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

In connection with the issuance by an ROC company of newly-issued common shares for cash, such as the new common shares underlying the ADSs being offered by us in the ADS offering, settlement is initially made by delivery to the persons purchasing the newly-issued common shares of a certificate of payment representing the irrevocable right to receive such newly-issued common shares. The initial deposit of common shares offered by us in connection with the ADS offering will be made on the closing date by the delivery to the custodian of the certificate of payment evidencing the irrevocable right to receive the common shares offered by us, which common shares will be registered in the name of the depositary or its nominee, as representatives of the holders of the ADSs. No later than the second business day in the ROC following the closing date, we are required to apply to the Taiwan Stock Exchange for listing of the master book-entry certificate of payment. It is expected that the Taiwan Stock Exchange will approve the listing of the master book-entry certificate of payment on the fourth business day in the ROC following the closing date. Immediately upon such listing, the certificate of payment we deliver to the custodian for the depositary on the closing date will be replaced by the master book-entry certificate of payment. Until the certificate of payment is replaced by the master book-entry certificate of payment, you will not be able to cancel your ADSs received in the ADS offering and withdraw the underlying common shares and your ADSs will be temporary ADSs which are not fungible with our existing ADSs. When the master book-entry certificate of payment replaces the certificate of payment, DTC will be instructed to exchange the temporary ADSs initially issued in the ADS offering for ADSs which are fully fungible with existing ADSs. This process is expected to be completed within one New York business day of notice that the master book-entry certificate of payment has been received. As a result, until the expiration of the five-business day period discussed above, the ADSs offered by this prospectus are expected to trade on the New York Stock Exchange under the temporary symbol “ASX Pr”. If the underwriters’ overallotment option in connection with the ADS offering is exercised, the initial deposit of common shares offered by ASE Enterprises in connection with this offering will be made by the delivery to the custodian of the definitive share certificates evidencing the common shares offered by ASE Enterprises.

Under the ROC Securities and Exchange Law and applicable regulations, we are required to deliver the underlying common shares in certificated form or book-entry form to the depositary’s custodian within 30 days after receiving approval from the relevant governmental authorities of our corporate amendment registration. We are required under ROC Company Law to file an amendment to our corporate registration within 15 days after receiving the proceeds from this offering. Prior to the issue of the underlying common shares in certificated form or book-entry form, we will apply for and obtain approval to list the underlying shares on the Taiwan Stock Exchange. We have agreed to issue and deliver the underlying shares in certificated form or book-entry form in connection with this offering 60 to 80 days after the closing date, subject to obtaining approvals from the relevant governmental authorities and the Taiwan Stock Exchange. Until the underlying common shares have been so issued and delivered, the ADSs offered by us will represent the irrevocable right to receive common shares evidenced by the certificate of payment (from the closing date to the date immediately prior to the listing of the master book-entry certificate of payment) or the master book-entry certificate of payment (on or after the date of listing of the master book-entry certificate of payment). When the master book-entry certificate of payment is listed on the Taiwan Stock Exchange, such holders will be entitled to the same rights as if the depositary were holding the underlying common shares in certificated form or book-entry form, except that ADS holders will receive individual book-entry certificates of payment (rather than the underlying common shares in certificated form or book-entry form) in case of a withdrawal of the underlying common shares.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS owner you appoint the depositary to act on your behalf for the common shares represented by your ADSs, either upon (1) your specific instructions when we call a meeting of shareholders, distribute an elective dividend or make a rights offering, or (2) the specific terms of the deposit agreement to receive any dividends we distribute in NT dollars or common shares and to convert the NT dollars received into U.S. dollars. The deposit agreement is governed by New York law. However, our obligations to the holders of common shares will continue to be governed by ROC laws, which may be different from the laws in the United States. In addition, we note that the laws and regulations of the ROC may restrict the deposit and withdrawal of our common shares into or from the depositary receipts facility. Under ROC laws and regulations, as currently in effect, shares may be accepted for deposit and ADSs may be issued under the terms of the deposit agreement only in the following circumstances:

(1)	upon obtaining regulatory approval from the ROC Securities and Futures Commission;

(2)	upon the issuance of a dividend or a free distribution of common shares to existing shareholders;

(3)	upon the exercise by existing shareholders of their preemptive rights in connection with capital increases for cash; and

(4)	as permitted under the deposit agreement and the custodian agreement, the purchase directly by a person or through the depositary bank of common shares on the Taiwan Stock Exchange for the deposit, or the deposit of the common shares held by the depositing shareholders, in the ADS facility, provided that the total number of ADSs outstanding after an issuance described in this paragraph (4) does not exceed the number of ADSs issued and previously approved by the ROC Securities and Futures Commission for deposit plus any ADSs created under clauses (2) and (3) described above.

Under current ROC law and regulations, the term “a person” referred to in clause (4) above may be interpreted to mean either (a) a foreign national or overseas Chinese investor (excluding any ROC investors) or (b) a foreign or ROC investor. It is expected that the ROC Securities and Futures Commission will clarify this issue in its forthcoming review and amendment of the Guidelines for Offering and Issuance of Overseas Securities by Issuers. Under current ROC law, issuances under clause (4) above will be permitted only to the extent that previously issued ADSs have been cancelled and the underlying shares have been withdrawn from the ADS facility.

For a more complete description of these deposit or withdrawal restrictions see “Annex B—Foreign Investment and Exchange Controls in the ROC—Depositary Receipts”.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian, subject always to the laws and regulations of the ROC. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive these distributions under the terms of the deposit agreement in proportion to the number of ADSs owned as of a specified record date.

In the event that, for any reason, any common shares held on deposit with the custodian are not entitled to the full proportion of any distribution we may make, we have agreed to provide the depositary with a list of the common shares for which a full proportion of the distribution may not be made and direct the depositary to adjust the amount of the distribution upon those common shares accordingly.

Distributions of Cash

Whenever we make (subject to the laws and regulations of the ROC) a cash distribution upon the common shares held on deposit with the custodian, we will notify the depositary. Upon receipt of our notice of the distribution, the depositary will arrange for the funds to be converted into U.S. dollars and will distribute the U.S. dollars to the holders.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property held by the custodian for securities on deposit.

Distributions of Shares

Whenever we make a free distribution of common shares upon the securities on deposit with the custodian, we will notify the depositary and deposit the applicable number of shares with the custodian. Upon receipt of notice of the deposit, the depositary will, subject to ROC law, either distribute to holders new ADSs representing the common shares deposited or modify the ratio of ADSs representing our common shares, in which case each ADS you own will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements to ADSs will be sold and the proceeds of the sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-common share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay taxes or governmental charges, the depositary may sell all or a portion of the new common shares so distributed.

No distribution of new ADSs will be made if it would violate any law or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it will use its best efforts to sell the common shares received and will distribute the proceeds of the sale as in the case of a distribution of cash. In addition, if the number of common shares to which any holder is entitled is not five or an integral multiple of five, the depositary will use its best efforts to cause the sale of these shares and distribute the proceeds of that sale to the holders as in the case of a distribution in cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional common shares, subject to ROC law, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable these holders to exercise these rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new common shares directly rather than new ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	the depositary determines that it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if the sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse, in which case you will receive no value for the rights.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in common shares, subject to ROC law, we will give timely notice to the depositary and will indicate whether we wish the elective distribution to be made available to you. If we decide to make the elective distribution available to you, we will assist the depositary to determine whether this distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In this case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, we will notify the depositary in advance and indicate whether we wish the distribution to be made to you. If so, we will assist the depositary in determining whether the distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute the property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay these taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not timely request that the property be distributed to you or we request that the property not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of the sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Our Common Shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of our common shares or we may undertake a recapitalization, reorganization, merger, consolidation or sale of assets.

If any change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged for the common shares held on deposit. The depositary may, with the Company’s approval, in these circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute the property to you, the depositary may sell the property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Common Shares

Subject to limitations set forth in the deposit agreement and the ADRs, the depositary may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian.

The depositary will refuse to accept our common shares for deposit whenever we have notified the depositary that we have restricted the transfer of those common shares to comply with ownership restrictions under ROC laws.

In the event there are new common shares with rights, including rights to dividends, that are different from the existing common shares held by the depositary, we may instruct the depositary to (1) refuse to accept the new common shares for deposit or (2) issue ADSs representing the new common shares that are separate and distinct from the ADSs representing the existing common shares.

In the event we instruct the depositary to issue ADSs representing the new common shares, these new ADSs will be distinguished from the existing ADSs through different CUSIP numbering and legending, if necessary. Upon written notice from us to the depositary that the new common shares no longer have different rights from the existing common shares, the depositary will (1) notify holders of the new ADSs and provide them with an opportunity to exchange their ADSs and (2) take the necessary actions to remove the distinctions between the two types of ADSs.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals, if applicable, have been given and that the common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary. Accordingly, you will be deemed to represent and warrant that:

•	the common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to the common shares have been validly waived or exercised;

•	you are duly authorized to deposit the common shares;

•	the common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon deposit will not be, “restricted securities” as defined in the deposit agreement; and

•	the common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

The term “restricted securities” is defined in the deposit agreement as common shares:

•	acquired directly or indirectly from us or our affiliates in a transaction not involving a public offering and thus subject to resale limitations under the Securities Act;

•	held directly or indirectly by an officer, director or our affiliates; or

•	subject to other restrictions under applicable laws, our Articles of Incorporation, the rules and regulations of an applicable securities exchange or a shareholders agreement.

Withdrawal of Common Shares upon Cancellation of ADSs

Subject always to the withdrawal of deposited property being permitted under ROC laws and regulations, as a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s office. Until the master book-entry certificate of payment is issued, you will not be able to cancel the ADSs issued in the ADS offering and withdraw the underlying common shares. Until we are able to deliver the common shares underlying ADSs issued in the ADS offering in certificated form, common shares delivered upon cancellation of your ADSs and withdrawal of the underlying common shares will only be delivered in book-entry form. However, under current ROC law, if you wish to withdraw the common shares underlying your ADSs from the ADS facility, you will be required to appoint an eligible agent in the ROC to open a securities trading account with a local brokerage firm and a bank account, to pay ROC taxes, remit funds, exercise shareholders’ rights and perform any other functions as you may designate upon withdrawal. In addition, you will also be required to appoint an eligible custodian bank to hold our common shares in safekeeping, make confirmations and settle trades and report all relevant information. Without appointing an agent or opening the required accounts, you would not be able subsequently to sell our common shares on the Taiwan Stock Exchange or otherwise. In addition, you will be required to register with the Taiwan Stock Exchange for making investments in the ROC securities market (and if you are an offshore foreign institutional investor, to obtain a prior approval of the Central Bank of China) prior to withdrawing common shares. You will also be required to appoint a tax guarantor who will act as guarantor for your tax payment obligation. These laws may change from time to time. We cannot assure you that current ROC law will remain in effect or that future changes in ROC law will not adversely affect your ability to withdraw our common shares from the ADS facility.

You may also request that our common shares represented by your ADSs be sold on your behalf. The depositary may require that you deliver your request for sale in writing. Any sale of our common shares will be conducted according to applicable ROC law through a securities company in the ROC on the Taiwan Stock Exchange or in other manner as is permitted under applicable ROC law. Any sale will be at your risk and expense. You may also be required to enter into a separate agreement to cover the terms of the sale of our common shares.

Upon receipt of any proceeds from any sale, subject to any restrictions imposed by ROC law and regulations, the depositary shall convert the proceeds into U.S. dollars and distribute the proceeds to you, net of any fees, expenses, taxes or governmental charges (including, without limitation, any ROC and U.S. taxes) incurred in connection with the sale. Sales of our common shares may be subject to ROC taxation on capital gains and will be subject to a securities transaction tax in the ROC. The ROC does not currently impose capital gains tax on ROC securities transactions, but we cannot assure you that a capital gains tax will not be imposed in the future or the manner in which any ROC capital gains tax would be imposed or calculated.

In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and other documents as the depositary may deem appropriate before it will cancel the ADSs represented by your ADR. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit. We have reporting obligations under ROC law in respect of the ADS facility. In order to enable us to gather the information necessary for these reporting obligations, you will be asked to complete and sign a certification upon withdrawal of common shares from the ADS facility. In this certification you will be asked to disclose, among other information, the name, nationality and address of the beneficial owner of the ADSs presented for cancellation, the number of common shares owned by the beneficial owner and whether certain affiliations exist between the beneficial owner and ASE Inc. The depositary will refuse to release common shares to you until you deliver a completed and signed certification to it.

Under current ROC law, regulation and policy, PRC persons are not allowed to withdraw and hold our common shares from the ADS facility or to register as our shareholders. Under current ROC law, “PRC person” means an individual holding a passport issued by the PRC, a resident of any area of China under the effective control or jurisdiction of the PRC (but not including the Hong Kong and Macau Special Administrative Regions), and agency or instrumentality of the PRC and any corporation, partnership or other entity organized under the laws of any such area or controlled or beneficially owned by any such individual, resident, agency or instrumentality.

You will have the right to withdraw the common shares represented by your ADSs at any time except for:

•	temporary delays that may arise because (1) the transfer books for the common shares or ADSs are closed, or (2) our common shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

Except as described below, you generally have no right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your ADSs. Instead, by accepting ADSs or any beneficial interest in ADSs, you will be deemed to have authorized and directed the depositary to appoint our Chairman or his designee to represent you at our shareholders’ meetings and to vote the common shares deposited with the custodian according to the terms of the deposit agreement. The voting rights of holders of common shares are described in “Description of Common Shares—Voting Rights”.

The depositary will mail to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If we fail to timely provide the depositary with an English language translation of our notice of meeting or other materials related to any meeting of owners of common shares, the depositary will endeavor to cause all the deposited securities represented by ADSs to be present at the applicable meeting, insofar as practicable and permitted under applicable law, but will not cause those securities to be voted.

If the depositary timely receives voting instructions from owners of at least 51.0% of the outstanding ADSs to vote in the same direction regarding one or more resolutions to be proposed at the meeting, including election of directors and supervisors, the depositary will notify the instructions to our Chairman or his designee to attend the meeting and vote all the securities represented by the holders’ ADSs in accordance with the direction received from owners of at least 51.0% of the outstanding ADSs.

If we have timely provided the depositary with the materials described in the deposit agreement and the depositary has not timely received instructions from holders of at least 51.0% of the outstanding ADSs to vote in the same direction regarding any resolution to be considered at the meeting, then, you will be deemed to have authorized and directed the depositary bank to give a discretionary proxy to our Chairman or his designee to attend and vote at the meeting the common shares represented by your ADSs in any manner he or his designee may wish, which may not be in the interests of holders.

The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS owner, you will be required to pay the following service fees to the depositary:

Service	Fees
• issuance of ADSs upon the deposit of common shares	up to US$0.05 per ADS issued

• cancellation of ADSs	up to US$0.05 per ADS canceled

• distribution of ADSs pursuant to exercise of rights to purchase additional ADSs	up to US$0.05 per ADS issued

• distribution of cash proceeds (that is, upon the sale of rights and other entitlements)	up to US$0.02 per ADS held

• distribution of cash dividends or ADSs pursuant to stock dividends or other free distribution of stock	No fee (so long as prohibited by the New York Stock Exchange)

As an ADS owner you will also be responsible to pay fees and expenses incurred by the depositary and taxes and governmental charges such as:

•	fees for the transfer and registration of common shares charged by the registrar and transfer agent for the common shares in Taiwan upon deposit and withdrawal of common shares;

•	expenses and charges incurred for converting foreign currency into U.S. dollars;

•	fees and expenses incurred by the depositary in compliance with exchange controls or other regulatory requirements;

•	expenses for cable, telex and fax transmissions and for delivery of securities; or

•	taxes and duties upon the transfer of securities, for example, when common shares are deposited or withdrawn from deposit.

We have agreed to pay other specified charges and expenses of the depositary. The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of these changes.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs except as permitted by law.

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the deposit agreement:

•	For a period of six months after termination, subject always to the withdrawal of deposited property being permitted under ROC laws and regulations, you will be able to request the cancellation of your ADSs and the withdrawal of the common shares represented by your ADSs and the delivery of all other property held by the depositary in connection with those common shares on the same terms as before the termination. During the six months’ period the depositary will continue to collect all distributions received on the common shares on deposit but will not distribute any property to you until you request the cancellation of your ADSs.

•	After the expiration of the six months’ period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from the sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect the records at the depositary’s office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADRs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of those shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Articles of Incorporation, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Incorporation or in any provisions of the securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting common shares for deposit, any holder of ADSs or authorized representative, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

The depositary will not deliver common shares before the receipt for cancellation of ADSs. Subject to ROC law and regulations, the depositary may, however, in some circumstances, issue ADSs before receiving common shares for deposit. These transactions are commonly referred to as “pre-release transactions”.

The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on pre-release transactions such as the need to receive collateral, the type of collateral required, and the need to receive written representations indicating that the recipient of pre-release ADSs owns the underlying common shares to be deposited and unconditionally guarantees to deliver the shares to the depositary upon request. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse (1) to issue ADSs, (2) to deliver, transfer, split and combine ADSs or (3) to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if the conversion is lawful and practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	hold the foreign currency without liability for interest for the applicable holders.

Under ROC laws and regulations relating to foreign exchange control, a depositary may, without obtaining further approvals from the Central Bank of China or any other governmental authority or agency of the ROC, convert NT dollars into other currencies, including U.S. dollars, in connection with the following:

•	proceeds of the sale of common shares represented by depositary receipts;

•	proceeds of the sale of common shares received as stock dividends and deposited into the ADS facility; and

•	any cash dividends or cash distributions received.

In addition, a depositary, without governmental approval, may also convert incoming payments into NT dollars for (1) purchases of underlying common shares for deposit into the ADS facility against the creation of additional depositary receipts or (2) subscription payments for rights offering through us.

The depositary may be required to obtain foreign exchange approval from the Central Bank of China on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although it is expected that the Central Bank of China will grant this approval as a routine matter, we cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

Under current ROC law, a holder, without obtaining further approval from the Central Bank of China, may convert NT dollars into other currencies, including U.S. dollars, upon receipt of the proceeds (1) of the sale of any underlying common shares withdrawn from the depositary receipt facility, (2) received as a stock dividend received upon the common shares and (3) any cash dividends or distribution paid upon the common shares.

The holder may be required to obtain foreign exchange approval from the Central Bank of China on a payment-by-payment basis for conversion from NT dollars to foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although it is expected that Central Bank of China will grant this approval as a routine matter, we cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

DESCRIPTION OF CONVERTIBLE NOTES

The convertible notes are to be issued under an indenture, to be dated as of             , 2004 between us and Citibank, N.A., in its capacity as trustee. The Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, will govern the terms of the indenture.

As this section is a summary, it does not describe every aspect of the convertible notes. The following summary of certain provisions of the convertible notes and the indenture is subject to, and is qualified in its entirety by reference to, the provisions of the convertible notes and the indenture, including the definitions of certain terms used in the indenture. In this summary, we describe the meaning for only some of the more important terms. This summary does not include all of the provisions of the indenture that you may feel are important. The terms of the indenture, and not this summary, will define your rights as a holder of the convertible notes. The holders of the convertible notes must look to the indenture for the most complete description of what we describe in summary form in this prospectus. A copy of the proposed form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, and is available as set forth under “Available Information”.

General

We will issue US$135,000,000 million aggregate principal amount of the convertible notes, and up to an additional US$15,000,000 million aggregate principal amount of the convertible notes if the underwriters exercise their overallotment option to purchase additional convertible notes in full. The convertible notes will be issued on             , 2004, the date on which the convertible notes are originally issued under the indenture, or the original issue date. The convertible notes will be our direct, unsecured and unsubordinated obligations, as described below under “—Ranking”. The convertible notes will be redeemed on             , 2009, or the maturity date, unless earlier redeemed, repurchased and canceled or converted pursuant to the terms thereof and of the indenture.

The convertible notes will not bear any interest on the unpaid principal amount thereof, except in the limited circumstances described below under “—Default Interest”.

Each convertible note will be convertible, subject to compliance with certain conditions and procedures (see “—Conversion—Procedures; Conversion Notice; Taxes and Duties” below), at the holder’s election on any business day during the conversion period, commencing             , 2004 (the 31st day following the original issue date) and ending at the close of business in the location of the applicable paying agent, as defined below, (i) on             , (10th day prior to the maturity date) or (ii) on the fifth business day prior to the applicable purchase date of such convertible note or date fixed for redemption of such convertible note, prior to             , pursuant to a notice of redemption given by us in accordance with the provisions of the indenture. The conversion period shall not include any closed period, as defined below.

The principal of, and premium (if any) on, the convertible notes will be payable in U.S. dollars by us pursuant to the convertible notes, and the convertible notes may be presented for registration of transfer, exchange or conversion, at the office of the trustee in New York City (which initially will be the corporate trust administration office of the trustee, currently located at 20th Floor, 111 Wall Street, New York, New York 10043) or at the office of a paying agent or agents designated or maintained for such purpose. As long as the convertible notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, The Bank of New York (Luxembourg) S.A. will serve as the paying agent, conversion agent and transfer agent in Luxembourg. Payments and transfers in Luxembourg will be executed through Euroclear and Clearstream. In the event that certificated convertible notes are issued, payments and transfers with respect to such certificated convertible notes will be executed at the office of The Bank of New York (Luxembourg) S.A. in Luxembourg. Any interest payable on the convertible notes held through DTC will be available to DTC participants (as described below) on the business day following payment thereof by us.

The convertible notes will be issued only in fully registered form, without interest coupons, in denominations of US$1,000 and any integral multiple thereof. See “—Book Entry; Delivery and Form” below. No service charge will be payable for any registration of transfer or exchange of the convertible notes, for the conversion thereof or for the charges of the trustee and the paying agents, but we may require payment by a holder of a sum sufficient to cover any transfer or stamp tax or other similar governmental charge payable in connection therewith.

We and our affiliates may at any time, subject to applicable laws and regulations, purchase convertible notes in the open market, or otherwise, at any price. A convertible note does not cease to be outstanding because we and our affiliates hold such convertible note unless such convertible note has been delivered to the trustee for cancellation; provided, however, any convertible notes owned by us or any other obligor upon the convertible notes or any of our affiliates or such other obligor will be deemed not to be outstanding in determining whether the holders of the requisite principal amount of convertible notes have given or concurred in any request, demand, authorization, direction, notice, consent or waiver under the indenture.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Affiliate” means, with respect to any specified person, (i) any person other than the specified person directly or indirectly controlling, controlled by or under direct or indirect common control with, the specified person or (ii) any person who is a director or executive officer (A) of the specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above. For purposes of this definition, the term “control” when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise; and the terms “controlling” and “controlled” have meaning correlative to the foregoing.

“Business day” means any day except a Saturday, Sunday or other day on which commercial banks in the ROC, The City of New York and Luxembourg (or, if applicable, in the city where the relevant paying agent is located) are authorized or obligated by law, regulation or executive order to close or are otherwise not open for business.

“Closing price” means for any trading day (i) with respect to the common shares, the closing sales price of the common shares on the Taiwan Stock Exchange on such day or, if no reported sales take place on such day, the average of the reported closing bid and offered prices, in either case as reported by the Taiwan Stock Exchange for such day as furnished by a leading independent securities firm in Taiwan selected from time to time by us and approved by the trustee for this purpose, (ii) with respect to the ADSs (for the purposes of the calculation period), the closing bid price of the ADSs on the New York Stock Exchange on such day or if no reported sales take place on such day, the closing bid price of the ADSs on the New York Stock Exchange on the immediately preceding day where such sales take place, (iii) with respect to our capital stock (other than common shares), the closing bid price for such capital stock (other than common shares) on the selected exchange (as defined under “Trading day” below).

“Conversion price” means the initial conversion price of NT$             per common share set forth on the cover of this prospectus, subject to adjustment in the manner provided in “—Conversion —Adjustments to the Conversion Price” below.

“Debt” means, with respect to any person at any date, without duplication, (i) all obligations of such person for money borrowed, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such person as lessee which are capitalized in accordance with the generally accepted accounting principles applicable to such person, (v) all obligations of the type referred to in (i) through (iv) secured by a lien on any asset of such person, whether or not such obligation is otherwise an obligation of such person, (vi) all obligations of such person to purchase securities or other property that arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument and (viii) all obligations of others guaranteed by such person.

“Early redemption premium” means, with respect to any date of determination, the amount that, together with the principal amount, would provide a holder of the convertible notes who purchased the convertible notes at the issue price on the original issue date with a gross compound yield of 3.75% per annum, calculated on a semi-annual basis.

“Early redemption price” means an amount equal to 100% of the principal amount of the convertible notes redeemed or repurchased or due and payable pursuant to “—Events of Default; Notice and Waiver” plus the early redemption premium on the relevant redemption date or the date such convertible notes become due and payable pursuant to “—Events of Default; Notice and Waiver”.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, including, without limitation, the right of a vendor, lessor or similar party under any conditional sales agreement, capital lease or other title retention agreement relating to such property or asset, and any other right of or arrangement with any creditor to have its claims satisfied out of any property or assets, or the proceeds therefrom prior to any general creditor of the owner thereof.

“Market value” means (i) in the case of common shares, the average of the closing prices of the common shares for the most recent 30 trading days, (ii) in the case of capital stock (other than common shares) which is listed on the selected exchange, the average of the closing prices of such capital stock (other than common shares) for the most recent 30 trading days and (iii) in the case the market value cannot be determined pursuant to the procedures above, the market value determined by an opinion of an independent, internationally recognized investment banking firm selected by us.

“Principal subsidiary” means, with respect to any person, any subsidiary (i) whose net sales, as shown by the latest audited financial statements (consolidated in the case of a subsidiary which itself has subsidiaries) of such subsidiary, constitute at least 10% of the consolidated net sales of such person and its consolidated Subsidiaries as shown by the latest audited consolidated financial statements of such person or (ii) whose total assets, as shown by the latest audited financial statements (consolidated in case of a subsidiary which itself has subsidiaries) of such subsidiary, constitute at least 10% of the total assets of such person and its consolidated subsidiaries as shown by the latest audited consolidated financial statements of such person.

“Purchase date” has the meaning specified under the caption “—Repurchase of Convertible Notes—Repurchase Procedures” below.

“Redemption date” means, with respect to any convertible note, (i) the date fixed for redemption of such convertible note pursuant to a notice of redemption given by us in accordance with the provisions of the indenture or (ii) the maturity date of such convertible note if not previously redeemed, repurchased and canceled or converted in accordance with its terms prior to the maturity date.

“Trading day” means (i) with respect to the common shares, a day when the Taiwan Stock Exchange is open for business; provided, however, if no transaction price or closing bid and offered prices are reported by the Taiwan Stock Exchange in respect of the common shares for one or more trading days, such day or days will be disregarded in any relevant calculation and will be deemed not to have existed when ascertaining any period of consecutive trading days, (ii) with respect to the ADSs, a day when a bid price is reported by the New York Stock Exchange in respect of the ADSs; provided, however, if no bid price is reported by the New York Stock Exchange in respect of the ADSs for one or more trading days, such day or days will be disregarded in any relevant calculation and will be deemed not to have existed when ascertaining any period of consecutive trading days and (iii) with respect to our capital stock (other than common shares), a day on which any securities exchange or quotation system selected by us, or the selected exchange, on which shares of such capital stock (other than common shares) are quoted or traded is open for trading or quotation; provided, however, if no bid price is reported by the selected exchange in respect of such capital stock (other than common shares) for one or more trading days, such day or days will be disregarded in any relevant calculation and will be deemed not to have existed when ascertaining any period of consecutive trading days.

Ranking

The convertible notes will (i) be our direct, unconditional, unsecured and unsubordinated obligations, (ii) at all times have the same right of payment without preference among themselves; (iii) rank at least pari passu in right of payment with all of our other unsecured and unsubordinated debt now or hereafter outstanding (except to the extent that such other debt (A) ranks above such obligation solely by reason of liens permitted under the indenture or (B) is preferred by mandatory provisions of law); and (iv) be senior in right of payment to all of our debt that is expressed to be subordinated in right of payment to the convertible notes.

The convertible notes will be effectively subordinated to all of our secured obligations with respect to claims against the assets securing such obligations, or secured debt. As of June 30, 2003, we had outstanding secured debt of NT$5,789.4 million (US$167.3 million).

Book Entry; Delivery and Form

The convertible notes will be:

•	represented by a permanent global note or notes in fully registered book-entry form without interest coupons;

•	registered in the name of a nominee of DTC; and

•	deposited with the trustee as custodian for DTC.

The global notes will be in denominations of US$1,000 or any integral multiple thereof.

The Convertible Notes Not Issuable in Bearer Form

Except in the limited circumstances described below under “—Certificated Convertible Notes”, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificates representing their convertible notes.

Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, who are called DTC participants, or persons who hold interests through DTC participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and the records of DTC participants (with respect to interests of persons other than DTC participants). Investors may hold their interests in the global notes through a direct relationship with DTC if they are DTC participants in such system, or indirectly through organizations that are DTC participants in such system. Investors may hold their interests in the global notes through a direct relationship with Euroclear or Clearstream if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold their respective interests in the global notes through DTC.

So long as DTC, or its nominee, is the holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole holder of the convertible notes represented by the global notes for all purposes under the indenture and the convertible notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. See “—The Clearing Systems”.

Payments of the principal of, and interest (if any) on, the global notes will be made to DTC or its nominee, as the case may be, as the holder thereof. None of us, the trustee and any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment on the global notes, will credit DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by DTC participants to owners of beneficial interests in the global notes held through DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of DTC participants.

We expect that DTC will take any action permitted to be taken by a holder of convertible notes only at the direction of one or more DTC participants to whose accounts the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the global notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the convertible notes, DTC will exchange the global notes for certificated convertible notes (as defined in “—Certificated Convertible Notes”), which it will distribute to its participants for distribution to beneficial owners. See “—Certificated Convertible Notes”.

Certificated Convertible Notes

If DTC or any successor to DTC advises us in writing that it is at any time unwilling or unable to continue as a depositary for the global notes and we do not appoint a successor depositary within 90 days, or either DTC or any alternative clearing system on behalf of which the convertible notes evidenced by the global notes may be held, is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does in fact do so, or there is an event of default under the convertible notes and the event of default is continuing, we will execute and deliver to the trustee, and the trustee will authenticate, individual definitive certificates, called certificated convertible notes, representing the convertible notes in exchange for the global notes. Upon receipt of notice from DTC or the trustee, as the case may be, we will use our best efforts to make arrangements for the exchange of interests in the relevant global note for certificated convertible notes and cause the requested certificated convertible notes to be executed and delivered to the trustee in sufficient quantities and authenticated by the trustee for delivery to holders or persons to whom such delivery is requested by holders. Persons exchanging interests in a global note for certificated convertible notes will be required to provide to the trustee, through the relevant clearing system, written instructions and other information required by us and the trustee to complete, execute and deliver such certificated convertible notes. Certificated convertible notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by the relevant clearing system.

Subject to the restrictions on transfer and exchange set forth in the indenture and to the trustee’s right to decline to accept any request for registration of transfer or exchange during the period of 15 days preceding the due date for any payment of principal of, or interest, if any, on, the convertible notes, the holder of any certificated convertible note may transfer or exchange the same in whole or in part (in a principal amount equal to US$1,000 or any integral multiple thereof) by surrendering such convertible note at the corporate trust office of the trustee or at the office of any paying agent, together with an executed instrument of assignment and transfer substantially in the form provided in the indenture in the case of transfer and a written request for exchange in the case of exchange. The presentation for transfer or exchange or any certificated convertible note shall not be valid unless made at the corporate trust office of the trustee or at the office of a paying agent by the registered holder in person, or by a duly authorized attorney-in-fact.

The Clearing Systems

General

Although DTC, Euroclear and Clearstream are expected to follow the procedures set forth below in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom own DTC, and may include the underwriters of this offering. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Transfers of ownership or other interests in the convertible notes in DTC may be made only through DTC participants. In addition, beneficial owners of convertible notes in DTC will receive all distributions of principal of and interest (if any) on the convertible notes from the trustee through the relevant DTC participants.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or Euroclear operator, under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear Clearance Systems, S.C. Euroclear Clearance Systems, S.C. establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of this offering. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. The Euroclear operator took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to in this subsection, collectively, as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to convertible notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by Euroclear.

Clearstream

Clearstream is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowings. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of this offering. Indirect access to Clearstream is also available to others that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to convertible notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Initial Settlement

Initial settlement for the convertible notes will be made in immediately available funds. All convertible notes will be issued in the form of global notes and will be deposited with the trustee, as custodian for DTC. Investors’ interests in convertible notes held in book-entry form by DTC will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Euroclear and Clearstream will initially hold positions on behalf of their participants.

Investors electing to hold their convertible notes through DTC (other than through accounts at Euroclear or Clearstream) must follow the settlement practices applicable to United States corporate obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their convertible notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Convertible notes will be credited to the securities custody accounts of Euroclear holders and of Clearstream holders on the business day following the settlement date against payment of value on the settlement date.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any convertible notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate obligations in same-day funds using DTC’s Same Day Funds Settlement System.

Trading between a DTC seller and a Euroclear or Clearstream Purchaser

Secondary market trading between Euroclear participants and/or Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

When convertible notes are to be transferred from the account of a DTC participant (other than Euroclear or Clearstream) to the account of a Euroclear participant or a Clearstream participant, the purchaser must send instructions to Euroclear or Clearstream through a participant at least one business day prior to settlement. Euroclear or Clearstream, as the case may be, will receive the convertible notes against payment. Payment will then be made to the DTC participant’s account against delivery of the convertible notes. After settlement has been completed, the convertible notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear participant’s or Clearstream participant’s account. Credit for the convertible notes will appear on the next day (European time) and the cash debit will be back-valued to, and the interest (if any) on the convertible notes will accrue from, the value date, which would be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade date fails), the Euroclear or Clearstream cash debit will be valued instead as of the actual settlement date.

Euroclear participants or Clearstream participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Clearstream. Under this approach, they may take on credit exposure to Euroclear or Clearstream until the convertible notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream participants purchasing convertible notes would incur overdraft charges for one day, assuming they cleared the overdraft when the convertible notes were credited to their accounts. However, interest (if any) on the convertible notes would accrue from the value date. Therefore, if interest accrues, in many cases, the investment income during that one-day period may substantially reduced or offset the amount of such overdraft charges, although this result would depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending convertible notes to the relevant depositary for the benefit of Euroclear participants or Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

Finally, day traders that use Euroclear or Clearstream and that purchase convertible notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Euroclear or Clearstream for one day (until the purchase side of the day trade is reflected in their Euroclear account or Clearstream account) in accordance with the clearing system’s customary procedures;

•	borrowing the convertible notes in the United States from a DTC participant no later than one day prior to settlement, which would give the convertible notes sufficient time to be reflected in the borrower’s Euroclear account or Clearstream account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participants or Clearstream participants.

Trading between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to the time zone differences in their favor, Euroclear participants or Clearstream participants may employ their customary procedures for transactions in which convertible notes are to be transferred by the respective clearing system to another DTC participant. The seller must send instructions to Euroclear or Clearstream through a participant at least one business day prior to settlement. In these cases, Euroclear or Clearstream will credit the convertible notes to the DTC participant’s account against payment. The payment will then be reflected in the account of the Euroclear participant or Clearstream participant the following day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the value date (which would be the preceding day when settlement occurs in New York). If the Euroclear participant or Clearstream participant has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over the one day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear or Clearstream participant’s account would instead be valued as of the actual settlement date.

As in the case with respect to sales by a DTC participant to a Euroclear or Clearstream participant, participants in Euroclear and Clearstream will have their accounts credited the day after their settlement date. See “—Trading between a DTC seller and a Euroclear or Clearstream Purchaser”.

Sinking Fund

The convertible notes will not be entitled to the benefit of a sinking fund.

Additional Amounts

All payments of the principal of, and the interest and premium (if any) on, the convertible notes and all deliveries of common shares or ADSs made upon conversion of the convertible notes are to be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by or within the ROC or any other jurisdiction in which we are organized or resident for tax purposes or from which any payment on the convertible notes is made (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay such additional amounts on the convertible notes, which we refer to as “additional amounts”, as will result in receipt by the holder of each convertible note of such amounts as would have been received by such holder had no such withholding or deduction been required, except that no additional amounts shall be payable for or on account of:

(i)	any taxes, duties, assessments or other governmental charges that would not have been imposed but for:

(A)	the existence of any present or former connection between the holder of such convertible note and the ROC or any other jurisdiction in which we are organized or resident for tax purposes, other than merely holding such convertible note, including such holder being or having been a national, domiciliary or resident of or treated as a resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein;

(B)	the presentation of such convertible note (if presentation is required) more than 30 days after the later of the date on which the payment of the principal of, and interest (if any) on, such convertible note became due and payable pursuant to the terms thereof or the date that such payment was made or duly provided for, except to the extent that the holder thereof would have been entitled to such additional amounts if it had presented such convertible note for payment on any date within such 30 day period; or

(C)	the presentation of such convertible note for payment in the ROC, unless such convertible note could not have been presented for payment elsewhere;

(ii)	any estate, inheritance, gift, sale, transfer, stamp, personal property or similar tax, assessment or other governmental charge;

(iii)	any withholding or deduction imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26–27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(iv)	any withholding or deduction that is imposed on a convertible note that is presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant convertible note to another paying agent in a member state of the European Union; or

(v)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i) and (iv).

We will not pay additional amounts if the registered holder of the convertible note is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary, partner or settler with respect to such fiduciary, partnership or person, or the beneficial owner of that payment, would not have been entitled to the additional amounts if it had been the registered holder of the convertible notes.

Whenever there is mentioned, in any context, (i) the payment of principal of and premium (if any) on any convertible note, or (ii) the delivery of common shares, ADSs or cash payments (if any) on conversion of any convertible note, such mention shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable with respect thereto.

Redemption for Taxation Reasons

The convertible notes may be redeemed, in whole but not in part, at our option, at any time, upon giving not less than 30 nor more than 60 days’ notice to the holders (which notice shall be irrevocable) and upon notice to the trustee, at the early redemption price on the redemption date, if we determine and certify to the trustee in an officer’s certificate immediately prior to the giving of such notice that, as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the ROC or such other jurisdiction in which we are then organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein), affecting taxation, or any change in official position regarding the application, interpretation or administration of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application, interpretation or administration is proposed and becomes effective on or after the original issue date (or, in the case of any jurisdiction other than the ROC, the date on which we first become organized or resident for tax purposes in such other jurisdiction) with respect to any payment due or to become due on the convertible notes, we are required to pay additional amounts in connection therewith and such requirement to pay additional amounts cannot be avoided by the taking of reasonable measures by us; provided that such right cannot be exercised earlier than 45 days prior to the first date on which we would be obligated to make an additional amounts payment with respect to all or substantially all of the outstanding convertible notes were a payment then due. Prior to the giving of any such notice of redemption, we are required to deliver to the trustee (i) an officers’ certificate stating that such change or amendment has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by us taking reasonable measures and (ii) an opinion of counsel or written advice of a qualified tax expert that the circumstances referred to in the preceding sentence exist as a result of such change, amendment, application, interpretation or administration.

Notwithstanding the foregoing, if we have given a redemption notice according to this subsection and if the outstanding principal amount of the convertible notes at the time when such redemption notice is given is greater than 10% of the aggregate principal amount of convertible notes as of the original issue date, each holder will have the right to elect, and the redemption notice will state that each holder will have the right to elect, that all or a portion of its convertible notes should not be redeemed. Upon the exercise of such right by the holder, the provisions set forth in “—Additional Amounts” will not apply to any payment in respect of such convertible notes that is due after the relevant redemption date, and such payment will be made subject to the deduction of any ROC tax (or tax of such other jurisdiction in which we are then organized or resident for tax purposes) required to be withheld or deducted. To exercise such right the holder must give notice to us in the manner set out in the indenture no later than 15 days prior to the relevant redemption date.

Redemption at Our Option

At any time on or after             , the convertible notes will be redeemable at our option, in whole or in part, on not less than 30 nor more than 60 days’ notice to the holders (which notice shall be irrevocable) and upon notice to the trustee, at the early redemption price on the redemption date; provided, however, that no such redemption may be made unless:

(1)	the closing price (translated into U.S. dollars at the prevailing rate (as defined below)) of the common shares on each trading day during a period of 20 consecutive trading days, the last of which occurs not more than five days prior to the date on which notice of such redemption is given, is at least 130% of the conversion price (translated into U.S. dollars at NT$ = US$ , as defined below); and

(2)	the applicable redemption date does not fall within a closed period.

Notwithstanding the foregoing sentence, we may redeem all of the convertible notes at any time, on not less than 30 nor more than 60 days’ notice, at the early redemption price on the redemption date if at least 90% in aggregate principal amount of the convertible notes originally outstanding has been redeemed, repurchased and canceled or converted, provided that the applicable redemption date does not fall within a closed period.

Notice of any such redemption will be given by us to the holders (and other applicable parties) in accordance with the notice provisions of the Indenture as described below under “—Notices”.

If there shall occur an event giving rise to a change in the conversion price during any calculation period, appropriate adjustments for the relevant days, determined by an opinion of an independent, internationally recognized investment bank selected by us and approved by the trustee, shall be made for the purpose of calculating the closing price for such days. Notice of any such adjustments in the conversion price will be given promptly by us to the trustee. The “prevailing rate” for the translation of the closing price of the common shares means the buying and selling rates quoted by the Bank of Taiwan for U.S. dollars at 11:00 a.m. (Taipei time) on each relevant trading day.

Redemption at Maturity

Unless the convertible notes have been previously redeemed, repurchased and canceled or converted, we will redeem the convertible notes on the maturity date at a redemption price equal to 100% of the outstanding principal amount thereof. The convertible notes may be redeemed or repurchased prior to the maturity date only as described above and under “—Repurchase of Convertible Notes” below.

Redemption Procedures

Payment of the relevant redemption price for a certificated convertible note is conditioned upon delivery of such certificated convertible note (together with necessary endorsements) to the trustee or any paying agent (including, if and so long as the convertible notes are listed on the Luxembourg Stock Exchange, the paying agent in Luxembourg). Payment of the relevant redemption price for any convertible note will be made on the redemption date or, if such convertible note is a certificated convertible note and has not been so delivered on or prior to the redemption date, at the time of delivery of such certificated convertible note. Payment of the relevant redemption price will be made (i) by transfer to the registered account of the holder of the convertible notes or (ii) if such holder does not have the registered account, by check mailed to its registered address. If the trustee or the paying agent holds, in accordance with the terms of the Indenture, cash sufficient to pay the relevant redemption price of such convertible note on the redemption date, then, immediately after such redemption date, such convertible note will cease to be outstanding, whether or not such convertible note is delivered to the trustee or a paying agent, and all other rights of the holder with respect to such convertible note shall terminate (other than the right to receive the relevant redemption price).

In the case of any redemption other than on the maturity date, notice of redemption to each holder shall specify the redemption date, the price at which such convertible notes will be redeemed and the place or places of payment and that payment will be made upon presentation and surrender of the convertible notes, or certificated convertible notes, as the case may be, to be redeemed. Such notice shall also specify the conversion price then in effect and the date on which the right to convert such convertible notes will expire.

Repurchase of Convertible Notes

Repurchase at the Option of the Holders

Each holder shall have the right, which we refer to as the “holders’ put right”, at such holder’s option, to require us to repurchase all (or any portion of the principal amount thereof which is US$1,000 or any integral multiple thereof) of such holder’s convertible notes, on             , which we refer to as the “holders’ put date”, at a price equal to             % of the outstanding principal amount thereof on the holders’ put date, which we refer to as the “holders’ put price”.

Repurchase in the Event of Delisting

In the event that the common shares cease to be listed or admitted to trading on the Taiwan Stock Exchange or the ADSs cease to be listed or admitted to trading on the New York Stock Exchange, each holder shall have the right, which we refer to as the “delisting put right”, at such holder’s option, to require us to repurchase all (but not less than all) of such holder’s convertible notes on the 20th business day after the trustee mails to each holder such notice regarding the delisting referred to under “—Repurchase Procedures” below, which we refer to as the “delisting put date”, at a price equal to 100% of the outstanding principal amount thereof on the delisting put date, which we refer to as the “delisting put price”.

Repurchase in the Event of Change of Control

If a change of control event (as defined below) occurs with respect to ASE Inc., each holder shall have the right, which we refer to as the “change of control put right”, at such holder’s option, to require us to repurchase all (or any portion of the principal amount thereof which is US$1,000 or any integral multiple thereof) of such holder’s convertible notes on the date set by us for such repurchase, which we refer to as the “change of control put date”, which shall be not less than 30 nor more than 60 days following the date on which we notify the trustee of the change in control, at the early redemption price on the change of control put date, which we refer to as the “change of control put price”.

The definitions of certain terms used in this section are listed below.

“Control” means the right to appoint and/or remove all or the majority of the members of our board of directors or other governing body, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise.

A “change of control” event occurs when:

(1)	any person or persons (as defined below) acting together acquires control of ASE Inc. if such person or persons does not or do not have, and would not be deemed to have, control of ASE Inc. as of , 2004;

(2)	we consolidate with or merge into or sell or transfer all or substantially all of our assets to any other person, unless the consolidation, merger, sale or transfer will not result in the other person or persons acquiring control over us or the successor entity; or

(3)	one or more other persons acquires the legal or beneficial ownership of all or substantially all of our capital stock.

However, a change of control event will not be deemed to have occurred (i) solely as a result of the issuance or transfer, with our cooperation, of any preferred shares in our capital or (ii) if the closing price per common share for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change of control event or the public announcement of the change of control event equals or exceeds 110% of the conversion price in effect on each of those five trading days.

A “person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case whether or not being a separate legal entity), but does not include our board of directors or any other governing board and does not include our wholly-owned direct or indirect subsidiaries.

Repurchase Procedures

Not less than 30 nor more than 60 days prior to the holders’ put date and promptly after becoming aware of a delisting or change of control event, we will provide sufficient information to the trustee in sufficient time to permit the trustee, (i) to mail to each holder at their respective addresses as shown on the register of holders maintained by the trustee, (ii) to publish in an English language newspaper of general circulation in the United States approved by the trustee, currently expected to be The Wall Street Journal, and to publish in an English newspaper of general circulation in Europe approved by the trustee, currently expected to be the Financial Times, and (iii) for so long as the convertible notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, to publish in an English language newspaper of general circulation in Luxembourg approved by the trustee, currently expected to be the Luxemburger Wort, a notice regarding such holders’ put right, delisting put right or change of control put right, as the case may be, which notice shall state, as appropriate:

(A)	the holders’ put date, the delisting put date or the change of control put date, as the case may be, each of which we refer to as a “purchase date”;

(B)	in the case of a delisting, the date of such delisting and, briefly, the events causing such delisting;

(C)	in the case of a change of control, the date of such change of control and, briefly, the events causing such change of control;

(D)	the date by which the holder purchase notice (as defined below) must be given;

(E)	the holders’ put price, the delisting put price or the change of control put price, as the case may be, and the method by which such amount will be paid;

(F)	the names and addresses of the trustee and all paying agents;

(G)	briefly, the conversion right (as defined below) of the holders of the convertible notes and the then current conversion price;

(H)	the procedures that holders must follow and the requirements that holders must satisfy in order to exercise their repurchase rights and conversion right; and

(I)	that a holder purchase notice, once validly given, may not be withdrawn.

To exercise its right to require us to purchase its convertible notes, the holder must deliver a written irrevocable notice of the exercise of such right, which we refer to as a “holder purchase notice”, to the trustee or any paying agent on any business day prior to the close of business at the location of the trustee or such paying agent on such day and which day is not less than ten (10) business days prior to the purchase date.

Payment of the holders’ put price upon exercise of the holders’ put right, the delisting put price upon exercise of the delisting put right or the change of control put price upon exercise of the change of control put right for any certificated convertible note for which a holder purchase notice has been delivered is conditioned upon delivery of such certificated convertible note (together with any necessary endorsements) to the trustee or any paying agent on any business day together with the delivery of such holder purchase notice and will be made promptly following the later of the purchase date and the time of delivery of such certificated convertible note. Payment of the holders’ put price, the delisting put price and the change of control put price will be made (i) by transfer to the registered account of the holder of the convertible notes or (ii) if such holder does not have the registered account, by check mailed to its registered address. If the trustee or the paying agent holds on the purchase date money sufficient to pay the holders’ put price, delisting put price or the change of control put price, as the case may be, for the convertible notes for which holder purchase notices have been delivered in accordance with the provisions of the indenture upon exercise of such right, then, whether or not such convertible note is delivered to the trustee or the paying agent, on and after such purchase date, (i) such convertible note will cease to be outstanding; (ii) such convertible note will be deemed paid; and (iii) all other rights of the holder with respect to such convertible note shall terminate (other than the right to receive the holders’ put price, the delisting put price or the change of control put price, as the case may be).

Certain Covenants

Negative Pledge

So long as any convertible note remains outstanding, we shall not, and shall procure that none of our principal subsidiaries will, create or permit to subsist any lien on any of our or, as the case may be, our principal subsidiary’s, property, assets or revenues, present or future, to secure for the benefit of the holders of any international investment securities (as defined below) (i) payment of any sum owing in respect of any such international investment securities, (ii) any payment under any guarantee of any such international investment securities or (iii) any payment under any indemnity or other like obligation relating to any such international investment securities, unless contemporaneously therewith effective provision is made to secure the convertible notes (A) equally and ratably with such international investment securities with a similar lien on the same property, assets or revenues securing such international investment securities for so long as such international investment securities are secured by such lien or (B) with such other security as shall be approved by registered holders holding not less than 50% of the aggregate principal amount of the outstanding convertible notes.

As used herein, “international investment securities” means bonds, debentures, notes or other similar investment securities evidencing indebtedness with a maturity of not less than one year from the issue date thereof, or any guarantees thereof, which (i) either (A) are by their terms payable, or confer a right to receive payment, in any currency other than NT dollars or (B) are denominated in NT dollars and more than 50% of the aggregate principal amount thereof is initially distributed outside the ROC by or with our consent and (ii) are for the time being, or are intended to be, quoted, listed, ordinarily dealt in or traded, in each case primarily, on a stock exchange or over-the-counter or other securities market outside the ROC.

Consolidation, Amalgamation or Merger

We shall not consolidate with, merge or amalgamate into or transfer our assets substantially as an entirety to any corporation or convey or transfer our properties and assets substantially as an entirety to any person, the consummation of each of which events we refer to as a “merger”, unless:

(i)	the corporation formed by such merger or the person that acquired such properties and assets shall expressly assume, by an indenture supplemental to the indenture, all our obligations under the indenture and the performance of every covenant and agreement applicable to us contained therein;

(ii)	immediately after giving effect to any such merger, no default or event of default under the indenture shall have occurred or be continuing or would result therefrom; and

(iii)	the corporation formed by such merger, or the person that acquired such properties and assets, shall expressly agree, among other things, to indemnify each holder of a convertible note against any tax, assessment or governmental charge payable by withholding or deduction thereafter imposed on such holder solely as a consequence of such merger with respect to the payment of principal of and interest and premium (if any) on the convertible notes.

In the event of any such merger, the provisions described under “—Additional Amounts” and “—Redemption for Taxation Reasons” above will be applicable to the corporation formed by such merger or the person acquiring such properties and assets with respect to taxes or other governmental charges imposed by any jurisdiction in which our successor is organized or resident for tax purposes, as appropriate.

Conversion

Conversion Right

Each holder will have the right, which we refer to as the “conversion right”, during the conversion period to convert its convertible notes (being US$1,000 in principal amount or an integral multiple thereof), at the option of such converting holder, upon delivery of an irrevocable notice, which we refer to as the “conversion notice”, at the office of the trustee or any paying agent, on any business day prior to the close of business at the location of the trustee or the paying agent to which such conversion notice is delivered, into common shares and, upon conversion may, subject to obtaining the necessary approvals and compliance with the terms and conditions of the deposit agreement, including payment of depositary’s fees, and in accordance with applicable law, direct that the common shares issuable upon conversion be deposited with the depositary for issuance of ADSs; provided, however, that the conversion right during any closed period (as defined below) shall be suspended and the conversion period shall not include any such closed period. “Closed period” means (i) the 60-day period immediately prior to the date of any of our general shareholders’ meetings; (ii) the 30-day period immediately prior to the date of any of our special shareholders’ meetings; (iii) the period from the third trading day prior to the date of our notification to the Taiwan Stock Exchange of the record date for the determination of shareholders entitled to the receipt of dividends, subscription of new common shares due to capital increase or other benefits and bonuses to such record date; and (iv) such other periods during which we may be required to close our stock transfer books under ROC laws and regulations applicable from time to time. We shall procure that holders (and other applicable parties) are given at least not less than seven days’ and not more than 60 days’ prior notice of any closed period in accordance with the provisions of the indenture.

The number of common shares to be issued upon conversion will be determined by dividing the aggregate principal amount of all of the convertible notes to be converted by such holder (translated into NT dollars at the fixed rate of NT$             = US$            ) by the conversion price in effect on the conversion date. Fractions of common shares will not be issued on conversion, and no cash adjustments will be made in respect of any such fraction. The number of ADSs to be issued upon conversion will be determined by dividing the aggregate principal amount of all of the convertible notes to be converted by such holder (translated into NT dollars at NT$             = US$            ) by the conversion price in effect on the conversion date, and dividing such quotient by the number of common shares represented by each ADS on the conversion date. As of the date of this prospectus, each ADS represents five common shares. We shall deposit with the custodian for the depositary only such number of common shares issuable upon conversion of the convertible notes as will result in the issuance of whole ADSs. Any common shares which if deposited with the custodian for the depositary would result in the issuance of fractional ADSs will be issued to the converting holder. Fractions of ADSs will not be issued on conversion, and no cash adjustments will be made in respect of any such fraction.

The conversion price shall at all times be subject to antidilution adjustment (as defined below).

Restrictions on Shareholdings by PRC Persons

Under current ROC laws, regulations and policy, PRC persons are not permitted to hold or convert the convertible notes or to register as our shareholders. Under current ROC laws, “PRC person” means an individual holding a passport issued by the PRC, a resident of any area of China under the effective control or jurisdiction of the PRC (but not including a special administrative region of the PRC such as Hong Kong and Macau), any agency or instrumentality of the PRC and any corporation, partnership or other entity organized under the laws of any such area or controlled or beneficially owned, or 20% owned, by any such person, resident, agency or instrumentality.

ROC Procedures for Foreign Nationals Holding Common Shares

Under current ROC laws, a non-ROC converting holder is also required to appoint a local agent in Taiwan which meets the qualifications that are set from time to time by the ROC Securities and Futures Commission to open a securities trading account with a local brokerage firm to remit funds, pay taxes, exercise shareholders’ rights and perform such other matters as may be designated by such holder, on behalf of and as agent of such holder. In addition, such non-ROC converting holder must also appoint a custodian bank to hold the securities for safekeeping, to make confirmation and settlement of trades and to report all relevant information. Furthermore, such non-ROC converting holder is required to appoint an agent, referred to as a tax guarantor, in Taiwan which meets the qualifications that are set from time to time by the ROC Ministry of Finance for filing tax returns and making tax payments on such holder’s behalf. In addition, non-ROC holders will be required to register with the Taiwan Stock Exchange in order to buy and sell securities on the Taiwan Stock Exchange (and if you are an offshore foreign institutional investor, you will also be required to obtain the approval of the Central Bank of China) prior to buying, holding or selling common shares. Without meeting such requirements, such non-ROC converting holder would not be able to hold or sell on the Taiwan Stock Exchange or otherwise transfer common shares into which the convertible notes may be converted. For more details, see “Annex B—Foreign Investment and Exchange Controls in the ROC” in this prospectus.

Delivery of Common Shares or ADSs upon Conversion

In the event the converting holder elects to receive common shares on exercise of its conversion right, we will as promptly as practicable, subject to applicable laws and regulations and the terms of the indenture but in no event later than five trading days from the conversion date, subject to any subsequent change in ROC laws or regulations, deliver to the local agent appointed by the converting holder the number of common shares such holder is entitled to receive upon conversion. Such common shares shall be registered in our shareholder’s register in the name of the converting holder or its designee. It is expected that any common shares issuable upon conversion will be accepted into the book-entry settlement system maintained by the Taiwan Securities Central Depositary, and no converting holder shall receive or be entitled to receive physical delivery of common shares. The common shares issuable upon conversion will be fully paid and will rank equally with all our outstanding common shares.

In the event the converting holder elects to receive ADSs on exercise of its conversion right, we will as promptly as practicable, but in no event later than five trading days from the conversion date, subject to any subsequent change in ROC laws or regulations and obtaining the necessary approvals and compliance with the terms and conditions of the deposit agreement and in accordance with applicable law, to deliver to and deposit with the custodian under the deposit agreement a sufficient number of common shares to be represented by the ADSs such holder is entitled to receive upon conversion. Such common shares will be registered in the name of the depositary or its nominee and deposited in accordance with the terms of the deposit agreement.

It is expected that any newly issued ADSs will be accepted into the book-entry settlement system maintained by DTC, Euroclear and Clearstream, and no persons receiving ADSs shall receive or be entitled to receive physical delivery of ADRs evidencing ADSs, except in the limited circumstances set forth in the deposit agreement.

Upon delivery to and deposit with the custodian of the common shares to which such holder is entitled upon conversion, and receipt by the depositary of the applicable written acknowledgments, certifications and agreements, if any, the depositary shall, pursuant to the terms of the deposit agreement, deliver ADSs to or to the order of the converting holder.

We have received approval from the ROC Securities and Futures Commission to permit holders to deposit the common shares received upon conversion into the ADSs facility. See “—Conversion—Conversion Right”. In addition, we will take all such actions and obtain all such other approvals necessary in order for common shares issuable upon conversion of the convertible notes to be deposited with the depositary for issuance of ADSs.

Except as otherwise described herein, our delivery to the holder of the number of common shares or the depositary’s delivery to the holder of the number of ADSs into which the convertible notes are convertible, as applicable, will be deemed to satisfy our obligation to pay the principal amount of such convertible notes.

See “Risk Factors—Risks Relating to Ownership of the Common Shares, the ADSs and the Convertible Notes—The market for the common shares, the ADSs and the convertible notes may not be liquid”.

Procedures; Conversion Notice; Taxes and Duties

In order to effect a conversion, each holder must complete, execute and deliver to the office of the trustee or any paying agent at such holder’s expense during the conversion period a conversion notice, in the form then obtainable from the office of the trustee or any paying agent, together, in the case of certificated convertible notes, with the certificate representing the convertible notes to be converted, and any certificates and other documents as may be required under applicable law or the deposit agreement (if applicable) and any expenses or other payments required to be paid by the holder pursuant to the terms of the indenture. The conversion notice shall contain, inter alia, (if the necessary approvals have been obtained for conversion of convertible notes into ADSs) an option for such holder to elect to receive either common shares or ADSs upon such conversion, and, in the event such holder elects to receive common shares, an appointment of a local agent by such converting holder and the name and address of such local agent. Any conversion notice that does not indicate a clear election to receive ADSs will be deemed to constitute an election to receive common shares upon conversion.

A conversion notice once so delivered will be irrevocable and may not be withdrawn without our written consent. Holders who deposit a conversion notice during a closed period will not be permitted to convert their convertible notes until the first business day which is a trading day following the last day of that closed period which (if all other conditions to conversion have been fulfilled) will be the conversion date for such convertible notes. Such holders or the depositary, as applicable, will not be registered as holders until the conversion date. The price at which such convertible notes will be converted will be the conversion price in effect on the conversion date.

As conditions precedent to conversion, the holder must pay to the trustee or the applicable paying agent all stamp, issue, registration and similar taxes and duties (if any) arising on conversion in the country in which the convertible note is deposited for conversion, or payable in any jurisdiction consequent upon the issue and delivery of common shares, ADSs or any other property or cash upon conversion to or to the order of a person other than the converting holder. Except as aforesaid, we will pay the expenses arising in the ROC on the issue of common shares or ADSs on conversion of convertible notes and all charges of the depositary (if applicable), the trustee and the paying agents in connection therewith as provided in the indenture. The date on which any convertible note and the conversion notice (in duplicate) relating thereto, together with any certificates and other documents as may be required under applicable law or the deposit agreement (if applicable), are deposited with the trustee or a paying agent and the payments, if any, required to be paid by the holder are made is hereinafter referred to as the “deposit date”. The “conversion date” applicable to a convertible note shall mean the second business day following the deposit date (or the first business day following the last day of a closed period if the related conversion notice was deposited during such closed period), which day must be a trading day and must fall within the conversion period. The holder must therefore satisfy all such conditions on or before the business day prior to the end of the conversion period.

In the event the converting holder elects to receive common shares, with effect from the opening of business in the ROC on the conversion date, we will deem the person designated in the conversion notice as the person in whose name the common shares to be issued upon such conversion are to be registered as the holder of record of the number of common shares (disregarding any retroactive adjustment of the conversion price referred to below prior to the time such retroactive adjustment shall have become effective), and at such time the rights of such converting holder as a holder with respect to the convertible notes deposited for conversion shall cease. In the event the converting holder elects to receive ADSs, with effect from the opening of business in the ROC on the conversion date, we will deem the depositary as the person in whose name the common shares represented by such ADSs to be issued upon such conversion are to be registered as the holder of record of the number of common shares (disregarding any retroactive adjustment of the conversion price referred to below prior to the time such retroactive adjustment shall have become effective), and at such time, the rights of such converting holder as a holder with respect to the convertible notes deposited for conversion shall cease.

On the conversion date, we will register the converting holder (or its designee) or the depositary (or its designee), as applicable, in our register of shareholders as the owner of the number of common shares to be issued upon conversion of such convertible notes and, subject to any applicable limitations then imposed by ROC laws and regulations, according to the request made in the relevant conversion notice, procure that, as soon as practicable, and in any event within five trading days from the conversion date (subject to changes to ROC laws and regulations), there be delivered to the local agent appointed by the converting holder (if the converting holder has elected to receive common shares) or the custodian (if the converting holder has elected to receive ADSs) under the deposit agreement, as applicable, through book-entry or through physical delivery of a certificate or certificates for the relevant shares, registered in the name specified for that purpose in the relevant conversion notice, together with any other property or cash required to be delivered upon conversion and such assignments and other documents (if any) as may be required by law to effect the delivery thereof.

Adjustments to the Conversion Price

The conversion price will be subject to adjustment, which we refer to as an “antidilution adjustment”, in the circumstances described below:

(i)	If we shall issue common shares as a dividend in common shares or make a distribution of common shares which is treated as a capitalization issue for accounting purposes (including but not limited to capitalization of capital reserves and employee stock bonus), then the conversion price in effect on the record date for the determination of shareholders entitled to receive such dividend and/or distribution shall be adjusted in accordance with the following formula:

NCP	=	OCP x [N/(N+n)]

where:

NCP	=	the conversion price after such adjustment.
OCP	=	the conversion price before such adjustment.
N	=	the number of common shares outstanding at the time of issuance of such dividend and/or distribution (or at the close of business in the ROC on such record date as the case may be).
n	=	the number of common shares to be distributed to the shareholders and/or employees as a dividend and/or distribution.

An adjustment made pursuant to this paragraph (i) shall become effective on the record date for determination of our shareholders or employees entitled to receive such dividend and/or distribution; provided that in the case of a dividend in our common shares of capitalization of capital reserves which must, under applicable law of the ROC, be submitted for approval to a general meeting of our shareholders before being legally paid or made, and which is so approved after the record date fixed for the determination of shareholders entitled to receive such dividend and/or distribution, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to immediately after such record date.

(ii)

If the we shall (a) subdivide our outstanding common shares, (b) combine our outstanding common shares into a smaller number of common shares, or (c) re-classify any of our common shares into other of our securities, then the conversion price shall be appropriately adjusted so that the holder of any convertible note, in respect of the conversion date which occurs after the coming into effect of the adjustment described in this subsection (ii), shall be entitled to receive the number of common shares and/or other securities of us which it would have held or have been entitled to receive after the happening of any of the events described above had such convertible note been converted immediately prior to the happening of such event (or, if we have fixed a prior record date for the determination of shareholders entitled to receive any such securities issued upon any such subdivision, combination or reclassification, immediately prior to such record date), but without prejudice to the effect of any other adjustment to the conversion price made with effect from the date of the happening of such event (or such record date) or any time thereafter.

An adjustment made pursuant to this paragraph (ii) shall become effective immediately on the relevant event referred to above becoming effective or, if a record date is fixed therefor, immediately after such record date.

(iii)	If we shall grant, issue or offer rights to the holders of common shares that entitle them to subscribe for or purchase common shares, which expression shall include those common shares which are required to be offered to employees and persons other than shareholders in connection with such grant, issue or offer, at a consideration per common share receivable by us which is fixed:

(a)	on or prior to the record date mentioned below and is less than the market value per common share on such record date; or

(b)	after the record date mentioned below and is less than the market value per common share on the date we fix the said consideration,

then the conversion price in effect (in the case of (a) above) on the record date for the determination of shareholders entitled to receive such rights or (in the case of (b) above) on the date we fix the said consideration shall be adjusted in accordance with the following formula:

NCP	=	OCP x [(N+v)/(N+n)]

where:

NCP and OCP have the meanings ascribed thereto in subsection (i) above.

N	=	the number of common shares outstanding at the close of business in the ROC (in the case of (a) above) on such record date or (in the case of (b) above) on the date we fix the said consideration.
n	=	the number of common shares to be issued in connection with such rights issue at the said consideration.
v	=	the number of common shares which the aggregate consideration receivable by us would purchase at such market value specified in (a) or, as the case may be, (b) above.

Subject as provided below, such adjustment shall become effective immediately after the latest date for the submission of applications of such common shares by shareholders entitled to the same pursuant to such rights or (if later) immediately after we fix the said consideration but retroactively to immediately after the record date mentioned above.

If, in connection with a grant, issue or offer of rights to the holders of common shares entitling them to subscribe for or purchase common shares, any such common shares which are not subscribed for or purchased by the persons entitled thereto are purchased by other persons after the latest date for the submission of applications for such common shares, an adjustment shall be made to the conversion price in accordance with the above provisions which shall become effective immediately after the date we receive the consideration in full, from such other persons but retroactively to immediately after the record date mentioned above.

If, in connection with a grant, issue or offer of rights to the holders of common shares entitling them to subscribe for or purchase common shares, any such common shares which are not subscribed for or purchased by such other persons as referred to above or by the persons entitled thereto (or persons to whom shareholders have transferred such rights) who have submitted applications for such common shares as referred to above are offered to and/or subscribed by others, no further adjustment shall be made to the conversion price by reason of such offer and/or subscription.

(iv)	If we shall grant, issue or offer warrants to the holders of common shares that entitle them to subscribe for or purchase common shares at a consideration per common share receivable by us which is fixed:

(a)	on or prior to the record date for the determination of shareholders entitled to receive such warrants and is less than the market value per common share at such record date; or

(b)	after the record date mentioned above and is less than the market value per common share on the date we fix the said consideration,

then the conversion price in effect (in a case within (a) above) on the record date for the determination of shareholders entitled to receive such warrants or (in a case within (b) above) on the date we fix the said consideration shall be adjusted in accordance with the following formula:

NCP	=	OCP x [(N + v)/(N + n)]

where:

NCP and OCP have the meanings ascribed thereto in subsection (i) above.

N	=	the number of common shares outstanding at the close of business in the ROC (in the case of (a) above) on such record date or (in the case of (b) above) on the date we fix the said consideration.
n	=	the number of common shares initially to be issued upon exercise of such warrants at the said consideration where no applications by shareholders entitled to such warrants are required. Where applications by shareholders entitled to such warrants are required, n equals the number of such common shares that equals (A) the number of warrants which underwriters have agreed to underwrite as referred to below or, as the case may be, (B) the number of warrants for which applications are received from shareholders as referred to below except to the extent already adjusted for under (A).
v	=	the number of common shares which the aggregate consideration receivable by us would purchase at such market value per common share specified in (a) or, as the case may be, (b) above.

Subject as provided below, such adjustment shall become effective immediately after the latest date for the submission of applications for such warrants by shareholders entitled to the same pursuant to such rights or (if later) immediately after we fix the said consideration but retroactively to immediately after the record date mentioned above.

If, in connection with a grant, issue or offer of warrants to the holders of common shares that entitle them to subscribe for or purchase common shares, any such warrants which are not subscribed for or purchased by the persons entitled thereto are purchased by other persons after the latest date for the submission of applications for such warrants, an adjustment shall be made to the conversion price in accordance with the above provisions which shall become effective immediately after the date we receive the consideration in full from such other persons but retroactively to immediately after the record date mentioned above.

If, in connection with a grant, issue or offer of warrants to the holders of common shares that entitle them to subscribe for or purchase common shares, any such warrants which are not subscribed for or purchased by such other persons as referred to above or by the persons entitled thereto (or persons to whom shareholders have transferred such rights) who have submitted applications for such warrants as referred to above are offered to and/or subscribed by others, no further adjustment shall be made to the conversion price by reason of such offer and/or subscription.

(v)	In case we or any of our subsidiaries shall distribute to all holders of common shares, any shares of our capital stock other than our common shares, evidences of indebtedness or other assets (other than cash distributions described below), or rights or warrants to subscribe for or purchase any of our capital stock (other than common shares) at less than the market value of such indebtedness, assets or capital stock, determined as of the date on which our board of directors approves such distribution, then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction of which:

(a)	the numerator shall be the market value per common share, on the record date for determining holders of common shares entitled to such distribution, less the then fair market value (as determined by our board of directors, whose determination shall, if made in good faith, be conclusive evidence of such fair market value) of the portion of capital stock, evidences of indebtedness or other assets so distributed or of such subscription rights or warrants applicable to one common share; and

(b)	the denominator shall be such market value per common share.

Such adjustment shall become effective immediately, except as provided in paragraph (ix) below, on the record date for the determination of shareholders entitled to receive such distribution. If any of such rights or warrants expire prior to exercise, the conversion price shall be readjusted to reflect the actual rights or warrants exercised.

(vi)	In case we shall, by dividend or otherwise, distribute to all holders of common shares cash then, in such case, the conversion price shall be adjusted (with such adjustment to be effective on the record date for the determination of shareholders entitled to receive such distribution) in accordance with the following formula:

NCP	=	OCP x [(M-C)/M]

where:

NCP and OCP have the meanings ascribed thereto in subsection (i) above.

M	=	the market value per common share on such record date.
C	=	the amount of cash so distributed applicable to one common share.

If such dividend or distribution is not so paid or made, the conversion price shall again be adjusted to be the conversion price which would then be in effect if such dividend or distribution had not been approved.

(vii)

In case a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the common shares shall expire and such tender or exchange offer shall involve the payment by us or such subsidiary of consideration per common share having a fair market value (as determined by our board of directors or any of our subsidiaries, whose determination shall, if made in good faith, be conclusive) at the last time tenders or exchanges could have been made pursuant to such tender or exchange offer (as it shall have been amended), which we refer to as the “expiration date”, that exceeds the market value per common share, as of the expiration date, the conversion price shall be adjusted in accordance with the following formula:

NCP	=	OCP x [(N x M)/(a + [(N-n)xM])]

where:

NCP and OCP have the meanings ascribed thereto in subsection (i) above.

N	=	the number of common shares outstanding (including any tendered or exchanged common shares) on the expiration date.
M	=	market value per common share as of the expiration date.
a	=	the fair market value of the aggregate consideration payable to the holders of common shares based on the acceptance (up to a maximum specified in the terms of the tender or exchange offer) of all common shares validly tendered or exchanged and not withdrawn as of the expiration date. We refer to the common shares deemed so accepted up to any such maximum as the “purchased shares”.
n	=	the number of purchased shares.

such reduction to become retroactively effective immediately prior to the opening of business on the day following the expiration date.

If we are obligated to purchase common shares pursuant to any such tender or exchange offer, but we are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion price shall again be adjusted to be the conversion price which would then be in effect as if such tender or exchange offer had not been made.

(viii)	In case we issue common shares (other than common shares based on any of the circumstances described in subsections (i) and (ii)) or we or any of our subsidiaries shall issue any securities initially convertible into or exchangeable for common shares at a price per common share less than the market value per common share determined as of the date on which our board of directors or the board of directors of such subsidiary, if applicable, approves such issuance, the conversion price in effect immediately prior to the date of issue of such convertible or exchangeable securities shall be adjusted and become effective in accordance with the following formula:

NCP	=	OCP x [(N+v)/(N+n)]

where:

NCP and OCP have the meanings ascribed thereto in subsection (i) above.

N	=	the number of common shares outstanding on the date of issuance of such common shares or initially convertible or exchangeable securities, immediately prior to such issuance.
n	=	the number of common shares issued or issuable upon conversion or exchange of such initially convertible or exchangeable securities.
v	=	the number of common shares which the aggregate consideration issue price of the total amount of common shares or initially convertible or exchangeable securities would purchase at market value.

If the conversion or exchange right of any such convertible or exchangeable securities expires prior to exercise, the conversion price shall be readjusted to reflect the actual securities converted or exchanged.

(ix)	In any case in which the indenture shall require that an adjustment be made immediately following a record date, we may elect to defer the effectiveness of such adjustment (but in no event until a date later than the effective date of the event giving rise to such adjustment), in which case we shall, with respect to any convertible note converted after such record date and before such adjustment shall have become effective, (i) defer issuing to the holder of such convertible note the number of common shares or ADSs issuable upon such conversion in excess of the number of common shares or ADSs issuable thereupon only on the basis of the conversion price prior to adjustment, and (ii) not later than 20 days after such adjustment shall have become effective, issue to such holder the additional common shares and ADSs issuable on such conversion.

(x)	In case of a merger of ASE Inc., each convertible note then outstanding shall, without the consent of any holders, become convertible only into the kind and amount of securities, cash and other property receivable upon such merger by a holder of the number of common shares and ADSs, into which such convertible notes could have been converted immediately prior to such merger. The corporation formed by such merger or the person that acquired such properties and assets shall enter into a supplemental indenture with the trustee to provide for the continuation of the conversion rights to continue after such merger and such supplemental indenture shall provide for adjustments to the conversion price which shall be as nearly equivalent as practicable to the adjustments provided in the indenture, provided that where there has been a change of control pursuant to such a merger, a holder may exercise its change of control put right as set forth in “—Repurchase of Convertible Notes—Repurchase in the Event of Change of Control”.

If any event or circumstance analogous to the events and circumstances described in subsections (i) through (viii) occurs, the conversion price shall be adjusted as set forth in the analogous subsection in the Indenture.

Provisions Applicable to All Conversions and Adjustments of Conversion Price

No adjustment of the conversion price will be required to be made until cumulative adjustments, required to be made in the circumstances set forth above, amount to 1.0% or more of the conversion price as last adjusted. However, any adjustment, required to be made in the circumstances set forth above, which is not made because of failure to meet the 1.0% threshold, will be carried forward. Except as otherwise described below, the conversion price may at any time be reduced by us.

We will not take any action which would reduce the conversion price per common share below the par value of the common shares (currently NT$10 per share), unless, under applicable law then in effect, convertible notes could be converted at such reduced conversion price into legally issued, fully-paid and non-assessable common shares.

All calculations relating to conversion, including adjustments of the conversion price, will be made to the lower 0.001 of a share of securities or other property or nearest cent, as the case may be.

Whenever the conversion price is adjusted, we will promptly file with the trustee an officer’s certificate setting forth the conversion price after such adjustment and a brief statement of the facts requiring such adjustment and prepare a notice of such adjustment of the conversion price setting forth the adjusted conversion price and the date on which such adjustment became effective and, upon approval by the trustee of such notice, we will instruct the trustee to give such notice of such adjustment of the conversion price to each holder of a convertible note in accordance with the notice provisions of the indenture as described below under “—Notices”, including, for so long as the convertible notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, to publish such notice on behalf of us in an English language newspaper of general circulation in Luxembourg approved by the trustee.

Events of Default; Notice and Waiver

The indenture provides that, if an event of default as defined therein shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the convertible notes then outstanding may declare the principal amount to be immediately due and payable at the early redemption price. In the case of certain events of bankruptcy or insolvency, the principal amount shall automatically become and be immediately due and payable at the early redemption price. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding convertible notes may rescind any such acceleration with respect to the convertible notes and its consequences.

Under the indenture, events of default include:

(i)	default in payment of the principal amount of any convertible note, as and when the same becomes due and payable, and continuance of such default for three business days;

(ii)	default in payment of premium (if any) or additional amounts upon any convertible note as and when the same becomes due and payable, and continuance of such default for five business days;

(iii)	failure by us to deliver the common shares or, subject to obtaining necessary approvals and compliance with the deposit agreement, ADSs as and when such common shares or ADSs are required to be delivered following conversion of a convertible note, and continuance of such default for five trading days;

(iv)	failure on our part duly to observe or perform any of the covenants or agreements provided in the convertible notes or the indenture (other than those referred to in clauses (i), (ii) or (iii) above) which failure cannot be remedied or, if such failure can be remedied, is not remedied within 30 days after the date on which written notice thereof requiring us to remedy the same shall have been given to us by the trustee or the holders of at least 25% in aggregate principal amount of the convertible notes then outstanding;

(v)	there shall have been entered against us or any of our principal subsidiaries a final judgment, decree or order by a court of competent jurisdiction for the payment of money in excess of US$10 million with respect to us or any of our principal subsidiaries (or its equivalent in any other currency or currencies) and 30 days shall have passed since the entry of the order without it being bonded, satisfied, discharged or stayed;

(vi)	(A) we or any of our principal subsidiaries shall fail to make any payment with respect to present or future debt (other than the convertible notes) in an aggregate principal amount in excess of US$10 million (or its equivalent in any other currency or currencies) when and as the same shall become due and payable, if such failure shall continue for more than the period of grace, if any, originally applicable thereto or (B) we or any of our principal subsidiaries shall fail to perform or observe any covenant or agreement to be performed or observed by us or any of our principal subsidiaries contained in any agreement or instrument evidencing debt (other than the convertible notes) in an aggregate principal amount in excess of US$10 million with respect to us or any of our principal subsidiaries (or its equivalent in any other currency or currencies) and such failure results in the acceleration of the maturity of any amount owing thereunder;

(vii)

a decree or order by a court having jurisdiction shall have been entered under any applicable bankruptcy, insolvency, reorganization or other similar law (A) adjudging us or any of our principal subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of us or any of our principal subsidiaries or (B) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of us or any of our principal subsidiaries or of its property or (C) ordering the winding up or liquidation of our affairs or the affairs of any of our principal subsidiaries and in any such case such decree or order shall have continued undischarged and unstayed for a period of 60 days; or

(viii)	we or any of our principal subsidiaries shall voluntarily commence proceedings to be adjudicated a bankrupt or insolvent, or shall consent to the filing of a bankruptcy or insolvency proceeding against it, or shall file a petition or answer or consent seeking reorganization under any applicable bankruptcy, insolvency, reorganization or other similar law or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of us or our property, or shall make an assignment for the benefit of creditors.

The trustee shall, within 30 days after the occurrence of any default, mail to all holders of the convertible notes notice of all defaults of which the trustee shall have received written notice, unless such defaults shall have been cured or waived and the trustee shall have been notified so in writing before the giving of such notice.

The holders of a majority in aggregate principal amount of the outstanding convertible notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that such direction shall not be in conflict with any law or the indenture and shall be subject to certain other limitations. The trustee may refuse to perform any duty, exercise any right or power, extend or risk its own funds or otherwise incur any financial liability, unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of a convertible note will have the right to pursue any remedy with respect to the indenture or the convertible notes, unless:

(i)	such holder shall have previously given the trustee written notice of a continuing event of default;

(ii)	the holders of at least 25% in aggregate principal amount of the outstanding convertible notes shall have made a written request to the trustee to pursue such remedy;

(iii)	such holder or holders shall have offered to the trustee security or indemnity against any loss, liability or expense satisfactory to it;

(iv)	the trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and

(v)	the holders of a majority in aggregate principal amount of the outstanding convertible notes shall not have given the trustee a direction inconsistent with such request within 60 days after receipt of such request.

The right of any holder (i) to receive payment of the principal amount, premium (if any), additional amounts, the holders’ put price upon exercise of the holders’ put right, the delisting put price upon exercise of the delisting put right or the change of control put price upon exercise of the change of control put right, or to receive common shares or ADSs (if applicable) on or after any redemption date, purchase date or conversion date, as the case may be, (ii) to convert its convertible notes or (iii) to bring suit for the enforcement of any such right, shall not be materially impaired or materially and adversely affected without such holder’s consent.

The holders of a majority in aggregate principal amount of convertible notes at the time outstanding may waive any existing default and its consequences, except (i) any default in any payment on the convertible notes, (ii) any default with respect to the conversion rights of holders of the convertible notes or (iii) any default with respect to certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each convertible note as described in “—Meeting of Holders; Modification and Waiver” below. When a default is waived, it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

We will be required to furnish to the trustee annually, and at any time at the request of the trustee, a statement concerning the performance and observance of our obligations under the convertible notes or the indenture. In addition, we are required to file promptly with the trustee written notice of the occurrence of any default or event of default.

Default Interest

In case there shall be a default in the payment of all or any part of the principal of any convertible note when the same shall have become due and payable, whether upon maturity or by declaration or otherwise, then upon demand of the trustee, we will pay to the trustee for the benefit of the holders of such convertible notes the whole amount that then shall have become due and payable on all such convertible notes outstanding at the time with respect to principle, including additional amounts, plus interest on overdue principal at the rate of             % per annum.

Prescription

Claims in respect of payment of principal of or other amounts on the convertible notes will be prescribed unless made within a period of six years from the relevant date of payment in respect thereof.

Under ROC laws, claims in respect of the payment of principal would become unenforceable after 15 years from the relevant date of payment in respect thereof.

Meeting of Holders; Modification and Waiver

The indenture contains provisions for convening meetings of the holders to consider any matter affecting their interests, including the approval of certain amendments or modifications of the convertible notes or the provisions of the indenture upon either the written consent of the holders of a majority in aggregate principal amount of the outstanding convertible notes or the approval at a meeting of the holders duly called by persons entitled to vote a majority in aggregate principal amount of the outstanding convertible notes. The quorum at any such meeting shall be two or more persons entitled to vote a majority in aggregate principal amount of the outstanding convertible notes.

Modifications and amendments of the indenture or the convertible notes may be made by us and the trustee with the written consent of the holders of not less than a majority in aggregate principal amount of the outstanding convertible notes; provided that no such modification or amendment may, without the consent of each holder of the convertible notes affected thereby:

(i)	change the maturity date of the principal of any convertible note;

(ii)	reduce the principal amount of or premium (if any) on any convertible note or increase the then current conversion price (except as required by the antidilution provisions of the indenture);

(iii)	change the place or currency of payment of principal of and premium (if any) on any convertible note or the method of calculating any such payment;

(iv)	impair the right to institute suit for the enforcement of any payment on or after the maturity date (or, in the case of a redemption, on or after the redemption date) of any convertible note;

(v)	alter our obligations under “—Certain Covenants—Negative Pledge”, “—Certain Covenants—Consolidation, Amalgamation or Merger” or “—Additional Amounts” above;

(vi)	materially and adversely affect the conversion right, the holders’ put right, the delisting put right or the change of control put right;

(vii)	modify our obligations to maintain an office or agency in New York City;

(viii)	reduce the above-stated percentage of outstanding convertible notes the consent of whose holders is necessary to modify or amend the indenture;

(ix)	reduce the percentage or aggregate principal amount of outstanding convertible notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(x)	modify any of the percentage voting and quorum provisions described under “—Meeting of Holders; Modification and Waiver”; or

(xi)	release us from any obligation under the indenture other than in accordance with the provisions of the indenture, or amend or modify any provision relating to such release in a manner that materially and adversely affects the rights of the holders.

Neither we nor any of our subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise to any holder of any convertible notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the convertible notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the convertible notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Without the consent of any holder of convertible notes, we together with the trustee may amend the indenture to:

(i)	cure any ambiguity, defect or inconsistency in the indenture or the convertible notes;

(ii)	provide for the assumption of our obligations under the convertible notes and the indenture by the surviving person in a merger effected in accordance with the provisions of the indenture described under “—Certain Covenants—Consolidation, Amalgamation or Merger” above;

(iii)	make any other change that does not materially adversely affect the rights of any holder of convertible notes;

(iv)	make any change necessary to comply with applicable ROC laws and regulations;

(v)	add to the covenants or our obligations under the indenture or decrease the conversion price at our discretion or surrender any right, power or option conferred by the indenture on the us; or

(vi)	make arrangements satisfactory to the trustee for common shares delivered on conversion of the convertible notes to be deposited into the ADS facility pursuant to the deposit agreement.

Replacement of Certificate

If any certificate is mutilated or defaced, or is apparently destroyed, stolen or lost, it may be replaced at the specified office of the trustee or any paying agent upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as we and the trustee may reasonably require. Mutilated or defaced certificates must be surrendered before replacements will be issued.

In the event any such mutilated, defaced, destroyed, lost or stolen certificate has become or is about to become due and payable, we may in our discretion, instead of issuing a new certificate, pay such convertible notes.

Notices

Whenever the indenture provides for notice to be given to holders, such notice will be validly given (except as otherwise expressly provided) if in writing and mailed, first-class postage prepaid, to each holder entitled thereto, at such holder’s address as it appears in the register of convertible note holders maintained by the trustee. In addition, notices shall be published in an English language newspaper of general circulation in the United States approved by the trustee, currently expected to be The Wall Street Journal, to publish in an English newspaper of general circulation in Europe approved by the trustee, currently expected to be the Financial Times, and so long as the convertible notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, an English language newspaper of general circulation in Luxembourg approved by the trustee, currently expected to be the Luxemburger Wort. Notices shall be deemed to have been given on the later of (i) the date of publication, or if published on different dates, on the date of the last such publication and (ii) the seventh day after the date such notice was mailed as aforesaid.

We, the trustee and any agent of us or the trustee may treat the person in whose name a convertible note is registered as the absolute owner thereof (whether or not such convertible note may be overdue) for the purpose of making payment and for all other purposes.

Concerning the Trustee

The indenture provides that, prior to the occurrence of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will be obligated to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Removal of the trustee may be initiated at any time by the holders of not less than a majority in aggregate principal amount of the outstanding convertible notes if, at any time:

•	the trustee shall fail to comply with the provisions of Section 310(b) of the Trust Indenture Act after written request to so comply by us or by any holder of the convertible notes who has been a bona fide holder for at least six months;

•	the trustee shall cease to be eligible to serve as trustee under the conditions contained in the indenture and shall fail to resign after written request by us or by any holder of the convertible notes who has been a bona fide holder for at least six months; or

•	the trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the trustee or of its property shall be appointed or any public officer shall take charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

In any such case, we, by a resolution of our board of directors, may remove the trustee and, subject to Section 315(e) of the Trust Indenture Act, any holder of the convertible notes who has been a bona fide holder for at least six months may, on behalf of himself or herself and all other similarly situated, petition any court of competent jurisdiction for the removal of the trustee and the appointment of a successor trustee.

Disclosure Obligations

The indenture provides that we may have certain disclosure obligations and reporting obligations under ROC law if:

(i)	the person to be registered as our shareholder is a “related party” of our company under Statements of Financial Accounting Standards No. 6 of the ROC and such person beneficially owns common shares converted from the convertible notes; or

(ii)	the person to be registered as our shareholder owns common shares issued upon conversion of the convertible notes and the common shares so issued on conversion exceed 10% of the total number of common shares expected to be issued upon conversion of the convertible notes based on the conversion price at the time of issue of the convertible notes.

Due to these obligations, if so instructed by us, the trustee may ask the converting holders to disclose the name of the person to be registered as the shareholder and to provide proof of identity and genuineness of any signature and other documents before it will convert the convertible notes. The conversion of convertible notes may be delayed until the trustee receives the requested information and satisfactory evidence of the compliance with all laws and regulations by the holders. The information the holder is required to provide may include the name and nationality of the person to be registered as our shareholder and the total number of common shares such person is converting or has converted in the past.

Governing Law and Jurisdiction

The indenture and the convertible notes are governed by, and shall be construed in accordance with, the laws of the State of New York. In relation to any legal action or proceedings arising out of or in connection with the indenture and the convertible notes, we have in the indenture irrevocably submitted to the jurisdiction of the New York State and United States federal court sitting in the Borough of Manhattan, The City of New York. We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent for service of process.

COMMON SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, the ADSs sold in this offering, assuming no exercise of the underwriters’ overallotment option, will be freely tradeable within the United States without restriction or further registration under the Securities Act by persons other than us or our “affiliates” as the term is defined in Rule 144 under the Securities Act.

We and selling shareholder named in the “Selling Shareholder” section of this prospectus have agreed for a period of 90 days after the date of this prospectus not to sell, transfer or otherwise dispose of, and not to announce an intention to sell, transfer or otherwise dispose of, without the prior consent of Goldman Sachs International:

•	any of our common shares or depositary receipts representing our common shares;

•	any common shares of our subsidiaries or controlled affiliates or depositary receipts representing those shares; and

•	any securities that are substantially similar to the common shares or depositary receipts referred to above, including any securities that are convertible into, exchangeable for or otherwise represent the right to receive the common shares or depositary receipts referred to above;

other than pursuant to (1) exercise of options under employee stock option plans existing on the date of this prospectus and (2) the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus, which in each case is described in this prospectus.

We have also agreed to cause each of our subsidiaries and controlled affiliates not to sell, transfer or otherwise dispose of, and not to announce an intention to sell, transfer or otherwise dispose of, for a period of 90 days after the date of this prospectus without the prior written consent of Goldman Sachs International, any of the securities referred to above, other than pursuant to (1) exercise of options under employee stock option plans existing on the date of this prospectus and (2) the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus, which in each case is described in this prospectus.

Furthermore, each of Jason C.S. Chang, Richard H.P. Chang, Chang Yao Hung-ying, Feng Mei-Jean and Hung Ching also entered into a similar 90-day lock-up agreement with respect to our common shares, depositary receipts representing our common shares and securities that are substantially similar to our common shares or depositary receipts representing our common shares.

These restrictions do not apply to:

•	the ADSs and the common shares represented thereby being offered by us in connection with this offering;

•	up to 9,000,000 ADSs and the common shares represented thereby that may be purchased by the underwriters pursuant to the overallotment option;

•	the convertible notes being offered in connection with this offering;

•	the issuance of common shares of ASE Inc. pursuant to any stock dividend payable to all holders of common shares of ASE Inc. (including common shares represented by the ADSs) as of a record date subsequent to the date of this prospectus;

•	the issuance and sale by any subsidiary or controlled affiliate of equity securities where our beneficial ownership interest in that subsidiary or controlled affiliate will not decrease as a result of such issuance or sale; and

•	the issuance and the sale by Universal Scientific of a number of its common shares not in excess of 25% of its outstanding common shares as of the date of this prospectus (or depositary receipts representing up to that number of its common shares, or debt or other securities initially convertible into not more than that number of its common shares or depositary receipts); the number of Universal Scientific’s common shares outstanding as of October 31, 2003 was approximately 688,500,000 shares.

Except for the sale of ADSs by the selling shareholder in this offering upon the exercise of the underwriters’ overallotment option, we are not aware of any plans by any major shareholders to dispose of significant numbers of common shares or ADSs. We cannot assure you, however, that one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our common shares or ADSs will not dispose of significant numbers of common shares or ADSs. In addition, following completion of this offering several of our subsidiaries and affiliates will continue to hold common shares or ADSs, depositary shares representing common shares, and options to purchase common shares. We or they may decide to sell those securities in the future. See “Principal Shareholders” for a description of our significant shareholders and affiliates that hold our common shares. No prediction can be made as to the effect, if any, that future sales of ADSs or common shares, or the availability of ADSs or common shares for future sale will have on the market price of the ADSs prevailing from time to time. Sales of substantial amounts of ADSs or common shares in the public market, or the perception that future sales may occur, could adversely affect the prevailing market price of ADSs or the common shares.

TAXATION

ROC Taxation

The following discussion is the opinion of Lee and Li. The discussion describes the material ROC tax consequences of the ownership and disposition of the common shares, ADSs or convertible notes to a non-resident individual or non-resident entity that holds the convertible notes, common shares or ADSs, or non-ROC holder. As used in the preceding sentence, a “non-resident individual” is a foreign national individual who owns the common shares, ADSs or convertible notes and is not physically present in the ROC for 183 days or more during any calendar year and a “non-resident entity” is a corporation or a non-corporate body that owns the common shares, ADSs or convertible notes, is organized under the laws of a jurisdiction other than the ROC and has no fixed place of business or other permanent establishment in the ROC.

Convertible Notes

Possible Interest Payments

Payments of interest or premium (if any ever becomes payable on the convertible notes) to a non-ROC holder constitute interest income and, therefore, are subject to ROC withholding tax, currently at the rate of 20%. We have agreed to pay additional amounts in respect of such withholding tax on the payments of interest or premium, if any. See “Description of Convertible Notes—Additional Amounts”. In addition, should withholding tax be payable, we will be responsible for withholding such taxes at source.

Sale

According to the amended Statute of Upgrading Industries effective on February 1, 2002, no securities transaction tax will be imposed on the transfer of corporate convertible notes and financial debentures, including the convertible notes, until December 31, 2009.

Under current ROC law, capital gains in transactions of securities issued by ROC companies are exempt from income tax. This exemption applies to capital gains derived from the sale of the convertible notes.

Conversion into Common Shares

ROC law currently provides no specific provisions regarding the ROC income tax consequences of a conversion of convertible notes into common shares or ADSs. Without further clarification from the ROC tax authorities, it is impossible to conclude with certainty that gain on the conversion of convertible notes into common shares or ADSs will not be deemed a taxable gain, additional interest income (subject to the 20% withholding tax) or otherwise be subject to other ROC tax. There is no ROC transfer, stamp, issue or registration tax imposed on the issuance of common shares or ADSs upon conversion of the convertible notes.

However, a securities transaction tax, gift tax and/or income tax may be imposed in relation to the converting holder’s designation of another person to be the holder of common shares upon conversion of the convertible notes.

Common Shares and ADSs

Dividends on Common Shares and ADSs

Dividends (whether in cash, common shares or ADSs) declared by us out of retained earnings and distributed to a non-ROC holder in respect of common shares or ADSs are subject to ROC withholding tax, currently at the rate of 20% on the amount of the distribution (in the case of cash dividends) or on the par value of the distributed common shares (in the case of stock dividends). A 10% retained earnings tax is imposed on an ROC company for its after-tax earnings generated after January 1, 1998 which are not distributed in the following year. The retained earnings tax so paid will further reduce the retained earnings available for future distribution. When we declare dividend out of those retained earnings, up to a maximum amount of 10% of the net dividend received will be credited against the 20% withholding tax imposed on the non-ROC holders of its common shares or ADSs. See “Annex B—Foreign Investment and Exchange Controls in the ROC”.

It is currently unclear whether dividends paid by us out of our capital reserves are subject to ROC withholding tax because there are two possible interpretations of the relevant tax laws and regulations that lead to different conclusions on whether such dividends will be taxable, and there is currently no authoritative guidance on this issue.

Capital Gains

Under current ROC law, capital gain realized upon the sale or other disposition of securities is exempt from ROC income tax. This exemption currently applies to capital gains derived from the sale of common shares. On January 4, 1996, the ROC Legislative Yuan passed a bill for the amendment to the ROC Income Tax Law that would have eliminated the exemption from the ROC income tax for gains realized on the sale of ROC securities and imposed a capital gains tax. On January 12, 1996, this amendment was repealed by the Legislative Yuan. The reintroduction of a capital gains tax would require the Legislative Yuan to engage in the full legislative process for the enactment of tax legislation.

Sales of ADSs by non-ROC holders are not regarded as sales of ROC securities and thus any gains derived from transfers of ADSs are not currently subject to ROC income tax.

Sale

Securities transaction tax will be imposed on the seller at the rate of 0.3% of the transaction price upon a sale of common shares and ADSs.

Subscription Rights

Distributions of statutory subscription rights for the common shares in compliance with the ROC Company Law are currently not subject to ROC tax. Proceeds derived from sales of statutory subscription rights evidenced by securities are currently exempted from income tax but are subject to securities transaction tax, currently at the rate of 0.3% of the gross amount received. Proceeds derived from sales of statutory subscription rights which are not evidenced by securities are subject to capital gains tax at the rate of (i) 25% of the gross amount realized for non-resident entities and (ii) 35% of the gross amount realized for non-resident individuals. Subject to compliance with ROC law, we, in our sole discretion, may determine whether statutory subscription rights are securitized.

Inheritance and Gift Tax

ROC inheritance tax is payable on any property within the ROC of a deceased non-resident individual, and ROC gift tax is payable on any property within the ROC donated by a non-resident individual. Inheritance tax is currently imposed at rates ranging from 2% of the first NT$600,000 to 50% of amounts in excess of NT$100 million. Gift tax is imposed at rates ranging from 4% of the first NT$600,000 donated to 50% of amounts donated in excess of NT$45 million. Under ROC Inheritance and Gift Tax Law, shares and bonds issued by ROC companies are deemed located in the ROC without regard to the location of the owner. It is unclear whether a holder of ADSs, will be considered to own common shares for this purpose.

Tax Treaty

At present, the ROC has income tax treaties with Indonesia, Singapore, New Zealand, Australia, the United Kingdom, South Africa, Gambia, Swaziland, Malaysia, Macedonia, the Netherlands and Vietnam. It is unclear whether a non-ROC holder of ADSs will be considered to own common shares for the purposes of such treaties. Accordingly, a holder of ADSs who is otherwise entitled to the benefit of a treaty should consult its own tax advisers concerning eligibility for benefit under the treaty with respect to the ADSs, as the case may be. The United States does not have an income tax treaty with the ROC.

United States Federal Income Taxation

The following discussion is the opinion of Davis Polk & Wardwell. The discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of convertible notes or ADSs to those U.S. holders described below. For these purposes, you are a U.S. holder if you are a beneficial owner of ADSs or convertible notes that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation organized under the laws of the United States or of any political subdivision of the United States; or

•	an estate or trust the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source.

This discussion only applies to U.S. holders who purchase (i) ADSs in this offering and  (ii) convertible notes in this offering at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the convertible notes is sold for money and only if you hold the ADSs or convertible notes as capital assets.

This discussion assumes that ASE Inc. will not be considered a passive foreign investment company. Please see our discussion of passive foreign investment company rules below.

Please note that this discussion does not address all of the tax consequences that may be relevant in light of your particular circumstances. In particular, it does not address all of the tax consequences that may be relevant to purchasers subject to special rules, including:

•	persons subject to the alternative minimum tax;

•	insurance companies;

•	tax-exempt entities;

•	dealers or traders in securities;

•	financial institutions;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons carrying on a trade or business in the ROC;

•	persons who hold or will hold common shares, ADSs or convertible notes as part of an integrated investment, including a straddle, hedging or conversion transaction, comprised of common shares, ADSs or convertible notes and one or more other positions for tax purposes;

•	persons whose functional currency is not the U.S. dollar; or

•	persons who own 10% or more of our voting stock.

This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative announcements and judicial decisions currently in effect. These laws and regulations may change, possibly with retroactive effect. This discussion is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

For U.S. federal income tax purposes, a U.S. holder of ADSs should be treated as the holder of the common shares represented by the ADSs. However, the U.S. Treasury has expressed concerns that parties to whom depositary shares are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by the holders of ADSs. Accordingly, the analysis of the creditability of ROC taxes described below could be affected by future actions that may be taken by the U.S. Treasury.

Please consult your tax advisors with regard to the application of the U.S. federal income tax laws to ADSs and convertible notes as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdictions.

Convertible Notes

Original Issue Discount

The convertible notes will be considered to be issued at an original issue discount, or OID, for U.S. federal income tax purposes in an amount equal to the difference between their issue price (as defined above) and the sum of (i) their redemption price on the holders’ put date and (ii) additional amounts payable with respect to the premium, which we refer to as the “Put Redemption Price”.

A U.S. holder of the convertible notes will be required to include this OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. For these purposes, the holders’ put date will be treated as the date on which the convertible notes mature. Under this method, a U.S. holder of the convertible notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Subject to certain significant conditions and limitations, any ROC withholding taxes withheld from the redemption price on the holders’ put date will be treated as foreign taxes eligible for credit against a holder’s U.S. federal income tax liability. OID (including ROC taxes withheld and any additional amounts paid in respect of any such ROC tax that may be withheld on such income) will constitute foreign source income and will be considered “high withholding tax interest” for foreign tax credit limitation purposes. The timing difference between a U.S. holder’s recognition of income on the convertible notes for U.S. federal income tax purposes (in the form of OID over the life of the convertible notes) and the availability of a credit for the ROC withholding taxes, if any, imposed on such income (at the time the convertible notes are redeemed or converted) may result in a U.S. holder being unable to utilize the foreign tax credit attributable to such ROC withholding taxes.

If a U.S. holder does not put the convertible notes on the holders’ put date, the convertible notes will be treated as being reissued at an issue price equal to the Put Redemption Price for U.S. federal income tax purposes. A U.S. holder will be able to amortize the excess of the Put Redemption Price over the redemption price at maturity as amortizable bond premium.

Sale, Exchange or Redemption of the Convertible Notes

Upon the sale, exchange, redemption or other disposition of a convertible note (other than a conversion pursuant to the terms of the convertible notes), a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized and (ii) such U.S. holder’s adjusted tax basis in the convertible notes. A U.S. holder’s adjusted tax basis in the convertible notes will equal the cost of the convertible notes to the holder increased by the amounts of any OID previously included in income by the holder with respect to the convertible notes and reduced by any payments received by the holder or any premium amortized with respect to the convertible notes. Capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the convertible notes is more than one year at the time of disposition. Capital gain or loss recognized by a U.S. holder will generally be U.S. source.

Conversion of the Convertible Notes

Conversion of a convertible note into ADSs pursuant to the terms of the convertible notes will not be a taxable event for U.S. holders. A U.S. holder’s tax basis in ADSs received on conversion of a convertible note will be the same as such U.S. holder’s adjusted tax basis in the convertible note at the time of conversion, and the holding period for ADSs received on conversion will include the holding period of the convertible note converted.

As discussed above under the caption “—ROC Taxation”, it is impossible to conclude with certainty that the ROC will not impose a 20% withholding tax on any gain a U.S. holder realizes upon the conversion of convertible notes into ADSs. Subject to certain limitations and restrictions, the nonrefundable portion of any such withholding tax will be treated as a foreign tax eligible for credit against a U.S. holder’s U.S. federal income tax liability. However, because conversion of the convertible notes into ADSs generally will not be a taxable event for U.S. federal income tax purposes, a U.S. holder may be unable to use the credit unless the holder has other non-U.S. source “general limitation” income. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Adjustment of Conversion Price

Certain adjustments to the conversion price of the convertible notes, or failure to make such adjustments, to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to the shareholders of ASE Inc. or otherwise may result in constructive distributions to a U.S. holder of the convertible notes or ADSs for U.S. federal income tax purposes if such adjustments would result in an increase or decrease in such U.S. holder’s proportionate equity interest in ASE Inc. upon a conversion of its convertible notes. Such constructive distributions, if any, will generally be taxable as dividends paid by ASE Inc. to the U.S. holder of the convertible notes or ADSs for the year (or years) in which such adjustments are made or the failure to adjust occurs, to the extent of ASE Inc.’s current and accumulated earnings and profits.

ADSs

Dividends

Any dividends you receive on ADSs (other than pro rata distributions of common shares to all shareholders including holders of ADSs), including the amount of any ROC taxes withheld thereon, reduced by any credit against the withholding tax on account of the 10% retained earnings tax imposed on ASE Inc., will constitute foreign source dividend income to the extent paid out of current or accumulated earnings and profits as determined in accordance with U.S. federal income tax principles. The amount you will be required to include in income for any dividend paid in NT dollars will be equal to the U.S. dollar value of the NT dollars paid, calculated by reference to the exchange rate in effect on the date the depositary receives the dividend. If you realize gain or loss on a sale or other disposition of NT dollars, it will generally be U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. You will not be entitled to a dividends-received deduction for dividends you receive.

Subject to applicable limitations that may vary depending upon a holder’s individual circumstances, dividends paid to noncorporate U.S. holders in taxable years beginning before January 1, 2009 will be taxable at a maximum tax rate of 15%. Noncorporate U.S. holders should consult their own tax advisers to determine whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

Subject to applicable limitations and restrictions, the ROC taxes withheld from dividend distributions, reduced by any credit against the withholding tax on account of the 10% retained earnings tax, will be eligible for credit against your U.S. federal income tax liabilities. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income including, amongst others, “passive income”, “financial services income” and “general limitation income”. For this purpose, dividends paid with respect to the common shares will constitute “passive income” or, in the case of certain U.S. holders, “financial services income”.

Pro rata distributions of common shares by a company to its shareholders, including holders of ADSs, will not be subject to U.S. federal income tax. Accordingly, these distributions will not give rise to U.S. federal income against which the ROC tax imposed on these distributions may be credited. Any ROC tax of this nature will only be creditable against a U.S. holder’s U.S. federal income tax liability with respect to income in the “general limitation income” class and not “passive income” or “financial services income”, subject to applicable limitations and restrictions.

Capital Gains

You will recognize capital gain or loss for U.S. federal income tax purposes on the sale or exchange of ADSs in the same manner as you would on the sale or exchange of any other common shares held as capital assets. The gain or loss will be U.S. source income or loss. You should consult your own tax advisor about the treatment of capital gains, which may be taxed at lower rates than ordinary income for non-corporate taxpayers, and capital losses, the deductibility of which may be limited.

Deposits and withdrawals of common shares by a U.S. holder in exchange for ADSs will not result in realization of gain or loss for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

Based on management estimates, ASE Inc. does not expect to be a passive foreign investment company. In general, a foreign corporation is a passive foreign investment company for any taxable year in which (1) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (2) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. The determination of whether ASE Inc. may be a passive foreign investment company will be based on the composition of its income and assets, as well as those of its subsidiaries and certain affiliates, from time to time. Since the composition of ASE Inc.’s income and assets will vary over time, there can be no assurance that it will not be considered a passive foreign investment company for any fiscal year. If ASE Inc. is a passive foreign investment company at any time that you own ADSs or convertible notes:

•	You may be subject to additional taxes and interest charges on any gain realized on the disposition of the ADSs or, under proposed regulations which are proposed to be effective from April 11, 1992, convertible notes and on certain “excess distributions” on the ADSs. The additional taxes are assessed at the highest tax rate applicable for corporate or individual taxpayers for the relevant tax periods; and

•	You will be subject to additional U.S. tax filing requirements for each year that you hold ADSs or convertible notes.

Please consult your tax advisors about the possibility that ASE Inc. may be a passive foreign investment company and the rules that would apply to you if it were.

Estate and Gift Tax

As discussed in “— ROC Taxation”, you might be required to pay ROC estate and gift tax. You should consult your tax advisor regarding the effect of these taxes.

UNDERWRITING

The offerings made pursuant to this prospectus include the ADS offering and the convertible note offering. The closing of one offering is not conditional upon the closing of the other offering. The following sections describe the respective underwriting arrangements for the two offerings.

The ADS Offering

We, the selling shareholder and the underwriters for the ADS offering named below, have entered into an underwriting agreement with respect to the ADSs being offered. Subject to the conditions set forth in the underwriting agreement, the underwriters have agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs International is the representative of the underwriters for the ADS offering. Goldman Sachs International’s address is Peterborough Court, 133 Fleet Street, London, EC4A 2BB, England.

Underwriter	Number of ADSs
Goldman Sachs International

Total

The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

The underwriters have an option, exercisable within 30 days from the date of this prospectus, to buy up to an additional 9,000,000 ADSs from ASE Enterprises, solely to cover overallotments, if any. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase the ADSs in approximately the same proportion as set forth in the table above.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 9,000,000 additional ADSs.

	Paid by ASE Inc. (no exercise)	Paid by ASE Enterprises (full exercise)
Per ADS	US$	US$
Total	US$	US$

Total underwriting discounts and commissions to be paid to the underwriters represent     % of the total amount of the ADS offering.

ADSs sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$             per ADS from the initial price to the public. Any such securities dealers may resell any ADSs purchased from the underwriters to certain other brokers or dealers at a discount of up to US$             per ADS from the initial price to the public. If the ADSs are not sold at the initial price to the public, the representative may change the offering price and the other selling terms.

Total expenses for the ADS offering are estimated to be approximately US$900,000, including SEC registration fees of US$25,650, NASD filing fees of US$20,408, printing fees of approximately US$70,000, legal fees of approximately US$400,000 and accounting fees of approximately US$200,000. The underwriters have agreed to reimburse us for, or pay on our behalf, a portion of expenses in connection with this offering. All amounts are estimated except for the fees relating to the SEC registration and the NASD filing.

The underwriters are expected to make offers and sales both inside and outside of the United States. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

The Convertible Note Offering

We, the selling shareholder and the underwriters named below have entered into an underwriting agreement with respect to the convertible notes. Subject to certain conditions set forth in the underwriting agreement, the underwriters have agreed to purchase the number of convertible notes indicated in the following table. Goldman Sachs International is the representative of the underwriters for the convertible note offering. Goldman Sachs International’s address is Peterborough Court, 133 Fleet Street, London, EC4A 2BB, England.

Underwriters	Aggregate Principal Amount of Convertible Notes
Goldman Sachs International	US$

Total	US$

Convertible notes sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus. Any convertible notes sold by the underwriters to securities dealers may be sold at a discount of up to             % of the principal amount of the convertible notes. Any such securities dealers may resell any convertible notes purchased from the underwriters to certain other brokers or dealers at a discount of up to             % of the principal amount of the convertible notes. If the convertible notes are not sold at the initial price to the public, the representative may change the offering price and the other selling terms.

The underwriters have an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional US$15,000,000 aggregate principal amount of the convertible notes, solely to cover overallotments, if any. If any convertible notes are purchased pursuant to this option, the underwriters will severally purchase the convertible notes in approximately the same portion as set forth in the above table.

The following table sets forth the total underwriting discounts and commissions to be paid to the underwriters in the convertible note offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional convertible notes.

Paid by ASE Inc.	No Exercise		Full Exercise
Per Note		%		%
Total	US$		US$

Total expenses for the convertible note offering are estimated to be approximately US$500,000, including SEC registration fees of US$12,135, NASD filing fees of US$10,092, printing fees of approximately US$30,000, legal fees of approximately US$200,000 and accounting fees of approximately US$100,000. The underwriters have agreed to reimburse us for, or pay on our behalf, a portion of expenses in connection with this offering. All amounts are estimated except for the fees relating to the SEC registration and the NASD filing.

The convertible notes are a new issue of securities with no established trading market. We have applied for listing of the convertible notes on the Luxembourg Stock Exchange. However, we cannot assure you that we will be able to obtain or maintain such a listing or that, if listed, a trading market will develop on such exchange. We do not intend to apply for listing of the convertible notes on any national securities exchange in the United States. Although the underwriters intend to make a market in the convertible notes, they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the convertible notes.

The underwriters are expected to make offers and sales both inside and outside of the United States. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Certain Terms and Arrangements Applicable to the Offerings

We and the selling shareholder have entered into a 90-day lock-up agreement with the underwriters regarding: (1) our common shares and depositary receipts representing our common shares, including those held by our subsidiaries and controlled affiliates; (2) common shares of our subsidiaries and controlled affiliates and depositary receipts representing those shares; and (3) securities that are substantially similar to such common shares and depositary receipts. We have also entered into a 90-day lock-up agreement with the underwriters regarding any of our securities that are substantially similar to the convertible notes, the common shares or the depositary receipts representing our common shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreements. In addition, each of Jason C.S. Chang, Richard H.P. Chang, Chang Yao Hung-ying, Feng Mei-Jean and Hung Ching have entered into a similar 90-day lock-up agreement with respect to our common shares, depositary receipts representing our common shares and securities that are substantially similar to our common shares, depositary receipts representing our common shares or the convertible notes. See “Common Shares Eligible For Future Sale”.

Prior to the expiry of a period of six months from the closing date of the issue of the ADSs or the convertible notes, no ADSs or any convertible notes may be offered or sold, as the case may be, to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended, or the Regulations. Any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received in connection with the issue or sale of any ADSs or any convertible notes, as the case may be, may only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA, does not apply to us. All applicable provisions of the Regulations and of the FSMA with respect to anything done in relation to the ADSs or the convertible notes, as the case may be, in, from or otherwise involving the United Kingdom must be complied with.

Neither the ADSs nor the convertible notes have been nor will be registered under the Securities and Exchange Law of Japan and may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any person for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (2) in compliance with any other relevant laws and regulations of Japan.

Neither the ADSs nor the convertible notes may be offered or sold, nor will be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the ADSs or the convertible notes, whether in Hong Kong or elsewhere, may be issued, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs or convertible notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs or the convertible notes may not be circulated or distributed, nor may the ADSs or the convertible notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Neither the ADSs nor the convertible notes may be, directly or indirectly, offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the convertible notes or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Neither the ADSs nor the convertible notes may be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs or the convertible notes may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

The ADSs and the convertible notes may not be offered or sold, directly or indirectly, in the ROC.

A prospectus in electronic format may be made available on the Web sites maintained by the underwriters or one or more securities dealers. The underwriters may agree to allocate a number of ADSs or convertible notes, as the case may be, for sale to their online brokerage account holders. ADSs or convertible notes to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs or convertible notes may be sold by the underwriters to securities dealers who resell ADSs or convertible notes, as the case may be, to online brokerage account holders.

The outstanding ADSs have been listed on the New York Stock Exchange under the symbol “ASX”. We have applied to list the ADSs to be sold in the ADS offering on the New York Stock Exchange. For a period of five business days after the closing date, owners of the ADSs offered by this prospectus will not be able to withdraw the underlying common shares from our ADS facility. Until the expiration of this five-business day period, the ADSs offered by this prospectus are expected to trade on the New York Stock Exchange under the temporary symbol “ASX Pr”. See “Description of American Depositary Receipts”. We have applied to list the convertible notes to be sold in the convertible note offering on the Luxembourg Stock Exchange.

In connection with the offering, the underwriters may purchase and sell ADSs or convertible notes, as the case may be, in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the respective underwriters of a greater number of ADSs or convertible notes, as the case may be, than they are required to purchase in the relevant offerings. “Covered” short sales are sales made in an amount not greater than the respective underwriters’ option to purchase additional ADSs from the selling shareholder or additional convertible notes from ASE Inc., as the case may be. The respective underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or convertible notes, as the case may be, or purchasing additional ADSs or convertible notes, as the case may be, in the open market. In determining the source of ADSs or convertible notes, as the case may be, to close out the covered short position, the respective underwriters will consider, among other things, the price of ADSs or convertible notes, as the case may be, available for purchase in the open market as compared to the price at which they may purchase ADSs or convertible notes, as the case may be, through the relevant overallotment option. “Naked” short sales are any sales in excess of such option. The respective underwriters must close out any naked short position by purchasing ADSs or convertible notes, as the case may be, in the open market. A naked short position is more likely to be created if the respective underwriters are concerned that there may be downward pressure on the price of ADSs or convertible notes, as the case may be, in the open market after pricing that could adversely affect investors who purchase in the respective offerings. Stabilizing transactions consist of various bids or purchases of ADSs or convertible notes, as the case may be, made by the respective underwriters in the open market prior to the completion of the respective offerings.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ADSs or the convertible notes, as the case may be, and may stabilize, maintain or otherwise affect the market price of the ADSs or the convertible notes, as the case may be. As a result, the price of the ADSs or the convertible notes, as the case may be, may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters or their respective affiliates may, for their own accounts, enter into asset swaps, credit derivatives or other derivative transactions relating to the ADSs, convertible notes and/or common shares in secondary market transactions. If such transactions are entered into, the underwriters may hold long or short positions in the ADSs, convertible notes, common shares and/or derivatives. No disclosure will be made of any such positions. The underwriters or their respective affiliates may purchase the ADSs and/or convertible notes and be allocated the ADSs and/or convertible notes for asset management and/or proprietary purposes and not with a view to distribution. Such purchases in aggregate are expected to account for less than 10% of the overall offering size of the concurrent ADS offering and convertible note offering.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Purchasers of the ADSs or the convertible notes offered in this offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this prospectus.

This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ADSs or the convertible notes, including sales of ADSs or convertible notes initially sold by the underwriters in this offering being made outside of the United States, to persons located in the United States.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking activities and other commercial dealings in the ordinarily course of business with us. They have received customary fees and commissions for these transactions.

Goldman Sachs International is acting as the global coordinator and sole bookrunner for the offerings.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company limited by shares and incorporated under the ROC Company Law. Substantially all of our directors and executive officers, our supervisors and some of the experts named in this prospectus are residents of the ROC and a substantial portion of our assets and such persons are located in the ROC. As a result, it may not be possible for investors to effect service of process upon us or such persons within the United States, or to enforce against them judgments obtained in the United States courts, including those predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by Lee and Li, our ROC counsel, that in their opinion any final judgment obtained against us in any court other than the courts of the ROC in connection with any legal suit or proceeding arising out of or relating to the ADSs will be enforced by the courts of the ROC without further review of the merits only if the court of the ROC in which enforcement is sought is satisfied that:

•	the court rendering the judgment has jurisdiction over the subject matter according to the laws of the ROC;

•	the judgment is not contrary to the public order or good morals of the ROC;

•	if the judgment was rendered by default by the court rendering the judgment, we were served within the jurisdiction of the court or process was served on us with judicial assistance of the ROC; and

•	judgments of the courts of the ROC are recognized and enforceable in the court rendering the judgment on a reciprocal basis.

A party seeking to enforce a foreign judgment in the ROC would be required to obtain foreign exchange approval from the Central Bank of China for the payment out of the ROC of any amounts recovered in connection with the judgment denominated in a currency other than NT dollars.

VALIDITY OF SECURITIES

The validity of the ADSs and the convertible notes will be passed upon for ASE Inc. and the selling shareholder by Davis Polk & Wardwell. The underwriters are being represented by Sullivan & Cromwell LLP regarding matters of United States Federal securities and New York State law. The validity of the common shares will be passed upon for ASE Inc. and the selling shareholder by Lee and Li. The underwriters are being represented by Tsar & Tsai regarding matters of ROC law.

EXPERTS

The consolidated financial statements as of December 31, 2001 and 2002, and as of June 30, 2003, and for each of the three years in the period ended December 31, 2002, and the six months period ended June 30, 2003, included in and incorporated by reference in this prospectus, have been audited by TN Soong & Co., independent public accountants, an associate member firm of Deloitte Touche Tohmatsu, as stated in their reports, which are included and incorporated by reference in this prospectus, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. TN Soong & Co. and Deloitte & Touche (Taiwan) combined to establish Deloitte & Touche effective June 1, 2003.

The offices of Deloitte & Touche are located at 7/F, 168 Chung Cheng 4th Road, Kaohsiung, Taiwan, ROC.

AVAILABLE INFORMATION

We have filed a registration statement on Form F-3 relating to the securities offered by the prospectus with the SEC. This prospectus is a part of that registration statement which includes additional information. You should refer to the registration statement and its exhibits and schedules if you would like to find out more about us and about the ADSs, the common share represented by the ADSs or the convertible notes.

We file annual reports on Form 20-F and periodic reports on Form 6-K with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC . Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We are required to file annual reports on Form 20-F and submit reports on Form 6-K and other information with the SEC through the EDGAR system.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2002, to the extent the information in that report has not been updated or superseded by this prospectus;

•	any annual report on Form 20-F filed by us with the SEC subsequent to the date hereof and prior to the termination of this offering; and

•	any report on Form 6-K submitted by us to the SEC subsequent to the date hereof prior to the termination of this offering and identified by us as being incorporated by reference into this prospectus.

We will furnish to each person, including any beneficial owner, to whom a prospectus for this offering is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request this information, at no cost, by writing or telephoning us at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, ROC, Attention: Tiffany Chang, telephone number: (8867) 361-7131.

We furnish to Citibank, N.A., as depositary of the ADSs, our annual reports. We also furnish the depositary with quarterly reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

Advanced Semiconductor Engineering, Inc.

We have audited the accompanying consolidated balance sheets of Advanced Semiconductor Engineering, Inc., a corporation incorporated under the laws of the Republic of China, and its consolidated subsidiaries (the “Company”) as of December 31, 2001 and 2002 and as of June 30, 2003 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2002 and for the six months ended June 30, 2003, which are required to be prepared in accordance with accounting principles generally accepted in the Republic of China and expressed in New Taiwan dollars. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Regulations for Audit of Financial Statements by Certified Public Accountants and auditing standards generally accepted in the Republic of China and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002 and as of June 30, 2003, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002 and for the six months ended June 30, 2003, in conformity with accounting principles generally accepted in the Republic of China.

As disclosed in Note 3 to the consolidated financial statements, on January 1, 2002, the Company adopted Republic of China Statement of Financial Accounting Standards No. 30, “Accounting for Treasury Stock.”

Accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the three years in the three year period ended December 31, 2002 and for the six months ended June 30, 2003, and the determination of shareholders’ equity and financial position at December 31, 2001 and 2002 and at June 30, 2003, to the extent summarized in Note 27.

As discussed in Note 27 to the consolidated financial statements, the Company changed its method in accounting for goodwill and other intangible assets to conform to U.S. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002.

Our audits also comprehended the translation of New Taiwan Dollar amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such U.S. dollar amounts are presented solely for the convenience of the readers.

The consolidated financial statements of the Company as of and for the six months ended June 30, 2002, which are presented solely for comparative purposes and were not audited by independent auditors.

Deloitte & Touche

(TN Soong & Co and Deloitte & Touche (Taiwan)

Established Deloitte & Touche Effective June 1, 2003)

Kaohsiung, Taiwan

The Republic of China

July 29, 2003 (October 28, 2003 as to the Note 26)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, Except Par Value)

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
ASSETS				(unaudited)
CURRENT ASSETS
Cash and cash equivalents (Notes 2 and 20)	11,770,729	10,381,924	299,969	7,608,358	11,553,454	333,818
Short-term investments (Notes 2, 4 and 20)	4,601,172	2,038,020	58,885	3,985,989	3,063,082	88,503
Notes receivable	105,185	112,667	3,255	86,425	41,247	1,192
Accounts receivable (Note 5)	7,020,964	8,885,879	256,743	7,598,944	8,985,614	259,625
Inventories (Notes 2 and 6)	2,768,436	3,131,652	90,484	2,923,564	3,551,617	102,618
Deferred income tax assets (Notes 2 and 18)	873,008	1,084,441	31,333	739,879	457,355	13,215
Pledged time deposit (Note 20)	140,949	428,743	12,388	1,558,788	168,156	4,859
Restricted bank deposit (Note 14)	—	—	—	—	5,192,349	150,025
Sinking fund (Note 13)	1,568,057	—	—	2,349,583	—	—
Prepayments and other	801,161	968,433	27,981	1,135,051	1,411,370	40,778

Total current assets	29,649,661	27,031,759	781,038	27,986,581	34,424,244	994,633

LONG-TERM INVESTMENTS
Shares of stock (Notes 2, 7, 10 and 20)	9,530,398	6,566,734	189,735	6,746,082	6,473,806	187,050

PROPERTIES (Notes 2, 8,14, 20 and 21)
Cost
Land	3,877,876	3,870,967	111,845	3,840,980	3,811,705	110,133
Buildings and improvements	14,640,855	16,656,394	481,260	15,762,242	17,450,226	504,196
Machinery and equipment	66,986,146	72,203,572	2,086,206	67,386,114	77,448,662	2,237,754
Transportation equipment	107,927	104,225	3,011	105,000	104,738	3,026
Furniture and fixtures	1,387,583	1,579,785	45,645	1,421,605	1,698,642	49,079
Leased assets and leasehold improvements	584,163	855,487	24,718	587,170	1,030,151	29,765
Long-term land leasehold rights	62,600	62,206	1,797	60,023	61,920	1,789

Total cost	87,647,150	95,332,636	2,754,482	89,163,134	101,606,044	2,935,742
Accumulated depreciation	(31,751,538)	(39,709,319)	(1,147,336)	(35,400,660)	(44,492,137)	(1,285,528)

	55,895,612	55,623,317	1,607,146	53,762,474	57,113,907	1,650,214
Construction in progress	1,728,587	1,683,387	48,639	1,201,731	2,280,376	65,888
Machinery in transit and prepayments	2,930,886	5,782,166	167,066	5,022,601	5,425,765	156,769

Net properties	60,555,085	63,088,870	1,822,851	59,986,806	64,820,048	1,872,871

OTHER ASSETS (Notes 2, 9 and 20)	1,342,269	2,640,187	76,284	1,973,066	4,212,552	121,715

CONSOLIDATED DEBITS (Notes 2 and 10)	5,248,919	5,541,808	160,122	5,758,954	5,099,567	147,343

TOTAL ASSETS	106,326,332	104,869,358	3,030,030	102,451,489	115,030,217	3,323,612

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets—(Continued)

(In Thousands, Except Par Value)

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings (Notes 11 and 20)	3,456,149	3,903,994	112,800	4,318,543	2,890,768	83,524
Commercial papers and bank acceptances payable (Note 12)	3,444,314	2,384,577	68,898	1,948,639	1,494,686	43,187
Notes and accounts payable	2,968,779	4,047,171	116,936	3,826,123	4,212,175	121,704
Payable for properties	1,928,469	4,494,828	129,870	3,219,460	4,793,626	138,504
Income tax payable	244,618	172,453	4,983	88,168	198,368	5,732
Current portion of long-term bonds payable (Notes 2 and 13)	3,090,345	—	—	3,057,569	5,377,923	155,386
Current portion of long-term debts (Notes 14, 20 and 21)	3,175,883	6,202,423	179,209	6,610,383	7,052,255	203,764
Current portion of long-term payable for investments (Note 25)	816,433	962,758	27,817	246,033	958,311	27,689
Accrued expenses	1,631,642	1,839,423	53,147	1,522,019	2,054,686	59,366
Other	512,295	382,349	11,049	231,570	418,316	12,086

Total current liabilities	21,268,927	24,389,976	704,709	25,068,507	29,451,114	850,942

LONG-TERM BONDS PAYABLE (Notes 2 and 13)	4,778,291	5,179,793	149,662	4,790,406	—	—

LONG-TERM DEBTS (Notes 14 ,20 and 21)	23,101,135	23,009,563	664,824	19,003,804	30,444,483	879,644

LONG-TERM PAYABLE FOR INVESTMENTS (Note 25)	2,794,861	2,364,360	68,314	3,216,640	2,353,497	68,001

ACCRUED PENSION COST (Notes 2 and 15)	294,438	416,671	12,039	495,456	484,187	13,990

Total liabilities	52,237,652	55,360,363	1,599,548	52,574,813	62,733,281	1,812,577

COMMITMENTS AND CONTINGENCIES (Note 21)

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	12,142,259	10,078,329	291,197	11,134,698	9,685,510	279,847

SHAREHOLDERS’ EQUITY (Note 16)
Capital stock—NT$10 par value
Authorized—4,150,000,000 shares in 2001 4,550,000,000 shares in 2002 and 5,150,000,000 shares in 2003
Issued—3,254,800,000 shares	32,548,000	32,548,000	940,422	32,548,000	32,548,000	940,422

Capital surplus
Capital in excess of par value	3,171,933	3,171,933	91,648	3,171,933	3,171,933	91,648
Net gain on disposal of properties	23,109	—	—	—	—	—
Treasury stock transaction	—	—	—	—	220,735	6,377
Long-term investment	3,656,472	3,753,594	108,454	3,754,327	3,781,195	109,252

Total capital surplus	6,851,514	6,925,527	200,102	6,926,260	7,173,863	207,277

Retained earnings	1,015,654	1,173,564	33,908	887,886	1,175,652	33,969

Unrealized loss on long-term investments in shares of stock	(442,246)	(423,620)	(12,240)	(423,620)	(68,833)	(1,989)

Cumulative translation adjustments	1,973,399	1,847,021	53,367	1,443,278	1,792,781	51,799

Treasury stock (Note 3)	—	(2,639,826)	(76,274)	(2,639,826)	(10,037)	(290)

Total shareholders’ equity	41,946,321	39,430,666	1,139,285	38,741,978	42,611,426	1,231,188

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	106,326,332	104,869,358	3,030,030	102,451,489	115,030,217	3,323,612

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In Thousands, Except Share Data)

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
NET REVENUES (Note 24)
Packaging	38,028,799	28,898,185	35,515,397	1,026,160	16,252,011	19,008,123	549,209
Testing	12,768,361	9,459,275	10,060,635	290,686	4,617,874	5,287,043	152,760
Other	96,217	10,366	10,806	312	2,279	62,019	1,792

Total revenues	50,893,377	38,367,826	45,586,838	1,317,158	20,872,164	24,357,185	703,761

COST OF REVENUES
Packaging	28,011,934	24,272,336	29,260,015	845,421	13,462,622	16,410,752	474,162
Testing	7,473,964	8,676,475	9,219,424	266,380	4,519,635	4,400,151	127,135
Other	81,380	8,203	12,831	371	2,158	64,950	1,877

Total cost of revenues	35,567,278	32,957,014	38,492,270	1,112,172	17,984,415	20,875,853	603,174

GROSS PROFIT	15,326,099	5,410,812	7,094,568	204,986	2,887,749	3,481,332	100,587

OPERATING EXPENSES
Selling	1,020,451	877,858	909,439	26,276	427,311	530,482	15,327
General and administrative (Notes 8 and 10)	3,166,006	3,490,507	4,821,385	139,306	1,742,584	1,899,938	54,896
Research and development	1,262,516	1,504,536	2,048,973	59,202	915,395	1,093,167	31,585

Total operating expenses	5,448,973	5,872,901	7,779,797	224,784	3,085,290	3,523,587	101,808

INCOME (LOSS) FROM OPERATIONS	9,877,126	(462,089)	(685,229)	(19,798)	(197,541)	(42,255)	(1,221)

NON-OPERATING INCOME
Interest (Notes 2 and 22)	554,180	503,603	392,593	11,343	254,073	567,316	16,392
Gain on sales of investments	91,666	50,666	—	—	—	—	—
Investment income under equity method (Notes 2 and 7)	69,915	—	—	—	55,721	5,927	171
Foreign exchange gain—net (Notes 2 and 22)	302,745	247,498	—	—	—	—	—
Other	198,518	466,787	582,840	16,840	463,795	186,844	5,398

Total non-operating income	1,217,024	1,268,554	975,433	28,183	773,589	760,087	21,961

NON-OPERATING EXPENSES
Interest (Notes 2, 9 and 23)	2,092,238	2,242,879	1,971,227	56,956	1,029,501	803,019	23,202
Investment loss under equity method (Notes 2 and 7)	237,152	1,246,836	410,348	11,856	213,935	164,519	4,753
Foreign exchange loss—net (Notes 2 and 22)	—	—	397,874	11,496	264,740	39,589	1,144
Realized loss on long-term investments	—	—	—	—	—	354,787	10,251
Other	361,200	302,249	220,460	6,370	63,464	205,297	5,932

Total non-operating expenses	2,690,590	3,791,964	2,999,909	86,678	1,571,640	1,567,211	45,282

INCOME (LOSS) BEFORE INCOME TAX AND MINORITY INTEREST AND EXTRAORDINARY LOSS	8,403,560	(2,985,499)	(2,709,705)	(78,293)	(995,592)	(849,379)	(24,542)
INCOME TAX EXPENSE (BENEFIT) (Notes 2 and 18)	1,065,768	(199,160)	(1,140,324)	(32,948)	(312,938)	(511,747)	(14,786)

INCOME (LOSS) BEFORE MINORITY INTEREST AND EXTRAORDINARY LOSS	7,337,792	(2,786,339)	(1,569,381)	(45,345)	(682,654)	(337,632)	(9,756)
EXTRAORDINARY LOSS (NET OF TAX BENEFIT NT$48,188 IN 2001 AND NT$11,538 (US$333) IN 2002) (Note 13)	—	(144,565)	(34,613)	(1,000)	—	—	—
MINORITY INTEREST IN NET (INCOME) LOSS OF SUBSIDIARIES	(1,500,643)	788,685	1,733,029	50,073	526,011	350,000	10,113

NET INCOME (LOSS)	5,837,149	(2,142,219)	129,035	3,728	(156,643)	12,368	357

(Continued)

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Income—(Continued)

(In Thousands, Except Share Data)

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
EARNINGS (LOSS) PER SHARE (Notes 2 and 19)

Based on weighted average number of outstanding shares of 2,677,602,508 in 2000, 3,254,800,000 in 2001 and 3,090,678,225 in 2002, and 3,090,678,225 and 3,116,581,301 for the six months ended June 30, 2002 and 2003

Basic
Before income tax
Income (loss) before extraordinary loss	2.59	(0.71)	(0.26)	(0.01)	(0.12)	(0.11)	(0.00)
Extraordinary loss	—	(0.06)	(0.01)	(0.00)	—	—	—

Net income (loss)	2.59	(0.77)	(0.27)	(0.01)	(0.12)	(0.11)	(0.00)

After income tax
Income (loss) before extraordinary loss	2.18	(0.61)	0.05	0.00	(0.05)	0.00	0.00
Extraordinary loss	—	(0.05)	(0.01)	(0.00)	—	—	—

Net income (loss)	2.18	(0.66)	0.04	0.00	(0.05)	0.00	0.00

Diluted
Before income tax
Income (loss) before extraordinary loss	2.54	(0.71)	(0.26)	(0.01)	(0.12)	(0.11)	(0.00)
Extraordinary loss	—	(0.06)	(0.01)	(0.00)	—	—	—

Net income	2.54	(0.77)	(0.27)	(0.01)	(0.12)	(0.11)	(0.00)

After income tax
Income (loss) before extraordinary loss	2.13	(0.61)	0.05	0.00	(0.05)	0.00	0.00
Extraordinary loss	—	(0.05)	(0.01)	(0.00)	—	—	—

Net income (loss)	2.13	(0.66)	0.04	0.00	(0.05)	0.00	0.00

Based on weighted average number of outstanding shares after giving retroactive adjustment to 2001 stock dividends
Basic
Before income tax	2.21
After income tax	1.84
Diluted
Before income tax	2.17
After income tax	1.80

EARNINGS (LOSS) PER EQUIVALENT ADS (Notes 2 and 19)

Based on weighted average number of outstanding shares of 535,520,502 in 2000, 650,960,000 in 2001 and 618,135,645 in 2002, and 618,135,645 and 623,316,260 for the six months ended June 30, 2002 and 2003

Basic
Before income tax
Income (loss) before extraordinary loss	12.95	(3.54)	(1.29)	(0.04)	(0.60)	(0.57)	(0.02)
Extraordinary loss	—	(0.30)	(0.07)	—	—	—	—

Net income (loss)	12.95	(3.84)	(1.36)	(0.04)	(0.60)	(0.57)	(0.02)

After income tax
Income (loss) before extraordinary loss	10.90	(3.07)	0.26	0.01	(0.25)	0.02	0.00
Extraordinary loss	—	(0.22)	(0.05)	—	—	—	—

Net income (loss)	10.90	(3.29)	0.21	0.01	(0.25)	0.02	0.00

(Continued)

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Income—(Continued)

(In Thousands, Except Share Data)

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Diluted
Before income tax
Income (loss) before extraordinary loss	12.70	(3.54)	(1.29)	(0.04)	(0.60)	(0.57)	(0.02)
Extraordinary loss	—	(0.30)	(0.07)	—	—	—	—

Net income (loss)	12.70	(3.84)	(1.36)	(0.04)	(0.60)	(0.57)	(0.02)

After income tax
Income (loss) before extraordinary loss	10.65	(3.07)	0.26	0.01	(0.25)	0.02	0.00
Extraordinary loss	—	(0.22)	(0.05)	—	—	—	—

Net income (loss)	10.65	(3.29)	0.21	0.01	(0.25)	0.02	0.00

Based on weighted average number of outstanding shares after giving retroactive adjustment to 2001 stock dividends
Basic
Before income tax	11.05
After income tax	9.22
Diluted
Before income tax	10.85
After income tax	9.01

(Concluded)

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

(In Thousands, Except Share Data)

	Capital Stock			Capital Surplus	Retained Earnings			Unrealized Loss on Long-term Investment in Shares of Stock	Cumulative Translation Adjustments (Note 2)	Treasury Stock (Note 3)	Total Shareholders’ Equity
	Authorized Shares	Issued and outstanding			Legal reserve	Unappropriated earnings (accumulated losses)	Total

		Shares	Amount
			NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
BALANCE, JANUARY 1, 2000	2,400,000,000	1,980,000,000	19,800,000	683,674	1,549,784	7,693,562	9,243,346	—	330,016	—	30,057,036
Convertible bonds converted into common shares	—	355,086	3,551	32,102	—	—	—	—	—	—	35,653
Increase in authorized capital, July 11, 2000	800,000,000	—	—	—	—	—	—	—	—	—	—
Appropriations of 1999 earnings (Note 16)
Legal reserve	—	—	—	—	779,393	(779,393)	—	—	—	—	—
Compensation to directors and supervisors	—	—	—	—	—	(139,200)	(139,200)	—	—	—	(139,200)
Bonus to employees— cash	—	—	—	—	—	(12,669)	(12,669)	—	—	—	(12,669)
Bonus to employees— stock	—	47,833,062	478,331	—	—	(478,331)	(478,331)	—	—	—	—
Stock dividends—31.5%	—	623,811,852	6,238,118	—	—	(6,238,118)	(6,238,118)	—	—	—	—
Capital increase in cash through the issuance of American Depositary Receipts—September 29	—	100,000,000	1,000,000	3,137,910	—	—	—	—	—	—	4,137,910
Transfer of subsidiary’s net gain on disposal of properties	—	—	—	9,470	—	(9,470)	(9,470)	—	—	—	—
Adjustment of equity in subsidiary due to change in percentage of ownership	—	—	—	3,405,909	—	—	—	—	—	—	3,405,909
Unrealized loss on long-term investment in shares of stock	—	—	—	—	—	—	—	(546,829)	—	—	(546,829)
Consolidated net income in 2000	—	—	—	—	—	5,837,149	5,837,149	—	—	—	5,837,149
Transfer of net gain on disposal of properties	—	—	—	1,760	—	(1,760)	(1,760)	—	—	—	—
Cumulative translation adjustments (Note 2)	—	—	—	—	—	—	—	—	894,255	—	894,255

BALANCE, DECEMBER 31, 2000	3,200,000,000	2,752,000,000	27,520,000	7,270,825	2,329,177	5,871,770	8,200,947	(546,829)	1,224,271	—	43,669,214
Increase in authorized capital, April 6, 2001	950,000,000	—	—	—	—	—	—	—	—	—	—
Appropriations of 2000 earnings (Note 16)
Legal reserve	—	—	—	—	583,539	(583,539)	—	—	—	—	—
Compensation to directors and supervisors	—	—	—	—	—	(103,200)	(103,200)	—	—	—	(103,200)
Bonus to employees—cash	—	—	—	—	—	(10,400)	(10,400)	—	—	—	(10,400)
Bonus to employees—stock	—	34,960,000	349,600	—	—	(349,600)	(349,600)	—	—	—	—
Stock dividends—17%	—	467,840,000	4,678,400	—	—	(4,678,400)	(4,678,400)	—	—	—	—
Adjustment of equity in subsidiary due to change in percentage of ownership	—	—	—	(419,311)	—	98,526	98,526	—	—	—	(320,785)
Reversal of unrealized loss on long-term investment in shares of stock	—	—	—	—	—	—	—	104,583	—	—	104,583
Consolidated net loss in 2001	—	—	—	—	—	(2,142,219)	(2,142,219)	—	—	—	(2,142,219)
Cumulative translation adjustments (Note 2)	—	—	—	—	—	—	—	—	749,128	—	749,128

BALANCE, DECEMBER 31, 2001	4,150,000,000	3,254,800,000	32,548,000	6,851,514	2,912,716	(1,897,062)	1,015,654	(442,246)	1,973,399	—	41,946,321
Increase in authorized capital, June 21, 2002	400,000,000	—	—	—	—	—	—	—	—	—	—
Transfer of ASE Inc. shares held by subsidiaries as treasury stock	—	—	—	—	—	—	—	—	—	(2,639,826)	(2,639,826)
Reversal of prior years’ gain on disposal of properties	—	—	—	(23,109)	2,310	20,799	23,109	—	—	—	—
Legal reserve offsets against deficit	—	—	—	—	(1,876,264)	1,876,264	—	—	—	—	—
Reversal of unrealized loss on long-term investment in share of stock	—	—	—	—	—	—	—	18,626	—	—	18,626

(Continued)

The accompanying notes are an integral part of the financial statements

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity—(Continued)

(In Thousands, Except Share Data)

	Capital Stock			Capital Surplus	Retained Earnings			Unrealized Loss on Long-term Investment in Shares of Stock	Cumulative Translation Adjustments (Note 2)	Treasury Stock (Note 3)	Total Shareholders’ Equity
	Authorized Shares	Issued and outstanding			Legal reserve	Unappropriated earnings (accumulated losses)	Total

		Shares	Amount
			NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Adjustment of equity in subsidiary due to change in percentage of ownership	—	—	—	104,474	—	(1,586)	(1,586)	—	—	—	102,888
Adjustment of equity in subsidiary due to reversal of prior years’ gain on disposal of properties	—	—	—	(7,352)	—	7,352	7,352	—	—	—	—
Consolidated net income in 2002	—	—	—	—	—	129,035	129,035	—	—	—	129,035
Cumulative translation adjustments (Note 2)	—	—	—	—	—	—	—	—	(126,378)	—	(126,378)

BALANCE, DECEMBER 31, 2002	4,550,000,000	3,254,800,000	32,548,000	6,925,527	1,038,762	134,802	1,173,564	(423,620)	1,847,021	(2,639,826)	39,430,666

			US$	US$	US$	US$	US$	US$	US$	US$	US$
BALANCE, JANUARY 1, 2002	4,150,000,000	3,254,800,000	940,422	197,963	84,158	(54,812)	29,346	(12,778)	57,018	—	1,211,971
Increase in authorized capital, June 21, 2002	400,000,000	—	—	—	—	—	—	—	—	—	—
Transfer of ASE Inc. shares held by subsidiaries as treasury stock	—	—	—	—	—	—	—	—	—	(76,274)	(76,274)
Reversal of prior years’ gain on disposal of properties	—	—	—	(668)	67	601	668	—	—	—	—
Legal reserve offsets against deficit	—	—	—	—	(54,212)	54,212	—	—	—	—	—
Reversal of unrealized loss on long-term investment in share of stock	—	—	—	—	—	—	—	538	—	—	538
Adjustment of equity in subsidiary due to change in percentage of ownership	—	—	—	3,019	—	(46)	(46)	—	—	—	2,973
Adjustment of equity in subsidiary due to reversal of prior years’ gain on disposal of properties	—	—	—	(212)	—	212	212	—	—	—	—
Consolidated net income in 2002	—	—	—	—	—	3,728	3,728	—	—	—	3,728
Cumulative translation adjustments (Note 2)	—	—	—	—	—	—	—	—	(3,651)	—	(3,651)

BALANCE, DECEMBER 31, 2002	4,550,000,000	3,254,800,000	940,422	200,102	30,013	3,895	33,908	(12,240)	53,367	(76,274)	1,139,285

(Continued)

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity—(Continued)

(In Thousands, Except Share Data)

	Capital Stock			Capital Surplus	Retained Earnings			Unrealized Loss on Long-term Investment in Shares of Stock	Cumulative Translation Adjustments (Note 2)	Treasury Stock (Note 3)	Total Shareholders’ Equity
	Authorized Shares	Issued and outstanding			Legal reserve	Unappropriated earnings (accumulated losses)	Total

		Shares	Amount
			NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
(unaudited)
BALANCE, JANUARY 1, 2002	4,150,000,000	3,254,800,000	32,548,000	6,851,514	2,912,716	(1,897,062)	1,015,654	(442,246)	1,973,399	—	41,946,321
Increase in authorized capital, June 21, 2002	400,000,000	—	—	—	—	—	—	—	—	—	—
Transfer of ASE Inc. shares held by subsidiaries as treasury stock	—	—	—	—	—	—	—	—	—	(2,639,826)	(2,639,826)
Reversal of prior years’ gain on disposal of properties	—	—	—	(23,109)	2,310	20,799	23,109	—	—	—	—
Legal reserve offset against deficit	—	—	—	—	(1,876,264)	1,876,264	—	—	—	—	—
Reversal of unrealized loss on long-term investment in shares of stock	—	—	—	—	—	—	—	18,626	—	—	18,626
Adjustment of equity in subsidiary due to change in percentage of ownership	—	—	—	105,207	—	(1,586)	(1,586)	—	—	—	103,621
Adjustment of equity in subsidiary due to reversal of prior years’ gain on disposal of properties	—	—	—	(7,352)	—	7,352	7,352	—	—	—	—
Consolidated net loss for the six months ended June 30, 2002	—	—	—	—	—	(156,643)	(156,643)	—	—	—	(156,643)
Cumulative translation adjustments	—	—	—	—	—	—	—	—	(530,121)	—	(530,121)

BALANCE, JUNE 30, 2002	4,550,000,000	3,254,800,000	32,548,000	6,926,260	1,038,762	(150,876)	887,886	(423,620)	1,443,278	(2,639,826)	38,741,978

BALANCE, JANUARY 1, 2003	4,550,000,000	3,254,800,000	32,548,000	6,925,527	1,038,762	134,802	1,173,564	(423,620)	1,847,021	(2,639,826)	39,430,666
Increase in authorized capital, June 19, 2002	600,000,000	—	—	—	—	—	—	—	—	—	—
Appropriations of earnings for 2002 (Note 16)
Legal reserve	—	—	—	—	12,903	(12,903)	—	—	—	—	—
Compensation to directors and supervisors	—	—	—	—	—	(2,280)	(2,280)	—	—	—	(2,280)
Bonus to employees—cash	—	—	—	—	—	(8,000)	(8,000)	—	—	—	(8,000)
Adjustment of equity in subsidiary due to change in percentage of ownership	—	—	—	27,601	—	—	—	—	—	—	27,601
Sale of ASE Inc. shares held by subsidiaries	—	—	—	220,735	—	—	—	354,787	—	2,629,789	3,205,311
Consolidated net income for the six months ended June 30, 2003	—	—	—	—	—	12,368	12,368	—	—	—	12,368

(Continued)

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity—(Continued)

(In Thousands, Except Share Data)

	Capital Stock			Capital Surplus	Retained Earnings			Unrealized Loss on Long-term Investment in Shares of Stock	Cumulative Translation Adjustments (Note 2)	Treasury Stock (Note 3)	Total Shareholders’ Equity
	Authorized Shares	Issued and outstanding			Legal reserve	Unappropriated earnings (accumulated losses)	Total

		Shares	Amount
			NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Cumulative translation adjustments	—	—	—	—	—	—	—	—	(54,240)	—	(54,240)

BALANCE, JUNE 30, 2003	5,150,000,000	3,254,800,000	32,548,000	7,173,863	1,051,665	123,987	1,175,652	(68,833)	1,792,781	(10,037)	42,611,426

			US$	US$	US$	US$	US$	US$	US$	US$	US$
BALANCE, JANUARY 1, 2003	4,550,000,000	3,254,800,000	940,422	200,102	30,013	3,895	33,908	(12,240)	53,367	(76,274)	1,139,285
Increase in authorized capital, June 19, 2002	600,000,000	—	—	—	—	—	—	—	—	—	—
Appropriations of earnings for 2002 (Note 16)
Legal reserve	—	—	—	—	374	(374)	—	—	—	—	—
Compensation to directors and supervisors	—	—	—	—	—	(65)	(65)	—	—	—	(65)
Bonus to employees—cash	—	—	—	—	—	(231)	(231)	—	—	—	(231)
Adjustment of equity in subsidiary due to change in percentage of ownership	—	—	—	797	—	—	—	—	—	—	797
Sale of ASE Inc. shares held by subsidiaries	—	—	—	6,378	—	—	—	10,251	—	75,984	92,613
Consolidated net income for the six months ended June 30, 2003	—	—	—	—	—	357	357	—	—	—	357
Cumulative translation adjustments	—	—	—	—	—	—	—	—	(1,568)	—	(1,568)

BALANCE, JUNE 30, 2003	5,150,000,000	3,254,800,000	940,422	207,277	30,387	3,582	33,969	(1,989)	51,799	(290)	1,231,188

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	5,837,149	(2,142,219)	129,035	3,728	(156,643)	12,368	357
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Minority interest in net income (loss) of subsidiaries	1,500,643	(788,685)	(1,733,029)	(50,073)	(526,011)	(350,000)	(10,113)
Depreciation	8,127,561	10,633,197	11,841,331	342,136	5,830,648	6,070,461	175,396
Amortization	466,238	494,088	444,995	12,857	112,466	176,103	5,088
Exchange (gain) loss on:
Long-term foreign bonds payable	628,058	640,171	(69,321)	(2,003)	(335,399)	(24,276)	(701)
Long-term foreign investment payable	170,351	223,599	(34,926)	(1,009)	(148,621)	(15,310)	(442)
Accrued interest on convertible bonds	812,931	872,575	576,437	16,655	314,739	222,406	6,426
Provision for doubtful accounts and sales allowance	155,458	80,629	85,823	2,480	24,417	17,000	491
Gain on sale of investments	(91,666)	(50,666)	(101,314)	(2,927)	(58,747)	(26,784)	(774)
Loss on early redemption of foreign convertible bonds	—	144,565	46,151	1,334	—	—	—
Investment loss under equity method	167,237	1,246,836	410,348	11,856	158,214	158,592	4,582
Cash dividends received from long-term investment payable	—	33,196	—	—	—	—	—
Reversal of accrued interest from long-term investment payable	—	—	(145,238)	(4,196)	—	—	—
Impairment loss on fixed assets	—	—	1,225,555	35,410	—	—	—
Loss (gain) on disposal of properties	19,298	26,884	15,668	453	3,484	53,829	1,555
Provision for loss on long-term bonds investments	284,301	29,822	—	—	48,777	—	—
Loss from idle assets	—	111,109	78,120	2,257	—	58,803	1,699
Amortization of consolidated debits	559,807	692,919	815,573	23,565	407,140	413,135	11,937
Deferred income taxes	(226,898)	(401,745)	(1,130,358)	(32,660)	(261,236)	(368,073)	(10,634)
Realized loss on long-term investments	—	—	—	—	—	354,787	10,251
Other	(16,441)	(3,251)	—	—	—	—	—
Changes in operating assets and liabilities
Notes receivable	(18,599)	114,456	(7,482)	(216)	18,760	71,420	2,064
Accounts receivable	(1,933,977)	1,939,341	(1,950,738)	(56,363)	(602,397)	(116,735)	(3,372)
Inventories	(796,636)	477,891	(363,216)	(10,495)	(155,128)	(419,965)	(12,134)
Prepayments and other	(486,108)	199,912	(231,154)	(6,679)	(357,772)	(314,612)	(9,090)
Notes and accounts payable	707,556	(891,130)	1,078,392	31,158	855,872	165,004	4,767
Income tax payable	642,539	(856,346)	(72,165)	(2,085)	(156,450)	25,915	749
Accrued expenses and other	1,574,097	(821,272)	217,222	6,276	(388,879)	240,950	6,962
Accrued pension cost	59,236	46,013	122,233	3,532	201,018	67,516	1,950
Effect of exchange rate changes	(682,197)	(473,515)	65,858	1,903	390,470	112,535	3,251

Net cash provided by operating activities	17,459,938	11,578,374	11,313,800	326,894	5,218,722	6,585,069	190,265

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of properties	(30,063,640)	(11,565,689)	(12,657,920)	(365,730)	(2,798,702)	(8,021,976)	(231,782)
Decrease (increase) in short-term investments	(1,471,248)	(2,913,644)	2,664,466	76,985	673,930	(998,278)	(28,844)
Decrease (increase) in pledged time deposits	158,351	128,837	(287,794)	(8,315)	(1,417,839)	260,587	7,529
Payments for long-term stock investments	(2,026,047)	(216,444)	(49,716)	(1,436)	(40,870)	(74,192)	(2,143)
Increase in other assets	(787,246)	(214,772)	(831,279)	(24,018)	(1,854,434)	(571,242)	(16,505)
Proceeds from sales of:
Properties	697,126	685,776	77,142	2,228	42,929	100,451	2,902
Bonds	—	195,320	—	—	—	—	—
ASE Inc. shares	—	—	—	—	—	2,850,524	82,361
Others	100,666	51,639	—	—	—	—	—
Purchase of ASE Material Inc. shares	—	—	(10,000)	(289)	—	(10,000)	(288)
Purchase of ASE Test Ltd. shares	—	(1,202,185)	(317,004)	(9,159)	(317,004)	—	—
Purchase of ISE Labs, Inc. shares	—	—	(1,755,133)	(50,712)	(1,755,133)	—	—

Net cash used in investing activities	(33,392,038)	(15,051,162)	(13,167,238)	(380,446)	(7,467,123)	(6,464,126)	(186,770)

(Continued)

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

(In Thousands)

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayments of):
Capital increase through the issuance of American Depositary Shares	4,151,300	—	—	—	—	—	—
Long-term debts	1,013,796	9,746,636	1,161,489	33,559	(1,845,507)	4,009,817	115,857
Investment payable	(1,453,603)	(803,833)	(249,250)	(7,201)	—	—	—
Commercial papers and bank acceptances payable	2,578,212	(837,491)	(1,739,263)	(50,253)	(422,207)	(210,365)	(6,078)
Increase (decrease) in short-term borrowings	1,614,950	944,148	2,375,322	68,631	862,394	(2,610,166)	(75,417)
Decrease in payable for properties	—	(2,250,855)	—	—	—	—	—
Contribution to a sinking fund for convertible bonds	—	(1,568,057)	—	—	(781,526)	—	—
Early redemption of foreign convertible bonds	—	(6,066,042)	(1,674,053)	(48,369)	—	—	—
Increase (decrease) in minority interest	9,854,500	1,552,601	656,246	18,961	663,346	(26,164)	(756)
Compensation to directors and supervisors and bonus to employees	(151,869)	(113,600)	—	—	—	—	—

Net cash provided by (used in) financing activities	17,607,286	603,507	530,491	15,328	(1,523,500)	1,163,122	33,606

EFFECT OF EXCHANGE RATE CHANGES	682,197	473,515	(65,858)	(1,903)	(390,470)	(112,535)	(3,252)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,357,383	(2,395,766)	(1,388,805)	(40,127)	(4,162,371)	1,171,530	33,849
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,809,112	14,166,495	11,770,729	340,096	11,770,729	10,381,924	299,969

CASH AND CASH EQUIVALENTS, END OF PERIOD	14,166,495	11,770,729	10,381,924	299,969	7,608,358	11,553,454	333,818

SUPPLEMENTAL INFORMATION
Interest paid (excluding capitalized interest)	1,217,052	1,557,887	1,248,726	36,080	969,370	560,722	16,201
Income tax paid	497,882	1,024,286	88,884	2,568	88,003	94,642	2,735

Cash paid for acquisition of properties
Acquisition of properties	31,463,451	11,565,689	15,749,807	455,065	4,198,902	8,320,774	240,415
Increase in payable	(1,399,811)	—	(2,566,359)	(74,151)	(1,400,200)	(298,798)	(8,633)
Increase in obligation under capital losses	—	—	(525,528)	(15,184)	—	—	—

	30,063,640	11,565,689	12,657,920	365,730	2,798,702	8,021,976	231,782

Cash received from capital increase through the issuance of American Depositary Shares
Net proceeds	4,137,910	—	—	—	—	—	—
Increase in payable	13,390	—	—	—	—	—	—

Net cash inflow	4,151,300	—	—	—	—	—	—

Cash paid for redemption of foreign convertible bonds
Redemption price for foreign convertible bonds	—	6,066,042	3,242,110	93,675	—	—	—
Cash paid from sinking fund	—	—	(1,568,057)	(45,306)	—	—	—

	—	6,066,042	1,674,053	48,369	—	—	—

Non-cash flow investing and financing activities
Reclassification of ASE Inc.’s shares which are held by consolidated subsidiaries from long-term investment to treasury stock	—	—	2,639,826	76,274	2,639,826	—	—

(Concluded)

The accompanying notes are an integral part of the financial statements.

(With Deloitte & Touche report dated July 29, 2003)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts In Thousands, Except Share Data and Unless Otherwise Stated)

1.    HISTORY AND ORGANIZATION

Overview

Advanced Semiconductor Engineering, Inc. (the “Company”), a corporation incorporated under the laws of the Republic of China (the “ROC”), is an independent provider of semiconductor packaging and testing services. The Company’s common shares are traded on the Taiwan Stock Exchange under the symbol “2311”. Since September 2000, the Company’s common shares in the form of American depositary shares (“ADS”) have been traded on the New York Stock Exchange under the symbol “ASX”. The Company and its consolidated subsidiaries and affiliates are together referred to as the “ASE Group”.

Set forth is a brief overview of the Company’s organization structure and its equity stakes in its consolidated subsidiaries.

The Company has six wholly-owned subsidiaries:

a.	ASE Holding Limited (incorporated in Bermuda in April 1990), which holds shares in ASE Group companies;

b.	ASE Marketing Services Ltd. (incorporated in Hong Kong in February 1991), which engages in trading;

c.	ASE Investment Inc. (“ASE Investment”) (incorporated in the ROC in March 1996), which holds shares in ASE Group companies;

d.	J&R Holding Limited (incorporated in Bermuda in May 1996), which holds shares in ASE Group companies;

e.	ASE Capital Inc. (“ASE Capital”) (incorporated in the ROC in November 1997), which holds shares in ASE Group companies; and

f.	ASE Southwest, Inc. (incorporated in the United States in August 1999), which engages in trading.

As of June 30, 2003, the Company also held:

a.	98.8% equity stake in ASE Technologies, Inc. (incorporated in the ROC in June 1991), which is engaged in the research and development, manufacture and sales of computers and related accessories;

b.	90.0% equity stake in ASE Network Inc. (incorporated in the ROC in January 2000), which is engaged in investing in Taiwan Fixed Network Co., Ltd.;

c.	72.4% equity stake in ASE (Chung Li) Inc. (“ASE Chung Li”) (incorporated in the ROC in April 1999), which is engaged in the packaging and testing of semiconductors. In addition, ASE Test Limited has a 27.6% equity stake in ASE Chung Li; and

d.	56.9% equity stake in ASE Material Inc. (“ASE Material”) (incorporated in the ROC in December 1997), which is engaged in the design and production of leadframes and substrates used in the packaging of semiconductors. In addition, ASE Test, Inc. has a 4.0% equity stake in ASE Material.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

ASE Holding Limited has the following wholly-owned or majority-owned subsidiaries:

a.	ASEP Realty Corporation (incorporated in the Philippines in December 1995), which holds real estate of ASE Holding Electronics (Philippines);

b.	ASE Holding Electronics (Philippines) (incorporated in the Philippines in December 1995), which manufactures electronic products, components and semiconductors; and

c.	70.0% equity stake in ASE Investment (Labuan) Inc. (incorporated in Malaysia in June 1999), which holds shares of ASE Korea Inc. In addition, ASE Test Limited has a 30.0% equity stake in ASE Investment (Labuan) Inc.

A portion of the share capital of the Company’s subsidiaries incorporated in Philippines is held by certain Filipino individuals due to local requirements.

J&R Holding Limited has two subsidiaries:

a.	100.0% equity stake of J&R Industrial Inc. (incorporated in the ROC in April 1999), which is mainly engaged in the leasing of substrate, packaging and testing equipment; and

b.	39.3% equity stake of ASE Test Limited (“ASE Test”) (incorporated in Singapore in May 1996), which holds shares in ASE Group companies.

In addition, as of June 30, 2003, ASE Holding Limited held an 11.2% equity stake in ASE Test. The shares of ASE Test have been listed on the NASDAQ National Market in the United States since June 1996.

ASE Test has four wholly-owned subsidiaries:

a.	ASE Test, Inc. (incorporated in ROC in December 1987), which is engaged in the testing of semiconductors;

b.	ASE Holding (Singapore) Pte. Ltd. (incorporated in Singapore in December 1994), which holds shares in ASE Group companies;

c.	ASE Test Holdings, Limited (“ASE Test Holdings”) (incorporated in Cayman Islands in April 1999), which mainly holds shares in ASE Group companies; and

d.	ASE Test Finance Limited (“ASE Test Finance”) (incorporated in Mauritius in June 1999), which is engaged in financing activities.

ASE Test, Inc. has a wholly-owned subsidiary, ASE Test (USA) Inc. (incorporated in the United States in October 1995), which provides after-sales services relating to tested semiconductors.

ASE Holding (Singapore) Pte. Ltd. has a wholly-owned subsidiary, ASE Electronics (M) Sdn., Bhd. (“ASE Test Malaysia”) (incorporated in Malaysia in February 1991), which is engaged in the packaging and testing of semiconductors.

ASE Test Holdings has a wholly-owned subsidiary, ISE Labs, Inc. (“ISE Labs”) (incorporated in California, U.S.A. in November 1983), which is engaged in the front-end engineering testing and final testing of semiconductors.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

ASE Chung Li has a wholly-owned subsidiary, Omniquest Industrial Limited (“Omniquest”) (incorporated in the British Virgin Islands in June 2001), which holds shares in ASE (Shanghai) Inc.

Omniquest has a wholly-owned subsidiary, ASE (Shanghai) Inc. (incorporated in the People’s Republic of China in 2002), which is currently in the pre-operating phase.

ASE Investment (Labuan) Inc. has a wholly-owned subsidiary, ASE Korea Inc. (“ASE Korea”) (incorporated in the Republic of Korea in 1999), which is engaged in the packaging and testing of semiconductors.

2.    SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the ROC (“ROC GAAP”). Significant accounting policies are summarized as follows:

Presentation of Consolidated Financial Statements

The Company prepares its consolidated financial statements using ROC GAAP with reconciliation to generally accepted accounting principles of the United States (“U.S. GAAP”) (see Note 27). The accompanying consolidated balance sheets are presented for the two years ended as of December 31, 2001 and 2002 and as of June 30, 2002 and 2003, and the accompanying consolidated statements of income, changes in shareholders’ equity and cash flows are presented for the three years ended December 31, 2000, 2001 and 2002, and for the six months ended June 30, 2002 and 2003. Interim information as of and for the six months ended June 30, 2002 and 2003 is also presented for comparative purposes.

Unless otherwise stated, amounts presented are in thousands of New Taiwan dollars (NT$).

Consolidation

The consolidated financial statements include the accounts of the Company and all of the aforementioned subsidiaries.

All intercompany accounts and transactions have been eliminated and minority shareholders’ interests in the equity and earnings of the subsidiaries are presented separately in the consolidated financial statements. The differences between the costs of investments and the proportionate equity in each subsidiary when the stocks were acquired are recorded as consolidated credits or debits and are amortized on the straight-line method over ten years.

Use of Estimates

The preparation of consolidated financial statements in conformity with ROC GAAP requires management to make estimates and judgments that affect the recorded amounts of assets, liabilities, revenues and expenses of the Company. The Company continually evaluates these estimates, including those related to allowances for doubtful accounts, inventories, useful lives of properties, consolidated debits, income tax valuation allowances, pension plans and the fair value of financial instruments. The Company bases its estimates on historical experience and other assumptions, which it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Cash and Cash Equivalents

The Company considers all highly liquid investments within an original maturity from date of purchase of three months or less to be cash equivalents.

Short-term Investments

Short-term investments are carried at cost less allowance for decline in market value.

Allowance for Doubtful Accounts

Allowance for doubtful accounts is provided based on evaluation of the collectibility of receivables.

The total amount of the provision is determined based on the identification of customers that the Company determines to have a higher credit risk based on overdue accounts, past collection difficulties or their overall financial condition. An estimation is made based on the extent to which the customer will be able to meet its financial obligations to the Company and a provision is recorded to reduce the accounts receivable balance to the amount the Company reasonably believes will be collected. For all other customers, an allowance is equal to a percentage of the aggregate accounts receivable based on history of collection. An allowance for these other customers ranges between 3% and 4%, on a consolidated basis, of the Company’s accounts receivable.

Inventories

Inventories are stated at the lower of weighted average cost or market value. Unbilled processing charges incurred are included in finished goods and work in process and are stated at actual cost. Market value represents net realizable value for finished goods and work in process, and replacement costs for raw materials, supplies and spare parts.

Materials received from customers for processing, mainly semiconductor wafers, are excluded from inventories as title and risk of loss remains with the customers.

Long-term Investments in Shares of Stock

Long-term investments of which the Company owns at least 20% of the outstanding voting shares and where the Company exercises significant influence over the investee company’s operations are accounted for by the equity method. Under the equity method, the investments are initially carried at cost and subsequently adjusted for the Company’s proportionate share in the net earnings or losses of the investee companies. Such proportionate share in the earnings or losses are recognized as investment income or losses while any cash dividends declared are reflected as a reduction in the carrying value of the investments. The goodwill representing the excess of the investment cost over the Company’s proportionate equity in the fair value of the net assets of the investees at the time of investments or at the time the equity method of accounting is first applied to a particular investment, is amortized on the straight-line method over ten years. Changes in the Company’s ownership percentage of investees under the equity method are accounted for as adjustments to long-term investments and capital surplus.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Other long-term investments (including investment in the Company’s common shares prior to January 1, 2002) in shares of stock are carried at cost or lower of cost or market value. Allowances for decline in market value and unrealized loss on long-term investments in shares of stock (a deduction account in shareholders’ equity) are made when the market value of an investment is lower than its carrying value. If decline in value of the stock investment is determined to be other than temporary, such decline in value is charged against current income. Cash dividends are recognized as income on the declaration date.

Unrealized profits or losses arising from transactions with equity investees or between equity investees are offset against investment income or loss from long-term investments, based on the percentage of ownership.

Effective January 1, 2002, the Company adopted ROC SFAS No. 30, “Accounting for Treasury Stock”. This adoption of ROC SFAS No. 30 resulted in the Company’s shares that are held by consolidated subsidiaries being reflected as treasury stock under shareholders’ equity. The capital gain (loss) from sales of treasury stock is added to or deducted from capital surplus. The above-mentioned unrealized loss on long-term investments in shares of stock as recorded from the decline in market value of the Company’s shares held by its consolidated subsidiaries will be recognized as realized loss in the period when such shares are disposed of after January 1, 2002.

Properties

Properties, except for leased equipment, are stated at cost. Equipment held under capital leases are recorded as an asset and an obligation at an amount equal to the lower of: (i) the present value at the beginning of the lease term of the minimum lease payments during the lease term (including the payment called for under any bargain purchase option); or (ii) fair value of the leased equipment at the inception of the lease. Machinery in transit, construction in progress and prepayments under construction are stated at cost. These include the cost of machinery, construction, down payments and other direct costs plus interest charges attributable to the borrowings used to finance the acquisitions of these assets. Major renewals and improvements are capitalized, while maintenance and repairs are expensed currently.

Depreciation is computed using the straight-line method over estimated service lives which range as follows: long-term land leasehold rights, 60 years (lease period); buildings and improvements, 3 to 55 years; machinery and equipment, 3 to 8 years; furniture and fixtures, 2 to 15 years; transportation equipment, 3 to 8 years; and leased assets and leasehold improvements, 3 to 5 years. In the event that an asset depreciated to its residual value is deemed to have a continual useful life, the residual value is depreciated over the remaining life, not to exceed 2 years.

The Company reviews properties for impairment and determines whether an event or change in facts and circumstances indicated that their carrying amount may not be recoverable. Impairment losses on properties are recorded as an operating expense and included in general and administrative expenses.

When properties are retired or disposed of, their costs and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Prior to January 1, 2001, the gain, after deducting applicable income tax, was reclassified to capital surplus at the end of the year.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Deferred Charges

Deferred charges are amortized using the straight-line method as follows: tools, 2 years; license fees, 2 years; telecommunications, electrical and computer network systems, 5 years; and others, 2 to 5 years.

Consolidated Debits

The consolidated debits as shown in the balance sheet represent goodwill arising from acquisitions or investments in the consolidated subsidiaries and are amortized on the straight-line method over 10 years.

Pension Cost

Pension cost is recorded based on actuarial calculations. Provisions for pension costs are accrued based on actuarially determined amounts which include service costs, interest, amortization of unrecognized net obligation and expected return on pension assets.

Convertible Bonds

Conversion of convertible bonds into common shares is accounted for by the book value method. Under this method, unamortized bond issuance cost, accrued interest no longer payable and the carrying value of the bond are written off. In addition, common shares are recorded at the par value of the shares issued and the excess is recorded as capital surplus.

Revenue Recognition

Revenues from semiconductor packaging services that the Company provides are recognized upon shipment. Revenues from semiconductor testing services that the Company provides are recognized upon completion of the services. The Company does not take ownership of: (i) bare semiconductor wafers received from customers that the Company packages into finished semiconductors, and (ii) packaged semiconductors received from customers that the Company tests as to whether they meet certain performance specifications. The title and risk of loss remains with the customer for those bare semiconductors and/or packaged semiconductors. Accordingly, the cost of customer-supplied semiconductors materials is not included in the accompanying consolidated financial statements. Other criteria that the Company uses to determine when to recognize revenue are: (i) existence of persuasive evidence of the services provided, (ii) the selling price is fixed or determinable and (iii) collectibility is reasonably assured. The Company does not provide warranties to its customers except only in cases of defects in the packaging services provided and deficiencies in testing services provided. An appropriate sales allowance, based on historical experience, is recognized in the period the sale is recognized.

Income Tax

Tax effects of deductible temporary differences, unused tax credits and operating loss carryforwards are recognized as deferred income tax assets, while those taxable temporary differences are recognized as deferred income tax liabilities. A valuation allowance is provided for deferred income tax assets based on the estimated realizability.

Adjustments of prior years’ income tax are added to or deducted from the current year’s tax provision.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Income taxes on undistributed earnings (10%) as determined by tax authority generated in 1998 and onwards for consolidated entities in the ROC are recorded as expense in the following year when the shareholders have resolved that the earnings shall be retained.

Foreign Currency Transactions and Translation of Foreign-currency Financial Statements

The Company and its subsidiaries maintain their accounts in the currency of their respective countries of incorporation (local currencies) and functional currencies.

Foreign currency transactions, other than foreign currency forward exchange contracts, are recorded in the local currencies at the rates of exchange in effect when the transactions occur.

Gains or losses resulting from the application of different foreign exchange rates when foreign-currency assets and liabilities are settled, are credited or charged to income in the year of settlement. Year-end balances of foreign currency assets and liabilities are restated based on prevailing exchange rates and the resulting differences are credited or charged to income.

The financial statements of the foreign subsidiaries are translated into NT dollars at the following rates: Assets and liabilities, current rate; and income and expenses, average exchange rate during the year. The net resulting translation adjustment is reported as a separate component of shareholders’ equity.

Derivative Financial Instruments

Premiums or discounts on foreign currency forward exchange contracts which have been acquired to manage the risk associated with assets and liabilities denominated in foreign currencies arising from the difference between the forward rate and the spot rate at the date of each contract are deferred and amortized over the contract period. At year end, the balances of the forward exchange receivables or payables are restated based on prevailing exchange rates and the resulting gain or loss is credited or charged to income. Any exchange gain or loss when the contract is settled is also credited or charged to income. The difference between receivable and payable balances arising from forward exchange contracts is accounted for as either current asset or current liability.

Written option contracts to purchase foreign currencies and cross currency swap contracts entered into for hedging purposes are not recorded as assets or liabilities on the contract dates. Gains or losses upon settlement are credited or charged to income. Amounts received or paid are amortized over each contract period. At year end, the outstanding written option contracts and cross currency swap contracts are marked to market with charges to current income.

Interest rate swap contracts to limit the impact of the variable interest rate of certain long-term debt are not recorded as assets or liabilities on the contract date. The differential between fixed and variable rates to be paid or received on swaps is accrued as interest rates change in accordance with the contracts and is included in current interest income or expense.

Earnings Per Share (“EPS”) and Earnings Per Equivalent ADS

Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the period, adjusted retroactively for stock dividends and stock bonuses issued subsequently. Diluted earnings per share is calculated using the weighted average number of shares and dilutive equivalent shares outstanding during the period. Dilutive equivalent shares consist

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

primarily of stock options and convertible bonds and are excluded from the calculation if they are anti-dilutive. Earnings per equivalent American depositary shares (“ADS”) are calculated by multiplying earnings per share by five (one ADS represents five common shares).

Effective January 1, 2002, the Company adopted ROC SFAS No. 30, and thus, the denominator used in calculating the EPS is adjusted to reflect the fact that the shares of the Company held by the consolidated subsidiaries are not considered to be outstanding for such purposes.

U.S. Dollar Amount

The Company prepares its consolidated financial statements in NT dollars. Translations into U.S. dollars for 2002 and as of and for the six months ended June 30, 2003 financial statements are included solely for the convenience of the reader, and are based on the U.S. Federal Reserve Bank of New York noon buying rate of NT$34.61 to US$1.00 in effect at June 30, 2003. The convenience translations should not be construed as representations that the NT dollar amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

3.    CHANGE IN ACCOUNTING POLICIES AND THE EFFECTS

Effective January 1, 2002, the Company adopted ROC SFAS No. 30. As a result of the adoption of ROC SFAS No. 30, shares of the Company held by consolidated subsidiaries were reclassified from long-term investments to treasury stock under shareholders’ equity. The adoption of ROC SFAS No. 30 resulted in the decrease in the balance of long-term investments by NT$2,649,484 and increase in the balance of treasury stock by NT$9,658 in the consolidated balance sheet as of December 31, 2002. however, there was no effect on consolidated net income for the year ended December 31, 2002.

4.    SHORT-TERM INVESTMENTS

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Mutual funds	4,583,958	2,025,957	58,537	3,969,283	3,050,103	88,128
Stocks	5,337	5,305	153	6,706	8,533	246
Convertible bonds	11,877	10,000	289	10,000	10,000	289

	4,601,172	2,041,262	58,979	3,985,989	3,068,636	88,663
Allowance for loss (Note 2)	—	(3,242)	(94)	—	(5,554)	(160)

	4,601,172	2,038,020	58,885	3,985,989	3,063,082	88,503

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

5.    ACCOUNTS RECEIVABLE

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Accounts receivable	7,361,066	9,229,641	266,676	7,918,761	9,290,539	268,435
Allowance for doubtful accounts (Note 2)	(286,476)	(300,713)	(8,689)	(279,710)	(286,231)	(8,270)
Allowance for sales allowances	(53,626)	(43,049)	(1,244)	(40,107)	(18,694)	(540)

	7,020,964	8,885,879	256,743	7,598,944	8,985,614	259,625

The change in allowance for doubtful accounts and sales allowances are as follows:

	Doubtful Accounts	Sales Allowances
	NT$	NT$
Balance, beginning of 2000	187,162	47,092
Additions	148,834	6,624
Deductions	(21,753)	(15,040)

Balance, end of 2000	314,243	38,676
Additions	15,619	65,010
Deductions	(43,386)	(50,060)

Balance, end of 2001	286,476	53,626
Additions	67,567	18,256
Deductions	(53,330)	(28,833)

Balance, end of 2002	300,713	43,049
Additions	9,000	8,000
Deductions	(23,482)	(32,355)

Balance, June 30, 2003	286,231	18,694

	Doubtful Accounts	Sales Allowances
	US$	US$
Balance, beginning of 2002	8,277	1,549
Additions	1,952	528
Deductions	(1,540)	(833)

Balance, end of 2002	8,689	1,244
Additions	260	231
Deductions	(679)	(935)

Balance, June 30, 2003	8,270	540

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

6.    INVENTORIES

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Raw materials	1,613,458	1,999,267	57,765	1,770,325	2,447,485	70,716
General supplies and spare parts	665,598	508,736	14,699	505,843	507,979	14,677
Work in process	348,933	436,872	12,623	368,819	383,545	11,082
Finished goods	297,355	333,427	9,634	359,130	346,613	10,015
Supplies in transit	63,640	66,107	1,910	143,662	79,344	2,292

	2,988,984	3,344,409	96,631	3,147,779	3,764,966	108,782
Allowance for obsolescence	(220,548)	(212,757)	(6,147)	(224,215)	(213,349)	(6,164)

	2,768,436	3,131,652	90,484	2,923,564	3,551,617	102,618

The movement of allowance for obsolescence is as follows:

NT$
Balance, beginning of 2000	176,205
Additions	115,928
Deductions	(137,072)

Balance, end of 2000	155,061
Additions	131,197
Deductions	(65,710)

Balance, end of 2001	220,548
Additions	34,379
Deductions	(42,170)

Balance, end of 2002	212,757
Additions	16,272
Deductions	(15,680)

Balance, June 30, 2003	213,349

US$
Balance, beginning of 2002	6,372
Additions	993
Deductions	(1,218)

Balance, end of 2002	6,147
Additions	470
Deductions	(453)

Balance, June 30, 2003	6,164

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

7.    LONG-TERM INVESTMENTS IN SHARES OF STOCKS

	December 31,					June 30,
	2001		2002			2002		2003
	NT$	% of Direct Ownership	NT$	US$	% of Direct Ownership	NT$	% of Direct Ownership	NT$	US$	% of Direct Ownership
						(unaudited)
Equity method
Common stock
Universal Scientific Industrial Co., Ltd. (Note 10)	3,633,927	23.5	3,422,186	98,878	23.5	3,513,488	23.5	3,406,073	98,413	23.5
Hung Ching Development & Construction Co. (Note 10)	1,213,563	25.4	1,140,427	32,951	26.4	1,206,957	26.4	1,021,251	29,507	26.4
Hung Ching Kwan Co.	405,406	27.3	404,513	11,688	27.3	405,552	27.3	405,811	11,725	27.3
Inprocomm, Inc.	—	—	—	—	—	—	—	41,135	1,189	32.1
Universal Access Technology Inc.	60,001	25.0	—	—	25.0	44,812	25.0	—	—	25.0
Preferred stock
Intergrated Programmable Communication, Inc.	101,447	23.1	85,870	2,481	30.0	119,679	30.0	65,069	1,880	30.0

Cost method
Taiwan Fixed Network Co., Ltd.	1,500,000	1.6	1,500,000	43,340	1.6	1,500,000	1.6	1,500,000	43,340	1.6
InveStar Burgeon Venture Capital, Inc.	161,749	13.0	160,732	4,644	13.0	155,093	13.0	159,993	4,623	13.0
Global Strategic Investment, Inc.	69,980	2.5	69,540	2,009	2.5	67,100	2.5	69,220	2,000	2.5
Digital Communications Internal Inc.	—	—	40,000	1,156	12.0	—	—	51,112	1,477	15.0
UC Fund II	34,990	—	34,770	1,005	—	33,550	—	34,610	1,000	—
Crimson@Velocity Fund, L.P.	—	—	8,845	255	—	—	—	19,681	568	—
ASE Inc. shares held by subsidiaries	3,017,964	5.1	—	—	—	—	—	—	—	—

	10,199,027		6,866,883	198,407		7,046,231		6,773,955	195,722
Adjustment for decline in market value in ASE Inc. shares	(368,480)		—	—		—		—	—
Unrealized gain on sale of land	(300,149)		(300,149)	(8,672)		(300,149)		(300,149)	(8,672)

	9,530,398		6,566,734	189,735		6,746,082		6,473,806	187,050

From February 1999 to April 2000, the Company acquired shares of Universal Scientific Industrial Co., Ltd. (“USI”) from the stock market. As of June 30, 2003, the Company has an accumulated total investment cost of NT$3,838,368 (US$110,903). USI is engaged in the manufacturing, processing and sales of computer peripherals, integrated circuits, electrical parts, personal computers and related accessories. USI declared stock and cash dividends in 2001 for NT$1.30 and NT$0.25 per share, respectively. As of June 30, 2003, the undistributed earnings of USI are NT$421,352 (US$12,174).

From March 1995 to February 1999, the Company acquired shares of Hung Ching Development & Construction Co. (“HCDC”) from the stock market. As of June 30, 2003, the Company has an accumulated total investment cost of NT$2,845,912 (US$82,228). HCDC is engaged in the development and management of commercial, residential and industrial real estate properties in Taiwan. HCDC declared stock and cash dividends in 2000 for NT$0.80 and NT$0.20 per share, respectively. However, this distribution of earnings was not approved by the ROC Securities and

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Futures Commission, and such appropriation was subsequently reversed in the 2002 shareholders’ meeting. As of June 30, 2003, the accumulated loss of HCDC is NT$844,121 (US$24,390).

The Company acquired its 27.3% equity interest in Hung Ching Kwan Co. (“HCKC”) in 1992 by transferring to HCKC a parcel of land as an investment in HCKC at an agreed value of NT$390,470. The resulting gain of NT$300,149, which represents the excess of such value over the cost of the land plus land value increment tax, has been deferred until the disposal of this investment. As of December 31, 2002 and June 30, 2003, the Company has a 44.1% effective interest in HCKC, which consists of 27.3% interest directly owned by the Company, and 16.8% interest indirectly owned through HCDC (based on HCDC’s 63.5% interest in HCKC). HCKC did not declare dividends in 2001 and 2002. As of June 30, 2003, the undistributed earnings of HCKC are NT$55,944 (US$1,616).

The Company invested in Inprocomm Inc. in June 2003 with capital of NT$52,000 (US$1,502) and directly acquired its 32.1% equity interest. In addition, USI, Integrated Programmable Communication, Inc. (“IPC”) and Global Strategic Investment, Inc. have 4.1%, 0.2% and 0.2% equity interests in Inprocomm Inc., respectively. Accordingly, as of June 30, 2003, the Company has a 36.6% effective interest in Inprocomm Inc. Inprocomm Inc. is engaged in the design of semiconductors for wireless communication applications. As of June 30, 2003, the accumulated loss of Inprocomm Inc. is NT$33,855 (US$978).

The Company invested in Universal Access Technology Inc. (“UAT”) in December 2000 and directly acquired its 25.0% equity interest. In addition, HCDC and USI have 10.0% and 25.0% equity interests in UAT, respectively. Accordingly, as of December 31, 2002 and June 30, 2003, the Company has a 33.3% effective interest in UAT. UAT had a negative net worth as of December 31, 2002 and, accordingly, the carrying value of this investment had been written off.

In December 2000, ASE invested in convertible preferred stock issued by IPC. As of December 31, 2002 and June 30, 2003, the Company and its subsidiary, J&R Holding, has made total investments of US$5.2 million, and own a 30.0% stake in IPC. In addition, USI has 16.0% equity interest in IPC. IPC is engaged in the design of semiconductors for wireless communication applications.

The Company recorded net investment losses of NT$167,237 in 2000, NT$1,246,836 in 2001 and NT$410,348 (US$11,856) in 2002, and net loss of NT$158,214 (unaudited) and NT$158,592 (US$4,582) for the six months ended June 30, 2002 and 2003, respectively, from its investments in the aforementioned equity-method investees.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

8.    PROPERTIES

Accumulated depreciation consists of:

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Buildings and improvements	2,021,886	2,844,317	82,182	2,386,428	3,246,658	93,807
Machinery and equipment	28,735,918	35,399,098	1,022,800	31,883,985	39,820,836	1,150,559
Transportation equipment	69,757	71,622	2,069	68,863	71,532	2,067
Furniture and fixtures	616,101	842,146	24,332	707,318	938,328	27,111
Leased assets and leasehold improvements	300,187	543,397	15,701	346,164	405,542	11,717
Long-term land leasehold rights	7,689	8,739	252	7,902	9,241	267

	31,751,538	39,709,319	1,147,336	35,400,660	44,492,137	1,285,528

Certain machinery and equipment related to the testing business of ASE Test and ISE Labs were impaired during 2002. As a result, an impairment loss of NT$1,225,555 (US$35,410) was recognized and included in general and administrative expenses in 2002.

Interest capitalized and included as cost of properties amounted to NT$163,916, NT$100,453 and NT$145,985 (US$4,218) for the years ended December 31, 2000, 2001 and 2002 and NT$66,551 (unaudited) and NT$86,372 (US$2,496) for the six months ended June 30, 2002 and 2003, respectively.

The Company and ASE Test, Inc. entered into purchase agreements with HCDC in 2001 to purchase a building amounting to NT$1,027,034 and NT$459,363, respectively, located in Nantze Export Processing Zone for expansion purposes. The contract prices were based on appraisal from an independent third party.

Machinery in transit pertains to the purchase of packaging and testing equipment that has been received but is not ready for use. Prepayments are payments made to purchase machinery with non-cancellable purchase orders.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Machinery in transit and prepayments consist of the following:

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Bonders	22,855	649,783	18,774	158,823	98,056	2,833
Testers	1,099,240	845,585	24,432	1,326,332	1,598,143	46,176
Bumping	365,266	664,897	19,211	595,668	670,731	19,380
Flip Chip	115,996	355,220	10,264	156,642	265,500	7,671
Substrate	669,536	1,218,039	35,193	1,123,764	952,181	27,512
Others	657,993	2,048,642	59,192	1,661,372	1,841,154	53,197

	2,930,886	5,782,166	167,066	5,022,601	5,425,765	156,769

9.    OTHER ASSETS

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Deferred charges (Note 2)
Tooling	48,479	122,048	3,526	109,127	156,184	4,513
Issuance costs of convertible bonds	68,761	93,722	2,708	49,288	16,236	469
Telecommunications, electrical and computer network systems	302,604	415,579	12,007	299,614	467,630	13,511
Other	302,857	423,990	12,251	503,727	620,543	17,930

	722,701	1,055,339	30,492	961,756	1,260,593	36,423
Deferred income tax assets (Note 18)	226,190	1,145,115	33,086	620,555	2,340,274	67,618
Refundable deposits	185,162	170,064	4,914	184,921	297,052	8,583
Non-operating properties	155,703	153,744	4,442	82,078	190,745	5,511
Other	52,513	115,925	3,350	123,756	123,888	3,580

	1,342,269	2,640,187	76,284	1,973,066	4,212,552	121,715

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

10.    CONSOLIDATED DEBITS

These represent goodwill arising from the purchases of:

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
ASE Test shares	2,992,676	2,701,189	78,047	2,817,224	2,328,188	67,269
ISE Labs shares	1,870,915	2,514,629	72,656	2,603,529	2,471,286	71,404
ASE Korea shares	377,382	325,990	9,419	338,201	300,093	8,670
Other	7,946	—	—	—	—	—

	5,248,919	5,541,808	160,122	5,758,954	5,099,567	147,343

Goodwill of US$19,653 was generated from the purchase of 2,480,000 ASE Test shares by ASE Holding at the prevailing market price from the Company’s directors in May 2001.

Amortization of goodwill is reflected in general and administrative expenses in the consolidated statement of income and was NT$559,807, NT$692,919 and NT$815,573 (US$23,565) for the years ended December 31, 2000, 2001 and 2002 and NT$407,140 (unaudited) and NT$413,135 (US$11,937) for the six months ended June 30, 2002 and 2003.

Equity level goodwill from investments in HCDC and USI is amortized over ten years through April 2006 for HCDC and July 2010 for USI.

In 2001, the Company amortized the remaining balance of goodwill for HCDC as a result of the significant decline in the market value of HCDC shares. As of December 31, 2001 and 2002 and June 30, 2002 and 2003, unamortized goodwill for USI was NT$1,651,742, NT$1,431,142 (US$41,351), NT$1,541,442 (unaudited) and NT$1,320,842 (US$38,164), respectively.

11.    SHORT-TERM BORROWINGS

	December 31,					June 30,
	2001		2002			2002		2003
						(unaudited)
	Interest Rate (%)	NT$	Interest Rate (%)	NT$	US$	Interest Rate (%)	NT$	Interest Rate (%)	NT$	US$
Letters of credit	0.85—6.75	803,156	0.88—5.45	1,748,209	50,512	0.88—5.90	1,486,390	0.86—2.57	$1,140,937	32,966
Revolving	2.65—7.30	2,652,993	2.00—7.00	2,155,785	62,288	0.90—7.00	2,832,153	1.45—7.00	1,749,831	50,558

		3,456,149		3,903,994	112,800		4,318,543		$2,890,768	83,524

As of December 31, 2002 and June 30, 2003, unused credit lines for short-term borrowings, including commercial paper and bank acceptances, totaled approximately NT$6,476,000 (US$187,114) and NT$5,954,914 (US$172,058), respectively.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

12.    COMMERCIAL PAPER AND BANK ACCEPTANCES PAYABLE

Commercial paper and bank acceptances payable bore interest rates ranging from 1.80% to 6.30% in 2001 and 1.55% to 3.65% in 2002, and 1.25% to 2.20% as of June 30, 2003, respectively.

13.    LONG-TERM BONDS PAYABLE

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Foreign convertible bonds— issued by ASE	2,379,320	—	—	2,281,400	—	—
Foreign convertible notes— issued by ASE Test Finance	3,845,051	3,820,875	110,398	3,686,810	3,803,293	109,890
Accrued interest	1,644,265	1,358,918	39,264	1,879,765	1,574,630	45,495

	7,868,636	5,179,793	149,662	7,847,975	5,377,923	155,385
Less: Current portion	3,090,345	—	—	3,057,569	5,377,923	155,385

	4,778,291	5,179,793	149,662	4,790,406	—	—

Information on the long-term bonds payable is follows:

Foreign Convertible Bonds—Issued by the Company

In November 1997, the Company issued US$200.0 million of zero coupon convertible bonds due November 2002, consisting of 200 units with face values of US$1.0 million each. The bonds had an implied interest rate of 6.37%.

From December 1997 through October 2002, the bondholders had the right to convert the bonds into common shares at the specified conversion price. The conversion rate was based on the current market price at the time of sale. Except for US$1.0 million aggregate principal amount of convertible bonds that were converted into 355,086 common shares during 2001, the remaining US$199.0 million aggregate principal amount of the outstanding bonds were repurchased from the open market and cancelled in 2001 and 2002. During 2001, the Company repurchased US$131.0 million in aggregate principal amount of the outstanding bonds from the open market with payments of NT$6,066,042, which resulted in an extraordinary loss of NT$144,565 (net of income tax benefit of NT$48,188). During 2002, the Company repurchased US$68.0 million in aggregate principal amount of the outstanding bonds from the open market with payments of NT$3,242,110, which resulted in an extraordinary loss of NT$34,613 (net of income tax benefit of NT$11,538). Prior to the repurchase of all the outstanding bonds, the Company was required to contribute to a sinking fund for the outstanding bonds at the date of twelve months prior to maturity date. The balance of the sinking fund at December 31, 2001 and at June 30, 2002 were NT$1,568,057 and NT$2,349,583 (unaudited), respectively.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Foreign Convertible Notes—Issued by ASE Test Finance

In June 1999, ASE Test, in connection with the acquisitions of ISE Labs and Motorola SPS Businesses, issued US$160.0 million of 1% guaranteed convertible bonds due July 1, 2004 through its subsidiary, ASE Test Finance. The Company subscribed US$50.0 million of the convertible bonds and, accordingly, the net balance of US$110,111 (NT$3,810.9 million) is recorded in the accompanying balance sheet as of December 31, 2002 and June 30, 2003.

The convertible notes may be redeemed under the following circumstances:

a.	Redemption for taxation reasons:

If the applicable tax law or treaty is unfavorably revised, the Issuer or ASE Test may redeem the convertible notes in whole at a specified early redemption price, at any time upon giving written notice not less than 30 days and not more than 60 days to the bondholders.

b.	Redemption at the option of ASE Test Finance:

On or at any time after July 1, 2002, ASE Test Finance may redeem all or a part of the convertible notes at a specified early redemption price.

In August 2003, ASE Test Finance redeemed the convertible notes for an amount of NT$4,908,389 (US$141,820), which resulted in a loss of NT$75,668 (US$2,619).

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

14.    LONG-TERM DEBTS

Long-term debts consist of the following:

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Mortgage bank loans for purchase of building and machinery	5,423,384	7,281,200	210,379	5,705,305	7,768,131	224,448
Revolving bank loans and acceptances payable	11,280,825	11,019,162	318,381	11,440,714	15,032,130	434,329
Bank loans secured by assets	1,367,634	1,724,760	49,834	1,345,657	1,877,040	54,234
Letters of credit loans for purchase of materials and machinery	2,098,650	2,719,490	78,575	635,122	2,774,561	80,166
Loans for redemption of convertible bond	6,000,000	6,000,000	173,360	6,000,000	9,691,500	280,020
Obligation under capital leases (Note 21)	106,525	467,374	13,504	66,219	351,752	10,163
Payable for properties	—	—	—	421,170	1,624	47

	26,277,018	29,211,986	844,033	25,614,187	37,496,738	1,083,407
Current portion	3,175,883	6,202,423	179,209	6,610,383	7,052,255	203,763

	23,101,135	23,009,563	664,824	19,003,804	30,444,483	879,644

Mortgage Bank Loans for Purchase of Building and Machinery

Mortgage bank loans obtained by the Company, ASE Test, Inc., ASE Chung Li, and ASE Material are repayable in monthly, quarterly or semi-annually installments. The loans bear interest at rates ranging from 1.10% to 8.12% in 2000, 0.88% to 6.95% in 2001, 3.00% to 7.92% in 2002 and 2.65%-7.92% in 2003, respectively.

ASE Chung Li has a syndicated loan agreement with a total facility of NT$4,000,000, which will be repayable through May 2006. As of December 31, 2002, NT$1,600,000 (US$46,229) of the total facility had been drawn. The remaining NT$2,400,000 (US$69,344) available under the facility had not been drawn and, under the terms of the agreement, expired in November 2002. The agreement requires that, among other things, ASE Chung Li maintains certain financial ratios. As of June 30, 2003, ASE Chung Li was in compliance with the required covenants.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Revolving Bank Loans and Acceptance Payable

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Five-year syndicated bank loans—interest at 5.22%-6.38% in 2000, 2.91%-6.07% in 2001, 2.14%-5.90% in 2002 and 2.79% in 2003
ASE	7,600,000	5,200,000	150,246	5,200,000	7,000,000	202,254
ASE Test, Inc.	1,200,000	300,000	8,668	1,500,000	—	—
Revolving credit lines due May 2003 to December 2005—interest at 2.05%-6.45% in 2001, 1.85%-4.88% in 2002 and 0.73%-6.00% in 2003
ASE	2,173,000	4,920,030	142,156	4,390,700	7,332,180	211,851
Others	355,000	606,341	17,519	380,923	699,950	20,224

	11,328,000	11,026,371	318,589	11,471,623	15,032,130	434,329
Unamortized discounts	(47,175)	(7,209)	(208)	(30,909)	—	—

	11,280,825	11,019,162	318,381	11,440,714	15,032,130	434,329

The five-year syndicated bank loan of NT$5.2 billion of the Company is repayable semi-annually from June 2003 through June 2004. Revolving credit lines of NT$2.8 billion of the Company expire in 2003. In December 2002, the Company obtained two new long-term credit lines: A syndicated bank loan of NT$7.0 billion and a bank loan of NT$1.0 billion. The funds were drawn in January 2003 and were used to repay the syndicated bank loan of NT$5.2 billion and revolving credit lines of NT$2.8 billion.

The January 2003 syndicated bank loan of NT$7.0 billion is repayable in three semi-annual installments from December 2004 to December 2005. The agreement requires, among other things, the following:

a.	Without the prior written consent from the majority of the banks, ASE may not:

1)	Pledge its assets or assume liabilities or change the scope of its operations or dispose material assets; or

2)	Merge or combine with any other entity or make investments or acquire major assets of any other entity.

b.	The Company’s tangible net worth (as defined in a loan agreement) should not be less than NT$38.0 billion (US$1,319.0 million).

c.	Maintenance by the Company of certain financial ratios.

The bank loan of NT$1.0 billion is due in March 2004, and was repaid in February 2003.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

The remaining syndicated bank loans were covered by several bank acceptance agreements made by the Company and ASE Test, Inc. which stipulate, among other things, the following:

a.	Without prior written consent from the majority of the banks, the Company cannot pledge its assets or assume liabilities or change its operating items or merge with any other entity or dispose of more than 20% of total assets, or provide financing to other entity, or make such investment that will unfavorably affect its financial conditions.

b.	The Company’s tangible net worth (as defined in the loan agreements) should not be less than NT$38.0 billion (US$1,319.0 million).

c.	The Company is required to maintain certain financial ratios.

d.	The Company is required to pay an annual commitment fee of 0.15%-0.2% of the difference between the authorized and utilized credit line.

ASE Test provided a guaranty on the bank acceptance agreement entered into by ASE Test, Inc. Under the guaranty, ASE Test is required to maintain certain financial ratios and, without written consent of the majority banks, shall not:

a.	Merge or consolidate with any other entity or take any action to dissolve, liquidate or reorganize.

b.	Purchase or redeem its shares or reduce its share capital.

c.	Reduce its ownership in ASE Test, Inc. to less than 51%.

d.	Transfer, sell, lease or dispose of a substantial portion of its assets.

Bank Loans Secured by Assets

These include various bank loans obtained by ISE Labs which are secured by ISE Labs’ total assets (see Note 20). The loans are repayable in May 2009, and bear interest from 5.50% to 7.92% in 2001, 4.75% to 7.75% in 2002 and 4.75% to 7.75% in 2003, respectively. These agreements contain certain covenant and default provisions that require ISE Labs to maintain certain financial ratios, dividend and capital expenditure restrictions and maintenance of working capital requirements. ISE Labs was in violation of covenants under a US$10.0 million bank loan agreement to maintain certain monthly and quarterly financial ratios for the months from October 2002 through February 2003 and for the fourth quarter of 2002, respectively. These breaches constituted events of default and, as a result, the bank declared all of ISE Labs’ obligations under the agreement immediately due and payable. Accordingly, the long-term debt portion of US$10.0 million was included in the current portion of long-term debt at December 31, 2002. ISE Labs subsequently obtained a waiver of the aforementioned breaches from the bank, repaid all of the amounts owed under the loan and terminated the loan agreement.

These also include various bank loans obtained by ASE Korea which are secured by ASE Korea’s buildings and improvements (see Note 20). The loans are repayable in December 2007 and bear interest from 4.40% to 6.10% in 2001, 3.70% to 4.30% in 2002, and 3.70% to 4.30% in 2003, respectively.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Letters of Credit Loans for Purchase of Materials and Machinery

These represent various bank loans obtained by the Company or ASE Material with original terms of one year or less, due from January 2003 through September 2003 with interest rates ranging from 0.86% to 6.81% in 2001, 0.86% to 5.45% in 2002 and 0.86% to 2.74% in 2003. The Company and ASE Material have received permission from the relevant banks to refinance some of these loans on the same terms.

Loans for Redemption of Convertible Bonds

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
ASE	6,000,000	6,000,000	173,360	6,000,000	4,500,000	130,020
ASE Test Finance	—	—	—	—	5,191,500	150,000

	6,000,000	6,000,000	173,360	6,000,000	9,691,500	280,020

The loan obtained in 2001 by the Company which specified for use in the redemption of the Company’s convertible bonds (Note 13) is repayable in semi-annual installments starting June 2003 to December 2004 and bears interest of 5.95% in 2001, 5.79% in 2002 and 5.51% in 2003, respectively. The agreement requires, among other things, the following:

a.	Without the prior written consent from the majority of the banks, the Company may not:

1)	Pledge its assets or assume liabilities or change significantly its operating items or dispose material assets, or provide financing to other entity, or make lending to any other parties.

2)	Merge or combine with any other entity or make investments or acquire major assets of other entity.

b.	The Company’s tangible net worth (as defined in the loan agreement) should not be less than NT$38.0 billion (US$1,319.0 million).

c.	Maintenance by the Company of certain financial ratios.

The loan obtained in 2003 by ASE Test Finance. which specified for use in the redemption of its convertible notes issued in 1999 (Note 13) is repayable in semi-annual installments starting June 2005 to June 2008 and bears interest of 2.12% in 2003. The funds were drawn in June 2003 and shown as restricted bank deposit on consolidated balance sheets as of June 30, 2003. The Company, ASE Test and ASE Test, Inc. provided guarantees for ASE Test Finance’s payment obligations under the facility. Under the guaranty, ASE Test is required to maintain certain financial ratios and the tangible net worth of ASE Test shall not be less than US$400 million at any time.

The abovementioned bank loan contracts have variable interest rates and are subject to adjustments by banks or changes in prime rate. In addition, several of the loan agreements have default provisions, whereby a default under one debt agreement may also trigger cross-defaults under other debt agreements.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

As of December 31, 2002 and June 30, 2003, unused long-term bank facilities approximated NT$3,311,000 (US$95,666) and NT$2,254,724 (US$65,147), respectively.

As of December 31, 2002 and June 30, 2003, the maturities of long-term debts and long-term bonds payable are as follows:

	December 31, 2002		June 30, 2003
	NT$	US$	NT$	US$
Within the following year	6,202,423	179,209	12,430,178	359,150
During the second year	20,476,710	591,641	18,117,840	523,486
During the third year	6,618,418	191,228	6,996,923	202,165
During the fourth year	967,365	27,950	2,524,926	72,954
During the fifth year and thereafter	126,863	3,667	2,804,794	81,039

	34,391,779	993,695	42,874,661	1,238,794

Long-term debts and long-term bonds payable by currencies are detailed as follows:

	December 31,				June 30,
	2001		2002		2002		2003
					(unaudited)
New Taiwan Dollars	NT$	22,810,513	NT$	24,122,910	NT$	23,983,594	NT$	25,565,932
U.S. Dollars	US$	289,175	US$	246,194	US$	282,521	US$	458,026
Japanese Yen		¥4,562,877		¥5,460,363		¥—		¥4,732,970
British Pound	GBP	—	GBP	—	GBP	—	GBP	15
European Currency Unit	EUR	—	EUR	2,986	EUR	—	EUR	1,161
Swiss Franc	CHF	—	CHF	—	CHF	—	CHF	1,558

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

15.    PENSION PLANS

The Company and its consolidated subsidiaries in the ROC have pension plans for their regular employees. Retirement benefits are based on the length of service and average salaries or wages of the last six months before retirement. ISE Labs has a defined contribution savings plan (“401k plan”) for eligible employees. This plan permits employees to make contributions up to the maximum limits allowable under Internal Revenue Code Section 401k. ASE Korea also has a pension plan where eligible employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their service with ASE Korea, based on their length of service and rate of pay at the time of termination. The consolidated entities in the ROC make monthly contributions, at 2.0% of salaries and wages, to pension funds which are in the name of, and are administered by, the employee pension plan committee of the respective entities. The changes in the retirement funds during the periods indicated are summarized as follows:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Balance, beginning of year	232,205	339,500	440,746	12,734	440,746	535,412	15,469
Contributions	92,211	89,615	83,996	2,427	34,908	55,106	1,592
Payments	(435)	(3,654)	(145)	(4)	(145)	(316)	(9)
Interest income	15,519	15,285	10,815	312	—	—	—

Balance, end of year	339,500	440,746	535,412	15,469	475,509	590,202	17,052

Pension costs for these entities consist of:

	Year Ended December 31,
	2000	2001	2002
	NT$	NT$	NT$	US$
Service costs	120,528	114,393	191,707	5,539
Interest	30,234	28,503	36,102	1,043
Projected return on pension assets	(14,575)	(21,611)	(23,003)	(665)
Amortization of prior period service cost, gain or loss on plan assets, etc.	4,231	6,933	4,176	121

	140,418	128,218	208,982	6,038

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Per Share Data and Unless Otherwise Stated)

Other pension information based on actuarial calculations of the plan during the periods indicated are as follows:

		Year Ended December 31,
		2000	2001	2002
		NT$	NT$	NT$	US$
a.	Benefit obligations

	Vested benefit obligation	7,009	18,677	21,347	617
	Non-vested benefit obligation	340,098	415,454	738,300	21,332

	Accumulated benefit obligation	347,107	434,131	759,647	21,949
	Additional benefits based on future salaries	302,925	278,587	486,056	14,044

	Projected benefit obligation	650,032	712,718	1,245,703	35,993
	Fair value of assets	(311,758)	(412,192)	(507,098)	(14,652)

	Funded status	338,274	300,526	738,605	21,341
	Unrecognized net transition obligation	(114,550)	(101,984)	(104,105)	(3,008)
	Unrecognized net actuarial gain (loss)	30,580	93,428	(210,955)	(6,095)
	Portion in prepayments	—	5,561	—	—
	Portion in other current liabilities	(5,879)	(3,093)	(6,874)	(199)

	Accrued pension cost	248,425	294,438	416,671	12,039

b.	Vested obligation	7,124	22,177	23,858	689

c.	Actuarial assumption

	Discount rate	6.0%	5.0%	3.5%
	Increase in future salary level	4.0%-5.0%	3.0%-4.0%	3.0%
	Expected rate of return on plan assets	6.0%	5.0%	3.5%

16.    SHAREHOLDERS’ EQUITY

American Depositary Shares

In July 1995, the Company issued 8,600,000 GDSs, representing 43,000,000 common shares. In September 2000, the Company issued 20,000,000 ADSs, representing 100,000,000 common shares. In connection with the ADS offering in 2000, the Company offered to exchange all outstanding GDSs for ADSs listed on the New York Stock Exchange.

During 2002, a portion of the outstanding ADSs were cancelled in exchange for approximately 198,599,000 common shares of the Company, which represented 6.1% of the Company’s total outstanding common shares. As of December 31, 2002 and June 30, 2003, the outstanding ADSs (including treasury stock) represented 1.7% and 3.4% of the Company’s total outstanding common shares, respectively.

Common Stock

On June 19, 2003, the Company shareholders’ meeting approved the stock dividends of NT$3,254,800 (US$94,042) from the 2002 earnings appropriation. The stock dividends have been

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

approved by ROC Securities and Futures Commission in July 2003. The stock dividends distribution date was August 30, 2003.

Capital Surplus

Under the ROC Company Law, capital surplus from the paid-in capital in excess of par value can be used to offset a deficit. In addition, such capital surplus may be transferred to capital and is subject to a specified limit under relevant regulations.

Capital surplus from long-term investments in shares of stock which are accounted for by the equity method may not be used for any purpose.

Appropriation of Retained Earnings

The Company’s Articles of Incorporation provide that the annual net income shall be appropriated as follows:

a.	offset against deficit, if any;

b.	10.0% of the remainder as legal reserve, until the accumulated amount equals paid-in capital;

c.	an amount equal to the income from long-term investments in shares of stock accounted for by equity method, excluding cash dividends, as special reserve;

d.	not more than 2.0% of the remainder, as compensation to directors and supervisors;

e.	between 5.0% to 7.0% of the remainder, as bonus to employees, of which 5.0% will be distributed in accordance with the employee bonus plan and the excess to be distributed to specific employees as decided by the board of directors; and

f.	the remainder, as dividends to shareholders.

The aforementioned appropriations shall be approved by the shareholders in the following year and given effect in the financial statements of such year.

Under the ROC Company Law, the aforementioned legal reserve may be used to offset a deficit. Also, when the reserve has reached 50.0% of capital, up to 50.0% thereof may be transferred to capital.

Dividend Policy

In order to meet the needs of the Company’s present and future capital expenditures, the Company’s dividend distribution shall be primarily in the form of stock dividends. Cash dividends may also be distributed in certain circumstances. However, the percentage of cash dividends generally shall not exceed 20.0% in any dividend distribution, provided further that cash dividends shall not be paid if the dividend per share is less than NT$0.1.

With respect to the percentage of cash dividends to be paid referred to in the preceding paragraph, the Company may decide the most suitable dividend distribution in accordance with its current operational status, and taking into consideration the budget plan for the following year. The

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

board of directors shall propose a profit distribution plan, which shall be submitted to the shareholders’ meeting for approval before implementation.

The appropriation of 2000 and 2002 earnings, resolved by the Company’s annual shareholders’ meeting was as follows:

	2000	2002
	NT$	NT$	US$
Legal reserve	583,539	12,903	373
Stock dividends—NT$1.70 and NT$0.03 per share in 2000 and 2002, respectively	4,678,400	97,644	2,821
Compensations to directors and supervisors	103,200	2,280	65
Bonus to employees—Cash	10,400	8,000	231
Bonus to employees—Stock	349,600	—	—

	5,725,139	120,827	3,490

The information related to appropriation of 2002 earnings may be accessed through the website of the Taiwan Stock Exchange.

Imputation Tax System

Under the Integrated Income Tax System which became effective on January 1, 1998, non-corporate resident shareholders are allowed a tax credit for the income tax paid or payable by the Company on earnings generated in 1998 and onwards. An Imputation Credit Account (“ICA”) is maintained by the Company for such income tax and the tax credit allocated to each shareholder. The maximum credit available for allocation to each shareholder cannot exceed the balance shown in the ICA on the date of distribution of dividends.

As of December 31, 2002 and June 30, 2003, the creditable taxes aggregated NT$29,409 (US$850) and NT$27,426 (US$792), respectively, and the actual and estimated percentage for the distribution of 2000 and 2002 net income is 10.3% and 20.4%, respectively.

Treasury Stock

Effective January 1, 2002, the Company reclassified the shares held by its subsidiaries with book value of NT$2,639,826, representing based on 164,441,857 shares, from long-term investment to treasury stock.

In June 2003, 163,789,144 of the above-mentioned shares were sold at NT$2,850,524 (US$82,361). The excess of NT$220,735 (US$6,378) over the book value of NT$2,629,789 (US$75,984) was recorded by the Company as capital surplus, while the subsidiaries recorded the excess as investment income. As of June 30, 2003, the book value of treasury stock accounted for by the Company’s shareholdings is NT$10,037 (US$290) (represents 652,713 shares) and the related market value is NT$13,691 (US$396). These two separate transactions resulted in the increase capital surplus of NT$220,735 (US$6,378), a decrease in treasury stock by NT$2,629,789 (US$75,984) and an increase in investment loss of NT$354,787 (US$10,251), as of June 30, 2003.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Although these shares are treated as treasury stock in the financial statements, the shareholders are entitled to exercise their rights on these shares, except for participation in additional capital increases through cash payment.

17.    EMPLOYEE STOCK OPTION PLANS

In order to attract, retain and incentivize employees, the Company adopted an employee stock option plan, which became effective on August 28, 2002. Under this plan, for a period of one year from August 28, 2002, the Company may issue up to 160,000,000 options on one or more occasions. Each option entitles the holder to purchase one common share of the Company at a price equal to the closing market price on the date of the option grant. Forty percent of the options originally granted vest upon the second anniversary of the grant date, and an additional 10% of the options originally granted vest every six months thereafter. Each option expires at the end of the 10th year following its issue date. A total of 159,968,000 options have been issued, 145,989,000 of which were issued at an initial exercise price of NT$20.80 per share and 13,979,000 of which were issued at an initial exercise price of NT$24.60. The exercise price was equal to the closing price of the Company’s common shares listed on the Taiwan Stock Exchange on the date of grant.

ASE Test has five stock option plans, the 1996 Executive Management Option Plan (the “1996 Plan”), and the 1997, 1998, 1999 and 2000 Option Plans. Stock options granted under these plans are exercisable for ASE Test ordinary shares based on a vesting schedule over five years until the options expire. The Company applies U.S. GAAP to the accounting for stock options granted under these plans (See Note 28e).

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

18.    INCOME TAX

a.	Income tax expense (benefit) is summarized as follows:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Current
Tax (benefit) based on pre-tax accounting income (loss) at statutory rate	3,211,156	(579,651)	(950,597)	(27,466)	(187,008)	(19,647)	(568)
Add (less) tax effects of:
Permanent differences
Tax-exempt income
Tax holiday	(700,749)	(26,413)	(52,126)	(1,506)	(35,275)	(59,140)	(1,709)
Gain from sales of securities	(51,415)	(31,711)	(16,798)	(485)	(13,662)	(6,043)	(174)
Temporary differences
Investment loss (income)	(523,941)	814,148	793,812	22,936	358,717	218,746	6,320
Unfunded pension cost	12,214	7,842	24,239	700	6,563	4,196	121
Bond interest payable	114,798	(189,164)	(163,289)	(4,718)	24,496	—	—
Other	249,888	156,866	629,545	18,190	(50,781)	4,781	138

	2,311,951	151,917	264,786	7,651	103,050	142,893	4,128
Income taxes on undistributed earnings	147,379	335,065	54,598	1,577	55,019	170,281	4,920
Credits for investments and research and development	(1,231,247)	(253,227)	(331,255)	(9,571)	(289,657)	(292,020)	(8,437)
Net change in deferred income tax for the period	(152,138)	(449,933)	(1,130,358)	(32,660)	(183,162)	(538,129)	(15,548)
Adjustment of prior year’s income tax	(10,177)	17,018	1,905	55	1,812	5,228	151

Income tax expense (benefit)	1,065,768	(199,160)	(1,140,324)	(32,948)	(312,938)	(511,747)	(14,786)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

b.	The above-mentioned taxes on pre-tax accounting income (loss) at the statutory rates for domestic and foreign entities are shown below:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Domestic entities in ROC (25% statutory rate)	2,542,888	(501,553)	(173,787)	(5,021)	(31,892)	50,946	1,472
Foreign entities
ASE Korea (30.8% statutory rate)	2,153	—	—	—	—	8,879	256
ISE Labs (federal tax rate 35% and state tax rate 6%)	439,169	(92,487)	(725,744)	(20,969)	(138,740)	(51,660)	(1,493)
ASE Test Malaysia (30% statutory rate)	226,946	14,389	(51,066)	(1,476)	(16,376)	(27,812)	(803)

	3,211,156	(579,651)	(950,597)	(27,466)	(187,008)	(19,647)	(568)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

c.	Deferred income tax assets and liabilities are summarized as follows:

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Current deferred income tax assets
Unused tax credits	378,075	966,689	27,931	594,406	366,507	10,590
Provision for inventory obsolescence	41,502	38,212	1,104	31,506	39,712	1,147
Accrued interest on convertible bonds	163,289	—	—	194,042	—	—
Provision for doubtful accounts and sales allowance	68,432	23,305	673	71,167	21,208	613
Unrealized foreign exchange loss	108,721	49,351	1,426	64,195	43,778	1,265
Loss carryforward	214,013	—	—	36,398	75,433	2,180
Other	97,776	39,884	1,152	32,292	23,969	692

	1,071,808	1,117,441	32,286	1,024,006	570,607	16,487
Valuation allowance	(161,800)	(23,000)	(664)	(246,127)	(113,252)	(3,272)

	910,008	1,094,441	31,622	777,879	457,355	13,215
Current deferred income tax liability—unrealized foreign exchange gain	(37,000)	(10,000)	(289)	(38,000)	—	—

Net current deferred income tax assets	873,008	1,084,441	31,333	739,879	457,355	13,215

Non-current deferred income tax assets
Unused tax credits	1,648,956	2,324,529	67,163	1,907,722	3,322,582	96,001
Accrued pension costs	64,308	498,087	14,391	470,466	117,726	3,401
Loss carryforward	—	455,589	13,164	411,192	531,815	15,366
Others	97,472	112,092	3,239	119,316	39,932	1,154

	1,810,736	3,390,297	97,957	2,908,696	4,012,055	115,922
Valuation allowance	(639,188)	(1,765,860)	(51,022)	(1,485,581)	(1,492,375)	(43,120)

	1,171,548	1,624,437	46,935	1,423,115	2,519,680	72,802

Non-current deferred income tax liabilities
Investment income	(636,815)	(206,500)	(5,967)	(382,640)	(144,000)	(4,161)
Unrealized foreign exchange gain	(7,185)	—	—	—	—	—
Goodwill amortization	(56,124)	(35,658)	(1,030)	(43,643)	(35,406)	(1,023)
Others	(245,234)	(237,164)	(6,852)	(376,277)	—	—

	(945,358)	(479,322)	(13,849)	(802,560)	(179,406)	(5,184)

Net non-current deferred income tax assets	226,190	1,145,115	33,086	620,555	2,340,274	67,618

In assessing the realizability of deferred income tax assets, the Company considers its future taxable earnings and expected timing for the reversal of temporary differences. In addition, in the event future taxable earnings do not materialize, the Company will consider executing certain tax planning strategies available to realize the deferred income tax assets. The valuation allowance is provided to reduce the gross deferred income tax assets to an amount which the Company believes will more likely

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

than not be realized. Deferred income tax assets and liabilities are classified in the consolidated balance sheets based on the classification of the related assets or liabilities or the expected timing of the reversal of temporary differences.

The U.S. Federal and California State net operating loss carryforward of ISE Labs as of June 30, 2003 approximated US$30,051 and US$24,243 with expiration in 2021 and 2006, respectively.

ISE Labs also has foreign net operating loss carryforwards of approximately US$151. Additionally, ISE Labs has alternative minimum tax credits of approximately US$383 for federal income tax and US$146 for state income tax purposes. These alternative minimum tax credits do not expire for federal and state income tax purposes.

A portion of the Company’s and ASE Test, Inc.’s income from the manufacturing, processing and testing of semiconductors is exempt from income tax for five years ending December 2005. ASE Test Malaysia has been granted pioneer status by Ministry of International Trade and Industry in Malaysia for five years from July 1, 1999 to June 30, 2004. The per share effect of this tax holiday is NT$0.26 in 2000, NT$0.01 in 2001 and NT$0.02 in 2002 and NT$0.01 (unaudited) and NT$0.02 for the six months ended June 30, 2002 and 2003.

d.	As of December 31, 2002 and June 30, 2003, unused tax credits of ROC subsidiaries which can be utilized to offset their future income tax are set forth below:

	December 31, 2002
Year of Expiry	ASE	ASE Chung Li	ASE Material	ASE Test, Inc.	Total
	NT$	NT$	NT$	NT$	NT$	US$
2003	115,750	4,176	27,252	191,821	338,999	9,769
2004	297,057	123,727	14,981	306,975	742,740	21,405
2005	624,821	—	25,332	109,809	759,962	21,901
2006	516,372	71,897	635,210	226,038	1,449,517	41,773

	1,554,000	199,800	702,775	834,643	3,291,218	94,848

	June 30, 2003
Year of Expiry	ASE	ASE Chung Li	ASE Material	ASE Test, Inc.	Total
	NT$	NT$	NT$	NT$	NT$	US$
2003	—	4,176	34,068	149,519	187,763	5,425
2004	296,870	122,824	235,410	306,975	962,079	27,798
2005	624,305	640	155,311	109,809	890,065	25,717
2006	484,054	106,391	200,806	177,542	968,793	27,992
2007	386,481	68,574	102,016	123,318	680,389	19,658

	1,791,710	302,605	727,611	867,163	3,689,089	106,590

In the ROC, the tax credits may be utilized to reduce up to 50% of income tax payable each year. In the expiring year, any remainder of unused tax credits can be used entirely.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Income tax returns of ASE and all its subsidiaries in Taiwan has been examined by the ROC tax authorities through 1999.

19.    EARNINGS PER SHARE

Since the Company incurred a loss from continuing operations for the year ended December 31, 2001 and for the six months ended June 30, 2002, and the Company’s common share equivalents attributable to the employees’ stock options had no dilutive effect in 2002 and for the six months ended June 30, 2003, only the basic earnings (loss) per share and per ADS are presented.

Diluted earnings per share for the year ended December 31, 2000 is calculated as follows:

The denominator is the weighted average number of outstanding shares of common stock of 2,677,602,508 shares in 2000. The numerator with consideration of the adjustment of ASE Test’s diluted EPS in 2000 is calculated as follows:

NT$
Net income	5,837,149
Less: Net income contributed from ASE Test	(1,816,985)
Add: ASE Test’s diluted EPS multiplied by the number of shares of ASE Test owned by the Company	1,685,617

As adjusted	5,705,781

Diluted earnings per ADS for the years ended December 31, 2002 and for the period ended June 30, 2003 is calculated as follows:

The denominator is the above-mentioned weighted average outstanding shares divided by five (one ADS represents five common shares). The numerator is the same as mentioned in the above EPS calculation.

The number of shares to be potentially issued from convertible bonds is as follow:

	2000	2001	2002
Convertible bonds—issued by the Company	95,400,000	38,537,822	—

Due to the Company’s net loss in 2001, all of the shares potentially issued from convertible bonds of 38,537,822 shares in 2001 were anti-dilutive. The share equivalents of the convertible bonds of 95,400,000 shares are excluded from the calculation in 2000 since there is no dilutive effect.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

20.    ASSETS PLEDGED OR MORTGAGED

Except for those mentioned in Note 14, the assets pledged or mortgaged as first priority collateral are summarized as follows:

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Land	—	—	—	575,577	593,784	17,156
Buildings and improvements	2,077,487	2,762,585	79,820	2,759,581	2,862,450	82,706
Machinery and equipment	9,021,120	8,629,757	249,343	8,220,852	9,970,568	288,083
Long-term investments	1,790,961	—	—	—	—	—
Pledged time deposits	140,949	428,743	12,388	1,558,788	168,156	4,859
Other assets—refundable time deposits	77,821	118,445	3,422	116,275	121,429	3,509
Short-term investment	—	260,120	7,516	498,000	90,000	2,600
Cash equivalents—commercial paper	—	552,416	15,961	—	—	—

	13,108,338	12,752,066	368,450	13,729,073	13,806,387	398,913

Total assets of ISE Labs amounting to NT$3,236,253 (US$93,506) as of December 31, 2002, which are excluded in the above schedule, have been pledged as collaterals for its long-term and short-term debts.

21. COMMITMENTS AND CONTINGENCIES AS OF DECEMBER 31, 2002 AND JUNE 30, 2003

a.	The Company, ASE Test, Inc., and ASE Material lease the land on which their buildings are situated under various operating lease agreements with the government expiring on various dates through September 2009 to 2012. The agreements grant these entities option to renew the leases and reserve the right for the lessor to adjust the lease charges upon an increase in the assessed value of the land and to terminate the leases under certain conditions. In addition, the Company, ASE Test, Inc., ASE Material and ISE Labs also lease equipment under non-cancellable capital lease agreements. The net book value as of December 31, 2001 and 2002 and June 30, 2003 of the equipment acquired under the capital obligations amounted to NT$276,287, NT$506,637 (US$14,638) and NT$624,101 (US$18,032), respectively. The future minimum lease payments under the above-mentioned operating leases are as follows:

	December 31, 2002		June 30, 2003
Operating Leases	NT$	US$	NT$	US$
Within the following year	317,426	9,172	415,656	12,010
Within the second year	278,496	8,047	390,045	11,270
Within the third year	276,170	7,980	341,868	9,878
Within the fourth year	255,656	7,386	255,724	7,389
Thereafter	580,162	16,762	479,855	13,864

Total minimum lease payments	1,707,910	49,347	1,883,148	54,411

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

The future minimum lease payments under above-mentioned capital leases as of December 31, 2002 and June 30, 2003 are as follows:

	December 31, 2002		June 30, 2003
Capital Leases	NT$	US$	NT$	US$
Within the following year	229,710	6,637	186,615	5,392
Within the second year	187,748	5,425	183,680	5,307
Within the third year	110,031	3,179	16,596	480

Total minimum lease payments	527,489	15,241	386,891	11,179
Less: Imputed interest	60,115	1,737	35,139	1,015

Present value of future lease obligations	467,374	13,504	351,752	10,164
Capital lease obligation, current	193,714	5,597	162,293	4,690

Capital lease obligation, long-term	273,660	7,907	189,459	5,474

b.    The Company, ASE Test, Inc., ASE Test Malaysia and ASE Chung Li (starting 1999) engage outside sales agencies. Commissions and service fees were paid based on monthly incurred service-related costs and expenses plus 5%-10% in 2001, 2002 and 2003 (starting August 2001, there is limited amounts prescribed for costs and expenses incurred) or based on 0.48%-1% in 2001, 2002 and 2003 of net export sales. Commissions and service fees paid in 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003 were approximately NT$762,159, NT$729,300, NT$734,322 (US$21,162), NT$338,371 (unaudited) and NT$456,096 (US$13,178), respectively.

c.    As of December 31, 2002 and June 30, 2003, commitments to purchase machinery and equipment were approximately NT$3,462,610 (US$99,787) and NT$4,832,662 (US$139,632), respectively.

d.    As of December 31, 2002 and June 30, 2003, commitments for construction of buildings were approximately NT$1,192,342 (US$34,361) and NT$324,482 (US$9,375), respectively.

e.    As of December 31, 2002 and June 30, 2003, unused letters of credit were approximately NT$1,298,648 (US$37,317) and NT$974,188 (US$28,148), respectively.

f.    The Company entered into technology license agreements with foreign companies which will expire on various dates through 2016 for the licensing of technology used in the packaging of certain products. Pursuant to such agreements, the Company shall pay royalties at a specified percentage of sales quantities. Such royalties in 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003 were approximately NT$199,836, NT$151,249, NT$176,711 (US$5,106) and NT$73,936 (unaudited) and NT$67,220 (US$1,942), respectively.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

g.    As of December 31, 2002 and June 30, 2003, the Company has endorsed and guaranteed the promissory notes of its subsidiaries as follows:

	December 31, 2002		June 30, 2003
	NT$	US$	NT$	US$
ASE (Labuan)	2,777,289	80,245	2,764,508	79,876
ASE (Philippines)	399,855	11,553	778,725	22,500
ASE Chung Li	758,450	21,914	754,959	21,813
ASE Material	1,638,790	47,350	1,734,470	50,115
ASE Test Finance	—	—	5,191,500	150,000
Omniquest Industrial	—	—	346,100	10,000
ASE Capital	160,000	4,623	—	—
ASE Investment	597,000	17,250	—	—
ASE Technologies	10,000	289	—	—

	6,341,384	183,224	11,570,262	334,304

22.    DERIVATIVE FINANCIAL INSTRUMENTS

Information on derivative transactions are as follows:

a.    Foreign currency option contracts

Because the Company, ASE Test, ASE Material and ASE Chung Li expect to receive U.S. dollars from export sales and to pay Japanese yen or NT dollars for long-term debts or short-term borrowings, these companies have occasionally entered into foreign currency option contracts to manage exposures to exchange rate fluctuations.

As of December 31, 2002, the outstanding contracts were as follows:

Contract	Amount		Strike Price US$/NT$		Maturity Date
Buy US$ Call/NT$ Put	US$	5 million	US$	1:NT$30.787	January 29, 2003
Buy US$ Call/NT$ Put	US$	5 million	US$	1:NT$30.781	February 26, 2003
Sell US$ Call/NT$ Put	US$	10 million	US$	1:NT$35.180	January 9, 2003

The loss arising from such outstanding contracts based on mark-to-market valuation as of December 31, 2002 was approximately NT$39,141 (US$1,131).

As of June 30, 2003, there were no outstanding contracts and there was no material gain or loss arising from such contract for the six months ended June 30, 2003.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

b.    Forward exchange contracts

The Company entered into forward contracts to manage exposures of foreign exchange rate fluctuations associated with its long-term debt. As of December 31, 2002, the outstanding contracts were as follows:

Contract	Amount		Strike Price US$/NT$		Maturity Date
Buy NT$/Sell US$	US$	5 million	US$	1:NT$34.174	January 29, 2003
Buy NT$ Sell US$	US$	5 million	US$	1:NT$34.167	February 26, 2003

As of June 30, 2003, there were no outstanding contracts, however, an exchange loss was incurred during the six months ended June 30, 2003 from such contracts of approximately NT$5,780 (US$167).

c.    Interest rate swap

In June 2002, the Company entered into two interest rate swap contracts with a foreign bank to manage exposures to interest rate fluctuations. These contracts would have expired in December 2004. In September 30, 2002, the Company settled these contracts and recorded net interest income of NT$107,910 (US$3,118).

d.    Transaction risk

1)    Credit risk

The Company is exposed to credit risk in the event of non-performance of the counter parties to forward contracts on maturity. In order to manage this risk, the Company transacts only with financial institutions with good credit ratings. As a result, no material losses resulting from counter party defaults are anticipated.

2)    Market risk

Market risk is the exposure created by potential exposures to changes of foreign exchange rate related to its foreign-currency denominated assets and/or liabilities and changes on interest rates related to its obligations.

3)    Liquidity risk and cash flow risk

The Company entered into European option contracts and forward exchange contracts to manage its exposure to the effect of exchange rate fluctuations on net assets or net liabilities. As the Company has sufficient operating capital to meet cash requirements upon the maturity of these contracts, the Company believes there are no significant liquidity or cash flow risks.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

23.    NON-DERIVATIVE AND DERIVATIVE FINANCIAL INSTRUMENTS

	December 31,
	2001		2002
	Carrying Values	Fair Values	Carrying Values	Fair Values	Carrying Values	Fair Values
	NT$	NT$	NT$	NT$	US$	US$
Non-derivative financial Instruments
Assets
Cash and cash equivalents	11,770,729	11,770,729	10,381,924	10,381,924	299,969	299,969
Short-term investments	4,601,172	4,642,062	2,038,020	2,040,066	58,885	58,944
Notes receivable	105,185	105,185	112,667	112,667	3,255	3,255
Accounts receivable—net	7,020,964	7,020,964	8,885,879	8,885,879	256,743	256,743
Long-term investments	9,530,398	11,026,363	6,566,734	4,297,778	189,735	124,177
Pledged time deposit	140,949	140,949	428,743	428,743	12,388	12,388
Other assets-refundable deposit	185,162	185,162	170,064	170,064	4,914	4,914
Sinking fund	1,568,057	1,568,057	—	—	—	—
Liabilities
Short-term borrowings	3,456,149	3,456,149	3,903,994	3,903,994	112,800	112,800
C/P and B/A payable	3,444,314	3,444,314	2,384,577	2,384,577	68,898	68,898
Notes and accounts payable	2,968,779	2,968,779	4,047,171	4,047,171	116,936	116,936
Long-term bonds payable (included current portion)	7,868,636	7,424,031	5,179,793	4,646,184	149,662	134,244
Long-term debts (included current portion)	26,277,018	26,277,018	29,211,986	29,211,986	844,033	844,033
Long-term payable for investments (included current portion)	3,611,294	3,611,294	3,327,118	3,327,118	95,882	95,882
Derivative financial instruments
Forward exchange contracts	—	—	(5,781)	(5,681)	(167)	(167)
European options	(136,751)	(136,751)	(39,141)	(39,141)	(1,131)	(1,131)
Cross currency swap contract	69,978	69,978	—	—	—	—

	June 30,
	2002		2003
	Carrying Values	Fair Values	Carrying Values	Fair Values	Carrying Values	Fair Values
	NT$	NT$	NT$	NT$	US$	US$
Non-derivative financial Instruments	(unaudited)
Assets
Cash and cash equivalents	7,608,358	7,608,358	11,553,454	11,553,454	333,818	333,818
Short-term investments	3,985,989	4,002,813	3,068,636	3,073,500	88,663	88,804
Notes receivable	86,425	86,425	41,247	41,247	1,192	1,192
Accounts receivable—net	7,598,944	7,598,944	8,985,614	8,985,614	259,625	259,625
Long-term investments	6,746,082	4,893,603	6,473,806	4,624,310	187,050	133,612
Pledged time deposit	1,564,256	1,564,256	5,192,349	5,192,349	150,025	150,025
Other assets-refundable deposit	184,921	184,921	297,052	297,052	8,583	8,583
Sinking fund	2,349,583	2,349,583	—	—	—	—
Liabilities
Short-term borrowings	4,318,543	4,318,543	2,890,768	2,890,768	83,524	83,524
C/P and B/A payable	1,948,639	1,948,639	1,494,686	1,494,686	43,187	43,187
Notes and accounts payable	3,826,123	3,826,123	4,212,175	4,212,175	121,704	121,704
Long-term bonds payable (included current portion)	7,847,975	6,633,775	5,377,923	2,091,811	155,385	60,439
Long-term debts (included current portion)	25,614,187	25,614,187	37,496,738	37,496,738	1,083,407	1,083,407
Long-term payable for investments (included current portion)	3,462,673	3,462,673	3,311,808	3,311,808	95,690	95,690

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

The carrying values of cash and cash equivalents, notes receivable, accounts receivable, short-term borrowings, commercial paper and bank acceptance payables and notes and accounts payable approximate fair values because of the short maturity of these instruments. The fair values of short-term and long-term investments are determined based on market values or net equity values. The recorded or book value of pledged time deposit, refundable deposits and sinking fund represents their fair values. The fair values of long-term bonds and payables for investments are determined based on the market value or the estimated present value of future cash flows using the interest rates of similar debt instruments which the Company is able to obtain as the discount rate. Fair value of long-term debts is carrying value because floating interest rates are applied. The derivative financial instruments are recorded at their fair market values.

24.    SEGMENT AND GEOGRAPHICAL INFORMATION

a.    Geographical sales information

1)    Net revenue:

	Year Ended December 31,
	2000		2001		2002
	NT$	% of Total Revenues	NT$	% of Total Revenues	NT$	US$	% of Total Revenues
America	33,089,214	65	24,930,813	65	26,922,752	22,418	59
Taiwan	12,639,373	25	10,222,723	27	11,342,210	9,444	25
Europe	1,905,646	4	1,508,919	4	2,766,981	2,304	6
Asia and other areas	3,259,144	6	1,705,371	4	4,554,895	3,793	10

	50,893,377	100	38,367,826	100	45,586,838	37,959	100

			Six Months Ended June 30,
			2002		2003
			NT$	% of Total Revenues	NT$	US$	% of Total Revenues
			(unaudited)
America			13,069,175	63	15,193,403	438,989	62
Taiwan			5,075,992	24	6,109,840	176,534	25
Europe			1,036,876	5	1,892,472	54,680	8
Asia and other areas			1,690,121	8	1,161,470	33,558	5

			20,872,164	100	24,357,185	703,761	100

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

2)    Long-lived assets:

	December 31,
	2001		2002
	NT$	% of Total Long-lived Assets	NT$	US$	% of Total Long-lived Assets
Taiwan	43,724,466	72	47,958,294	1,385,677	76
Asia	13,482,411	22	13,288,531	383,951	21
America	3,348,208	6	1,842,045	53,223	3

	60,555,085	100	63,088,870	1,822,851	100

	June 30,
	2002		2003
	NT$	% of Total Long-lived Assets	NT$	US$	% of Total Long-lived Assets
	(unaudited)
Taiwan	44,157,370	74	49,379,265	1,426,734	76
Asia	13,136,403	22	14,040,165	405,668	22
America	2,693,033	4	1,400,618	40,469	2

	59,986,806	100	64,820,048	1,872,871	100

b.    Major customers

Customers that account for 10% or more of total revenues are shown below:

	Year Ended December 31,
	2000		2001		2002
	NT$	% of Total Revenues	NT$	% of Total Revenues	NT$	US$	% of Total Revenues
Motorola, Inc.	11,256,760	22	7,164,415	19	7,703,767	222,011	17
VIA Technologies Inc.	5,185,434	10	4,413,854	12	3,837,476	110,590	8

			Six Months Ended June 30,
			2002		2003
			NT$	% of Total Revenues	NT$	US$	% of Total Revenues
			(unaudited)
Motorola, Inc.			3,166,676	15	2,751,295	79,494	11

c.    Reported segment information

The Company has three reportable segments: Packaging, Testing and Investing. The Company packages bare semiconductors into finished semiconductors with enhanced electrical and thermal characteristics; provides testing services, including front-end engineering testing, wafer probing and

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

final testing services; and engages in investing activities. The accounting policies of the segments are the same as those described in Note 2. Segment information for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003 is as follows:

	Packaging	Testing	Investing	All other	Total
	NT$	NT$	NT$	NT$	NT$
2000
Revenue from external customer	38,028,799	12,911,073	—	2,001,604	52,941,476
Inter-segment revenues	—	(142,712)	—	(1,905,387)	(2,048,099)
Interest revenue	265,737	45,112	182,915	60,416	554,180
Interest expense	1,200,236	375,257	461,791	54,954	2,092,238
Net interest revenue (expense)	(934,499)	(330,145)	(278,876)	5,462	(1,538,058)
Depreciation and amortization	4,423,814	3,815,237	59,704	295,044	8,593,799
Segment profit (loss)	6,191,070	3,541,102	(1,125,536)	(203,076)	8,403,560
Segment asset	53,385,822	31,155,426	16,810,253	6,989,663	108,341,164
Expenditures for segment assets	12,412,225	14,720,913	—	4,330,313	31,463,451
2001
Revenue from external customer	28,928,185	9,637,615	—	2,684,736	41,250,536
Inter-segment revenues	(30,000)	(178,340)	—	(2,674,370)	(2,882,710)
Interest revenue	283,733	36,138	172,866	10,866	503,603
Interest expense	1,260,786	310,571	565,071	106,451	2,242,879
Net interest revenue (expense)	(977,053)	(274,433)	(392,205)	(95,585)	(1,739,276)
Depreciation and amortization	5,186,067	5,466,435	24,489	450,294	11,127,285
Segment profit (loss)	(2,786,577)	(1,195,344)	800,266	196,156	(2,985,499)
Segment asset	51,397,373	32,968,822	11,508,993	10,451,144	106,326,332
Expenditures for segment assets	5,879,357	4,415,168	—	1,271,164	11,565,689
2002
Revenue from external customer	35,814,644	10,060,635	—	3,299,756	49,175,035
Inter-segment revenues	(14,291)	(276,628)	—	(3,297,278)	(3,588,197)
Interest revenue	277,096	12,619	90,127	12,751	392,593
Interest expense	1,109,241	183,967	639,896	38,124	1,971,227
Net interest expense	(832,145)	(171,348)	(549,769)	(25,373)	(1,578,634)
Depreciation and amortization	5,743,420	5,679,224	738	674,399	12,097,781
Segment profit (loss)	1,304,013	(2,797,405)	(654,314)	(561,999)	(2,709,705)
Segment asset	53,667,786	31,338,672	8,099,495	11,763,405	104,869,358
Expenditures for segment assets	9,054,519	4,393,023	—	2,302,265	15,749,807

(Continued)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

	Packaging	Testing	Investing	All Other	Total
	US$	US$	US$	US$	US$
2002
Revenue from external customer	1,034,806	290,686	—	95,341	1,420,833
Inter-segment revenues	(413)	(7,993)	—	(95,270)	(103,676)
Interest revenue	8,006	365	2,604	368	11,343
Interest expense	32,050	5,315	18,489	1,102	56,956
Net interest expense	(24,043)	(4,951)	(15,885)	(733)	(45,612)
Depreciation and amortization	165,947	164,092	21	19,486	349,546
Segment profit (loss)	37,677	(80,826)	(18,905)	(16,238)	(78,292)
Segment asset	1,550,644	905,480	234,022	339,885	3,030,031
Expenditures for segment assets	261,616	126,929	—	66,520	454,065

	Packaging	Testing	Investing	All Other	Total
	NT$	NT$	NT$	NT$	NT$
For the Six Months Ended June 30, 2002 (unaudited)
Revenue from external customer	16,252,011	4,617,874	—	2,279	20,872,164
Inter-segment revenues	(202,862)	—	—	(1,623,375)	(1,826,237)
Segment profit (loss)	766,466	(1,146,713)	(365,159)	(250,186)	(995,592)
Segment asset	51,793,208	31,703,111	8,656,701	10,298,469	102,451,489

For the Six Months Ended June 30, 2003
Revenue from external customer	19,008,122	5,287,044	—	62,019	24,357,185
Inter-segment revenues	(10,831)	—	—	(2,018,206)	(2,029,037)
Segment profit (loss)	148,004	(427,664)	(374,624)	(195,095)	(849,379)
Segment asset	57,486,368	31,087,892	14,619,294	11,836,663	115,030,217

	Packaging	Testing	Investing	All Other	Total
	US$	US$	US$	US$	US$
For the Six Months Ended June 30, 2003
Revenue from external customer	549,209	152,761	—	1,792	703,762
Inter-segment revenues	(313)	—	—	(58,313)	(58,626)
Segment profit (loss)	4,276	(12,357)	(10,824)	(5,637)	(24,542)
Segment asset	1,660,976	898,234	422,401	342,001	3,323,612

25.    ACQUISITIONS

In May 1999, ASE Test acquired 70% equity of ISE Labs, which is engaged in the testing and packaging of semiconductors. The purchase price, including transaction costs, approximated US$100.1 million (NT$3,464.5 million), and was paid in May 1999. In 2000, ASE Test purchased additional shares of ISE Labs in connection with a capital increase of ISE Labs for US$70.0 million (NT$2,422.7 million), purchased ISE Labs’ shares from minority shareholders for US$0.9 million (NT$31.1 million), and consequently owned an 80.4% equity interest in ISE Labs. In January 2002, ASE Test purchased the remaining 19.6% equity interest in ISE Labs from minority shareholders for US$50.2 million (NT$1,737.4 million). At December 31, 2002 and June 30, 2003, the total investment amount in ISE Labs was US$221.2 million (NT$7,655.7 million).

In July 1999, the Company and ASE Test purchased equity interests of 70.0% and 30.0%, respectively, in the Motorola SPS Businesses held through ASE Chung Li and ASE Korea, respectively. Both ASE Chung Li and ASE Korea are engaged in the packaging and testing of semiconductors. The total purchase price was approximately US$350,110 (NT$12,117,307). ASE Test

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

financed its portion of the purchase price with a US$160.0 million convertible bonds offering completed in June 1999 by ASE Test Finance (see Note 13), which was guaranteed by ASE Test. In addition, a portion of the purchase price would be paid by the Company in three annual installments ending in July 2002, contingent upon certain targets of revenue from packaging and testing services provided to Motorola being met. The Company was able to reasonably estimate the contingent amount and recorded US$70,000 (NT$2,422,700) as a payable at the time of purchase. The contingent portion of US$23,333 (NT$807,555) was due in July 2002. In 2002, the Company and Motorola re-negotiated the agreement for the payment of final installment to take place in three smaller installments ending in July 2004 contingent upon certain targets of revenue from packaging and testing services provided to Motorola being met.

As of December 31, 2002 and June 30, 2003, US$254,420 (NT$8,805,499) has been paid to Motorola and the remaining amount of US$95,690 (NT$3,311,808) is to be paid as follows:

	NT$	US$
2003	958,311	27,689
2004	2,353,497	68,001

	3,311,808	95,690

The acquisitions of the Motorola SPS Businesses and ISE Labs were accounted for by the purchase method. Assets acquired and liabilities assumed have been recorded at their estimated fair values as of the acquisition date. The purchase prices exceeded the fair value of the net tangible assets by about US$81.9 million for Motorola SPS Businesses and US$76.5 million for ISE Labs Inc. The purchase price in excess of fair value of net tangible assets was allocated to various tangible and intangible assets, which will be amortized on a straight-line basis over 3 to 38 years.

The calculation of excess amount for those acquisitions described above are as follows:

Acquires	Purchase Cost	Net Book Value	Excess
	US$	US$	US$
	(in millions)
ISE Labs	221.2	23.6	197.6
Motorola SPS Businesses	350.1	268.2	81.9

The excess purchase price was allocated as follows:

	ISE Labs	Motorola SPS Businesses
	US$	US$
	(in millions)
Item
Write-up of land	2.5	87.7
Write-up (write-down) in buildings	2.7	(11.5)
Write-up (write-down) in machinery	9.0	(8.4)
Deferred tax liability	(5.7)	—
Goodwill	189.1	14.1

	197.6	81.9

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

In the first quarter of 2000, ASE Test adjusted its allocation of purchase price by reducing the allocation to land by US$0.2 million, buildings by US$2.3 million, machinery by US$2.3 million, deferred tax liabilities by US$1.9 million and increasing the allocation to goodwill by US$3.8 million because impairment loss incurred arising from the disposition of the packaging operation of ISE Labs, which was a preacquisition contingency at the date of acquisition.

The purchase prices for Motorola SPS Businesses and ISE Labs acquisitions, are respectively allocated as follows:

	ISE Labs	Motorola SPS Businesses
	US$	US$
	(in millions)
Cash	4.3	45.2
Accounts receivable	14.3	30.3
Other current assets	0.7	6.9
Fixed assets—net	82.5	302.8
Other assets	3.5	2.6
Goodwill	189.1	14.1
Total liabilities	(59.4)	(51.8)
Minority interest	(13.8)	—

	221.2	350.1

26.    SUBSEQUENT EVENTS

In September 2003, the Company issued US$200,000 (NT$6,922,000) in aggregate principal amount of unsecured zero coupon convertible bonds due 2008. The convertible bonds are convertible into ASE Inc. common shares and ADSs. As of October 28, 2003, the Company had 300,000,000 common shares reserved for issuance in connection with these convertible bonds, these convertible bonds are convertible into ASE Inc. common shares at a conversion price of NT$37.716 (US$1.09) per common share.

On October 28, 2003, the Company entered into a merger agreement with ASE Chung Li and ASE Material pursuant to which ASE Chung Li and ASE Material will be merged with and into the Company, with the Company as the surviving corporation. Upon the completion of the merger, all of the assets and liabilities of ASE Chung Li and ASE Material will be owned and assumed by the Company, and the operations of ASE Chung Li and ASE Material will be integrated with the operations of the Company.

The merger is to be consummated by means of a share exchange pursuant to which the respective shareholders (other than the Company) of ASE Chung Li and ASE Material will receive shares of the Company in exchange for the common shares of each of ASE Chung Li and ASE Material.

The merger agreement has been approved by the board of directors of each of ASE Chung Li and ASE Material and by the shareholders of ASE Chung Li and ASE Material. Assuming the receipt of all necessary approvals and consents, the merger will be completed by July 1, 2004.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

On October 28, 2003, we entered into a joint venture agreement with Compeg to establish ASE-Compeg Technologies, Inc., which will initially focus on the sales and marketing of interconnect materials for packaging semiconductors. Pursuant to the joint venture agreement, the Company will own 60% of the equity interest in ASE-Compeg Technologies, Inc., and Compeg will own the remaining 40% of the equity interest.

The Company excepts that ASE-Compeg Technologies, Inc. will initially focus on meeting the substrates requirements and gradually expand its customer base to include integrated device manufactures and other backend subcontractors. The new company will initially utilize Compeg’s existing facilities in Ta Yuan, Taiwan, and is expected to establish new facilities as the existing facilities reach full capacity.

27.    SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE CORPORATION AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

The Company’s consolidated financial statements have been prepared in accordance with ROC GAAP, which differ in the following respects from U.S. GAAP:

a.    Pension benefits

The Company adopted U.S. Statement of Financial Accounting Standards (“U.S. SFAS”) No. 87, “Accounting for Pensions”, on January 1, 1987. A portion of the unrecognized net transition obligation at the adoption date is to be allocated directly to equity. ROC SFAS No. 18, which is substantially similar in many aspects to U.S. SFAS No. 87, was effective in 1996 for listed companies in Taiwan. Therefore, pension expense due to different adoption dates is adjusted.

b.    Short-term investments

Under ROC GAAP, marketable equity securities are carried at the lower of aggregate cost or market, and debt securities are carried at cost, with only unrealized losses recognized. Under U.S. SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, debt and equity securities that have readily determinable fair values are to be classified as either trading, available-for-sale or held-to-maturity securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and traded for short-term profit are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity.

All of the Company’s short-term investments are classified as trading securities under U.S. GAAP, with gains and losses recognized currently in income. The unrealized gain included in earnings under U.S. GAAP for the three years ended December 31, 2000, 2001, 2002 and the six-months ended June 30, 2002 and 2003 were as follows:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Unrealized gain (loss)	22,354	5,952	(38,844)	(1,122)	(24,066)	2,818	82

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

All of the Company’s short-term investments in mutual funds, stock and convertible debt are held principally for the purpose of selling them in the near term.

c.    Bonuses to employees, directors and supervisors

According to ROC regulations and the Articles of Incorporation of the Company, a portion of distributable earnings should be set aside as bonuses to employees, directors and supervisors. Bonuses to directors and supervisors are always paid in cash. However, bonuses to employees may be granted in cash or stock or both. All of these appropriations, including stock bonuses which are valued at par value of NT$10, are charged against retained earnings under ROC GAAP after such appropriations are formally approved by the board of directors and resolved by the shareholders in the following year. Under U.S. GAAP, such bonuses are charged against income currently in the year earned. Stock issued as part of these bonuses is recorded at fair market value. Since the amount and form of such bonuses are not finally determinable until the board of directors meeting in the subsequent year, the total amount of the aforementioned bonuses (“regular bonuses”) is initially accrued based on the management’s estimate regarding the amount to be paid based on the Company’s Articles of Incorporation. Any difference between the initially accrued amount and the fair market value of the bonuses settled by the issuance of shares is recognized in the year of approval by the board of directors. The management estimates that the regular annual bonuses from above appropriations, including cash and stock, will approximate three to four months’ salaries and wages.

Aside from the aforementioned regular bonus plan, the Company granted a special stock bonus to employees amounting to NT$1,536,396 in 1997 and NT$2,506,617 in 2000. Employees who received the special stock bonus are required to continue working for the Company for an additional three years. Accordingly, the amount of special stock bonuses is being allocated over three years as additional compensation expense in the consolidated statement of income under U.S. GAAP.

d.    Treasury stock

The common shares of the Company that are held by consolidated subsidiaries are, under U.S. GAAP, reflected as treasury stock in the consolidated balance sheet. Also, under U.S. GAAP, the minority interest reflected in the statements of income is adjusted to reflect the equity of the minority shareholders on the subsidiary’s equity in the net income of the Company. The mutual or reciprocal holdings had no material effect on the minority interest reported in the consolidated statements of income. In addition, under U.S. GAAP, the denominator used in calculating EPS is reduced by the number of the Company’s common shares held by the subsidiary as of the date the subsidiary acquired the shares. The adjustment to the denominator is 135,867,641 shares in 2000 and 164,441,865 shares in 2001, respectively. The capital gain (loss) from sales of treasury stock is deducted from or added to the consolidated balance of capital surplus.

Beginning January 1, 2002, the Company adopted ROC SFAS No. 30, “Accounting for Treasury Stock”, which requires shares of parent stock held by subsidiaries to be recorded as treasury stock. The effect is similar to U.S. GAAP except the reduction of the minority share of treasury stock is required under ROC GAAP. Prior to 2002, common shares of the Company held by subsidiaries were presented as a longterm investment in the consolidated balance sheets with the gain or loss on the sale of the treasury stock reflected in the consolidated statements of income.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Prospectively, any unrealized losses that have accumulated prior to the effective date of the new standard will be recorded to the income statement when the corresponding shares are sold under ROC GAAP.

e.    Depreciation of buildings

Under ROC GAAP, the estimated life of a building can be up to 55 years based on ROC practices. For U.S. GAAP purposes, the useful lives of buildings is estimated to be 25 years.

f.    Excess of book value on transfer of buildings between consolidated subsidiaries

ASE Test, Inc., a consolidated subsidiary, purchased buildings and facilities from another consolidated subsidiary, ASE Technologies, in 1997. The purchase price from ASE Technologies was based on market value. Such additional payment for the excess of book value of NT$17,667 was capitalized by ASE Test, Inc. as allowed under ROC GAAP. Under U.S. GAAP, transfers of assets between related parties should not be recorded by the transferee at stepped-up values.

g.    Gain on sales of subsidiary’s stock

The carrying value of stock investments in ASE Test by J&R Holding under ROC GAAP is different from that under U.S. GAAP mainly due to the differences in accounting for bonuses to employees, directors and supervisors.

h.    Effects of U.S. GAAP adjustments on equity-method investments

The carrying values of equity-method investments and the investment income (loss) accounted for by the equity method in HCDC, HCKC and USI are reflected in the consolidated financial statements under ROC GAAP. The financial statements of these equity investees prepared under ROC GAAP are different from the financial statements of such equity investees prepared under U.S. GAAP mainly due to the differences in accounting for bonuses to employees, directors and supervisors and depreciation of buildings. Therefore, the investment income (loss) has been adjusted to reflect the differences between ROC GAAP and U.S. GAAP in the investees’ financial statements.

i.    Impairment of long-lived assets

Under U.S. GAAP, in accordance with U.S. SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed by comparing undiscounted net cash flows of the assets against the net book value of the assets. If the recoverability test indicates that an impairment has occurred, the impairment loss is the amount of the asset’s net book value in excess of the related fair value. As there are no requirements related to the evaluation of recoverability of impairment of long-lived assets under ROC GAAP, the Company has selected the same accounting for impairment of long-lived assets as U.S. SFAS No. 144 for both ROC GAAP and U.S. GAAP reporting.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

j.    Stock dividends

Under ROC GAAP, stock dividends are recorded at par with a charge to retained earnings. Under U.S. GAAP, if the ratio of distribution is less than 25 percent of the same class of shares outstanding, the fair value of the shares issued should be charged to retained earnings. The difference for 2001 stock dividends would be treated as an additional reduction to retained earnings and increase to capital surplus amounting to NT$3,181 million (US$92 million).

k.    Stock option compensation

For U.S. GAAP reporting, the Company has elected to follow Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, which measures compensation expense based on the difference, if any, between the market price of the underlying common shares and the exercise price of the stock option on the date of the grant. The Company is required under U.S. SFAS No. 123, “Accounting for Stock-based Compensation”, to disclose the pro forma information regarding option grants to its employees computed as if the fair value method had been applied.

In May 2001, ASE Test’s directors exercised their stock options for 2,480,000 shares at US$3.50 per share under the 1996 option plan. The Company decided, based on resolution of its Board of Directors, to purchase these shares from the directors at the prevailing market price of US$14.27 per share on the same day the options were exercised. Under ROC GAAP, such a share purchase is accounted for as additional investments of ASE Test’s shares by the Company. However, under U.S. GAAP, the purchase of shares from employees within six months after exercise of a vested option creates a compensation expense equal to the difference between the market price of the share on the date of exercise and the market price on the date the options were granted. Consequently, compensation expense of NT$908,661 (US$26,254) was recorded by ASE Test.

l.    Derivative financial instruments

There are no specific accounting standards under ROC GAAP which address measurement for derivative instruments, except for foreign currency forward contracts. Under ROC GAAP, foreign-currency forward contracts are accounted for in a manner similar to that required under U.S. SFAS No. 52. Under U.S. GAAP, accounting for derivative instruments is covered under U.S. SFAS No. 133, as amended by U.S. SFAS No. 138, which requires that all entities recognize derivative instruments as assets and liabilities in the statement of financial position at fair value. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge. Under U.S. GAAP, the Company does not apply hedge accounting, and derivatives have historically been, and continue to be, recorded on the consolidated balance sheet at fair value, with the changes in fair values recorded through current period earnings.

m.    Goodwill

Under ROC GAAP, the Company amortizes goodwill arising from acquisitions over five to 20 years. Under U.S. GAAP, the Company adopted the provisions of U.S. SFAS No. 142 on January 1, 2002. U.S. SFAS No. 142 requires the Company to review for possible impairment of goodwill existing at the date of adoption and perform subsequent impairment tests on at least an annual basis. In addition, existing goodwill and intangible assets must be reassessed and classified consistently in

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

accordance with the criteria set forth in U.S. SFAS No. 141 and U.S. SFAS No. 142. As a result, the Company will no longer amortize goodwill. Definite lived intangible assets will continue to be amortized over their estimated useful lives. The Company completed its transitional impairment test on January 1, 2002 and found no impairment. The Company performed its annual impairment test during the fourth quarter and determined the goodwill related to the acquisition of ASE Test was impaired and recorded a charge of NT$2,213,045 (US$63,942). Total amortization expenses of goodwill under ROC GAAP in 2000, 2001, 2002 and for the six months ended June 30, 2002 and 2003 are NT$559,807, NT$692,919, NT$815,573 (US$23,565), NT$407,140 (unaudited) and NT$413,135 (US$11,937), respectively.

n.    Undistributed earnings tax

Undistributed earnings generated after 1997 are subject to a 10% tax in compliance with the Income Tax Law of the ROC. Under ROC GAAP, the 10% tax on undistributed earnings is recorded as an expense at the time shareholders resolve that the Company’s earnings shall be retained. Under U.S. GAAP, the Company measured its income tax expense, including the tax effects of temporary differences, using the rate that includes the tax on undistributed earnings.

o.    Impairment of long-term investments

ROC GAAP and U.S. GAAP require an assessment of impairment of long-term investments whenever events or circumstances indicate a decline in value may be other than temporary. The criteria for determination are similar under ROC GAAP and U.S. GAAP; however, the methods to measure the amount of impairment may be based on different estimates of fair values depending on the circumstances. When impairment is determined to have occurred, U.S. GAAP requires the market price to be used, if available, to determine the fair value of the long-term investment and measure the amount of impairment at the reporting date. Under ROC GAAP, if the market price is deemed to be a result of an inactive market, another measure of fair value may be used. As such, the Company determined an other-than-temporary impairment occurred in one of its long-term investments in an equity-method investee at December 31, 2002. The amount recorded for ROC GAAP was based on the difference between the carrying value and the net-asset value of the investee with adjustments made to significant assets of the investee as determined using appraised values and other appropriate information. The amount recorded for U.S. GAAP was based on the market price of the stock of the investee at December 31, 2002. The difference resulted in an additional impairment charge for 2002 under U.S. GAAP of NT$883.6 million (US$25.5 million). For the six months ended June 30, 2003, no impairment charge was incurred under U.S. GAAP as a result of the increase of the market price of the stock of investee companies.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

The following reconciles net income (loss) and shareholders’ equity under ROC GAAP as reported in the consolidated financial statements to the approximate net income (loss) and shareholders’ equity amounts as determined under U.S. GAAP, giving effect to adjustments for the differences listed above.

		Year Ended December 31,				Six Months Ended June 30,
		2000	2001	2002		2002	2003
		NT$	NT$	NT$	US$	NT$	NT$	US$
						(unaudited)
Net income (loss)
Net income (loss) based on ROC GAAP		5,837,149	(2,142,219)	129,035	3,728	(156,643)	12,368	357

Adjustments:
a.	Pension benefits (cost)	5,635	2,755	2,619	75	3,511	(1,469)	(42)
b.	Short—term investments	22,354	5,952	(38,844)	(1,122)	(24,066)	2,818	82
c.	Bonuses to employees, directors and supervisors:
	Accrued regular bonuses and adjustment	(929,348)	—	—	—	(437,720)	(28,195)	(815)
	Special stock bonuses	(929,901)	(963,572)	(835,539)	(24,142)	(417,770)	(417,769)	(12,071)
d.	Loss from sale of treasury stock	—	—	—	—	—	354,787	10,251
e.	Depreciation of building	(32,127)	(48,803)	(99,981)	(2,888)	(46,375)	(50,754)	(1,466)
f.	Excess of book value of building transferred between consolidated subsidiaries	432	432	432	12	216	216	6
g.	Restate carrying value and related capital gain from sale of long-term investment	—	39,002	—	—	—	—	—
h.	Effects for U.S. GAAP adjustments on equity-method investees	(51,825)	(33,785)	198,839	5,745	95,398	91,723	2,650
k.	Stock option compensation	—	(908,661)	—	—	—	—	—
m.	Goodwill
	Amortization	—	—	815,573	23,565	407,140	413,135	11,937
	Impairment loss	—	—	(2,213,045)	(63,942)	—	—	—
o.	Impairment loss on equity-method investee	—	—	(883,620)	(25,530)	—	—	—
Effect of U.S. GAAP adjustment on income tax		6,553	6,978	10,783	311	5,414	5,455	158
Effect of U.S. GAAP adjustments on minority interest		1,074	(4,682)	(160,517)	(4,638)	(77,602)	(72,592)	(2,098)

Net increase (decrease) in net income		(1,907,153)	(1,904,384)	(3,203,300)	(92,554)	(491,854)	297,355	8,592

Net income (loss) based on U.S. GAAP		3,929,996	(4,046,603)	(3,074,265)	(88,826)	(648,497)	309,723	8,949

Earnings (loss) per share
Basic		1.34	(1.32)	(0.99)	(0.03)	(0.21)	0.10	0.00
Diluted		1.29	(1.32)	(0.99)	(0.03)	(0.21)	0.10	0.00
Earnings (loss) per ADS
Basic		6.69	(6.59)	(4.97)	(0.14)	(1.05)	0.50	0.01
Diluted		6.47	(6.59)	(4.97)	(0.14)	(1.05)	0.50	0.01
Number of weighted average shares outstanding		2,938,004,535	3,071,234,458	3,090,678,225	3,090,678,225	3,090,678,225	3,116,581,301	3,116,581,301
Number of ADS		587,600,907	614,246,892	618,135,645	618,135,645	618,135,645	623,316,260	623,316,260

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

		Year Ended December 31,				Six Months Ended June 30,
		2000	2001	2002		2002	2003
		NT$	NT$	NT$	US$	NT$	NT$	US$
						(unaudited)

Shareholders’ equity
Shareholders’ equity based on ROC GAAP		43,669,214	41,946,321	39,430,666	1,139,285	38,741,978	42,611,426	1,231,188

Adjustments:
a.	Pension benefits	(42,159)	(39,404)	(36,785)	(1,063)	(35,893)	(38,254)	(1,105)
b.	Restatement of short–term investments	34,938	40,890	2,046	59	16,824	4,864	141
c.	Bonuses to employees, directors and supervisors	(113,600)	—	—	—	(69,523)	(16,566)	(479)
d.	Treasury stocks
	Reversal of unrealized loss	487,752	367,662	367,662	10,623	367,662	12,876	372
	Classification of treasury stock	(2,919,411)	(3,017,964)	(378,138)	(10,926)	(378,138)	(23,351)	(675)
e.	Effect of U.S. GAAP adjustments on useful life	(127,423)	(176,226)	(276,207)	(7,981)	(222,601)	(326,961)	(9,447)
f.	Excess of book value of building transferred between related parties	(16,191)	(15,759)	(15,327)	(443)	(15,543)	(15,111)	(437)
g.	Restate carrying value of subsidiaries’ long-term investment	(47,621)	(8,619)	(8,619)	(249)	(8,619)	(8,619)	(249)
h.	Effects of the above adjustments on equity-method investments	(238,873)	(272,658)	(73,819)	(2,133)	(177,260)	17,904	517
k.	Stock option compensation	—	(908,661)	(908,661)	(26,254)	(908,661)	(908,661)	(26,254)
m.	Goodwill
	Amortization	—	—	815,573	23,565	407,140	1,228,708	35,502
	Impairment loss	—	—	(2,213,045)	(63,942)	—	(2,213,045)	(63,942)
o.	Impairment loss on equity- method investments	—	—	(883,620)	(25,530)	—	(883,620)	(25,530)
Effect of U.S. GAAP adjustments on income tax		21,723	28,701	39,484	1,141	34,115	44,939	1,298
Effect on U.S. GAAP adjustments on minority interest		20,741	16,059	(144,458)	(4,174)	(61,543)	(217,050)	(6,272)

Net decrease in shareholders’ equity		(2,940,124)	(3,985,979)	(3,713,914)	(107,307)	(1,052,040)	(3,341,947)	(96,560)

Shareholders’ equity based on U.S. GAAP		40,729,090	37,960,342	35,716,752	1,031,978	37,689,938	39,269,479	1,134,628

Changes in shareholders’ equity based on U.S. GAAP
Balance, beginning of year		26,569,687	40,729,090	37,960,342	1,096,803	37,960,342	35,716,752	1,031,978
Convertible bonds converted into common shares		35,653	—	—	—	—	—	—
Capital increase in cash through the Issuance of American Depositary shares		4,137,910	—	—	—	—	—	—
Net income (loss) for the period		3,929,996	(4,046,603)	(3,074,265)	(88,826)	(648,497)	309,723	8,949
Adjustment for common shares issued as bonuses to employees, directors and supervisors		1,811,607	963,572	835,539	24,142	785,967	419,119	12,111
Translation adjustment for subsidiaries		894,255	749,128	(126,378)	(3,651)	(530,121)	(54,240)	(1,568)
Adjustment from changes in ownership percentage of investees		3,405,909	(320,785)	102,888	2,973	103,621	27,601	797
Unrealized loss on long-term investment in shares of stock		(59,077)	(15,508)	18,626	537	18,626	—	—
Effect of change in exchange rate		3,150	—	—	—	—	—	—
Sale (purchase) of treasury stock		—	(98,552)	—	—	—	2,850,524	82,361

Balance, end of year		40,729,090	37,960,342	35,716,752	1,031,978	37,689,938	39,269,479	1,134,628

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

A reconciliation of the significant balance sheet accounts to the approximate amounts as determined under U.S. GAAP is as follows:

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Short-term investments
As reported	4,601,172	2,038,020	58,885	3,985,989	3,063,082	88,503
U.S. GAAP adjustments
Restatement of investments to fair value	40,890	2,046	59	16,824	4,864	141

As adjusted	4,642,062	2,040,066	58,944	4,002,813	3,067,946	88,644

Long-term investments
As reported	9,530,398	6,566,734	189,735	6,746,082	6,473,806	187,050
U.S. GAAP adjustments
Treasury stock	(2,649,484)	—	—	—	—	—
Equity investments	(272,658)	(73,819)	(2,133)	(177,260)	17,904	517
Impairment loss	—	(883,620)	(25,530)	—	(883,620)	(25,530)

As adjusted	6,608,256	5,609,295	162,072	6,568,822	5,608,090	162,037

Buildings and improvement
As reported	14,640,855	16,656,394	481,260	15,762,242	17,450,226	504,196
U.S. GAAP adjustments
Effect of U.S. GAAP adjustments on useful life	(176,226)	(276,207)	(7,981)	(222,601)	(326,961)	(9,447)
Excess of book value of building transferred between related parties	(15,759)	(15,327)	(443)	(15,543)	(15,111)	(437)

As adjusted	14,448,870	16,364,860	472,836	15,524,098	17,108,154	494,312

Other assets
As reported	1,342,269	2,640,187	76,284	1,973,066	4,212,552	121,715
U.S. GAAP
Effect of U.S. GAAP adjustments on income tax	28,701	39,484	1,141	34,115	44,939	1,299

As adjusted	1,370,970	2,679,671	77,425	2,007,181	4,257,491	123,014

Consolidated debits
As reported	5,248,919	5,541,808	160,122	5,758,954	5,099,567	147,343
U.S. GAAP adjustments
Restated carrying value of subsidiaries’ long-term investment	(917,280)	(917,280)	(26,503)	(917,280)	(917,280)	(26,503)
Goodwill amortization	—	815,573	23,565	407,140	1,228,708	35,502
Goodwill impairment loss	—	(2,213,045)	(63,942)	—	(2,213,045)	(63,942)

As adjusted	4,331,639	3,227,056	93,242	5,248,814	3,197,950	92,400

Current liabilities
As reported	21,268,927	24,389,976	704,709	25,068,507	29,451,114	850,942
U.S. GAAP adjustments—bonuses to employees, directors and supervisors	—	—	—	69,523	16,566	479

As adjusted	21,268,927	24,389,976	704,709	25,138,030	29,467,680	851,421

Accrued pension cost
As reported	294,438	416,671	12,039	495,456	484,187	13,990
U.S. GAAP adjustments—pension benefits	39,404	36,785	1,063	35,893	38,254	1,105

As adjusted	333,842	453,456	13,102	531,349	522,441	15,095

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

As a result of the adjustments presented above, the approximate amounts of total assets based on U.S. GAAP are NT$102,364,516, NT$101,347,163 (US$2,928,262), NT$101,576,884 (unaudited) and NT$111,970,615 (US$3,235,211) as of December 31, 2001, 2002 and June 30, 2002 and 2003, respectively. Total liabilities based on U.S. GAAP are NT$52,277,056, NT$55,397,148 (US$1,600,611), NT$52,680,229 (unaudited) and NT$62,788,101 (US$1,814,161) as of December 31, 2001, 2002 and June 30, 2002 and 2003, respectively.

28.    ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

a.    Recent accounting pronouncements

In June 2001, the FASB issued U.S. SFAS No. 143, “Accounting for Asset Retirement Obligations”. The statement requires, among other provisions, retirement obligations to be recognized when they are incurred and displayed as liabilities, with a corresponding amount capitalized as part of the related long-lived asset. The capitalized element is required to be expensed using a systematic and rational method over its useful life. U.S. SFAS No. 143 was adopted by the Company on January 1, 2003 and did not have a material impact on the Company’s U.S. GAAP financial information.

In April 2002, the FASB issued U.S. SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Among other things, this statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, which required all gains and losses from the early extinguishment of debt to be aggregated and, if material, classified as extraordinary. This statement now requires those gains and losses to be classified as unusual and infrequently occurring events and transactions. The statement was effective upon issuance in April 2002 for prospective transactions. The adoption of this statement would require the Company to reclassify the extraordinary loss recognized for ROC GAAP to unusual and unfrequent events for U.S. GAAP. The Company’s management believes there is no impact to other financial information under U.S. GAAP.

In June 2002, the FASB issued U.S. SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. U.S. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity should be measured at fair value and recorded when it meets the definition of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements”. U.S. SFAS No. 146 superceded EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (Including Certain Costs Incurred in Restructuring)”, which required recognition of a liability for costs associated with an exit or disposal activity when the company committed to an exit/disposal plan. U.S. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Restatement of prior periods is not required. U.S. SFAS No. 146 applies to future restructuring activities and the application of U.S. SFAS No. 146 has no impact on the Company’s U.S. GAAP financial information.

In December 2002, the FASB issued U.S. SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, and amended U.S. SFAS No. 123 “Accounting for Stock Based Compensation”. This statement provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

respect to stock-based employee compensation. This statement is effective January 1, 2003. The Company has elected not to account for stock-based employee compensation using the fair value based method of accounting set forth in U.S. SFAS No. 123 and U.S. SFAS No. 128, but to continue to provide the disclosure requirements under U.S. SFAS No. 123. Accordingly, this statement will not affect the consolidated financial statement of the Company until the Company decides to adopt the fair value based method of accounting set forth in U.S. SFAS No. 123 and U.S. SFAS No. 128.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. The interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information on its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. Beginning January 1, 2003, the Company adopted FIN No. 45, and had no impact on its financial position, cash flows or results of operations.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51”. FIN No. 46 requires a primary beneficiary to consolidate a variable interest entity (“VIE”) if it has a VIE that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. FIN No. 46 applies immediately to VIEs created after January 31, 2003, and to VIEs in which the entity obtains an interest after that date. For VIEs acquired before February 1, 2003, the effective date for compliance is January 1, 2004. Beginning February 1, 2003, the Company adopted FIN No. 46, and had no impact on its results of operations, financial position and cash flows.

In November 2002, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables”, related to the timing of revenue recognition for arrangements in which goods or services or both are delivered separately in a bundled sales arrangement. The EITF requires that when the deliverables included in this type of arrangement meet certain criteria, they should be individually accounted for as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenue recognized in a bundled sales arrangement. The allocation of revenue to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items, the residual method may be used under certain circumstances, otherwise, revenue should be recognized at such time that all services have been performed and all products have been delivered. This method requires the full fair value amount to be allocated to the undelivered items. This would result in a discount, if any, being allocated to the delivered items. This consensus is effective for arrangements entered into in fiscal periods beginning after June 15, 2003. This consensus will not have a significant impact on its results of operations, financial position and cash flows.

In April 2003 the Financial Accounting Standards Board issued Statement No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”), The Statement

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FIN 45 and (4) amends certain other existing pronouncements.

SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003.

The provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively.

The Company does not expect that the adoption of this Statement will have a material impact on its results of operations and financial position.

In May 2003 the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position.

SFAS 150 affects an issuer’s accounting for three types of freestanding financial instruments, namely:

•	Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

•	Financial instruments, other than outstanding shares, that do or may require the issuer to buy back some of its equity shares in exchange for cash or other assets.

•	Unconditional obligations that can be settled with equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s equity shares.

SFAS 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety.

In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS 150 also requires disclosures about alternative ways of settling such instruments and the capital structure of entities, all of whose shares are mandatorily redeemable.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company is currently evaluating the impact of SFAS 150 on its results of operations and financial position.

b.    Pension

Set forth below is pension information disclosed in accordance with U.S. FAS No. 132:

	Year Ended December 31,
	2000	2001	2002
	NT$	NT$	NT$	US$
Components of net periodic benefit cost
Service cost	120,528	116,657	191,707	5,539
Interest cost	30,241	28,968	36,102	1,043
Expected return on plan assets	(14,575)	(21,630)	(23,003)	(665)
Amortization of prior service cost	8	1,468	1,557	45

Net periodic benefit cost	136,202	125,463	206,363	5,962

Changes in benefit obligation
Benefit obligation at beginning of year	465,674	650,032	722,024	20,862
Service cost	120,528	116,657	191,707	5,539
Interest cost	30,241	28,968	36,102	1,043
Actuarial (gain) loss	34,025	(69,978)	288,441	8,334
Benefits paid	(436)	(3,655)	(145)	(4)

Benefit obligation at end of year	650,032	722,024	1,238,129	35,774

Change in plan assets
Fair value of plan assets at beginning of year	208,289	311,737	412,036	11,905
Actual return on plan assets	12,408	13,324	10,157	293
Employer contribution	91,476	90,468	85,050	2,457
Benefits paid	(436)	(3,493)	(145)	(4)

	311,737	412,036	507,098	14,651

Funded status	338,295	309,988	731,031	21,122
Unrecognized actuarial gain (loss)	(45,795)	26,947	(270,641)	(7,820)

Net amount recognized (recognized as accrued pension cost)	292,500	336,935	460,390	13,302

Actuarial assumptions:
Discount rate	6.0%	5.0%	3.5%
Rate of compensation increase	4.0%-5.0%	3.0%-4.0%	3.0%
Expected return on plan assets	6.0%	5.0%	3.5%

The Company has no other post-retirement or post-employment benefit plans.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

c.    Short-term investments

At December 31, 2001, 2002 and June 30, 2002 and 2003, certain investments carried at cost under ROC GAAP were restated under U.S. SFAS No. 115:

	December 31,
	2001			2002
	Carrying Value	Fair Value	Unrealized Holding Gains	Carrying Value	Fair Value	Unrealized Holding Gains	Carrying Value	Fair Value	Unrealized Holding Gains
	NT$	NT$	NT$	NT$	NT$	NT$	US$	US$	US$
Short-term investments	4,601,172	4,642,062	40,890	2,038,020	2,040,066	2,046	58,885	58,944	59

	June 30,
	2002			2003
	Carrying Value	Fair Value	Unrealized Holding Gains	Carrying Value	Fair Value	Unrealized Holding Gains	Carrying Value	Fair Value	Unrealized Holding Gains
	NT$	NT$	NT$	NT$	NT$	NT$	US$	US$	US$
		(unaudited)
Short-term investments	3,985,989	4,002,813	16,824	$3,063,082	3,067,946	4,864	88,503	88,644	141

d.    Income taxes expense (benefit)

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Income tax currently payable (tax benefit)	1,080,704	(101,310)	(66,469)	(1,920)	(186,607)	(149,127)	(4,309)
Net change in deferred income tax assets (liabilities) for the period	(158,691)	(456,911)	(1,261,021)	(36,435)	(177,748)	(543,584)	(15,706)
Income tax on undistributed earnings	147,379	335,065	174,478	5,041	55,019	170,281	4,920
Adjustment of prior years’ income taxes	(10,177)	17,018	1,905	55	1,812	5,228	151

	1,059,215	(206,138)	(1,151,107)	(33,259)	(307,524)	(517,202)	(14,944)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Reconciliation between the income tax calculated on pretax financial statement income based on the statutory tax rate and the income tax expense (benefit) which conforms to U.S. GAAP is as follows:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Tax (benefit) based on pre-tax accounting income (loss) at statutory rate	2,732,461	(830,326)	(1,064,135)	(30,746)	(238,684)	(27,224)	(787)
Add (less) tax effects of:
Permanent differences
Tax-exempt income
Tax holiday	(700,749)	(26,413)	(52,126)	(1,506)	(35,275)	(59,140)	(1,709)
Gain from sale of securities	(51,415)	(31,711)	(16,798)	(485)	(13,662)	(6,043)	(174)
Bonus to employee and directors	464,812	240,893	52,221	1,509	53,468	27,873	805
Other	7,368	—	65,259	1,885	(5,962)	4,537	131
Tax credits
Utilized	(1,231,247)	(253,227)	(331,255)	(9,571)	(289,657)	(292,020)	(8,437)
Deferred	(299,217)	342,563	139,224	4,022	165,417	(340,694)	(9,844)
Income taxes (10%) on undistributed earnings	147,379	335,065	54,598	1,578	55,019	170,281	4,920
Adjustment of prior year’s income tax	(10,177)	17,018	1,905	55	1,812	5,228	151

Income tax expense (benefit)	1,059,215	(206,138)	(1,151,107)	(33,259)	(307,524)	(517,202)	(14,944)

The abovementioned taxes on pretax accounting income (loss) at the statutory rates for domestic and foreign entities are shown below:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Domestic entities in ROC (25% statutory rate)	2,064,193	(752,228)	(282,713)	(8,168)	(83,568)	43,369	1,253
Foreign entities
ASE Korea (30.8% statutory rate)	2,153	—	—	—	—	8,879	256
ISE Labs (33% statutory rate)	439,169	(92,487)	(725,744)	(20,969)	(138,740)	(51,660)	(1,493)
ASE Test Malaysia (30% statutory rate)	226,946	14,389	(55,678)	(1,609)	(16,376)	(27,812)	(803)

	2,732,461	(830,326)	(1,064,135)	(30,746)	(238,684)	(27,224)	(787)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Deferred income tax assets and liabilities as of December 31, 2001, 2002 and June 30, 2002 and 2003 are summarized as follows:

	December 31,			June 30,
	2001	2002		2002	2003
	NT$	NT$	US$	NT$	NT$	US$
				(unaudited)
Current deferred income tax assets
Unused tax credits	378,075	966,689	27,931	594,406	366,507	10,590
Provision for inventory obsolescence	41,502	38,212	1,104	31,506	39,712	1,147
Accrued interest on convertible bonds	163,289	—	—	194,042	—	—
Provision for doubtful accounts and sales allowance	68,432	23,305	673	71,167	21,208	613
Unrealized foreign exchange loss	108,721	49,351	1,426	64,195	43,778	1,265
Loss carryforward	214,013	—	—	36,398	75,433	2,180
Other	97,776	39,884	1,152	32,292	23,969	692

	1,071,808	1,117,441	32,286	1,024,006	570,607	16,487
Valuation allowance	(161,800)	(23,000)	(664)	(246,127)	(113,252)	(3,272)

	910,008	1,094,441	31,622	777,879	457,355	13,215
Current deferred income tax liabilities—unrealized foreign exchange gain	(37,000)	(10,000)	(289)	(38,000)	—	—

	873,008	1,084,441	31,333	739,879	457,355	13,215

Non-current deferred income tax assets
Unused tax credits	1,648,956	2,324,529	67,163	1,907,722	3,322,582	96,001
Accrued pension costs	64,308	498,087	14,391	470,466	117,726	3,401
Loss carryforward	—	455,589	13,164	411,192	531,815	15,366
Others	126,173	151,576	4,380	153,431	84,871	2,453

	1,839,437	3,429,781	99,098	2,942,811	4,056,994	117,221
Valuation allowance	(639,188)	(1,765,860)	(51,022)	(1,485,581)	(1,492,375)	(43,120)

	1,200,249	1,663,921	48,076	1,457,230	2,564,619	74,101

Non-current deferred income tax liabilities
Investment income	(636,815)	(206,500)	(5,967)	(382,640)	(144,000)	(4,161)
Unrealized foreign exchange gain	(7,185)	—	—	—	—	—
Goodwill amortization	(56,124)	(35,658)	(1,030)	(43,643)	(35,406)	(1,023)
Others	(245,234)	(237,164)	(6,852)	(376,277)	—	—

	(945,358)	(479,322)	(13,849)	(802,560)	(179,406)	(5,184)

	254,891	1,184,599	34,227	654,670	2,385,213	68,917

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

e.    Employee stock option plans

ASE Option Plan

Information regarding the Company’s 2002 employee stock option plan is as follows:

		Outstanding Option Rights
	Option Rights Available	Number of Option	Weighted Average Exercise
	(In Thousands)	(In Thousands)	NT$
Option rights authorized	160,000	—
Options granted	(145,989)	145,989	20.80

Options exercised	—	—
Options cancelled	—	—

Balance, June 30, 2003	14,011	145,989

On August 22, 2003, a total of 13,979,000 options was issued at a initial exercise price of NT$24.60 per share and the remaining 32,000 options were forfeited.

ASE Test Option Plan

ASE Test currently maintains five stock option plans, the 1996 Executive Management Option Plan (the “1996 Plan”), the 1997 Option Plan, the 1998 Option Plan, the 1999 Option Plan and the 2000 Option Plan. Up to 10,000,000 shares, 3,200,000 shares, 1,600,000 shares, 2,000,000 shares and 12,000,000 shares have been reserved for issuance under the 1996, 1997, 1998, 1999 and 2000 Option Plans, respectively.

The 1996, 1997, 1998, 1999 and 2000 Option Plans granted the following stock options to purchase the ASE Test shares which are exercisable based on a vesting schedule over a period of five years until the expiration of options, to directors, officers and key employees. If any granted shares are forfeited, the shares may be granted again, to the extent of any such forfeiture.

Each aforementioned option exercise price was equal to the stock’s market price on the date of grant. Options granted under the 1996, 1997 and 1998 Option Plans expire 5 years after grant. Options granted under the 1999 and 2000 Option Plan expire 10 years after grant.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

Information regarding the option plans of ASE Test is presented below:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Values
		US$	US$
Beginning balance—January 1, 2000	12,624,374	9.07
Option granted	412,000	25.00	13.44

Option exercised	(1,263,041)	6.31
Option forfeited	(287,184)	14.14

Ending balance—December 31, 2000	11,486,149	9.82
Option granted	10,158,650	8.94	4.24

Option exercised	(5,221,508)	3.81
Option forfeited	(114,706)	17.11

Ending balance—December 31, 2001	16,308,585	11.15
Option granted	414,500	0.36	10.46

Option exercised	(2,420,591)	8.62
Option forfeited	(882,051)	9.88
Option expired	(89,080)	13.84

Ending balance—December 31, 2002	13,331,363	11.55

Options exercisable at:
December 31, 2000	6,902,529	6.13
December 31, 2001	6,233,453	11.89
December 31, 2002	5,199,349	13.50

Significant option groups outstanding at December 31, 2002 and the related weighted average exercise price and remaining contractual life information are as follows:

	Outstanding		Exercisable		Weighted Average Remaining Life
	Shares	Weighted Average Price	Shares	Weighted Average Price
		US$		US$	Years
Options which exercise price of:
US$20.00–US$30.00	2,833,440	20.70	1,904,200	20.52	5.3
US$11.00–US$16.50	1,275,349	11.20	822,099	11.12	1.2
US$6.10–US$9.15	9,222,574	8.79	2,473,050	8.88	8.1

Options outstanding at December 31, 2002	13,331,363		5,199,349

U.S. SFAS No. 123, “Stock-Based Compensation” effective in 1996, establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. Under U.S. SFAS No. 123, the Company and ASE Test have elected to use the intrinsic value-based method and provide pro forma disclosures of net income and earnings per share as if the fair value accounting provisions of this statements had been adopted.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

The Company and ASE Test have computed for pro forma disclosure purposes the fair value of each option grant, as defined by U.S. SFAS No. 123, using the Black-Scholes option pricing model with the following assumptions:

ASE	2002
Risk free interest rate	3.88%
Expected dividend yield	0%
Expected lives	5.0 years
Volatility	58.76%

ASE Test	2000	2001	2002
Risk free interest rate	6.61–6.75%	3.62–4.66%	2.58–4.48%
Expected dividend yield	0%	0%	0%
Expected lives	3.4–5.0 years	3.4 years	5.0 years
Volatility	55.53%	62.14%	62.14%

For purposes of pro forma disclosure, the estimated fair value of the options are amortized to expense over the option rights vesting periods. Had the Company and ASE Test recorded compensation costs based on the estimated grant date fair value, as defined by U.S. SFAS No. 123, the Company’s net income (loss) under U.S. GAAP would have been reduced to the pro forma amounts below.

	Year Ended December 31,
	2000	2001	2002
	NT$	NT$	NT$	US$
Net income (loss) based on U.S. GAAP	3,929,996	(4,046,603)	(3,074,265)	(88,826)
Stock—based compensation expense (net of related tax effects)	(247,800)	(305,085)	(331,872)	(9,589)
Pro forma net income (loss)	3,682,196	(4,351,688)	(3,406,137)	(98,415)
Report EPS—basic	1.34	(1.32)	(0.99)	(0.03)
Report EPS—diluted	1.29	(1.32)	(0.99)	(0.03)
Pro forma EPS—basic	1.25	(1.42)	(1.10)	(0.03)
Pro forma EPS—diluted	1.21	(1.42)	(1.10)	(0.03)
Reported EPS per ADS—basic	6.69	(6.59)	(4.97)	(0.14)
Reported EPS per ADS—diluted	6.47	(6.59)	(4.97)	(0.14)
Pro forma EPS per ADS—basic	6.27	(7.08)	(5.51)	(0.16)
Pro forma EPS per ADS—diluted	6.05	(7.08)	(5.51)	(0.16)

The pro forma amounts reflect compensation expense related to 1996, 1997, 1998, 1999 and 2000 option plans of ASE Test granted and vested only. In future years, the annual compensation expense may increase relative to the fair value of the options granted and vested in those future years.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

f.    According to U.S. SFAS No. 130, the statement of comprehensive income (loss) for the years ended December 31, 2001 and 2002, and for the six months ended June 30, 2002 and 2003 are presented below:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Net income (loss) based on U.S. GAAP	3,929,996	(4,046,603)	(3,074,265)	(88,826)	(648,497)	309,723	8,949
Translation adjustment on subsidiaries—net of income tax expense of NT$223,564 and NT$187,282 in 2000 and 2001, and income tax benefit of NT$31,595 in 2002, and income tax benefit of NT$132,530 (unaudited) and NT$13,560 for the six months ended June 30, 2002 and 2003	670,691	561,846	(94,783)	(2,739)	(397,591)	(40,680)	(1,175)

Comprehensive Income (Loss)	4,600,687	(3,484,757)	(3,169,048)	(91,565)	(1,046,088)	269,043	7,774

g.    U.S. GAAP cash flow information

The following represents the major caption of cash flow under U.S. GAAP pursuant to U.S. SFAS No. 95:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Cash flows
Net cash provided by operating activities	17,308,069	10,595,115	11,313,800	326,894	5,218,722	6,585,069	190,265
Net cash used in investing activities	(33,392,038)	(14,082,951)	(13,167,238)	(380,446)	(7,467,123)	(6,464,126)	(186,770)
Net cash provided by (used in) financing activities	17,759,155	618,555	530,491	15,328	(1,523,500)	1,163,122	33,606

Net increase (decrease) in cash and cash equivalents	1,675,186	(2,869,281)	(1,322,947)	(38,224)	(3,771,901)	1,284,065	37,101
Cash and cash equivalents, beginning of period	11,809,112	14,166,495	11,770,729	340,096	11,770,729	10,381,924	299,969
Effect of exchange rate changes in cash	682,197	473,515	(65,858)	(1,903)	(390,470)	(112,535)	(3,252)

	14,166,495	11,770,729	10,381,924	299,969	7,608,358	11,553,454	333,818

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

The significant reclassifications for U.S. GAAP cash flow statements pertain to the following:

1)	The effect of exchange rate changes on cash is shown in the reconciliation of the beginning balance and ending balance of cash (as opposed to operating activities under ROC GAAP)

2)	Compensation to directors and supervisors and bonuses to employees is shown in the operating activity under U.S. GAAP (as opposed to financing activities under ROC GAAP).

3)	Purchases of treasury stock is shown in the financing activities under U.S. GAAP (as opposed to investing activities under ROC GAAP).

h.    Goodwill

As of January 1, 2002, the Company adopted U.S. SFAS No. 142, “Goodwill and Other Intangible Assets”, which requires that goodwill no longer be amortized, and instead, be tested for impairment on a periodic basis. In conjunction with the implementation of U.S. SFAS No. 142, the Company completed a goodwill impairment review as of January 1, 2002 using a fair-value based approach in accordance with the provision of the standard and found no impairment.

Based on acquisitions completed as of June 30, 2001, application of the goodwill non-amortization provisions resulted in a decrease in amortization of approximately NT$815.6 million (US$23.6 million) for 2002. The Company completed its annual goodwill impairment test as of December 31, 2002 and determined impairment of NT$2,213.0 million (US$63.9 million) of the remaining goodwill associated with its acquisition of ASE Test. As of December 31, 2002 and June 30, 2003, the Company had goodwill of NT$3,227.0 million (US$93.2 million) and NT$3,198.0 million (US$92.4 million), which was primarily in the reporting units of the testing operations.

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

The following pro forma information reconciles the net income (loss) and earnings (loss) per share reported for 2000 and 2001 to adjusted net income (loss) and earnings (loss) per share, which reflect the adoption of U.S. SFAS No. 142 and compares the adjusted information to the current year results:

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Net income (loss) based on U.S. GAAP	3,929,996	(4,046,603)	(3,074,265)	(88,826)	(648,497)	309,723	8,949
Goodwill amortization	559,807	653,917	—	—	—	—	—

Net income (loss), as adjusted	4,489,803	(3,392,686)	(3,074,265)	(88,826)	(648,497)	309,723	8,949

Earnings (loss) per share
Basic earnings (loss) per share, as reported	1.34	(1.32)	(0.99)	(0.03)	(0.21)	0.10	0.00
Goodwill amortization	0.19	0.21	—	—	—	—	—
Basic earnings (loss) per share, as adjusted	1.53	(1.11)	(0.99)	(0.03)	(0.21)	0.10	0.00
Diluted earnings (loss) per share, as reported	1.29	(1.32)	(0.99)	(0.03)	(0.21)	0.10	0.00
Goodwill amortization	0.19	0.21	—	—	—	—	—
Diluted earnings (loss) per share, as adjusted	1.48	(1.11)	(0.99)	(0.03)	(0.21)	0.10	0.00
Earnings (loss) per ADS
Basic earnings (loss) per share, as reported	6.69	(6.59)	(4.97)	(0.14)	(1.05)	0.47	0.01
Goodwill amortization	0.95	1.06	—	—	—	—	—
Basic earnings (loss) per share, as adjusted	7.64	(5.53)	(4.97)	(0.14)	(1.05)	0.47	0.01
Diluted earnings (loss) per share, as reported	6.47	(6.59)	(4.97)	(0.14)	(1.05)	0.47	0.01
Goodwill amortization	0.95	1.06	—	—	—	—	—
Diluted earnings (loss) per share, as adjusted	7.42	(5.53)	(4.97)	(0.14)	(1.05)	0.47	0.01

Changes in the carrying amount of goodwill for the years ended December 31, 2001 and 2002 and for the six months ended June 30, 2003, by reportable segment, are as follows:

	Packaging	Testing	Total
	NT$	NT$	NT$	US$
Balance as of January 1, 2001	597,725	4,336,077	4,933,802	142,554
Goodwill amortized during the period	(84,214)	(562,257)	(646,471)	(18,679)
Translation adjustment	(3,898)	40,260	36,362	1,051

Balance as of December 31, 2001	509,613	3,814,080	4,323,693	124,926
Goodwill acquired during the period	24,169	1,140,009	1,164,178	33,637
Goodwill impairment	(354,280)	(1,858,765)	(2,213,045)	(63,942)
Translation adjustment	(7,461)	(40,309)	(47,770)	(1,380)

Balance as of December 31, 2002	172,041	3,055,015	3,227,056	93,241
Translation adjustment	(1,552)	(27,554)	(29,106)	(841)

Balance as of June 30, 2003	170,489	3,027,461	3,197,950	92,400

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003

(Amounts in Thousands, Except Share Data and Unless Otherwise Stated)

i.    Earnings per share

The following table represents the computation of basic earnings per share for each of the periods ended :

	Year Ended December 31,				Six months Ended June 30,
	2000	2001	2002		2002	2003
	NT$	NT$	NT$	US$	NT$	NT$	US$
					(unaudited)
Net income (loss)	3,929,996	(4,046,603)	(3,074,265)	(88,826)	(648,497)	309,723	8,949
Weighted average shares outstanding
Basic	2,938,004,535	3,071,234,458	3,090,678,225	3,090,678,225	3,090,678,225	3,116,581,301	3,116,581,301
Effective of dilutive securities	—	—	—	—	—	—	—
Diluted	2,938,004,535	3,071,234,458	3,090,678,225	3,090,678,225	3,090,678,225	3,116,581,301	3,116,581,301

Diluted earnings per share for the year ended December 31, 2000 are calculated as follows:

The denominator is the weighted average number of outstanding shares of common stock of 2,938,004,535 shares in 2000. The numerator with consideration of the adjustment of ASE Test’s diluted EPS in 2000 is calculated as follows:

NT$
Net income	3,929,996
Less: Net income contributed from ASE Test	(1,715,291)
Add: ASE Test’s diluted EPS multiplied by the number of shares of ASE Test owned by the Company	1,588,821

As adjusted	3,803,526

Due to the Company’s net loss for 2001, 2002 and for the six months ended June 30, 2002 under U.S. GAAP, all of the outstanding stock options of 145,989,000 shares in 2002 and shares potentially issued from convertible bonds of 38,537,822 shares in 2001 were anti-dilutive. Had the Company earned a profit for 2001 and 2002, the share equivalents of the convertible bonds of 38,537,822 shares and the stock option of 145,989,000 shares, respectively, would have been added to the basic weighted average shares outstanding to calculate the diluted weighted averages shares outstanding.

Also, the employee stock options of the Company had no-dilutive effect for the six months ended June 30, 2003.

The average number of shares outstanding for EPS calculation has been adjusted retroactively for issuance of stock dividends. The retroactive adjustment caused the basic EPS before income tax and after income tax for the year ended December 31, 2000 to decrease from NT$1.99 to NT$1.56 and NT$1.70 to NT$1.34 and the diluted EPS before income tax and after income tax for the year ended December 31, 2000 to decrease from NT$1.94 to NT$1.51 and NT$1.66 to NT$1.29, respectively.

ANNEX A—THE SECURITIES MARKETS OF THE ROC

The information provided in this section has been extracted from various government and other publicly available publications. References to the ROC Securities and Futures Commission in this section include both the ROC Securities and Futures Commission and the ROC Securities and Exchange Commission, its predecessor.

In September 1960, the ROC Government established the ROC Securities and Exchange Commission to supervise and control all aspects of the existing domestic securities market and the Taiwan Stock Exchange began to take shape soon thereafter. In the 1970s and the early 1980s, the ROC government implemented a number of steps designed to upgrade the quality and importance of the ROC securities markets, such as encouraging listing on the Taiwan Stock Exchange and establishing an over-the-counter market. In the mid-1980s, the ROC government began to revise its laws and regulations in a manner designed to facilitate the gradual internationalization of the ROC securities markets. In 1997, the ROC Securities and Exchange Commission was renamed the ROC Securities and Futures Commission.

The Taiwan Stock Exchange

In 1961, the ROC Securities and Futures Commission, working together with private interests, established the Taiwan Stock Exchange to provide a marketplace for securities trading. The Taiwan Stock Exchange is a corporation owned by government-controlled and private banks and enterprises. The Taiwan Stock Exchange is independent of entities transacting business through it, each of which pays a user’s fee. Subject to limited exceptions, all transactions in listed securities by brokers, traders and integrated securities firms, that is, firms which are permitted to combine the activities of brokerage, dealing and underwriting, must be made through the Taiwan Stock Exchange.

The Taiwan Stock Exchange commenced operations in 1962. During the early 1980s, the ROC Securities and Futures Commission more actively encouraged new listings on the Taiwan Stock Exchange and the number of listed companies grew from 119 in 1983 to 666 as of November 30, 2003. As of November 30, 2003, the total market value of shares listed on the Taiwan Stock Exchange was approximately NT$12,146.9 billion.

The instruments traded on the Taiwan Stock Exchange have primarily been limited to common shares and bonds. However, legislative revisions and the current attitude of the ROC Securities and Futures Commission regarding liberalization of securities regulations have encouraged some innovation. In 1988, the Ministry of Finance permitted the issue of the ROC’s first exchangeable bonds. These bonds were exchangeable at the option of the bondholders into shares of companies owned by the issuers. Since 1989, there have been offerings of domestic convertible bonds and convertible preferred shares. In addition, beneficiary units evidencing beneficiary interests in closed-end investment funds and bonds issued by supra-national financial institutions are also listed on the Taiwan Stock Exchange and traded on the GreTai Securities Market.

The ROC Securities and Futures Commission has promulgated regulations that would permit foreign issuers to list their equity securities on the Taiwan Stock Exchange. To date, only five foreign issuers have been approved to list their securities on the Taiwan Stock Exchange in the form of depositary receipts. The Taiwan Stock Exchange has established specific requirements for listing based on the number and distribution of a company’s shareholders, years in existence, amount of paid-in capital and profitability.

For a company to be listed on the Taiwan Stock Exchange, it must have been established for at least five fiscal years, have paid-in capital of at least NT$600 million at the time of applying for listing and have at least 1,000 registered shareholders, including not fewer than 500 shareholders holding between 1,000 and 50,000 shares each. These 500 shareholders must together hold either at least

20% of the outstanding shares or at least 10 million shares. The company may not have an accumulated deficit for the previous fiscal year and the pre-tax net profit and operating profit levels of the company must meet either of the following requirements: (1) having exceeded 6% of paid-in capital for each of the previous two fiscal years or having exceeded 6% in average of the paid-in capital for the previous two fiscal years with the profitability of the most recent fiscal year being superior to that of the preceding fiscal year; or (2) having been no less than 3% of the paid-in capital for each of the previous five fiscal years. However, certain special listing criteria apply to high-tech companies and key businesses engaging in national economic development.

The GreTai Securities Market

To complement the Taiwan Stock Exchange, the GreTai Securities Market was established in September 1982 on the initiative of the ROC Securities and Futures Commission. In early 1988, the ROC Securities and Futures Commission promulgated regulations designed to encourage trading of securities of companies whose securities do not qualify for listing on the Taiwan Stock Exchange. As of November 30, 2003, 415 companies had listed their equity securities on the GreTai Securities Market and the total market capitalization of those companies was approximately NT$1,129.8 billion.

Taiwan Stock Exchange Index

The Taiwan Stock Exchange Index is calculated on the basis of a wide selection of listed shares weighted according to the number of shares outstanding. This weighted average method is also used for the Standard and Poor’s Index in the United States and the Nikkei Stock Average in Japan. The Taiwan Stock Exchange Index is complied by dividing the market value by the base day’s total market value for the index shares. The Taiwan Stock Exchange Index is the oldest and most widely quoted market index in Taiwan.

The weighing of stocks in the index is fixed as long as the number of shares outstanding remains constant. When the total number of shares outstanding changes, the weight of each stock is adjusted. Stock splits and stock dividends are adjusted automatically. Cash dividends are not included in the calculation.

The following table sets forth, for the periods indicated, information relating to the Taiwan Stock Exchange Index.

Period	No. of Listed Companies at Period Ended	Index High	Index Low	Index at Period End
1992	256	5,391.63	3,327.67	3,377.06
1993	285	6,070.56	3,135.56	6,070.56
1994	313	7,183.75	5,194.63	7,124.66
1995	347	7,051.49	4,503.37	5,173.73
1996	375	6,982.81	4,690.22	6,933.94
1997	404	10,116.84	6,820.35	8,187.27
1998	437	9,277.09	6,251.38	6,418.43
1999	462	8,608.91	5,475.00	8,448.84
2000	531	10,202.20	4,614.60	4,739.09
2001	584	6,104.20	3,446.30	5,551.24
2002	638	6,462.30	3,850.04	4,452.45
2003 (through November 30)	666	6,142.32	4,139.50	5,771.77

Source: Status of Securities Listed on Taiwan Stock Exchange—Taiwan Stock Exchange.

As indicated above, the performance of securities traded on the Taiwan Stock Exchange has in recent years been characterized by extreme price volatility.

Price Limits, Commissions, Transaction Tax and Other Matters

The Taiwan Stock Exchange has placed limits on block trading and on the range of daily price movements. Transactions that involve 500 trading lots (500,000 shares) or more must be registered and executed under Taiwan Stock Exchange guidelines. Fluctuations in the price of securities traded on the Taiwan Stock Exchange are currently subject to a restriction of 7% above and below the previous day’s closing price (or reference price set by the Taiwan Stock Exchange if the previous day’s closing price is not available because of lack of trading activity) in the case of equity securities and 5% in the case of debt securities. The price limit for movements below the previous day’s closing price has been modified from time to time by the Ministry of Finance based on market conditions.

The ROC Securities and Futures Commission has indicated that the limits on the share price movements may be further relaxed or abolished entirely. Brokerage commission rates can be any rates not exceeding 0.1425% of the transaction price; provided that the rates are required to be reported to the Taiwan Stock Exchange. A securities transaction tax, currently levied at the rate of 0.3% of the transaction price, is payable by the seller of debt securities other than government bonds. Pursuant to the amended Statute of Upgrading Industries, which came into effect on February 1, 2002, no securities transaction tax will be imposed on the transfer of corporate bonds and financial debentures until December 31, 2009. Sales of shares of companies listed on the Taiwan Stock Exchange are currently sold in “round lots” of 1,000 shares. Investors who would like to sell less than 1,000 shares of a listed company occasionally experience delays in effecting these sales. Transactions that include 500 trading lots, that is 500,000 shares, or more must be registered and executed pursuant to Taiwan Stock Exchange guidelines.

Regulation and Supervision

The ROC Securities and Futures Commission has extensive regulatory authority over public companies. Public companies are generally required to obtain approval from, or register with, the ROC Securities and Futures Commission for all securities offerings. The ROC Securities and Futures Commission has promulgated regulations requiring, unless otherwise exempted, periodic reporting of financial and operating information by all public companies. In addition, the ROC Securities and Futures Commission establishes standards for financial reporting and carries out licensing and supervision with respect to the other participants in the ROC securities market.

The ROC Securities and Futures Commission has responsibility for implementation of the Securities and Exchange Law and for overall administration of governmental policies in the ROC securities market. It has extensive regulatory authority over the offering, issuing and trading of securities. In addition, the Securities and Exchange Law specifically empowers the ROC Securities and Futures Commission to promulgate necessary rules.

The Securities and Exchange Law prohibits market manipulation. For example, it permits an issuer to recover certain short-term trading profits made through purchases and sales within six months by directors, managerial personnel, supervisors (together with the spouses, minor children and nominees of these parties) and stockholders (together with the spouses, minor children and nominees of the stockholders) holding 10% or more of the shares of the issuer. The Securities and Exchange Law prohibits trading by “insiders” based on non-public information that materially affects share price movements. According to the Securities and Exchange Law, the term “insiders” includes directors, supervisors, managers (together with the spouses, minor children and nominees of these parties) and shareholders (together with the spouses, minor children and nominees of these parties) holding 10% or more of the issuing company’s shares; any person who has learned material, non-public information due to an occupational or controlling relationship with the issuing company and any person who has learned material, non-public information from any of the foregoing. Sanctions include prison terms. In addition, damages may be awarded to persons injured by the transaction.

The Securities and Exchange Law also imposes criminal liability on certified public accountants and lawyers who make false certifications in their examination and audit of an issuer’s contracts, reports and other evidentiary documents that are related to securities transactions. ROC Securities and Futures Commission regulations require that financial reports of listed companies be audited by accounting firms consisting of at least three certified public accountants and be signed by at least two certified public accountants.

In addition, the Securities and Exchange Law provides for civil liability for material misstatements or omissions made by issuers, and regulation of tender offers.

The ROC Securities and Futures Commission does not have criminal or civil enforcement powers under the Securities and Exchange Law. Criminal actions may be pursued only by the government prosecutors, civil actions may only be brought by plaintiffs who assert that they have suffered damages. The ROC Securities and Futures Commission is directly empowered to curb abuses and violations of applicable laws and regulations only through administrative measures such as the issuance of warnings, temporary suspension of operation, imposition of administrative fines and revocation of licenses.

In addition to providing a market for securities trading, the Taiwan Stock Exchange reviews applications by ROC issuers to list securities on the Taiwan Stock Exchange. If issuers of listed securities violate relevant laws and regulations or encounter significant difficulties, the Taiwan Stock Exchange may, with the approval of the ROC Securities and Futures Commission, delist securities of these issuers.

ANNEX B—FOREIGN INVESTMENT AND EXCHANGE CONTROLS IN THE ROC

Foreign Investment

Historically, foreign investment in the ROC securities market has been restricted. From 1983 onwards, however, the ROC government has from time to time enacted legislation and adopted regulations to make it possible for non-ROC persons (other than PRC persons) to invest in the ROC securities market.

On September 30, 2003, the Executive Yuan approved the amendment to Regulations Government Investment in Securities by Overseas Chinese and Foreign Nationals (the “Regulations”) which took effect on October 2, 2003. According to the Regulations, the ROC Securities and Futures Commission abolished the mechanism of the so-called “qualified foreign institutional investors” and “general foreign investors” as stipulated in the Regulations before the amendment.

Under the Regulations, foreign investors are classified as either “onshore foreign investors” or “offshore foreign investors” according to their respective geographical location. Both onshore and offshore foreign investors are allowed to invest in ROC securities after they register with the Taiwan Stock Exchange. The Regulations further classify foreign investors into foreign institutional investors and foreign individual investors. “Foreign institutional investors” refer to those incorporated and registered in accordance with foreign laws outside of the ROC (i.e., offshore foreign institutional investors) or their branches set up and recognized within the ROC (i.e., onshore foreign institutional investors). Offshore foreign institutional investors are required to apply for a prior approval from the Central Bank of China before they can register with the Taiwan Stock Exchange. Offshore overseas Chinese and foreign individual investors are not required to apply for Central Bank of China approval, but a maximum investment ceiling will be separately determined by the ROC Securities and Futures Commission after consultation with the Central Bank of China. On the other hand, foreign institutional investors are not subject to any ceiling for investment in the ROC securities market.

Depositary Receipts

In April 1992, the ROC Securities and Futures Commission enacted regulations permitting ROC companies listed on the Taiwan Stock Exchange to sponsor the issuance and sale to foreign investors of depositary receipts evidencing depositary shares representing shares of capital stock of ROC companies. In December 1994, the ROC Ministry of Finance allowed companies whose shares are traded on the GreTai Securities Market, in addition to companies listed on the Taiwan Stock Exchange, upon approval of the ROC Securities and Futures Commission, to sponsor the issuance and sale of depositary receipts evidencing depositary shares representing shares of capital stock.

In the past, for depositary shares that represented new shares, three months after the issuance of the depositary receipts, a holder of the depositary receipts (other than citizens of the PRC and entities organized under the laws of the PRC) could request the depositary to either cause the underlying shares to be sold in the ROC and to distribute the sale proceeds to the holder or to withdraw from the depositary receipt facility the shares represented by the depositary receipts and transfer the shares to the holder. For depositary shares that represent previously issued and existing shares, a holder of the depositary receipts (other than citizens of the PRC and entities organized under the laws of the PRC) could, immediately after the issuance of the depositary receipts, request the depositary to either cause the underlying shares to be sold in the ROC and to distribute the sale proceeds to the holder or to withdraw from the depositary receipt facility the shares represented by the depositary receipts and transfer the shares to the holder. The Executive Yuan and the Securities and Futures Commission recently amended the relevant regulations such that the three-month withdrawal restriction has been removed. Accordingly, a holder of depositary receipts (other than citizens of the

PRC and entities organized under the laws of the PRC) may now withdraw shares after the issuance of the depositary receipts representing new shares to the extent permitted under the deposit agreement (in practice, four to seven business days thereafter).

We or the foreign depositary bank may not increase the number of depositary receipts by depositing shares in a depositary receipt facility or issuing additional depositary receipts against these deposits without specific ROC Securities and Futures Commission approval, except in limited circumstances. These circumstances include issuances of additional depositary receipts in connection with:

(1)	dividends on or free distributions of shares;

(2)	the exercise by holders of existing depositary receipts of their pre-emptive rights in connection with capital increases for cash; or

(3)	if permitted under the deposit agreement and custody agreement, the deposit of common shares purchased by any person directly or through a depositary bank on the Taiwan Stock Exchange or the GreTai Securities Market (as applicable) or held by such person for deposit in the depositary receipt facility.

Under current ROC laws and regulations, the term “any person” referred to in the (3) above may be interpreted to mean either (a) any foreign national or overseas Chinese investor (excluding any ROC investors) or (b) any foreign or ROC investor. It is expected that the Securities and Futures Commission will clarify this issue in its forthcoming review and amendment of the Guidelines for Offering and Issuance of Overseas Securities by Issuers.

However, the total number of deposited shares outstanding after an issuance under the circumstances described in clause (3) above may not exceed the number of deposited shares previously approved by the ROC Securities and Futures Commission plus any depositary receipts created under the circumstances described in clauses (1) and (2) above. Issuances of additional depositary receipts under the circumstances described in clause (3) above will be permitted to the extent that previously issued depositary receipts have been canceled and the underlying shares have been withdrawn from the depositary receipt facility.

Under current ROC law, a non-ROC holder of ADSs who withdraws the underlying shares must appoint an eligible local agent to:

(1)	open a securities trading account with a local securities brokerage firm;

(2)	remit funds; and

(3)	exercise rights on securities and perform other matters as may be designated by the holder.

In addition, a withdrawing non-ROC holder must appoint a local bank to act as custodian for handling confirmation and settlement of trades, safekeeping of securities and cash proceeds and reporting of information. Under existing ROC laws and regulations, without this account, holders of ADSs that withdraw and hold the common shares represented by the ADSs would not be able to hold or transfer the common shares, whether on the Taiwan Stock Exchange or otherwise.

Holders of ADSs withdrawing common shares represented by ADSs who are non-ROC persons are required under current ROC laws and regulations to appoint an agent in the ROC for filing tax returns and making tax payments. The agent, a “tax guarantor”, must meet qualifications set by the ROC Ministry of Finance and, upon appointment, becomes a guarantor of the withdrawing holder’s ROC tax payment obligations. In addition, under current ROC law, repatriation of profits by a non-ROC withdrawing holder is subject to the submission of evidence of the appointment of a tax guarantor to, and approval thereof by, the tax authority or submission of tax clearance certificates or submission of evidencing documents issued by such agent so long as the capital gains from securities transactions are exempt from ROC income tax. As required by the Central Bank of China, if repatriation by a holder is based on a tax clearance certificate, the aggregate amount of the cash dividends or interest on bank deposits converted into foreign currencies to be repatriated by the holder shall not exceed the amount of:

(1)	the net payment indicated on the withholding tax voucher issued by the tax authority;

(2)	the net investment gains as indicated on the holder’s certificate of tax payment; or

(3)	the aggregate transfer price as indicated on the income tax return for transfer of tax deferred dividend shares, whichever is applicable.

Under existing ROC laws and regulations relating to foreign exchange control, a depositary may, without obtaining further approvals from the Central Bank of China or any other governmental authority or agency of the ROC, convert NT dollars into other currencies, including U.S. dollars, in respect of the following: proceeds of the sale of shares represented by depositary receipts, proceeds of the sale of shares received as stock dividends and deposited into the depositary receipt facility and any cash dividends or cash distributions received. In addition, a depositary, also without any of these approvals, may convert inward remittances payments into NT dollars for purchases of underlying shares for deposit into the depositary receipt facility against the creation of additional depositary receipts. A depositary may be required to obtain foreign exchange approval from the Central Bank of China on a payment-by-payment basis for conversion from NT dollars into other currencies relating to the sale of subscription rights for new shares. Proceeds from the sale of any underlying shares by holders of depositary receipts withdrawn from the depositary receipt facility may be converted into other currencies without obtaining Central Bank of China approval. Proceeds from sale of any underlying shares by holders of depositary receipts withdraw from the depositary receipt facility may be converted into other currencies without obtaining Central Bank of China approval. Proceeds from the sale of the underlying shares withdrawn from the depositary receipt facility may be used for reinvestment in the Taiwan Stock Exchange or the GreTai Securities Market, subject to first registering with the Taiwan Stock Exchange and, if applicable, subject to obtaining the approval from the Central Bank of China (if the holder of depositary receipts is a foreign company, that is, a company incorporated in a jurisdiction other than the ROC under the laws of such foreign jurisdiction).

Overseas Corporate Bonds

Since 1989, the ROC Securities and Futures Commission has approved a series of overseas bonds issued by ROC companies listed on the Taiwan Stock Exchange in offerings outside the ROC. Under current ROC law, overseas corporate bonds can be:

(1)	converted by bondholders, other than citizens of the PRC and entities organized under the laws of the PRC, into shares of ROC companies; or

(2)	subject to ROC Securities and Futures Commission approval, may be converted into depositary receipts issued by the same ROC company or by the issuing company of the exchange shares, in the case of exchangeable bonds.

The relevant regulations also permit public issuing companies to issue corporate debt in offerings outside the ROC. Proceeds from the sale of the shares converted from overseas convertible bonds may be used for reinvestment in securities listed on the Taiwan Stock Exchange or traded on the GreTai Securities Market, subject to first registering with the Taiwan Stock Exchange and, if applicable, subject to obtaining the approval from the Central Bank of China (if the holder of overseas convertible bonds is a foreign company, that is, a company incorporated in a jurisdiction other than the ROC under the laws of such foreign jurisdiction).

Direct Share Offerings

The ROC Government has promulgated regulations to permit ROC companies listed on the Taiwan Stock Exchange or the GreTai Securities Market to issue shares directly (not through depositary receipt facility) overseas.

Foreign Investment Approval

With the exception of investors under the Regulations and investors in overseas corporate bonds and depositary receipts, under existing ROC laws and regulations relating to foreign investment, investors (both institutional and individual) who are not ROC persons and wish to make direct investments in the shares of ROC companies are required to submit a Foreign Investment Approval application to the Investment Commission of the ROC Ministry of Economic Affairs or other government authority. The Investment Commission or other government authority reviews each Foreign Investment Approval application and approves or disapproves each application after consultation with other governmental agencies (such as the Central Bank of China and the ROC Securities and Futures Commission).

Under current law, any non-ROC person possessing a Foreign Investment Approval may repatriate annual net profits, interest and cash dividends attributable to the approved investment. Stock dividends attributable to the investment, investment capital and capital gains attributable to such investment may be repatriated by the non-ROC person possessing a foreign investment approval after approvals of the Investment Commission or other government authorities have been obtained.

In addition to the general restriction against direct investment by non-ROC persons in securities of ROC companies, non-ROC persons (except in limited cases) are currently prohibited from investing in certain industries in the ROC pursuant to a Negative List, as amended by the Executive Yuan. The prohibition on foreign investment in the prohibited industries specified in the Negative List is absolute in the absence of specific exemption from the application of the Negative List. Pursuant to the Negative List, certain other industries are restricted so that non-ROC persons (except in limited cases) may invest in these industries only up to a specified level and with the specific approval of the relevant competent authority which is responsible for enforcing the relevant legislation which the Negative List is intended to implement.

Exchange Controls

The Foreign Exchange Control Statute and regulations provide that all foreign exchange transactions must be executed by banks designated to handle the business, by the ROC Ministry of Finance or by the Central Bank of China. Current regulations favor trade-related foreign exchange transactions. Consequently, foreign currency earned from exports of merchandise and services may now be retained and used freely by exporters, and all foreign currency needed for the importation of merchandise and services may be purchased freely from the designated foreign exchange banks.

Trade aside, ROC companies and resident individuals may, without foreign exchange approval, remit into and outside the ROC foreign currency of up to US$50 million (or its equivalent) and US$5 million (or its equivalent) respectively in each calendar year. The above limits apply to remittances involving a conversion of NT dollars to a foreign currency and vice versa. A requirement is also imposed on all enterprises to register medium and long-term foreign debt with the Central Bank of China.

In addition, foreign persons may, subject to specified requirements, but without foreign exchange approval of the Central Bank of China, remit outside and into the ROC foreign currencies of up to US$100,000 (or its equivalent) for each remittance. The above limit applies to remittances involving a conversion of NT dollars to a foreign currency and vice versa. The above limit does not, however, apply to the conversion of NT dollars into other currencies, including U.S. dollars, from the proceeds of sale of any underlying shares withdrawn from a depositary receipt facility.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Advanced

Semiconductor

Engineering, Inc.

60,000,000 American Depositary Shares

Representing 300,000,000 Common Shares

and

US$135,000,000 Zero Coupon Convertible Notes due 2009

Goldman Sachs International

Representative of the Underwriters

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

The relationship between Advanced Semiconductor Engineering, Inc. (“ASE Inc.”) and its directors and officers is governed by the Republic of China (“ROC”) Civil Code, ROC Company Law and ASE Inc.’s Articles of Incorporation. There is no written contract between ASE Inc. and its directors and officers governing the rights and obligations of such parties. Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of ASE Inc. in the absence of willful misconduct or negligence on the part of such person in connection with such person’s performance of duties as a director or officer, as the case may be, may be indemnified and held harmless by ASE Inc.

Item 9.    Exhibits

Exhibits	Description
1.1*	Form of Underwriting Agreement.

3.1	Amended Articles of Incorporation of ASE Inc. (in Chinese with English language translation).

4.1	Amended and Restated Deposit Agreement dated as of September 29, 2000 among ASE Inc., Citibank N.A., as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit 4.1 to the Form F-3 filed on March 31, 2003).

4.2*	Form of Indenture.

5.1	Opinion of Lee and Li, ROC counsel to ASE Inc., as to the validity of the common shares.

8.1	ROC Tax Opinion of Lee and Li (included in Exhibit 5.1).

10.21	Service Agreement dated as of August 1, 2002 between ASE Electronics (M) Sdn. Bhd. and ASE (U.S.) Inc (incorporated by reference to Exhibit 10.21 to the Form F-3 filed on March 31, 2003).

10.22	Service Agreement dated as of August 1, 2002 between ASE Test Inc. and ASE (U.S.) Inc. (incorporated by reference to Exhibit 10.22 to the Form F-3 filed on March 31, 2003).

10.23	Service Agreement dated as of August 1, 2002 between ASE (Korea) Inc. and ASE (U.S.) Inc. (incorporated by reference to Exhibit 10.23 to the Form F-3 filed on March 31, 2003).

10.24	Service Agreement dated as of August 1, 2002 between ASE (Chung Li) Inc. and ASE (U.S.) Inc. (incorporated by reference to Exhibit 10.24 to the Form F-3 filed on March 31, 2003).

10.25	Service Agreement dated as of August 1, 2002 between Advanced Semiconductor Engineering, Inc. and ASE (U.S.) Inc. (incorporated by reference to Exhibit 10.25 to the Form F-3 filed on March 31, 2003).

10.26	Commission Agreement dated as of August 1, 2002 between ASE Electronics (M) Sdn. Bhd. and Gardex International Limited (incorporated by reference to Exhibit 10.26 to the Form F-3 filed on March 31, 2003).

Exhibits	Description

10.27	Commission Agreement dated as of August 1, 2002 between ASE Test Inc. and Gardex International Limited (incorporated by reference to Exhibit 10.27 to the Form F-3 filed on March 31, 2003).

10.28	Commission Agreement dated as of August 1, 2002 between ASE (Korea) Inc. and Gardex International Limited (incorporated by reference to Exhibit 10.28 to the Form F-3 filed on March 31, 2003).

10.29	Commission Agreement dated as of August 1, 2002 between ASE (Chung Li) Inc. and Gardex International Limited (incorporated by reference to Exhibit 10.29 to the Form F-3 filed on March 31, 2003).

10.30	Commission Agreement dated as of August 1, 2002, between Advanced Semiconductor Engineering, Inc. and Gardex International Limited (incorporated by reference to Exhibit 10.30 to the Form F-3 filed on March 31, 2003).

10.46	Office Building Lease Agreement between ISE Labs, Inc. and JER/BRE Austin Tech L.P. dated October 4, 2001 (incorporated by reference to Exhibit 10.46 to the Form F-3 filed on May 30, 2002).

10.50	2002 Employee Stock Option Plan (in Chinese with English language translation) (incorporated by reference to Exhibit 10.50 to the Form F-3 filed on March 31, 2003).

10.51	Joint Venture Agreement dated October 28, 2003 by and between ASE Inc. and Compeq Manufacturing Co., Ltd. (in Chinese with English language translation).

10.52	Merger Agreement dated October 28, 2003 by and among ASE Inc., ASE Chung Li and ASE Materials (in Chinese with English language translation.)

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of subsidiaries of ASE Inc (incorporated by reference to Exhibit 21.1 to the Form F-3 filed on May 30, 2002).

23.1	Consent of TN Soong & Co.

23.2	Consent of Lee and Li (included in Exhibit 5.1).

23.3	Consent of Davis Polk & Wardwell.

24.1	Power of Attorney.

99.1	Co-Building and Sale Agreement dated as of January 27, 2000 between ASE (Chung Li) Inc. and Hung Ching Development & Construction Co. Ltd. (in Chinese with English language summary translation) (incorporated by reference to Exhibit 99.1 to the Form F-3 filed on May 27, 2003).

99.2	Co-Building Agreement dated as of April 17, 2003 between ASE Inc. and Hung Ching Development & Construction Co. Ltd. (in Chinese with English language summary translation) (incorporated by reference to Exhibit 99.2 to the Form F-3 filed on May 27, 2003).

*	To be filed by amendment.

Item 10.    Undertakings

(a)

The undersigned Registrant hereby undertakes that, for purposed of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the option of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it in that case is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, Republic of China, on December 15, 2003.

ADVANCED SEMICONDUCTOR ENGINEERING, INC.

By:	/s/ JASON C.S. CHANG
Jason C.S. Chang Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed on December 15, 2003 by the following persons in the capacities indicated:

Signature	Title

/s/ JASON C.S. CHANG Jason C.S. Chang	Chairman, Chief Executive Officer and Director

/s/ RICHARD H.P. CHANG Richard H.P. Chang	Vice Chairman, President and Director (Principal Executive Officer)

/s/ JOSEPH TUNG Joseph Tung	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ CHIN KO-CHIEN Chin Ko-Chien	Executive Vice President and Director

/s/ JEFFREY CHEN Jeffrey Chen	Vice President and Director

/s/ DAVID PAN David Pan	Director

/s/ TIEN WU Tien Wu	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Advanced Semiconductor Engineering, Inc., has signed this Registration Statement or amendment thereto in Newark, Delaware, on December 15, 2003.

PUGLISI & ASSOCIATES

By:	/s/ DONALD PUGLISI
Donald Puglisi Managing Director

INDEX TO EXHIBITS

Exhibits	Description
1.1*	Form of Underwriting Agreement.

3.1	Amended Articles of Incorporation of ASE Inc. (in Chinese with English language translation).

4.1	Amended and Restated Deposit Agreement dated as of September 29, 2000 among ASE Inc., Citibank N.A., as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit 4.1 to the Form F-3 filed on March 31, 2003).

4.2*	Form of Indenture.

5.1	Opinion of Lee and Li, ROC counsel to ASE Inc., as to the validity of the common shares.

8.1	ROC Tax Opinion of Lee and Li (included in Exhibit 5.1).

10.21	Service Agreement dated as of August 1, 2002 between ASE Electronics (M) Sdn. Bhd. and ASE (U.S.) Inc (incorporated by reference to Exhibit 10.21 to the Form F-3 filed on March 31, 2003).

10.22	Service Agreement dated as of August 1, 2002 between ASE Test Inc. and ASE (U.S.) Inc. (incorporated by reference to Exhibit 10.22 to the Form F-3 filed on March 31, 2003).

10.23	Service Agreement dated as of August 1, 2002 between ASE (Korea) Inc. and ASE (U.S.) Inc. (incorporated by reference to Exhibit 10.23 to the Form F-3 filed on March 31, 2003).

10.24	Service Agreement dated as of August 1, 2002 between ASE (Chung Li) Inc. and ASE (U.S.) Inc. (incorporated by reference to Exhibit 10.24 to the Form F-3 filed on March 31, 2003).

10.25	Service Agreement dated as of August 1, 2002 between Advanced Semiconductor Engineering, Inc. and ASE (U.S.) Inc. (incorporated by reference to Exhibit 10.25 to the Form F-3 filed on March 31, 2003).

10.26	Commission Agreement dated as of August 1, 2002 between ASE Electronics (M) Sdn. Bhd. and Gardex International Limited (incorporated by reference to Exhibit 10.26 to the Form F-3 filed on March 31, 2003).

10.27	Commission Agreement dated as of August 1, 2002 between ASE Test Inc. and Gardex International Limited (incorporated by reference to Exhibit 10.27 to the Form F-3 filed on March 31, 2003).

10.28	Commission Agreement dated as of August 1, 2002 between ASE (Korea) Inc. and Gardex International Limited (incorporated by reference to Exhibit 10.28 to the Form F-3 filed on March 31, 2003).

10.29	Commission Agreement dated as of August 1, 2002 between ASE (Chung Li) Inc. and Gardex International Limited (incorporated by reference to Exhibit 10.29 to the Form F-3 filed on March 31, 2003).

10.30	Commission Agreement dated as of August 1, 2002, between Advanced Semiconductor Engineering, Inc. and Gardex International Limited (incorporated by reference to Exhibit 10.30 to the Form F-3 filed on March 31, 2003).

10.46	Office Building Lease Agreement between ISE Labs, Inc. and JER/BRE Austin Tech L.P. dated October 4, 2001 (incorporated by reference to Exhibit 10.46 to the Form F-3 filed on May 30, 2002).

Exhibits	Description

10.50	2002 Employee Stock Option Plan (in Chinese with English language translation) (incorporated by reference to Exhibit 10.50 to the Form F-3 filed on March 31, 2003).

10.51	Joint Venture Agreement dated October 28, 2003 by and between ASE Inc. and Compeq Manufacturing Co., Ltd. (in Chinese with English language translation).

10.52	Merger Agreement dated October 28, 2003 by and among ASE Inc., ASE Chung Li and ASE Materials (in Chinese with English language translation.)

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of subsidiaries of ASE Inc (incorporated by reference to Exhibit 21.1 to the Form F-3 filed on May 30, 2002).

23.1	Consent of TN Soong & Co.

23.2	Consent of Lee and Li (included in Exhibit 5.1).

23.3	Consent of Davis Polk & Wardwell.

24.1	Power of Attorney.

99.1	Co-Building and Sale Agreement dated as of January 27, 2000 between ASE (Chung Li) Inc. and Hung Ching Development & Construction Co. Ltd. (in Chinese with English language summary translation) (incorporated by reference to Exhibit 99.1 to the Form F-3 filed on May 27, 2003).

99.2	Co-Building Agreement dated as of April 17, 2003 between ASE Inc. and Hung Ching Development & Construction Co. Ltd. (in Chinese with English language summary translation) (incorporated by reference to Exhibit 99.2 to the Form F-3 filed on May 27, 2003).

*	To be filed by amendment.